Exhibit 10.5

SECOND AMENDED AND RESTATED RECEIVABLES PURCHASE AGREEMENT

Dated as of April 7, 2022

by and among

AT&T RECEIVABLES FUNDING II, LLC,

as Seller,

THE PERSONS FROM TIME TO TIME PARTY HERETO,

as Purchasers and as Group Agents,

PNC BANK, NATIONAL ASSOCIATION,

as Administrative Agent,

TURNER BROADCASTING SYSTEM, INC.,

as initial Servicer,

and

PNC CAPITAL MARKETS LLC,

as Structuring Agent and as Sustainability Agent

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EXHIBITS

EXHIBIT A	—	Form of Investment Request
EXHIBIT B	—	Form of Reduction Notice
EXHIBIT C	—	Form of Assignment and Acceptance Agreement
EXHIBIT D	—	Form of Assumption Agreement
EXHIBIT E	—	[Reserved]
Exhibit F	—	[Reserved]
EXHIBIT G	—	Form of Information Package
EXHIBIT H	—	Form of Compliance Certificate
EXHIBIT I	—	[Reserved]
EXHIBIT I-2	—	Restatement Effective Date Closing Memorandum
EXHIBIT J	—	[Reserved]
Exhibit K	—	Defined Terms (Prior to Spin-Off)
Exhibit L	—	Defined Terms (After to Spin-Off)

SCHEDULES

SCHEDULE I	—	Commitments
SCHEDULE II	—	Lock-Boxes, Collection Accounts and Collection Account Banks
SCHEDULE III	—	Notice Addresses
SCHEDULE IV	—	Initial Schedule of Sold Receivables
SCHEDULE V	—	[Reserved]
SCHEDULE VI	—	Special Obligors

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This Second AMENDED AND RESTATED RECEIVABLES PURCHASE AGREEMENT (as amended, restated, supplemented or otherwise modified from time to time, this “Agreement”) is entered into as of April 7, 2022, by and among the following parties:

(i)    AT&T RECEIVABLES FUNDING II, LLC, a Delaware limited liability company, as Seller (together with its successors and assigns, the “Seller”);

(ii)    the Persons from time to time party hereto as Purchasers and as Group Agents;

(iii)    PNC BANK, NATIONAL ASSOCIATION (“PNC”), as Administrative Agent;

(iv)    TURNER BROADCASTING SYSTEM, INC., a Delaware corporation, in its individual capacity (“Turner”) and as initial Servicer (in such capacity, together with its successors and assigns in such capacity, the “Servicer”); and

(v)    PNC CAPITAL MARKETS LLC, a Pennsylvania limited liability company, as Structuring Agent and as Sustainability Agent.

PRELIMINARY STATEMENTS

The Seller has acquired, and will acquire from time to time, Receivables from certain Originators pursuant to the Purchase and Sale Agreement. The Seller desires to sell certain of the Receivables to the Purchasers and, in connection therewith, has requested that the Purchasers make Investments from time to time, on the terms, and subject to the conditions set forth herein.

The Seller, the Servicer, PNC, as a Purchaser and as a Group Agent, the Administrative Agent and the Structuring Agent are currently party to that certain Amended and Restated Receivables Purchase Agreement, dated as of June 26, 2019 (as amended, the “Existing Receivables Purchase Agreement”). The Seller hereby requests that certain amendments be made to the Existing Receivables Purchase Agreement and, for the sake of clarity and convenience, that the Existing Receivables Purchase Agreement be restated as so amended.

In consideration of the mutual agreements, provisions and covenants contained herein, the sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01.    Certain Defined Terms. (A) Prior to the Spin-Off Date, the defined terms used in this Agreement shall have the meanings as set forth in Exhibit K attached hereto and (B) after the Spin-Off Date, the defined terms used in this Agreement shall have the meanings as set forth in Exhibit L attached hereto (such meanings to be equally applicable to both the singular and plural forms of the terms defined).

Section 1.02.    Other Interpretative Matters. All accounting terms not specifically defined herein shall be construed in accordance with GAAP. All terms used in Article 9 of the UCC in the State of New York and not specifically defined herein, are used herein as defined in such Article 9. Unless otherwise expressly indicated, all references herein to “Article,” “Section,” “Schedule”, “Exhibit” or “Annex” shall mean articles and sections of, and schedules, exhibits and annexes to, this Agreement. For purposes of this Agreement, the other Transaction Documents and all such certificates and other documents, unless the context otherwise requires: (a) references to any amount as on deposit or outstanding on any particular date means such amount at the close of business on such day; (b) the words “hereof,” “herein” and “hereunder” and words of similar import refer to such agreement (or the certificate or other document in which they are used) as a whole and not to any particular provision of such agreement (or such certificate or document); (c) references to any Article, Section, Schedule, Exhibit or Annex are references to Articles, Sections, Schedules, Exhibits and Annexes in or to such agreement (or the certificate or other document in which the reference is made), and references to any paragraph, subsection, clause or other subdivision within any Section or definition refer to such paragraph, subsection, clause or other subdivision of such Section or definition; (d) the term “including” means “including without limitation”; (e) references to any Applicable Law refer to that Applicable Law as amended from time to time and include any successor Applicable Law; (f) references to any agreement refer to that agreement as from time to time amended, restated or supplemented or as the terms of such agreement are waived or modified in accordance with its terms; (g) references to any Person include that Person’s permitted successors and assigns; (h) headings are for purposes of reference only and shall not otherwise affect the meaning or interpretation of any provision hereof; (i) unless otherwise provided, in the calculation of time from a specified date to a later specified date, the term “from” means “from and including”, and the terms “to” and “until” each means “to but excluding”; (j) terms in one gender include the parallel terms in the neuter and opposite gender; (k) references to any amount as on deposit or outstanding on any particular date means such amount at the close of business on such day and (l) the term “or” is not exclusive.

Section 1.03.    SOFR Notification. Section 5.04(c) of this Agreement provides a mechanism for determining an alternative rate of interest in the event that the Term SOFR Rate or Daily Simple SOFR is no longer available or in certain other circumstances. The Administrative Agent does not warrant or accept any responsibility for and shall not have any liability with respect to, the administration, submission or any other matter related to the Term SOFR Rate, Daily Simple SOFR or with respect to any alternative or successor rate thereto, or replacement rate therefor, except, in the case of administration or calculation of such interest rate hereunder, liability for its own gross negligence, bad faith or willful misconduct, to the extent determined in a final, non-appealable judgment by a court of competent jurisdiction.

Section 1.04.    Conforming Changes Relating to SOFR. With respect to the Term SOFR Rate and Daily Simple SOFR, the Administrative Agent will have the right, in consultation with the Seller, to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Transaction Document, any amendments implementing such

Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Transaction Document; provided that, with respect to any such amendment effected, the Administrative Agent shall provide notice to the Seller and the Purchasers of each such amendment implementing such Conforming Changes reasonably promptly after such amendment becomes effective.

ARTICLE II

TERMS OF THE PURCHASES AND INVESTMENTS

Section 2.01.    Purchase Facility.

(a)    Investments. Upon a request by the Seller pursuant to Section 2.02, and on the terms and subject to the conditions hereinafter set forth, the Conduit Purchasers, ratably, in accordance with the aggregate of the Commitments of the Related Committed Purchasers with respect to each such Conduit Purchaser, severally and not jointly, may, in their sole discretion, make payments of Capital to the Seller on a revolving basis, and if and to the extent any Conduit Purchaser does not make any such payment of Capital or if any Group does not include a Conduit Purchaser, the Related Committed Purchaser(s) for such Conduit Purchaser or the Committed Purchaser for such Group, as the case may be, shall, ratably in accordance with their respective Commitments, severally and not jointly, make such payment of Capital to the Seller, in either case, from time to time during the period from the Initial Investment Date to the Termination Date. Each such payment of Capital by a Purchaser to the Seller shall constitute an Investment hereunder for all purposes. Under no circumstances shall any Purchaser be obligated to make any Investment if, after giving effect thereto:

(i)    the Aggregate Capital would exceed the Facility Limit at such time;

(ii)    the sum of (A) the Capital of such Purchaser, plus (B) the aggregate outstanding Capital of each other Purchaser in its Group, would exceed the Group Commitment of such Purchaser’s Group;

(iii)    if such Purchaser is a Committed Purchaser, the aggregate outstanding Capital of such Committed Purchaser would exceed its Commitment; or

(iv)    the Aggregate Capital would exceed the Capital Coverage Amount at such time.

(b)    Sale of Receivables and Other Sold Assets. In consideration of the Purchasers’ respective agreements to make Investments in accordance with the terms hereof, the Seller, on the Initial Investment Date, on the date of each other Investment and on each other date occurring on or prior to the Termination Date, hereby sells, assigns and transfers to the Administrative Agent (for the ratable benefit of the Purchasers according to their Capital as increased or reduced from time to time hereunder), all of the Seller’s right, title and interest in, to and under all of the following, whether now or hereafter owned, existing or arising (collectively, the “Sold Assets”): (i) all Sold Receivables, (ii) all Related Security with respect to such Sold

Receivables, (iii) all Collections with respect to such Sold Receivables and (iv) all proceeds of the foregoing; provided, notwithstanding the foregoing or any provision of any Transaction Document, none of the Administrative Agent, any Purchaser Party or any beneficiary thereof shall have the right to hold, review, view, audit or otherwise possess (x) any Contract; or (y) any financial reporting or other books or records specifically relating to such Contract and the Receivables generated thereunder, the disclosure of which is precluded by the applicable terms of such Contract, provided, further, however, that during the occurrence and continuance of an Event of Termination, to the extent that the related Obligor has defaulted in the payment of any Receivable, upon the request of the Administrative Agent the Seller shall provide the Administrative Agent with such information reasonably requested with respect to any such Contract (which may be redacted versions of or excerpts of any Contract) to the extent needed for the Administrative Agent to enforce such Contract against the applicable Obligor. Such sales, assignments and transfers by the Seller shall, in each case, occur and be deemed to occur for all purposes in accordance with the terms hereof automatically without further action, notice or consent of any party.

(c)    Intended Characterization as a Purchase and Sale. It is the intention of the parties to this Agreement that the transfer and conveyance of the Seller’s right, title and interest in, to and under the Sold Assets to the Administrative Agent (for the ratable benefit of the Purchasers according to their Capital as increased or reduced from time to time hereunder) pursuant to this Agreement shall constitute a purchase and sale and not a pledge for security, and such purchase and sale of the Sold Assets hereunder shall be treated as a sale for all purposes (except as provided in Sections 2.01(d) and 14.14). For the avoidance of doubt, this clause (c) shall not be construed to limit or otherwise modify Section 5.05 or any rights, interests, liabilities or obligations of any party thereunder.

(d)    Obligations Not Assumed. Notwithstanding any provision contained in this Agreement or any other Transaction Document to the contrary, the foregoing sale, assignment, transfer and conveyance set forth in Section 2.01(b) does not constitute, and is not intended to result in, the creation or an assumption by the Administrative Agent, any Group Agent or any Purchaser of any obligation or liability of the Seller, any Originator, the Servicer, or any other Person under or in connection with all, or any portion of, any Sold Assets, all of which shall remain the obligations and liabilities of the Seller, the Originators, the Servicer and such other Persons, as applicable.

(e)    Selection, Designation and Reporting of Sold Receivables. The Seller (or the Servicer on its behalf) shall select and identify from the Pool Receivables all Sold Receivables to be sold pursuant to Section 2.01(b) in its sole discretion; provided, however, that the Seller shall not permit the aggregate Outstanding Balance of Sold Receivables to exceed the Aggregate Capital at any time; provided, further, no Receivable that is subject to any withholding Taxes shall be designated as a Sold Receivable. The Seller shall maintain (or cause the Servicer to maintain) books and records sufficient to readily identify the Sold Receivables. The Seller and Servicer shall cause all Sold Receivables to be identified on each Investment Request in accordance with Section 2.02(a) and on each Information Package delivered hereunder.

(f)    Extension of Scheduled Termination Date. On the Spin-Off Date, the Seller (or the Performance Guarantor on its behalf) shall pay to the Structuring Agent a fully earned non-refundable extension fee in an amount equal to (x) 0.035% times (y) the aggregate Commitments of all Committed Purchasers hereunder. Upon payment of such extension fee, the Scheduled Termination Date shall be extended to December 9, 2022.

Section 2.02.    Making Investments; Return of Capital. (a) The Seller may request an Investment by delivering to the Administrative Agent and each Group Agent an Investment Request in the form attached hereto as Exhibit A. Each such Investment Request shall be delivered on a Business Day by no later than (i) if the amount of Capital requested does not exceed $50,000,000, 12:00 p.m. on the day the related requested Investment is to be made and (ii) otherwise, 1:00 p.m. (New York City time) at least one (1) Business Day prior to the day the related requested Investment is to be made, it being understood in each case that any such request made after such time specified in clauses (i) and (ii) shall be deemed to have been made on the following Business Day. Each Investment Request shall specify (i) the amount of Capital requested (which amount shall (x) not be less than $100,000 and shall be an integral multiple of $100,000 and (y) after giving effect to the addition of Pool Receivables to the Sold Receivables or Pledged Receivables, as applicable, in connection with such Investment, not cause (1) a Capital Coverage Deficit to exist or (2) the Aggregate Capital to be less than an amount that is equal to the lesser of (A) sixty-six and sixty-seven hundredths percent (66.67%) of the Facility Limit at such time and (B) the Capital Coverage Amount at such time, (ii) the allocation of such amount among the Groups (which shall be ratable based on the Group Commitments), (iii) the account to which the Capital of such Investment shall be distributed, (iv) the date such requested Investment is to be made (which shall be a Business Day) (v) all Pool Receivables that are or, effective upon the making of such Investment, will be, Sold Receivables, and (vi) all Pool Receivables that are or, effective upon the making of such Investment, will be, Pledged Receivables.

(b)    (i) On the date of each Investment specified in the applicable Investment Request, the Purchasers shall, upon satisfaction of the applicable conditions set forth in Article VI and pursuant to the other conditions set forth in this Article II, deliver to the Administrative Agent by wire transfer of immediately available funds at the account from time to time designated in writing by the Administrative Agent, an amount equal to the portion of Capital relating to the undivided percentage ownership interest then being funded by such Purchaser. On the date of each Investment specified in the applicable Investment Request, the Administrative Agent shall, upon satisfaction of the applicable conditions set forth in Article VI and pursuant to the other conditions set forth in this Article II, make available to the Seller in same day funds an aggregate amount equal to the amount of Capital to be funded by all Purchasers, at the account set forth in the related Investment Request.

(ii)    Unless the Administrative Agent shall have received notice from a Purchaser or Group Agent prior to the proposed date of any Investment that such Purchaser’s or Group Agent’s Group will not make available to the Administrative Agent such Group’s share of such Investment, the Administrative Agent may assume that such Group has made such share available on such date in accordance with the foregoing clause (b)(i) and may, in reliance upon such assumption, make available to the Seller a corresponding amount. In such event, if a Group has not in fact made its share of the applicable Investment available to the Administrative Agent, then the Committed Purchaser in such Group and the Seller severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Seller to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Committed Purchaser, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Seller, the Base Rate. If such Committed Purchaser pays such amount to the Administrative Agent, then such amount shall constitute such Committed Purchaser’s Capital included in such Investment. If the Seller and such Committed Purchaser shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Seller the amount of such interest paid by the Seller for such period. Any such payment by the Seller shall be without prejudice to any claim the Seller may have against a Committed Purchaser that shall have failed to make such payment to the Administrative Agent.

(c)    Each Committed Purchaser’s obligation shall be several, such that the failure of any Committed Purchaser to make available to the Seller or Administrative Agent any funds in connection with any Investment shall not relieve any other Committed Purchaser of its obligation, if any, hereunder to make funds available on the date such Investments are requested (it being understood, that no Committed Purchaser shall be responsible for the failure of any other Committed Purchaser to make funds available to the Seller in connection with any Investment hereunder).

(d)    The Seller shall return in full the outstanding Capital of each Purchaser on the Seller Obligation Final Due Date. Prior thereto, the Seller shall, on each Settlement Date, reduce the outstanding Capital of the Purchasers to the extent required under Section 4.01 and otherwise only in accordance with such Section 4.01 (subject to the priorities for payment set forth therein) by paying the amount of such reduction in accordance with Section 4.02. Notwithstanding the foregoing, the Seller, in its discretion, shall have the right to reduce, in whole or in part by payment only from Collections on Sold Receivables, the outstanding Capital of any or all Purchasers on any Business Day by delivering a Reduction Notice in the form attached hereto as Exhibit B to the Administrative Agent and each Group Agent by no later than (i) if the amount of outstanding Capital to be reduced does not exceed $100,000,000, 3:00 p.m. on the date of such reduction and (ii) otherwise, one (1) Business Day prior to the date of such reduction; provided, however, that (A) each such reduction shall not be less than $100,000 (unless the Capital of the applicable Purchaser or the Aggregate Capital, as applicable, would be reduced to zero) and shall be an integral multiple of $100,000; provided, however, that notwithstanding the foregoing, a reduction may be in an amount necessary to reduce any Capital Coverage Deficit existing at such time to zero, (B) any accrued Yield and Fees in respect of the portion(s) of Capital so reduced shall be paid in full on the immediately following Settlement Date and (C) it shall be a condition precedent to any such reduction in Capital that after giving effect to the reduction in the outstanding Capital proposed in such Reduction Notice, the outstanding Capital at such time would not be less than an amount equal to the lesser of (x) sixty-six and sixty-seven hundredths percent (66.67%) of the Facility Limit at such time and (y) the Capital Coverage Amount at such time; provided, further, if the outstanding Capital of any Committed Purchaser is reduced to zero, the Seller may, in its discretion reduce the Commitment of such Committed Purchaser to zero.

(e)    The Seller may, at any time upon at least thirty (30) days’ prior written notice to the Administrative Agent and each Group Agent, terminate the Facility Limit in whole or ratably reduce the Facility Limit in part. Each partial reduction in the Facility Limit shall be in a minimum aggregate amount of $100,000,000 (unless the Commitment of any applicable Committed Purchaser shall be reduced to zero) or integral multiples of $100,000,000 in excess thereof, and no such partial reduction shall reduce the Facility Limit to an amount less than $1,000,000,000. In connection with any partial reduction in the Facility Limit, the Commitment of each Committed Purchaser shall be ratably reduced. Notwithstanding the foregoing, if any Affected Person in the related Group shall have submitted a claim for reimbursement or compensation under Section 5.01 or any Purchaser in the related Group shall have become a Defaulting Purchaser, at any time upon at least one (1) day’s prior written notice to the Administrative Agent and each Group Agent, reduce the Facility Limit in part by reducing the Commitment of the related Committed Purchaser on a non-ratable basis.

(f)    In connection with any reduction of the Commitments, the Seller shall remit to the Administrative Agent (i) instructions regarding such reduction and (ii) for payment to the Purchasers, cash from available Collections in an amount sufficient to pay (A) the Capital of Purchasers in each Group in excess of the Group Commitment of such Group and (B) all other outstanding Seller Obligations with respect to such reduction (determined based on the ratio of the reduction of the Commitments being effected to the amount of the Commitments prior to such reduction or, if the Administrative Agent reasonably determines that any portion of the outstanding Seller Obligations is allocable solely to that portion of the Commitments being reduced or has arisen solely as a result of such reduction, all of such portion) including, without duplication, any associated Breakage Fees. Upon receipt of any such amounts, the Administrative Agent shall apply such amounts from available Collections first to the reduction of the outstanding Capital, and second to the payment of the remaining outstanding Seller Obligations with respect to such reduction, including any Breakage Fees, by paying such amounts to the Purchasers.

(g)    So long as no Event of Termination or Unmatured Event of Termination has occurred and is continuing, with the prior written consent of the Administrative Agent and upon prior notice to the Purchasers, the Seller may from time to time request an increase in the Commitment with respect to one or more Committed Purchasers or cause additional Persons to become parties to this Agreement, as purchasers, at any time following the Closing Date and prior to the Termination Date; provided, that any such increase in such Committed Purchasers’ Commitments and the Commitments of all such additional Committed Purchasers may not exceed $2,000,000,000 in the aggregate during the life of this Agreement; provided, that each request for an increase and addition shall be in a minimum amount of $100,000,000. At the time of sending such notice with respect to any Purchaser, the Seller (in consultation with the Administrative Agent) shall specify the time period within which such Purchasers and the Administrative Agent are requested to respond to the Seller’s request (which shall in no event be less than ten (10) Business Days from the date of delivery of such notice to the Administrative Agent). Each Committed Purchaser being asked to increase its Commitment and the

Administrative Agent shall notify the Seller within the applicable time period whether or not such Person agrees, in its respective sole discretion, to the increase to such Committed Purchaser’s Commitment. Any such Person not responding within such time period shall be deemed to have declined to consent to an increase in such Committed Purchaser’s Commitment. For the avoidance of doubt, only the consent of the Purchaser then being asked to increase its Commitment (or an additional Purchaser) and the Administrative Agent shall be required in order to approve any such request. If the Commitment of any Committed Purchaser is increased (or a new Person is added as Committed Purchaser) in accordance with this clause (g), the Administrative Agent, such Purchaser and the Seller shall determine the effective date with respect to such increase (or addition) and shall enter into such documents as agreed to by such parties to document such increase (or addition). If the Commitment of any Committed Purchaser is increased (or a new Person is added as Committed Purchaser) the Administrative Agent shall provide written notice of such increase (or addition) to each Purchaser and Group Agent.

Section 2.03.    Yield and Fees. (a) On each Settlement Date, the Seller shall, in accordance with the terms and priorities for payment set forth in Section 4.01, pay to the Administrative Agent for the benefit of each Group Agent, each Purchaser, the Administrative Agent and the Structuring Agent certain fees (collectively, the “Fees”) in the amounts set forth in the fee letter agreements from time to time entered into, among the Seller, the members of the applicable Group (or their Group Agent on their behalf) and/or the Administrative Agent (each such fee letter agreement, as amended, restated, supplemented or otherwise modified from time to time, collectively being referred to herein as the “Fee Letter”). Commitment Fees (as defined in the Fee Letter) shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Purchaser and each other Purchaser in the same Group as provided in Section 2.06.

(b)    Each Purchaser’s Capital shall accrue Yield on each day when such Capital remains outstanding at the then applicable Yield Rate for such Capital (or each applicable portion thereof). The Seller shall pay all Yield (including, for the avoidance of doubt, all Yield accrued on Term SOFR Tranches during a Yield Period regardless of whether the applicable Tranche Period has ended), Fees and Breakage Fees accrued during each Yield Period on each Settlement Date in accordance with the terms and priorities for payment set forth in Section 4.01.

Section 2.04.    Records of Investments and Capital. Each Group Agent shall notify the Administrative Agent in writing of the date and amount of each Investment made by the Purchasers in its Group hereunder, the Yield Rate with respect to the related Capital (and each portion thereof), the Yield accrued on such Purchasers’ Capital and each repayment and payment thereof and the Administrative Agent shall record such amounts and dates in the Register pursuant to Section 14.03(c). The failure to so record any such information or any error in so recording any such information shall not, however, limit or otherwise affect the obligations of the Seller hereunder or under the other Transaction Documents to repay the Capital of each Purchaser, together with all Yield accruing thereon and all other Seller Obligations.

Section 2.05.    Selection of Yield Rates and Tranche Periods. (a) Subject to the following sentence, each Purchaser’s Capital (including all portions thereof) shall accrue Yield initially at Daily Simple SOFR plus the applicable SOFR Adjustment. Thereafter, so long as no Event of Termination has occurred and is continuing, , the Seller may from time to time elect to change or continue the type of SOFR Rate and/or Tranche Period borne by the Purchasers’ Capital or, subject to the minimum amount requirement set forth in Section 2.02, a portion thereof by notice to the Administrative Agent not later than 11:00 a.m. (New York City time), one (1) Business Day prior to the expiration of any Tranche Period or Yield Period, as applicable; provided, that there shall not be more than three (3) Term SOFR Tranches outstanding hereunder at any one time; provided, further that for the avoidance of doubt, any change from Daily Simple SOFR to the Term SOFR Rate and/or any change to a Tranche Period applicable to any Capital (or portion thereof) shall not be effective until the Monthly Settlement Date occurring after the date of such request. Any such notices requesting the continuation or conversion of any Capital (or any portion thereof) to the Administrative Agent may be given by telephone, telecopy, or other telecommunication device acceptable to the Administrative Agent (which notice shall be irrevocable once given and, if by telephone, shall be promptly confirmed in writing in a manner acceptable to the Administrative Agent).

(b)    If, by the time required in Section 2.05(a), the Seller fails to select a Tranche Period or SOFR Rate for any Capital (or portion thereof), such Capital (or portion thereof) shall automatically accrue Yield at Daily Simple SOFR plus the applicable SOFR Adjustment for the next occurring Yield Period.

Section 2.06.    Defaulting Purchasers. Notwithstanding any provision of this Agreement to the contrary, if any Purchaser becomes a Defaulting Purchaser, then the following provisions shall apply for so long as such Purchaser is a Defaulting Purchaser:

(a)    Commitment Fees (as defined in the Fee Letter) shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Purchaser and each other Purchaser in the same Group.

(b)    The Commitment and Capital of such Defaulting Purchaser and each other Purchaser in the same Group shall not be included in determining whether the Majority Purchasers have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 14.01); provided, that, except as otherwise provided in Section 14.01, this clause (b) shall not apply to the vote of a Defaulting Purchaser (or other Purchaser in the same Group) in the case of an amendment, waiver or other modification requiring the consent of such Purchaser or each Purchaser directly affected thereby (if such Purchaser is directly affected thereby).

(c)     In the event that one or more Committed Purchasers fails to fund any portion of its Investments (or the Capital thereof) by 8:00 a.m. (New York City time) on the Business Day following the date of the Investment specified in the related Investment Request, the Administrative Agent shall notify each of the other Committed Purchasers not later than 11:00 a.m. (New York City time) on such Business Day, and each of the other Committed Purchasers (or the Related Conduit Purchasers on their behalf) shall, upon satisfaction of the applicable conditions set forth in Article VI and pursuant to the other conditions set forth in this Article II, make available to the Seller a supplemental Investment in an amount equal to the lesser of (a) the aggregate Capital of the related Investment Request that was unfunded multiplied by such Committed Purchaser’s

Percentage (which for purposes of this clause will not include the aggregate Commitment of the Committed Purchaser failing to make the Investment on such prior Business Day) and (b) the excess of (i) such Committed Purchaser’s Commitment over (ii) the product of such Committed Purchaser’s related Percentage multiplied by all outstanding Commitments (after giving effect to the supplemental Investment on such date). In the event that the Committed Purchasers that originally failed to fund their Investments in respect of a applicable Investment Request, have not otherwise cured such failure, such supplemental Investments shall be made by wire transfer to the Administrative Agent in Dollars in same day funds no later than 12:00 p.m. (New York City time) on the Business Day that is two (2) Business Days following the Business Day on which the notice described in the preceding sentence was received by such Committed Purchaser (it being understood that any such request received after 11:00 a.m. (New York City time) shall be deemed to have been received on the next Business Day). The Administrative Agent will make available to the Seller by wire transfer in same day funds at the account from time to time designated in writing by the Seller to the Administrative Agent the amount of such supplemental Investments no later than 4:00 p.m. (New York City time) on the day such supplemental Investments are received from the Committed Purchasers. If any Committed Purchaser which shall have failed to fund its Investment in respect of an Investment Request shall subsequently pay such amount, the Seller shall immediately remit such funds to the Administrative Agent which shall apply such amount pro rata to repay any supplemental Investments made by the other Committed Purchasers (or the related Conduit Purchasers on their behalf) pursuant to this Section 2.06(c). Any payment of principal, interest, fees or other amounts payable to the account of a Defaulting Purchaser (whether voluntary or mandatory, at maturity or otherwise) shall be applied by the Servicer first to all other Committed Purchasers on a pro rata basis prior to being applied to the payment of any Investments of such Defaulting Purchaser until such time as all Investments are held by the Committed Purchasers (or the related Conduit Purchasers on their behalf) pro rata in accordance with the Commitments. Any payments, prepayments or other amounts paid or payable to a Defaulting Purchaser that are applied to pay amounts owed by a Defaulting Purchaser pursuant to this Section 2.06(c) shall be deemed paid to and redirected by such Defaulting Purchaser, and each Committed Purchaser irrevocably consents hereto. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Purchaser arising from that Committed Purchaser having become a Defaulting Purchaser. No Defaulting Purchaser or any other Purchaser in the same Group shall be entitled to receive any Commitment Fees (as defined in the Fee Letter) for any period during which that Purchaser is a Defaulting Purchaser (and the Seller shall not be required to pay any such Commitment Fees that otherwise would have been required to have been paid to that Defaulting Purchaser or any other Purchaser in the same Group for such period).

(d)    In the event that the Administrative Agent, the Seller and the Servicer each agrees in writing that a Defaulting Purchaser has adequately remedied all matters that caused such Purchaser to be a Defaulting Purchaser, then on such date such Purchaser shall purchase at par such of the Capital of the other Purchasers as the Administrative Agent shall determine may be necessary in order for such Purchaser to hold such Capital in accordance with its Percentage; provided, that no adjustments shall be made retroactively with respect to fees accrued or payments made by or on behalf of the Seller while such Purchaser was a Defaulting Purchaser, and provided, further, that except to the extent otherwise agreed by the affected parties, no change hereunder from Defaulting Purchaser to Purchaser that is not a Defaulting Purchaser will constitute a waiver or release of any claim of any party hereunder arising from that Purchaser having been a Defaulting Purchaser.

ARTICLE III

SELLER GUARANTY

Section 3.01.    Guaranty of Payment. The Seller hereby absolutely, irrevocably and unconditionally guarantees to each Purchaser, the Administrative Agent and the other Secured Parties the prompt payment of the Sold Receivables by the related Obligors and all other payment obligations included in the Sold Assets (collectively, the “Guaranteed Obligations”), in each case, in full when due, whether at stated maturity, as a mandatory prepayment, by acceleration or otherwise (such guaranty, the “Seller Guaranty”). The Seller Guaranty is a guaranty of payment and not of collection and is a continuing irrevocable guaranty and shall apply to all Guaranteed Obligations whenever arising. To the extent the obligations of the Seller hereunder with respect to the Seller Guaranty shall be adjudicated to be invalid or unenforceable for any reason (including because of any applicable state or federal Law relating to fraudulent conveyances or transfers) then such obligations of the Seller shall be limited to the maximum amount that is permissible under Applicable Law (whether federal or state or otherwise and including the Bankruptcy Code and any other applicable bankruptcy, insolvency, reorganization or other similar laws).

Section 3.02.    Unconditional Guaranty. The obligations of the Seller under the Seller Guaranty are absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of any Guaranteed Obligations, any Contract, any Transaction Document or any other agreement or instrument referred to therein, to the fullest extent permitted by Applicable Law, and irrespective of any other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor. The Seller agrees that the Seller Guaranty may be enforced by the Administrative Agent or the Purchasers without the necessity at any time of resorting to or exhausting any other security or collateral and without the necessity at any time of having recourse to any of the other Transaction Documents or any collateral, including the Sold Assets, hereafter securing the Guaranteed Obligations, the Seller Obligations or otherwise, and the Seller hereby waives the right to require the Administrative Agent or the Purchasers to make demand on or proceed against any Obligor, any Originator, the Pledgor, the Servicer or the Performance Guarantor or any other Person or to require the Administrative Agent or the Purchasers to pursue any other remedy or enforce any other right. The Seller further agrees that no Person or Governmental Authority shall have any right to request any return or reimbursement of funds from the Administrative Agent or the Purchasers in connection with monies received under or in respect of the Seller Guaranty. The Seller further agrees that nothing contained herein shall prevent the Administrative Agent or the Purchasers from suing on any of the other Transaction Documents or foreclosing its or their, as applicable, security interest in or lien on the Sold Assets, the Seller

Collateral, the Pledged Collateral or any other collateral securing the Guaranteed Obligations or the Seller Obligations or from exercising any other rights available to it or them, as applicable, under any Transaction Document, or any other instrument of security and the exercise of any of the aforesaid rights and the completion of any foreclosure proceedings shall not constitute a discharge of the Seller’s obligations under the Seller Guaranty; it being the purpose and intent of the Seller that its obligations under the Seller Guaranty shall be absolute, independent and unconditional under any and all circumstances. Neither the Seller Guaranty nor any remedy for the enforcement thereof shall be impaired, modified, changed or released in any manner whatsoever by an impairment, modification, change, release, increase or limitation of the liability of any Obligor, any Originator, the Pledgor, the Servicer or the Performance Guarantor or by reason of the bankruptcy or insolvency of any Obligor, any Originator, the Pledgor, the Servicer or the Performance Guarantor. The Seller hereby waives any and all notice of the creation, renewal, extension, accrual, or increase of any of the Guaranteed Obligations and notice of or proof of reliance by the Administrative Agent or any Purchaser on the Seller Guaranty or acceptance of the Seller Guaranty. All dealings between any Obligor, any Originator, the Pledgor, the Servicer, the Performance Guarantor or the Seller, on the one hand, and the Administrative Agent and the Purchasers, on the other hand, shall be conclusively presumed to have been had or consummated in reliance upon the Seller Guaranty. The Seller hereby represents and warrants that it is, and immediately after giving effect to the Seller Guaranty and the obligation evidenced hereby, will be, Solvent. The Seller Guaranty and the obligations of the Seller under the Seller Guaranty shall be valid and enforceable and shall not be subject to any limitation, impairment or discharge for any reason (other than payment in full of all Guaranteed Obligations), including the occurrence of any of the following, whether or not the Administrative Agent or any Purchaser shall have had notice or knowledge of any of them: (A) any failure to assert or enforce or agreement not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy with respect to the Sold Assets or the Guaranteed Obligations or any agreement relating thereto, or with respect to any guaranty of or other security for the payment of the Sold Assets or the Guaranteed Obligations, (B) any waiver, amendment or modification of, or any consent to departure from, any of the terms or provisions (including provisions relating to Termination Events) of any Transaction Document or any agreement or instrument executed pursuant thereto, or of any guaranty or other security for the Sold Assets or the Guaranteed Obligations, (C) to the fullest extent permitted by Applicable Law, any of the Guaranteed Obligations, or any agreement relating thereto, at any time being found to be illegal, invalid or unenforceable in any respect, (D) the application of payments received from any source to the payment of Indebtedness other than the Guaranteed Obligations, even though the Administrative Agent might have elected to apply such payment to any part or all of the Guaranteed Obligations, (E) any failure to perfect or continue perfection of a security interest in any of the Sold Assets or other Seller Collateral including the Pledged Collateral, (F) any defenses, set-offs or counterclaims which the Seller, the Pledgor, any Originator, the Servicer, the Performance Guarantor or any Obligor may allege or assert against the Administrative Agent or any Purchaser in respect of the Sold Assets or the Guaranteed Obligations, including failure of consideration, breach of warranty, payment, statute of frauds, statute of limitations, accord and satisfaction and usury, and (G) any other act or thing or omission, or delay to do any other act or thing, which may or might in any manner or to any extent vary the risk of the Seller as an obligor in respect of the Sold Assets or the Guaranteed Obligations.

Section 3.03.    Modifications. The Seller agrees that: (a) all or any part of any security interest, lien, collateral security or supporting obligation now or hereafter held for any Guaranteed Obligation may be exchanged, compromised or surrendered from time to time; (b) none of the Purchasers or the Administrative Agent shall have any obligation to protect, perfect, secure or insure any security interest or lien now or hereafter held, if any, for the Guaranteed Obligations; (c) the time or place of payment of any Guaranteed Obligation may be changed or extended, in whole or in part, to a time certain or otherwise, and may be renewed or accelerated, in whole or in part; (d) any Obligor, any Originator, the Pledgor, the Seller, the Servicer or the Performance Guarantor and any other party (including any co-guarantor) liable for payment of any Guaranteed Obligation may be granted indulgences generally; (e) any of the provisions of Contracts or any other agreements or documents governing or giving rise to any Guaranteed Obligation may be modified, amended or waived; and (f) any deposit balance for the credit of any Obligor, any Originator, the Pledgor, the Servicer, the Performance Guarantor or the Seller or any other party (including any co-guarantor) liable for the payment of any Guaranteed Obligation or liable upon any security therefor may be released, in whole or in part, at, before or after the stated, extended or accelerated maturity of the Guaranteed Obligations, in each case without notice to or further assent by the Seller, which shall remain bound thereon, notwithstanding any such exchange, compromise, surrender, extension, renewal, acceleration, modification, indulgence or release.

Section 3.04.    Waiver of Rights. The Seller expressly waives to the fullest extent permitted by Applicable Law: (a) notice of acceptance of the Seller Guaranty by the Purchasers and the Administrative Agent; (b) presentment and demand for payment or performance of any of the Guaranteed Obligations; (c) protest and notice of dishonor or of default (except as specifically required in this Agreement) with respect to the Guaranteed Obligations or with respect to any security therefor; (d) notice of the Purchasers or the Administrative Agent obtaining, amending, substituting for, releasing, waiving or modifying any security interest or lien, if any, hereafter securing the Guaranteed Obligations, or the Purchasers or the Administrative Agent subordinating, compromising, discharging or releasing such security interests or liens, if any; (e) all other notices, demands, presentments, protests or any agreement or instrument related to the Sold Assets or the Guaranteed Obligations to which the Seller might otherwise be entitled; (f) any right to require the Administrative Agent or any Purchaser as a condition of payment or performance by the Seller, to (i) proceed against any Obligor, any Originator, the Pledgor, the Servicer, the Performance Guarantor or any other Person, (ii) proceed against or exhaust any other security held from any Obligor, any Originator, the Pledgor, the Servicer, the Performance Guarantor or any other Person, (iii) proceed against or have resort to any balance of any deposit account, securities account or credit on the books of the Administrative Agent, the Purchasers or any other Person, or (iv) pursue any other remedy in the power of the Administrative Agent or the Purchasers whatsoever; (g) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of any Obligor, any Originator, the Pledgor, the Servicer, the Performance Guarantor or any other Person including any defense based on or arising out of the lack of validity or the unenforceability of the Sold Assets or the Guaranteed Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of any Obligor, any Originator, the Pledgor, the Servicer, the Performance Guarantor or any other Person from any cause other than payment in full of the Sold Assets and the Guaranteed Obligations; (h) any defense based upon any Applicable Law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (i) any defense based upon the Administrative Agent’s or any Purchaser’s errors or omissions in the administration of the Sold Assets or the Guaranteed Obligations; (j) (i) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms of this Agreement and any legal or equitable discharge of the Sold Assets or the Guaranteed Obligations, (ii) the benefit of any statute of limitations affecting the Seller’s liability under the Seller Guaranty or the enforcement of the Seller Guaranty, (iii) any rights to set-offs, recoupments and counterclaims, and (iv) promptness, diligence and any requirement that the Administrative Agent and the Purchasers protect, secure, perfect or insure any other security interest or lien or any property subject thereto; and (k) to the fullest extent permitted by Applicable Law, any defenses or benefits that may be derived from or afforded by Applicable Law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms of this Agreement and the Seller Guaranty.

Section 3.05.    Reinstatement. Notwithstanding anything contained in this Agreement or the other Transaction Documents, the obligations of the Seller under this Article III shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Person in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and the Seller agrees that it will indemnify Administrative Agent and each Purchaser on demand for all reasonable costs and expenses (including reasonable fees of counsel) incurred by such Person in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.

Section 3.06.    Remedies. The Seller agrees that, as between the Seller, on the one hand, and Administrative Agent and the Purchasers, on the other hand, the Guaranteed Obligations may be declared to be forthwith due and payable as provided in Article IX (and shall be deemed to have become automatically due and payable in the circumstances provided in Article IX) notwithstanding any stay, injunction or other prohibition preventing such declaration (or preventing such Guaranteed Obligations from becoming automatically due and payable) as against any other Person and that, in the event of such declaration (or such Guaranteed Obligations being deemed to have become automatically due and payable), such Guaranteed Obligations (whether or not due and payable by any other Person) shall forthwith become due and payable by the Seller.

Section 3.07.    Subrogation. The Seller hereby waives all rights of subrogation (whether contractual or otherwise) to the claims of the Administrative Agent, the Purchasers and the other Secured Parties against any Obligor, any Originator, the Pledgor, the Servicer, the Performance Guarantor or any other Person in respect of the Guaranteed Obligations until such time as all Guaranteed Obligations have been indefeasibly paid in full in cash and the Final Payout Date has occurred. The Seller further agrees that, to the extent such waiver of its rights of subrogation is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation shall be junior and subordinate to any rights the Administrative Agent or any Purchaser may have against any Obligor, any Originator, the Pledgor, the Servicer, the Performance Guarantor or any other Person in respect of the Guaranteed Obligations.

Section 3.08.    Inducement. The Purchasers have been induced to make the Investments under this Agreement in part based upon the Seller Guaranty and the Seller desires that the Seller Guaranty be honored and enforced as separate obligations of the Seller, should Administrative Agent and the Purchasers desire to do so.

Section 3.09.    Security Interest. (a) To secure the prompt payment and performance of the Guaranteed Obligations, the Seller Guaranty and all other Seller Obligations, the Seller hereby grants to the Administrative Agent, for the benefit of the Purchasers and the other Secured Parties, a continuing security interest in and lien upon all property and assets of the Seller, whether now or hereafter owned, existing or arising and wherever located, including the following (collectively, the “Seller Collateral”):

(i)    all Unsold Receivables;

(ii)    all Related Security with respect to such Unsold Receivables;

(iii)    all Collections with respect to such Unsold Receivables;

(iv)    all Pledged Collateral including the Pledged Receivables;

(v)    the Lock-Boxes and Collection Accounts, including the rights of the Seller in the Pledgor Collection Account, other than the Excluded Collection Accounts and all amounts on deposit therein, and all certificates and instruments, if any, from time to time evidencing such Lock-Boxes and Collection Accounts other than the Excluded Collection Accounts and amounts on deposit therein;

(vi)    all rights (but none of the obligations) of the Seller under the Purchase and Sale Agreement;

(vii)    all rights (but none of the obligations) of the Seller under the Pledgor Purchaser Assignment including, but not limited to, all rights (but none of the obligations) of the Pledgor under the Pledgor Purchase and Sale Agreement and the other Transaction Documents;

(viii)    all other personal and fixture property or assets of the Seller of every kind and nature including, without limitation, all goods (including inventory, equipment and any accessions thereto), instruments (including promissory notes), documents, accounts, chattel paper (whether tangible or electronic), deposit accounts, securities accounts, securities entitlements, letter-of-credit rights, commercial tort claims, securities and all other investment property, supporting obligations, money, any other contract rights or rights to the payment of money, insurance claims and proceeds, and all general intangibles (including all payment intangibles) (each as defined in the UCC);

(ix) the Pledged Investment Account and all Permitted Investments contained therein, the Pledged Deposit Account, and all amounts on deposit therein, and all certificates and instruments, if any, from time to time evidencing the Pledged Investment Account and the Pledged Deposit Account; and

(ix)    all proceeds of, and all amounts received or receivable under any or all of, the foregoing;

provided, notwithstanding the foregoing or any provision of any Transaction Document, none of the Administrative Agent, any Purchaser Party or any beneficiary thereof shall have the right to hold, review, view, audit or otherwise possess (x) any Contract; or (y) any financial reporting or other books or records specifically relating to such Contract and the Receivables generated thereunder, the disclosure of which is precluded by the applicable terms of such Contract, provided, further, however, that during the occurrence and continuance of an Event of Termination, to the extent that the related Obligor has defaulted in the payment of any Receivable, upon the request of the Administrative Agent the Seller shall provide the Administrative Agent with such information reasonably requested with respect to any such Contract (which may be redacted versions of or excerpts of any Contract) to the extent needed for the Administrative Agent to enforce such Contract against the applicable Obligor.

(b)    The Administrative Agent (for the benefit of the Secured Parties) shall have, with respect to all the Seller Collateral, and in addition to all the other rights and remedies available to the Administrative Agent (for the benefit of the Secured Parties), all the rights and remedies of a secured party under any applicable UCC. The Seller hereby authorizes the Administrative Agent to file financing statements describing the collateral covered thereby as “all of the debtor’s personal property or assets” or words to that effect, notwithstanding that such wording may be broader in scope than the collateral described in this Agreement.

(c)    Immediately upon the occurrence of the Final Payout Date, the Seller Collateral shall be automatically released from the lien created hereby, and this Agreement and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent, the Purchasers and the other Purchaser Parties hereunder shall terminate, all without delivery of any instrument or performance of any act by any party, and all rights to the Seller Collateral shall revert to the Seller; provided, however, that promptly following written request therefor by the Seller delivered to the Administrative Agent following any such termination, and at the expense of the Seller, the Administrative Agent shall execute and deliver to the Seller UCC-3 termination statements and such other documents as the Seller shall reasonably request to evidence such termination.

(d)    For the avoidance of doubt, the grant of security interest pursuant to this Section 3.09 shall be in addition to, and shall not be construed to limit or modify, the sale of Sold Assets pursuant to Section 2.01(b) or the Seller’s grant of security interest pursuant to Section 5.05.

Section 3.10.    Further Assurances. Promptly upon request, the Seller shall deliver such instruments, assignments or other documents or agreements, and shall take such actions, as the

Administrative Agent or any Purchaser deems appropriate to evidence or perfect its security interest and lien on any of the Seller Collateral, including, but not limited to, performing in accordance with Section 8.01(a) with respect to the Pledged Collateral, or otherwise to give effect to the intent of this Article III.

Section 3.11.    Release of Seller Collateral and Reconveyance of Certain Sold Receivables. Contemporaneously with any release and reconveyance of Transferred Assets pursuant to Section 8.4(b) of the Purchase and Sale Agreement, and without any further consideration other than as specified therein, the Administrative Agent (on behalf of the Purchasers) agrees to reconvey to Buyer or its designee, all of its rights, title and interest in and to any such Transferred Assets constituting Sold Receivables or Sold Assets and to release any security interest it may have in, and all of its right, title and interest in and to the related Transferred Assets.

ARTICLE IV

SETTLEMENT PROCEDURES AND PAYMENT PROVISIONS

Section 4.01.    Settlement Procedures. (a) The Servicer shall set aside and hold in trust for the benefit of the Secured Parties (or, if so requested by the Administrative Agent during the continuance of an Event of Termination, segregate in a separate account designated by the Administrative Agent, which shall be an account maintained and controlled by the Administrative Agent unless the Administrative Agent otherwise instructs in its sole discretion), for application in accordance with the priority of payments set forth below, all Collections on Pool Receivables that are received by the Servicer or the Seller or received in any Lock-Box or Collection Account; provided, however, that so long as each of the conditions precedent set forth in Section 6.03 are satisfied on such date, the Servicer may release to the Seller a portion of such Collections (each such release of Collections, a “Release”); provided, further that, pursuant to Section 3.1(d) of the Pledgor Purchaser Assignment, Collections on Pledged Receivables that are received by the Servicer or the Pledgor in any Pledgor Collection Account shall be applied in accordance with the priority of payments set forth below solely to the extent that Collections on Pool Receivables in each other Lock-Box or Collection Account are insufficient to make all distributions required in clauses (i) through (iv) below. On each Settlement Date, the Servicer (or, following its assumption of control of the Collection Accounts, the Administrative Agent) shall distribute any such Collections not previously Released in the following order of priority:

(i)    first, to the Servicer for the payment of the accrued Servicing Fees payable for the immediately preceding Yield Period (plus, if applicable, the amount of Servicing Fees payable for any prior Yield Period to the extent such amount has not been distributed to the Servicer);

(ii)    second, to the Administrative Agent, for the account of each Purchaser and other Purchaser Party (ratably, based on the amount then due and owing), all accrued and unpaid Yield, Fees and Breakage Fees due to such Purchaser and other Purchaser Party for the immediately preceding Yield Period (including any additional amounts or indemnified amounts payable under Sections 5.03 and 13.01 in respect of such payments), plus, if applicable, the amount of any such Yield, Fees and Breakage Fees (including any additional amounts or indemnified amounts payable under Sections 5.03 and 13.01 in respect of such payments) payable for any prior Yield Period to the extent such amount has not been distributed to such Purchaser or Purchaser Party;

(iii)    third, as set forth in clause (x), (y) or (z) below, as applicable:

(x)    prior to the occurrence of the Termination Date, to the extent that a Capital Coverage Deficit exists on such date, to the Administrative Agent, for the account of each Purchaser (ratably, based on the aggregate outstanding Capital of each Purchaser at such time) for the return of a portion of the outstanding Aggregate Capital at such time, in an aggregate amount equal to the amount necessary to reduce the Capital Coverage Deficit to zero ($0);

(y)    on and after the occurrence of the Termination Date, to the Administrative Agent, for the account of each Purchaser (ratably, based on the aggregate outstanding Capital of each Purchaser at such time) for the return in full of the aggregate outstanding Capital of such Purchaser at such time; or

(z)    prior to the occurrence of the Termination Date, at the election of the Seller and in accordance with Section 2.02(d), to the Administrative Agent, for the account of each Purchaser (ratably, based on the aggregate outstanding Capital of each Purchaser at such time) for the return of all or any portion of the outstanding Capital of the Purchasers at such time;

(iv)    fourth, to the Purchaser Parties, the Affected Persons and the Seller Indemnified Parties (ratably, based on the amount due and owing at such time), for the payment of all other Seller Obligations then due and owing by the Seller to the Purchaser Parties, the Affected Persons and the Seller Indemnified Parties; and

(v)    fifth, prior to the Spin-Off Date, on the first Settlement Date of each calendar quarter, to the Pledgor for the payment of the accrued Guaranty Fee as defined in Section 1.3 of the Pledgor Purchaser Assignment;

(vi)    sixth, prior to the Spin-Off Date, to the Pledgor, the amount due pursuant to the penultimate sentence of Section 4.03 for the immediately preceding Yield Period; and

(vii)    seventh, the balance, if any, to be paid to the Seller for its own account.

Amounts payable pursuant to clauses first through sixth above shall be paid first from available Collections on Sold Receivables and other Sold Assets, and second, to the extent necessary in order to make all such payments in full, from Collections on Unsold Receivables and other Seller Collateral (including the Pledged Collateral). The Seller’s right to receive payments (if any) from time to time pursuant to clause seventh above shall, to the extent arising from Collections on Sold Receivables, constitute compensation to the Seller for the Seller’s provision of the Seller Guaranty of the Purchaser Parties’ interests in the Seller Collateral.

(b)    All payments or distributions to be made by the Servicer, the Seller and any other Person to the Purchasers (or their respective related Affected Persons and the Seller Indemnified Parties), shall be paid or distributed to the related Group Agent at its Group Agent’s Account. Each Group Agent, upon its receipt in the applicable Group Agent’s Account of any such payments or distributions, shall distribute such amounts to the applicable Purchasers, Affected Persons and the Seller Indemnified Parties within its Group ratably; provided that if such Group Agent shall have received insufficient funds to pay all of the above amounts in full on any such date, such Group Agent shall pay such amounts to the applicable Purchasers, Affected Persons and the Seller Indemnified Parties within its Group in accordance with the priority of payments set forth above, and with respect to any such category above for which there are insufficient funds to pay all amounts owing on such date, ratably (based on the amounts in such categories owing to each such Person in such Group) among all such Persons in such Group entitled to payment thereof.

(c)    If and to the extent the Administrative Agent, any Purchaser Party, any Affected Person or any Seller Indemnified Party shall be required for any reason to pay over to any Person (including any Obligor or any trustee, receiver, custodian or similar official in any Insolvency Proceeding) any amount received on its behalf hereunder, such amount shall be deemed not to have been so received but rather to have been retained by the Seller and, accordingly, the Administrative Agent, such Purchaser Party, such Affected Person or such Seller Indemnified Party, as the case may be, shall have a claim against the Seller for such amount.

(d)    For the purposes of this Section 4.01:

(i)    if on any day the Outstanding Balance of any Pool Receivable is reduced or adjusted as a result of any defective, rejected, returned, repossessed or foreclosed goods, licenses or services, or any revision, cancellation, allowance, rebate, credit memo, discount or other adjustment made by the Seller, the Pledgor, any Originator, the Servicer or any Affiliate of the Servicer, or any setoff, counterclaim or dispute between the Seller, the Pledgor, any Originator, the Servicer or any Affiliate of the Servicer and an Obligor, the Seller shall be deemed to have received on such day a Collection of such Pool Receivable in the amount of such reduction or adjustment and shall pay any and all such amounts in respect thereof on the next Settlement Date, or after the occurrence and during the continuance of an Event of Termination, within two (2) Business Days, to a Collection Account subject to an Account Control Agreement (or as otherwise directed by the Administrative Agent at such time) for the benefit of the Purchaser Parties for application pursuant to Section 4.01(a);

(ii)    if on any day any of the representations or warranties in Sections 7.01(m) or 7.01(u) is not true with respect to any Pool Receivable, the Seller shall be deemed to have received on such day a Collection of such Pool Receivable in full and shall pay the amount of such deemed Collection on the next Settlement Date, or after the occurrence and during the continuance of an Event of Termination, within two (2) Business Days, to a Collection Account subject to an Account Control Agreement (or as otherwise directed by the Administrative Agent at such time) for the benefit of the Purchaser Parties for application pursuant to Section 4.01(a) (Collections deemed to have been received pursuant to Section 4.01(d) are hereinafter sometimes referred to as “Deemed Collections”);

(iii)    except as provided in clauses (i) or (ii) above or otherwise required by Applicable Law or the relevant Contract, all Collections received from an Obligor of any Receivable shall be applied to the Receivables of such Obligor in the order of the age of such Receivables, starting with the oldest such Receivable, unless such Obligor designates in writing its payment for application to specific Receivables; and

(iv)    if and to the extent the Administrative Agent, any Purchaser Party, any Affected Person or any Seller Indemnified Party shall be required for any reason to pay over to an Obligor (or any trustee, receiver, custodian or similar official in any Insolvency Proceeding) any amount received by it hereunder, such amount shall be deemed not to have been so received by such Person but rather to have been retained by the Seller and, accordingly, such Person shall have a claim against the Seller for such amount, payable when and to the extent that any distribution from or on behalf of such Obligor is made in respect thereof.

Section 4.02.    Payments and Computations, Etc. (a) All amounts to be paid by the Seller or the Servicer to the Administrative Agent, any Purchaser Party, any Affected Person or any Seller Indemnified Party hereunder shall be paid no later than noon (New York City time) on the day when due in same day funds to the applicable Group Agent’s Account.

(b)    All computations of Yield, Fees and other amounts hereunder shall be made on the basis of a year of 360 days (or, in the case of amounts determined by reference to the Base Rate, 365 or 366 days, as applicable) for the actual number of days (including the first but excluding the last day) elapsed. Whenever any payment or deposit to be made hereunder shall be due on a day other than a Business Day, such payment or deposit shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of such payment or deposit.

Section 4.03.    Reimbursement and Deemed Loan. If on any Settlement Date the amount of Collections on Pool Receivables (other than Pledged Receivables) available to the Seller (or the Servicer on behalf of the Seller) are insufficient to make the distributions required under Section 4.01(a) clause (i) through (iv), and an amount of Collections on Pledged Receivables, pursuant to Section 3.1(d) of the Purchaser Assignment, are remitted (or caused to be remitted) to the Seller (or the Servicer on behalf of the Seller) (such amount, the “Pledge Payment”), the Pledgor has a right of reimbursement from the Seller in an amount equal to the Pledge Payment. The right of reimbursement arising from a Pledge Payment pursuant to the preceding sentence that is due shall represent a deemed loan in the amount described in the preceding sentence made from the Pledgor to the Seller that shall bear interest, compounded monthly, at a rate of 3.0% per annum, payable on the next Settlement Date. The Pledgor, Seller and Servicer hereby agree that the Pledgor’s rights under this provision shall be fully subordinated to the rights of any Purchaser Party under any Transaction Document.

ARTICLE V

INCREASED COSTS; FUNDING LOSSES; TAXES; ILLEGALITY AND

BACK-UP SECURITY INTEREST

Section 5.01.    Increased Costs.

(a)    Increased Costs Generally. If any Change in Law shall:

(i)    impose, modify or deem applicable any reserve, special deposit, liquidity, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Affected Person (except any such reserve requirements reflected in the Term SOFR Rate or Daily Simple SOFR);

(ii)    subject any Affected Person to any Taxes (except to the extent such Taxes are (A) Indemnified Taxes for which relief is sought under Section 5.03, (B) Taxes described in clause (b) or (c) of the definition of Excluded Taxes or (C) Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes) on its loans, loan principal, letters of credit, commitments or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)    impose on any Affected Person any other condition, cost or expense (other than Taxes) (A) affecting the Sold Assets, the Seller Collateral, this Agreement, any other Transaction Document, any Program Support Agreement, any Capital or any participation therein or (B) affecting its obligations or rights to make Investments or fund or maintain Capital;

and the result of any of the foregoing shall be to increase the cost to such Affected Person of (A) acting as the Administrative Agent, a Group Agent or a Purchaser hereunder or as a Program Support Provider with respect to the transactions contemplated hereby, (B) making any Investment or funding or maintaining any Capital (or any portion thereof) or (C) maintaining its obligation to make any Investment or to fund or maintain any Capital (or any portion thereof), or to reduce the amount of any sum received or receivable by such Affected Person hereunder, then, upon request of such Affected Person (or its Group Agent), the Seller shall pay to such Affected Person such additional amount or amounts as will compensate such Affected Person for such additional costs incurred or reduction suffered.

(b)    Capital and Liquidity Requirements. If any Affected Person determines that any Change in Law affecting such Affected Person or any lending office of such Affected Person or such Affected Person’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of (x) increasing the amount of capital required to be maintained by such Affected Person or Affected Person’s holding company, if any, or increasing the amount of high quality liquid assets such Affected Person or Affected Person’s holding company, if any, is required to maintain as a result of any funding commitment made by such Affected Person under any Transaction Document, (y) reducing the rate of return on such Affected Person’s capital or on the capital of such Affected Person’s holding company, if any, or (z) causing an internal capital or liquidity charge or other imputed cost to be assessed upon such Affected Person or Affected Person’s holding company, if any, in each case, as a consequence of (A) this Agreement or any other Transaction Document, (B) the commitments of such Affected Person hereunder or under any other Transaction Document or any related Program Support Agreement, (C) the Investments made by such Affected Person, or (D) any Capital (or portion thereof), to a level below that which such Affected Person or such Affected Person’s holding company could have achieved but for such Change in Law (taking into consideration such Affected Person’s policies and the policies of such Affected Person’s holding company with respect to capital adequacy and liquidity), then from time to time, upon request of such Affected Person (or its Group Agent), the Seller will pay to such Affected Person such additional amount or amounts as will compensate such Affected Person or such Affected Person’s holding company for any such increase, reduction or charge.

(c)    Reserved.

(d)    Certificates for Reimbursement. A certificate of an Affected Person (or its Group Agent on its behalf) setting forth the amount or amounts necessary to compensate such Affected Person or its holding company, as the case may be, as specified in clause (a) or (b) of this Section and delivered to the Seller, shall be conclusive absent manifest error. The Seller shall, subject to the priorities of payment set forth in Section 4.01, pay such Affected Person the amount shown as due on any such certificate on the first Settlement Date occurring after the Seller’s receipt of such certificate.

(e)    Delay in Requests. Failure or delay on the part of any Affected Person to demand compensation pursuant to this Section shall not constitute a waiver of such Affected Person’s right to demand such compensation; provided that the Seller shall not be required to compensate an Affected Person pursuant to this Section for any increased costs incurred or reductions suffered more than six months prior to the date that such Affected Person notifies the Seller of the Change in Law giving rise to such increased costs or reductions and of such Affected Person’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof).

(f)    Anything in Section 5.01(a) to the contrary notwithstanding, if any Affected Person enters into agreements for the acquisition of interests in receivables, notes or other financial assets from one or more Persons, other than the Seller, that has entered into a receivables purchase agreement, receivables transfer agreement, loan agreement or funding agreement with such Person (each, an “Other Seller”) (or to provide liquidity or credit support therefor), such Affected Person shall ratably allocate the liability for any amounts under this Section 5.01(f), which are generally imposed on or applicable to such Affected Person, to the Seller and each Other Seller; provided, however, that if such amounts are solely attributable to the Seller and not attributable to any Other Seller, as determined in such Affected Person’s reasonable discretion, the Seller shall be solely liable for such amounts or if such amounts are attributable to Other Sellers and not attributable to the Seller, as determined in such Affected Person’s reasonable discretion, such Other Sellers shall be solely liable for such amounts. Any Affected Person claiming any additional amounts payable pursuant to Section 5.01(a) agrees to use its reasonable efforts to designate a different office or branch of such Affected Person as its lending office if the making of such a designation would avoid the need for, or reduce the amount of, any such additional amounts to be paid by the Seller, so long as any such designation is not otherwise disadvantageous to such Affected Person.

(g)    Upon the receipt by the Seller of a claim for reimbursement or compensation under Section 5.01(a) by an Affected Person, if payment thereof shall not be waived by such Affected Person, the Seller shall request one or more of the other Purchasers in such Affected Person’s Group, with the consent of the Administrative Agent and the Group Agent for such Group (which consents shall not be unreasonably withheld), to acquire and assume all or a part of such Affected Person’s rights and obligations (if any) hereunder (a “Replacement Person”) and if no such other Purchaser in such Affected Person’s Group shall become the Replacement Person, the Seller shall request such claiming Affected Person’s Group Agent to use commercially reasonable efforts to assist the Seller at the Seller’s sole expense, to attempt to obtain a replacement bank, financial institution or commercial paper conduit, as applicable, satisfactory to the Seller and consented to by the Administrative Agent and the Group Agent for the applicable Group (which consents shall not be unreasonably withheld), to become the Replacement Person. Upon notice from the Seller, an Affected Person being replaced hereunder shall assign, without recourse, its rights and obligations (if any) hereunder, or a ratable share thereof, to the Replacement Person or Replacement Persons designated and consented to as provided in this Section 5.01(g) for a purchase price equal to the sum of the amount of such Affected Person’s aggregate outstanding Capital at such time or interests therein so assigned, all accrued and unpaid Yield thereon and any other amounts (including fees and any amounts owing under this Section 5.01) to which such Affected Person is entitled hereunder; provided, that the Seller shall have paid all reasonable and documented out-of-pocket costs and expenses incurred by any Affected Person in connection with any such designation or assignment. Notwithstanding the foregoing, (i) no Affected Person which is a Group Agent may be replaced pursuant to this Section 5.01 unless (A) it has consented to such replacement or (B) a successor for such Group Agent has been duly appointed and such Group Agent shall have received payment of all amounts to which it is entitled hereunder; (ii) the Seller need not make any request under this Section 5.01(g) if the replacement of any claiming Affected Person would be more economically or administratively burdensome on the Seller or Servicer than not replacing such Affected Person or if such replacement would be unlawful, and (iii) no Affected Person shall be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Affected Person or otherwise, the circumstances entitling the Seller to require such assignment and delegation cease to apply.

Section 5.02.    Funding Losses. (a) The Seller will pay each Purchaser all Breakage Fees.

(b)    A certificate of a Purchaser (or its Group Agent on its behalf) setting forth the amount or amounts necessary to compensate such Purchaser, as specified in clause (a) above and delivered to the Seller, shall be conclusive absent manifest error. The Seller shall, subject to the priorities of payment set forth in Section 4.01, pay such Purchaser the amount shown as due on any such certificate on the first Settlement Date occurring after the Seller’s receipt of such certificate.

Section 5.03.    Taxes. (a) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Seller under any Transaction Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If any Applicable Law (as determined in the good faith discretion of the Seller or applicable withholding agent) requires the deduction or withholding of any Tax from any such payment to a Purchaser Party, Affected Person or Seller Indemnified Party, then the Seller or applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law, and, if such Tax is an Indemnified Tax, then the sum payable by the Seller shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section), the applicable Purchaser Party, Affected Person or Seller Indemnified Party receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b)    Payment of Other Taxes by the Seller. The Seller shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or, at the option of the Administrative Agent, timely reimburse it for the payment of, any Other Taxes.

(c)    Indemnification by the Seller. The Seller shall indemnify each Affected Person, within ten days after demand therefor, for the full amount of (i) any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Affected Person or required to be withheld or deducted from a payment to such Affected Person and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority and (ii) incremental Taxes that arise solely because an Investment or any Capital is successfully treated for U.S. federal income tax purposes as a purchase and sale of the Sold Receivables rather than as debt for U.S. federal income tax purposes (a “Tax Recharacterization”), such indemnification will apply to any U.S. federal income taxes imposed, as necessary to make such Affected Person whole on an after tax basis taking into account the taxability of receipt of payments under this clause (ii) and any reasonable expenses (other than Taxes) solely arising out of the foregoing; provided, (1) that if the applicable Affected Person fails to give notice to the Seller of the imposition of any Indemnified Tax or Tax Recharacterization described in clause (ii) of this paragraph (c) within 120 days following its receipt of actual written notice of the imposition of such Tax, there will be no obligation for the Seller to pay interest or penalties attributable to the period beginning after such 120th day and ending 7 days after the Seller receives notice from the applicable Affected Person and (2) if the applicable Affected Person fails to give notice of a Tax Recharacterization described in clause (ii) of this paragraph (c) and such failure to notify the Seller materially prejudices the Seller’s ability to contest or challenge the Tax Recharacterization then no such incremental Taxes shall be owing and payable to such Affected Person. For purposes of calculating any indemnity under the foregoing clause (ii), it shall be assumed that each beneficial owner of an Investment or of any Capital is (A) entitled to, and will take full advantage of the benefits of any double taxation treaty between the United States and such party’s jurisdiction of organization or jurisdiction of operations (as applicable) and (B) will comply with all required documentation or certification requirements that would be necessary to achieve a reduced or to eliminate any otherwise applicable U.S. federal withholding taxes that would apply to such party. In addition, the foregoing clause (ii) shall be the sole provision in this Agreement pursuant to which any beneficial owner of an Investment or Capital may seek an indemnity in the event of the successful treatment of an Investment or any Capital in a manner other than that described in the Intended Tax Treatment. A certificate as to the amount of such payment or liability delivered to the Seller by an Affected Person (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of an Affected Person, shall be conclusive absent manifest error.

(d)    Indemnification by the Purchasers. Each Purchaser (other than the Conduit Purchasers) shall severally indemnify the Administrative Agent, within ten days after demand therefor, for (i) any Indemnified Taxes attributable to such Purchaser, its Related Conduit Purchaser or any of their respective Affiliates that are Affected Persons (but only to the extent that the Seller and its Affiliates have not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting any obligation of the Seller, the Servicer or their Affiliates to do so), (ii) any Taxes attributable to the failure of such Purchaser, its Related Conduit Purchaser or any of their respective Affiliates that are Affected Persons to comply with Section 14.03(f) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Purchaser, its Related Conduit Purchaser or any of their respective Affiliates that are Affected Persons, in each case, that are payable or paid by the Administrative Agent in connection with any Transaction Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Purchaser (or its Group Agent) by the Administrative Agent shall be conclusive absent manifest error. Each Purchaser (other than the Conduit Purchasers) hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Purchaser, its Related Conduit Purchaser or any of their respective Affiliates that are Affected Persons under any Transaction Document or otherwise payable by the Administrative Agent to such Purchaser, its Related Conduit Purchaser or any of their respective Affiliates that are Affected Persons from any other source against any amount due to the Administrative Agent under this clause (d).

(e)    Evidence of Payments. As soon as practicable after any payment of Taxes by the Seller to a Governmental Authority pursuant to this Section 5.03, the Seller shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(f)    Status of Affected Persons. (i) Any Affected Person that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Transaction Document shall deliver to the Seller and the Administrative Agent, at the time or times reasonably requested by the Seller or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Seller or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Affected Person, if reasonably requested by the Seller or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Seller or the Administrative Agent as will enable the Seller or the Administrative Agent to determine whether or not such Affected Person is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 5.03(f)(ii)(A), 5.03(f)(ii)(B) and 5.03(g)) shall not be required if, in the Affected Person’s reasonable judgment, such completion, execution or submission would subject such Affected Person to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Affected Person.

(ii)    Without limiting the generality of the foregoing:

(A)    an Affected Person that is a U.S. Person shall deliver to the Seller and the Administrative Agent from time to time upon the reasonable request of the Seller or the Administrative Agent, executed originals of Internal Revenue Service Form W-9 certifying that such Affected Person is exempt from U.S. federal backup withholding tax;

(B)    any Affected Person that is not a U.S. Person shall, to the extent it is legally entitled to do so, deliver to the Seller and the Administrative Agent (in such number of copies as shall be requested by the Affected Person) from time to time upon the reasonable request of the Seller or the Administrative Agent, whichever of the following is applicable:

(1)    in the case of such an Affected Person claiming the benefits of an income tax treaty to which the United States is a party, (x) with respect to payments of interest under any Transaction Document, executed originals of Internal Revenue Service Form W-8BEN or Internal Revenue Service Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Transaction Document, Internal Revenue Service Form W-8BEN or Internal Revenue Service Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)    executed originals of Internal Revenue Service Form W-8ECI;

(3)    in the case of such an Affected Person claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate to the effect that such Affected Person is not a “bank”

within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Seller within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of Internal Revenue Service Form W-8BEN or Internal Revenue Service Form W-8BEN-E, as applicable; or

(4)    to the extent such Affected Person is not the beneficial owner, executed originals of Internal Revenue Service Form W-8IMY, accompanied by Internal Revenue Service Form W-8ECI, Internal Revenue Service Form W-8BEN or Internal Revenue Service Form W-8BEN-E, as applicable, a U.S. Tax Compliance Certificate, Internal Revenue Service Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that, if such Affected Person is a partnership and one or more direct or indirect partners of such Affected Person are claiming the portfolio interest exemption, such Affected Person may provide a U.S. Tax Compliance Certificate on behalf of each such direct and indirect partner; and

(C)    any Affected Person that is not a U.S. Person shall, to the extent it is legally entitled to do so, deliver to the Seller and the Administrative Agent (in such number of copies as shall be requested by the recipient), from time to time upon the reasonable request of the Seller or the Administrative Agent, executed originals of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Seller or the Administrative Agent to determine the withholding or deduction required to be made.

(g)    Documentation Required by FATCA. If a payment made to an Affected Person under any Transaction Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Affected Person were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Affected Person shall deliver to the Seller and the Administrative Agent at the time or times prescribed by Applicable Law and at such time or times reasonably requested by the Seller or the Administrative Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Seller or the Administrative Agent as may be necessary for the Seller and the Administrative Agent to comply with their obligations under FATCA and to determine that such Affected Person has complied with such Affected Person’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (g), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(h)    Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section (including by the payment of additional amounts pursuant to this Section), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i)    Survival. Each party’s obligations under this Section 5.03 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Purchaser Party or any other Affected person, the termination of the Commitments and the repayment, satisfaction or discharge of all the Seller Obligations and the Servicer’s obligations hereunder.

(j)    Updates. Each Affected Person agrees that if any form or certification it previously delivered pursuant to this Section 5.03 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Seller and the Administrative Agent in writing of its legal inability to do so.

Section 5.04.    Inability to Determine SOFR Rate; Change in Legality. (a) If any Purchaser shall have determined (which determination shall be conclusive and binding upon the parties hereto absent manifest error) before the first day of any Yield Period (with respect to the SOFR Rate determined by reference to the Term SOFR Rate) or on any day (with respect to the SOFR Rate determined by reference to Daily Simple SOFR), either that: (i) the SOFR Rate cannot be determined because it is not available or published on a current basis, (ii) adequate and reasonable means do not exist for ascertaining the SOFR Rate for such Tranche Period, Yield Period or day, as applicable, or (iii) the SOFR Rate determined pursuant hereto does not accurately reflect the cost to the applicable Purchaser (as conclusively determined by such Purchaser) of funding or maintaining any Portion of Capital during such Tranche Period, Yield Period or day, as applicable, such Purchaser shall promptly give telephonic notice of such determination, confirmed in writing, to the Administrative Agent and the Seller before the first day of any Yield Period (with respect to the SOFR Rate determined by reference to the Term SOFR Rate) or on such day (with respect to the SOFR Rate determined by reference to Daily Simple SOFR). Upon delivery of such notice: (i) no Portion of Capital shall be funded thereafter at the SOFR Rate, and shall instead be funded at the Base Rate, unless and until such Purchaser shall have given notice to the Seller and the Administrative Agent that the circumstances giving rise to such determination no longer exist and (ii) with respect to any outstanding Portion of Capital then funded at the SOFR Rate, the Yield Rate with respect to such Portion of Capital shall automatically be converted to the Base Rate on the last day of the then-current Yield Period (with respect to the SOFR Rate determined by reference to the Term SOFR Rate) or immediately (with respect to the SOFR Rate determined by reference to Daily Simple SOFR).

(b)    If at any time any time any Purchaser shall have determined (which determination shall be final and conclusive absent manifest error) that the funding or maintenance of any Portion of Capital at or by reference to the SOFR Rate has been made impracticable or unlawful by compliance by such Purchaser in good faith with any Applicable Law or any interpretation or application thereof by any Governmental Authority or with any request or directive of any such Governmental Authority (whether or not having the force of law), such Purchaser shall notify the Seller and the Administrative Agent thereof. Upon receipt of such notice, until the applicable Purchaser notifies the Seller and the Administrative Agent that the circumstances giving rise to such determination no longer apply, (i) no Portion of Capital shall be funded thereafter at the SOFR Rate, and shall instead be funded at the Base Rate, unless and until such Purchaser shall have given notice to the Administrative Agent and the Seller that the circumstances giving rise to such determination no longer exist and (ii) with respect to any outstanding Portion of Capital then funded at the SOFR Rate, the Yield Rate with respect to such Portion of Capital shall automatically and immediately be converted to the Base Rate.

(c)    (i) Notwithstanding anything to the contrary herein or in any other Transaction Document (and any Hedging Agreement shall be deemed not to be a “Transaction Document” for purposes of this Section), if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then the Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Transaction Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Seller and the Purchasers without any amendment to, or further action or consent of any other party to, this Agreement or any other Transaction Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Purchasers comprising the Majority Purchasers.

(ii)    In connection with the implementation and administration of a Benchmark Replacement, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Transaction Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Transaction Document; provided, that any such amendment implementing such Conforming Changes that results in any incremental material cost or expense for the Seller will not become effective without the consent of the Seller.

(iii)    The Administrative Agent will promptly notify the Seller and the Purchasers of (A) any occurrence of a Benchmark Transition Event and its related Benchmark Replacement Date,

(B) the implementation of any Benchmark Replacement, (C) the effectiveness of any Conforming Changes, (D) the removal or reinstatement of any tenor of a Benchmark pursuant to paragraph (iv) below and (E) the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Purchaser (or group of Purchasers) pursuant to this Section, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Transaction Document except, in each case, as expressly required pursuant to this Section.

(iv)    Notwithstanding anything to the contrary herein or in any other Transaction Document, at any time (including in connection with the implementation of a Benchmark Replacement), (A) if the then-current Benchmark is a term rate and either (I) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (II) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Tranche Period” or “Yield Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (B) if a tenor that was removed pursuant to clause (A) above either (I) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (II) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Tranche Period” or “Yield Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(v)    Upon the Seller’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Seller may revoke any request for an Investment, or a conversion to or continuation of Capital, accruing Yield at the SOFR Rate to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Seller will be deemed to have converted any such request into a request for an Investment, or a conversion of Capital to Capital, accruing Yield at the Base Rate, and, for the avoidance of doubt, all outstanding Capital accruing Yield at the SOFR Rate shall automatically be converted to Capital accruing Yield at the Base Rate. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Base Rate.

(vi)    As used in this Section:

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if the then-current Benchmark is a term rate or is based on a term rate, any tenor for such Benchmark that is or may be used for determining the length of a Tranche Period or Yield Period or (y) otherwise, any payment period for Yield calculated with reference to such Benchmark, as applicable, pursuant to this Agreement as of such date.

“Benchmark” means, initially, the SOFR Rate; provided that if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to the SOFR Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to this Section. Any reference to “Benchmark” shall include, as applicable, the published component used in the calculation thereof.

“Benchmark Replacement” means, for any Available Tenor, the sum of (A) the alternate benchmark rate that has been selected by the Administrative Agent and the Seller as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to any evolving or then-prevailing market convention, including any applicable recommendations made by the Relevant Governmental Body, for U.S. dollar-denominated syndicated credit facilities at such time and (B) the related Benchmark Replacement Adjustment;

provided that if the Benchmark Replacement as so determined above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Transaction Documents and provided further, that any such Benchmark Replacement shall be administratively feasible as determined by the Administrative Agent in its sole discretion.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Available Tenor for any setting of such Unadjusted Benchmark Replacement the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Seller for the applicable Corresponding Tenor giving due consideration to any evolving or then-prevailing market convention, including any applicable recommendations made by the Relevant Governmental Body, for U.S. dollar-denominated syndicated credit facilities at such time; provided that, if the then-current Benchmark is a term rate, more than one tenor of such Benchmark is available as of the applicable Benchmark Replacement Date and the applicable Unadjusted Benchmark Replacement will not be a term rate, the Available Tenor of such Benchmark for purposes of this definition of “Benchmark Replacement Adjustment” shall be deemed to be the Available Tenor that has approximately the same length (disregarding business day adjustments) as the payment period for interest calculated with reference to such Unadjusted Benchmark Replacement.

“Benchmark Replacement Date” means a date and time determined by the Administrative Agent, which date shall be at the end of a Tranche Period, Yield Period or day (as applicable) and no later than the earliest to occur of the following events with respect to the then-current Benchmark:

(1) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (A) the date of the public statement or publication of information referenced therein and (B) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(2) in the case of clause (3) of the definition of “Benchmark Transition Event,” the date determined by the Administrative Agent, which date shall promptly follow the date of the public statement or publication of information referenced therein;

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means, the occurrence of one or more of the following events, with respect to any then-current Benchmark:

(1)    a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(2)    a public statement or publication of information by a Governmental Authority having jurisdiction over the Administrative Agent, the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof)

permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(3)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) or a Governmental Authority having jurisdiction over the Administrative Agent announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Transaction Document in accordance with this Section and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Transaction Document in accordance with this Section.

“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to the SOFR Rate or, if no floor is specified, zero.

“Reference Time” means, with respect to any setting of the then-current Benchmark, the time determined by the Administrative Agent in its reasonable discretion.

“Relevant Governmental Body” means the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or any successor thereto.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

Section 5.05.    Back-Up Security Interest. (a) If, notwithstanding the intent of the parties stated in Section 2.01(c), the sale, assignment and transfer of any Sold Assets to the Administrative Agent (for the ratable benefit of the Purchasers) hereunder (including pursuant to Section 2.01(b)) is not treated as a sale for all purposes (except as provided in Sections 2.01(d) and 14.14), then such sale, assignment and transfer of such Sold Assets shall be treated as the grant of a security interest by the Seller to the Administrative Agent (for the ratable benefit of the Purchasers) to secure the payment and performance of all the Seller’s obligations to the Administrative Agent, the Purchasers and the other Secured Parties hereunder and under the other Transaction Documents (including all Seller Obligations). Therefore, as security for the performance by the Seller of all the terms, covenants and agreements on the part of the Seller to be performed under this Agreement or any other Transaction Document, including the punctual payment when due of the Aggregate Capital and all Yield and all other Seller Obligations, the Seller hereby grants to the Administrative Agent for its benefit and the ratable benefit of the Secured Parties, a continuing security interest in, all of the Seller’s right, title and interest in, to and under all of the Sold Assets, whether now or hereafter owned, existing or arising, provided, notwithstanding the foregoing or any provision of any Transaction Document, none of the Administrative Agent, any Purchaser Party or any beneficiary thereof shall have the right to hold, review, view, audit or otherwise possess (x) any Contract; or (y) any financial reporting or other books or records specifically relating to such Contract and the Receivables generated thereunder, the disclosure of which is precluded by the applicable terms of such Contract, provided, further, however, that during the occurrence and continuance of an Event of Termination, to the extent that the related Obligor has defaulted in the payment of any Receivable, upon the request of the Administrative Agent the Seller shall provide the Administrative Agent with such information reasonably requested with respect to any such Contract (which may be redacted versions of or excerpts of any Contract) to the extent needed for the Administrative Agent to enforce such Contract against the applicable Obligor.

(b)    The Administrative Agent (for the benefit of the Secured Parties) shall have, with respect to all the Sold Assets, and in addition to all the other rights and remedies available to the Administrative Agent (for the benefit of the Secured Parties), all the rights and remedies of a secured party under any applicable UCC. The Seller hereby authorizes the Administrative Agent to file financing statements describing the collateral covered thereby as “all of the debtor’s personal property or assets” or words to that effect, notwithstanding that such wording may be broader in scope than the collateral described in this Agreement.

(c)    For the avoidance of doubt, (i) the grant of security interest pursuant to this Section 5.05 shall be in addition to, and shall not be construed to limit or modify, the sale of Sold Assets pursuant to Section 2.01(b) or the Seller’s grant of security interest pursuant to Section 3.09, (ii) nothing in Section 2.01 shall be construed as limiting the rights, interests (including any security interest), obligations or liabilities of any party under this Section 5.05, and (iii) subject to the foregoing clauses (i) and (ii), this Section 5.05 shall not be construed to contradict the intentions of the parties set forth in Section 2.01(c).

ARTICLE VI

CONDITIONS TO EFFECTIVENESS AND INVESTMENTS

Section 6.01.    Reserved.

Section 6.02.    Conditions Precedent to All Investments. Each Investment hereunder on or after the Closing Date shall be subject to the conditions precedent that:

(a)    the Seller shall have delivered to the Administrative Agent and each Group Agent an Investment Request for such Investment, in accordance with Section 2.02(a);

(b)    the Servicer shall have delivered to the Administrative Agent and each Group Agent all Information Packages required to be delivered hereunder;

(c)    the conditions precedent to such Investment specified in Section 2.01(i) through (iv), shall be satisfied;

(d)    on the date of such Investment the following statements shall be true and correct (and upon the occurrence of such Investment, the Seller and the Servicer shall be deemed to have represented and warranted that such statements are then true and correct):

(i)    the representations and warranties of the Seller and the Servicer contained in Sections 7.01 and 7.02 are true and correct in all material respects (except such representations that are qualified by materiality, which shall be correct in all respects) on and as of the date of such Investment as though made on and as of such date unless such representations and warranties by their terms refer to an earlier date, in which case they shall be true and correct in all material respects (except such representations that are qualified by materiality, which shall be correct in all respects) on and as of such earlier date;

(ii)    no Event of Termination or Unmatured Event of Termination has occurred and is continuing, and no Event of Termination or Unmatured Event of Termination would result from such Investment;

(iii)    no Capital Coverage Deficit exists or would exist after giving effect to such Investment;

(iv)    the Termination Date has not occurred; and

(v)    after giving effect to such Investment, the Aggregate Capital shall be equal to or greater than an amount that is equal to the lesser of (a) sixty-six and sixty-seven hundredths percent (66.67%) of the Facility Limit at such time and (b) the Capital Coverage Amount at such time.

Section 6.03.    Conditions Precedent to All Releases. Each Release hereunder on or after the Closing Date (excluding for the avoidance of doubt the releases set forth in Section 14.22) shall be subject to the conditions precedent that:

(a)    after giving effect to such Release, the Servicer shall be holding in trust for the benefit of the Secured Parties an amount of Collections sufficient to pay the sum of (x) all accrued and unpaid Servicing Fees, Yield, Fees and Breakage Fees, in each case, through the date of such Release, (y) the amount of any Capital Coverage Deficit and (z) the amount of all other accrued and unpaid Seller Obligations through the date of such Release; provided, the Servicer shall not be required to segregate such amount of Collections;

(b)    on the date of such Release the following statements shall be true and correct (and upon the occurrence of such Release, the Seller and the Servicer shall be deemed to have represented and warranted that such statements are then true and correct):

(i)    the representations and warranties of the Seller and the Servicer contained in Sections 7.01 and 7.02 are true and correct in all material respects (except such representations that are qualified by materiality, which shall be correct in all respects) on and as of the date of such Release as though made on and as of such date unless such representations and warranties by their terms refer to an earlier date, in which case they shall be true and correct in all material respects (except such representations that are qualified by materiality, which shall be correct in all respects) on and as of such earlier date;

(ii)    no Event of Termination or Unmatured Event of Termination has occurred and is continuing, and no Event of Termination or Unmatured Event of Termination would result from such Release;

(iii)    no Capital Coverage Deficit exists or would exist after giving effect to such Release;

(iv)    the Aggregate Capital shall be equal to or greater than an amount that is equal to the lesser of (A) sixty-six and sixty-seven hundredths percent (66.67%) of the Facility Limit at such time and (B) the Capital Coverage Amount at such time; and

(v)    the Termination Date has not occurred.

Section 6.04.    Conditions Precedent to Restatement Effective Date. This Agreement shall become effective as of the Restatement Effective Date when (a) the Administrative Agent shall have received each of the documents, agreements (in fully executed form), opinions of counsel, lien search results, UCC filings, certificates and other deliverables listed on the closing memorandum attached as Exhibit I-2 hereto, in each case, in form and substance acceptable to the Administrative Agent and (b) all fees and expenses payable by the Seller on the Restatement Effective Date to the Purchaser Parties have been paid in full in accordance with the terms of the Transaction Documents.

ARTICLE VII

REPRESENTATIONS AND WARRANTIES

Section 7.01.    Representations and Warranties of the Seller. The Seller represents and warrants to each Purchaser Party as of the Closing Date, the Restatement Effective Date, on each Settlement Date, on each date on which any Information Package or other report is delivered to the Administrative Agent or any Purchaser hereunder, and on each day on which an Investment or Release shall have occurred:

(a)    Organization and Good Standing. The Seller is a limited liability company duly organized and validly existing in good standing under the laws of the State of Delaware and has full power and authority under its constitutional documents and under the laws of its jurisdiction to own its properties and to conduct its business as such properties are currently owned and such business is presently conducted.

(b)    Due Qualification. The Seller is duly qualified to do business as a limited liability company, is in good standing as a foreign limited liability company, and has obtained all necessary licenses and approvals in all jurisdictions in which the conduct of its business requires such qualification, licenses or approvals, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(c)    Power and Authority; Due Authorization. The Seller (i) has all necessary limited liability company power and authority to (A) execute and deliver this Agreement and the other Transaction Documents to which it is a party, (B) perform its obligations under this Agreement and the other Transaction Documents to which it is a party and (C) grant a security interest in the Sold Assets and Seller Collateral to the Administrative Agent on the terms and subject to the conditions herein provided and (ii) has duly authorized by all necessary limited liability company action such grant and the execution, delivery and performance of, and the consummation of the transactions provided for in, this Agreement and the other Transaction Documents to which it is a party.

(d)    Binding Obligations. This Agreement and each of the other Transaction Documents to which the Seller is a party constitutes the legal, valid and binding obligations of the Seller, enforceable against the Seller in accordance with their respective terms, except (i) as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) as such enforceability may be limited by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.

(e)    No Conflict or Violation. The execution, delivery and performance of, and the consummation of the transactions contemplated by, this Agreement and the other Transaction Documents to which the Seller is a party, and the fulfillment of the terms hereof and thereof, will not (i) conflict with, result in any breach of any of the terms or provisions of, or constitute (with or without notice or lapse of time or both) a default under its organizational documents or any indenture, sale agreement, credit agreement, loan agreement, security agreement, mortgage, deed of trust, or other agreement or instrument to which the Seller is a party or by which it or any of its properties is bound, (ii) result in the creation or imposition of any Adverse Claim upon any of the Sold Assets or Seller Collateral pursuant to the terms of any such indenture, credit agreement, loan agreement, security agreement, mortgage, deed of trust, or other agreement or instrument other than this Agreement and the other Transaction Documents or (iii) conflict with or violate any Applicable Law.

(f)    Litigation and Other Proceedings. (i) There is no action, suit, proceeding or investigation pending or, to the knowledge of the Seller, threatened, against the Seller before any Governmental Authority and (ii) the Seller is not subject to any order, judgment, decree, injunction, stipulation or consent order of or with any Governmental Authority that, in the case of either of the foregoing clauses (i) and (ii), (A) purports to affect the legality, validity or enforceability of this Agreement or any other Transaction Document, (B) individually or in the aggregate for all such actions, suits, proceedings and investigations could reasonably be expected to have a Material Adverse Effect, or (C) is not disclosed in a filing by the Seller with the SEC.

(g)    Governmental Approvals. Except where the failure to obtain or make such authorization, consent, order, approval or action could not reasonably be expected to have a Material Adverse Effect, all authorizations, consents, orders and approvals of, or other actions by, any Governmental Authority that are required to be obtained by the Seller in connection with the grant of a security interest in the Sold Assets or the Seller Collateral to the Administrative Agent hereunder or the due execution, delivery and performance by the Seller of this Agreement or any other Transaction Document to which it is a party and the consummation by the Seller of the transactions contemplated by this Agreement and the other Transaction Documents to which it is a party have been obtained or made and are in full force and effect.

(h)    Margin Regulations. The Seller is not engaged, principally or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meanings of Regulations T, U and X of the Board of Governors of the Federal Reserve System).

(i)    Solvency. The Seller is Solvent.

(j)    Offices; Legal Name. The Seller’s sole jurisdiction of organization is the State of Delaware and such jurisdiction has not changed within four months prior to the date of this Agreement. The office of the Seller is located at Rm. 1843, 208 South Akard St., Dallas, Texas 75202 (or, on and after the Spin-Off Date, such other office as is notified to the Administrative Agent by the Seller in accordance with this Agreement). The legal name of the Seller is AT&T Receivables Funding II, LLC (or, on and after the Spin-Off Date, such name as is notified to the Administrative Agent by the Seller in accordance with this Agreement).

(k)    Investment Company Act; Volcker Rule. (i) The Seller is not, and is not controlled by, an “investment company” registered or required to be registered under the Investment Company Act and (ii) the transactions contemplated by this Agreement and the Transaction Documents do not result in the Administrative Agent or any Purchaser having an ownership interest in the Seller. For purposes of this clause (k), “ownership interest” has the meaning set forth in §             . 10(d)(6) of the Volcker Rule.

(l)    No Material Adverse Effect. Since the date of formation of the Seller, there has been no Material Adverse Effect with respect to the Seller.

(m)    Accuracy of Information. All Information Packages, Investment Requests, certificates, reports, statements, documents and other information furnished in writing to the Administrative Agent or any other Purchaser Party by or on behalf of the Seller pursuant to any provision of this Agreement or any other Transaction Document, or in connection with or pursuant to any amendment or modification of, or waiver under, this Agreement or any other Transaction Document (taken as a whole and combined with all information previously furnished to the Administrative Agent or such other Purchaser Party), in light of the circumstances under which such information was furnished, was, at the time the same were so furnished, true and accurate in all material respects on the date the same were furnished to the Administrative Agent or such other Purchaser Party, and does not contain any material misstatement of fact or omit to state a material fact or any fact necessary to make the statements contained therein not misleading.

(n)    Sanctions. (i) The Seller is not a Person that is, or is owned or controlled by Persons that are the subject or target of any Sanctions; (ii) the Seller, or an Affiliate on its behalf, has implemented and maintains in effect policies and procedures designed to promote compliance by the Seller with Anti-Corruption Laws, and (iii) the Seller is in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects.

(o)    Linked Accounts. There are no deposit accounts or other similar accounts that are “linked accounts” tied to any Collection Account unless the applicable depository bank has agreed pursuant to the applicable Account Control Agreement governing such Collection Account that such account will be de-linked upon the Administrative Agent delivering a notice of exclusive control or similar notice under the Account Control Agreement related to such Collection Account.

(p)    Perfection Representations.

(i)    This Agreement creates a valid and continuing ownership or security interest (as defined in the applicable UCC) in the Seller’s right, title and interest in, to and under the Sold Assets and Seller Collateral which

(A) ownership or security interest has been perfected and is enforceable against creditors of and purchasers from the Seller and (B) will be free of all Adverse Claims in such Sold Assets and Seller Collateral other than Permitted Liens.

(ii)    Prior to the sale of, or grant of security interest in, the Sold Assets and Seller Collateral hereunder, the Seller owns and has good and marketable title to such Sold Assets and Seller Collateral or, with respect to the Pledged Collateral, the Seller has a first priority perfected security interest in such Pledged Collateral, in each case free and clear of any Adverse Claim of any Person other than Permitted Liens. After giving effect to the sale of, or grant of security interest in, the Sold Assets and Seller Collateral hereunder, the Administrative Agent owns or has a first priority perfected security interest in the Sold Assets and Seller Collateral free and clear of any Adverse Claim of any Person other than Permitted Liens.

(iii)    All appropriate financing statements, financing statement amendments and continuation statements have been filed in the proper filing office in the appropriate jurisdictions under Applicable Law in order to perfect (and continue the perfection of) (A) the Pledgor’s grant of a security interest in the Pledged Receivables and other Pledged Collateral (solely to the extent perfection may be achieved by filing a financing statement under the UCC) to the Seller pursuant to the Pledgor Purchaser Assignment and (B) the Seller’s sale of, and/or grant of a security interest in, the Sold Assets and Seller Collateral (solely to the extent perfection may be achieved by filing a financing statement under the UCC) to the Administrative Agent pursuant to this Agreement.

(iv)    Other than the security interest granted to the Administrative Agent pursuant to this Agreement, the Seller has not pledged, assigned, sold, granted a security interest in, or otherwise conveyed any of the Sold Assets or Seller Collateral except as permitted by this Agreement and the other Transaction Documents. The Seller has not authorized the filing of and is not aware of any financing statements filed against the Seller that include a description of collateral covering the Sold Assets or Seller Collateral other than any financing statement (i) in favor of the Administrative Agent or (ii) that has been terminated.

(v)    Notwithstanding any other provision of this Agreement or any other Transaction Document, the representations contained in this Section 7.01(p) shall be continuing and remain in full force and effect until the Final Payout Date.

(q)    The Lock-Boxes and Collection Accounts.

(i)    Nature of Collection Accounts. As of the date each Collection Account is established, such Collection Account constitutes a “deposit account” within the meaning of the applicable UCC.

(ii)    Ownership. Except with respect to an Excluded Collection Account or a Pledgor Collection Account, each Lock-Box and Collection Account is in the name of the Seller, and the Seller owns and has good and marketable title to the Collection Accounts free and clear of any Adverse Claim. Each Excluded Collection Account is in the name of the applicable Excluded Collection Account Owner, and the applicable Excluded Collection Account Owner owns and has good and marketable title to such Excluded Collection Account free and clear of any Adverse Claim. Following the date that the Pledgor establishes the Pledgor Purchaser Assignment, the Pledgor Collection Account is in the name of the Pledgor, and the Pledgor owns and has good and marketable title to the Pledgor Collection Account free and clear of any Adverse Claim.

(iii)    Perfection. The Seller has delivered or caused to be delivered to the Administrative Agent a fully executed Account Control Agreement relating to each Lock-Box and Collection Account other than (x) the TD Account (unless the TD Account becomes subject to an Account Control Agreement in accordance with Section 9.03), (y) each Excluded Collection Account, and (z) until the date that the Pledgor is in compliance with Section 7.14 of the Pledgor Purchaser Assignment, the Pledgor Collection Account, pursuant to which each applicable Collection Account Bank has agreed to comply with the instructions originated by the Administrative Agent directing the disposition of funds in such Lock-Box and Collection Account without further consent by the Seller, the Pledgor, the Servicer or any other Person. The Administrative Agent has “control” (as defined in Section 9-104 of the UCC) over each Collection Account other than (x) the TD Account (unless the TD Account becomes subject to an Account Control Agreement in accordance with Section 9.03), (y) each Excluded Collection Account, and (z) until the date that the Pledgor is in compliance with Section 7.14 of the Pledgor Purchaser Assignment, the Pledgor Collection Account.

(iv)    Instructions. None of the Seller, the Pledgor, the Servicer nor any Excluded Collection Account Owner, as applicable, has consented to the applicable Collection Account Bank complying with instructions of any Person other than the Administrative Agent or, with respect to any Excluded Collection Account, the related Excluded Collection Account Owner.

(r)    Ordinary Course of Business. Each remittance of Collections by or on behalf of the Seller to the Purchaser Parties under this Agreement will have been (i) in payment of an obligation incurred by the Seller in the ordinary course of business or financial affairs of the Seller and (ii) made in the ordinary course of business or financial affairs of the Seller.

(s)    Event of Termination. No Event of Termination or Unmatured Event of Termination has occurred or will result from any Investment or Release.

(t)    Bulk Sales Act. No transaction contemplated by this Agreement requires compliance by it with any bulk sales act or similar law.

(u)    Eligible Receivables. Each Receivable included as an Eligible Receivable in the calculation of the Net Receivables Pool Balance as of any date is an Eligible Receivable as of such date.

(v)    Taxes. The Seller has (i) timely filed all U.S. federal and other material tax returns required to be filed by it and (ii) paid, or caused to be paid, all taxes, assessments and other governmental charges, if any, other than taxes, assessments and other governmental charges being contested in good faith by appropriate proceedings and as to which adequate reserves have been provided in accordance with GAAP, except in each case to the extent that such failure to file or pay could not reasonably be expected to have a Material Adverse Effect.

(w)    Tax Status. The Seller has not been characterized as an association (or publicly traded partnership) taxable as a corporation or as a taxable mortgage pool, for U.S. federal income tax purposes. The Seller is not subject to U.S. federal net income tax and its distributions or allocations of income are not subject to U.S. federal withholding tax under Section 1445 or 1446 of the Code.

(x)    Opinions. The facts regarding the Seller, the Servicer, each Originator, the Pledgor, (prior to the Spin-Off Date) AT&T as Performance Guarantor, the Receivables, the Related Security and the related matters set forth or assumed in the opinion of counsel regarding true sale and substantive consolidation matters delivered in connection with this Agreement and the Transaction Documents are true and correct in all material respects.

(y)    Other Transaction Documents. Each representation and warranty made by the Seller under each other Transaction Document to which it is a party is true and correct in all material respects as of the date when made.

(z)    Liquidity Coverage Ratio. The Seller does not, does not and will not during this Agreement issue any LCR Security. The Seller further represents and warrants that its assets and liabilities are consolidated with the assets and liabilities of the Parent for purposes of GAAP.

(aa)    Beneficial Ownership Regulation. As of the Restatement Effective Date, the Seller is an entity that is organized under the laws of the United States or of any state and at least 51% of whose common stock or analogous equity interest is owned directly or indirectly by a company listed on the New York Stock Exchange or the American Stock Exchange or designated as a NASDAQ National Market Security listed on the NASDAQ stock exchange and is excluded on that basis from the definition of “Legal Entity Customer” as defined in the Beneficial Ownership Regulation.

Notwithstanding any other provision of this Agreement or any other Transaction Document, the representations and warranties contained in this Section shall be continuing and remain in full force and effect until the Final Payout Date.

Section 7.02.    Representations and Warranties of the Servicer. The Servicer represents and warrants to each Purchaser Party as of the Closing Date, the Restatement Effective Date, on each Settlement Date, on each date on which any Information Package or other report is delivered to the Administrative Agent or any Purchaser hereunder, and on each day on which an Investment or Release shall have occurred:

(a)    Organization and Good Standing. The Servicer is a duly organized and validly existing corporation in good standing under the laws of the State of Delaware, with the power and authority under its organizational documents and under the laws of Delaware to own its properties and to conduct its business as such properties are currently owned and such business is presently conducted.

(b)    Due Qualification. The Servicer is duly qualified to do business, is in good standing as a foreign entity and has obtained all necessary licenses and approvals in all jurisdictions in which the conduct of its business or the servicing of the Pool Receivables as required by this Agreement requires such qualification, licenses or approvals, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(c)    Power and Authority; Due Authorization. The Servicer has all necessary power and authority to (i) execute and deliver this Agreement and the other Transaction Documents to which it is a party and (ii) perform its obligations under this Agreement and the other Transaction Documents to which it is a party and the execution, delivery and performance of, and the consummation of the transactions provided for in, this Agreement and the other Transaction Documents to which it is a party have been duly authorized by the Servicer by all necessary action.

(d)    Binding Obligations. This Agreement and each of the other Transaction Documents to which it is a party constitutes legal, valid and binding obligations of the Servicer, enforceable against the Servicer in accordance with their respective terms, except (i) as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) as such enforceability may be limited by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.

(e)    No Conflict or Violation. The execution and delivery of this Agreement and each other Transaction Document to which the Servicer is a party, the performance of the transactions contemplated by this Agreement and the other Transaction Documents and the fulfillment of the terms of this Agreement and the other Transaction Documents by the Servicer will not (i) conflict with, result in any breach of any of the terms or provisions of, or constitute (with or without notice or lapse of time or both) a default under, the organizational documents of the Servicer or any indenture, sale agreement, credit agreement, loan agreement, security agreement, mortgage, deed of trust or other agreement or instrument to which the Servicer is a party or by which it or any of its property is bound except where such conflict, breach or default could not reasonably be expected to have a Material Adverse Effect, or (ii) conflict with or violate any Applicable Law, except to the extent that any such conflict, breach, default, Adverse Claim or violation could not reasonably be expected to have a Material Adverse Effect.

(f)    Litigation and Other Proceedings. There is no action, suit, proceeding or investigation pending, or to the Servicer’s knowledge threatened, against the Servicer before any Governmental Authority: (i) purporting to affect the legality, validity or enforceability of this Agreement or any of the other Transaction Documents; (ii) seeking to prevent the consummation of any of the transactions contemplated by this Agreement or any other Transaction Document; or (iii) seeking any determination or ruling that could materially and adversely affect the performance by the Servicer of its obligations under, or the validity or enforceability of, this Agreement or any of the other Transaction Documents.

(g)    No Consents. The Servicer is not required to obtain the consent of any other party or any consent, license, approval, registration, authorization or declaration of or with any Governmental Authority in connection with the execution, delivery, or performance of this Agreement or any other Transaction Document to which it is a party that has not already been obtained, except where the failure to obtain such consent, license, approval, registration, authorization or declaration could not reasonably be expected to have a Material Adverse Effect.

(h)    Compliance with Laws. The Servicer has maintained in effect all qualifications required under Applicable Law in order to service each Pool Receivable and the related Contract, if any, in accordance with this Agreement except where the failure to do so would not have a Material Adverse Effect and has complied in all material respects with all other requirements of Applicable Law in connection with servicing each Pool Receivable and the related Contract.

(i)    Accuracy of Information. All Information Packages, Investment Requests, certificates, reports, statements, documents and other information furnished in writing to the Administrative Agent or any other Purchaser Party by the Servicer or on behalf of the Seller pursuant to any provision of this Agreement or any other Transaction Document, or in connection with or pursuant to any amendment or modification of, or waiver under, this Agreement or any other Transaction Document (taken as a whole and combined with all information previously furnished to the Administrative Agent or such other Purchaser Party), in light of the circumstances under which such information was furnished, was, at the time the same were so furnished, true and accurate in all material respects on the date the same were furnished to the Administrative Agent or such other Purchaser Party, and does not contain any material misstatement of fact or omit to state a material fact or any fact necessary to make the statements contained therein not misleading.

(j)    Location of Records. The offices where the initial Servicer keeps all of its records relating to the servicing of the Pool Receivables are located at One CNN Center, Atlanta, GA 30303.

(k)    Credit and Collection Policy. The Servicer has complied in all material respects with the Credit and Collection Policy with regard to each Pool Receivable and the related Contracts.

(l)    Eligible Receivables. Each Receivable included as an Eligible Receivable in the calculation of the Net Receivables Pool Balance as of any date is an Eligible Receivable as of such date.

(m)    Servicing Programs. No license or approval is required for the Administrative Agent’s use of any software or other computer program used by the Servicer, any Originator, the Pledgor, or any Sub-Servicer in the servicing of the Pool Receivables, other than those which have been obtained and are in full force and effect.

(n)    Servicing of Pool Receivables. Since the Restatement Effective Date there has been no material adverse change in the ability of the Servicer or any Sub-Servicer to service and collect the Pool Receivables and the Related Security.

(o)    Other Transaction Documents. Each representation and warranty made by the Servicer under each other Transaction Document to which it is a party is true and correct in all material respects as of the date when made.

(p)    No Material Adverse Effect. Since December 31, 2018, there has been no Material Adverse Effect on the Servicer.

(q)    Investment Company Act. The Servicer is not an “investment company,” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act.

(r)    Sanctions. (i) The Servicer is not a Person that is, or is owned or controlled by Persons that are the subject or target of any Sanctions; (ii) the Servicer, or an Affiliate on its behalf, has implemented and maintains in effect policies and procedures designed to promote compliance by the Servicer with Anti-Corruption Laws, and (iii) the Servicer is in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects.

(s)    Event of Termination. No Event of Termination or Unmatured Event of Termination has occurred or will result from any Investment or Release.

(t)    Financial Condition. The consolidated balance sheets of the Parent and its consolidated Subsidiaries as of December 31, 2018, and the related statements of income and shareholders’ equity of the Parent and its consolidated Subsidiaries for the fiscal quarter then ended, copies of which have been furnished to the Administrative Agent and the Group Agents, present fairly in all material respects the consolidated financial position of the Parent and its consolidated Subsidiaries for the period ended on such date, all in accordance with GAAP.

(u)    Reserved

(v)    Reserved.

(w)    Opinions. The facts regarding the Seller, the Servicer, the Pledgor, each Originator, (prior to the Spin-Off Date) AT&T as Performance Guarantor, the Receivables, the Related Security and the related matters set forth or assumed in the opinion of counsel regarding true sale and substantive consolidation matters delivered in connection with this Agreement and the Transaction Documents are true and correct in all material respects.

(x)    Other Transaction Documents. Each representation and warranty made by the Servicer under each other Transaction Document to which it is a party is true and correct in all material respects as of the date when made.

Notwithstanding any other provision of this Agreement or any other Transaction Document, the representations and warranties contained in this Section shall be continuing and remain in full force and effect until the Final Payout Date.

ARTICLE VIII

COVENANTS

Section 8.01.    Covenants of the Seller. At all times from the Closing Date until the Final Payout Date:

(a)    Pledgor Purchaser Assignment. Prior to the Spin-Off Date, the Seller shall comply, and shall cause the Pledgor to comply, with all directions of the Administrative Agent with respect to the Pledgor Purchaser Assignment including, but not limited to (i) all requests for information and inspections in accordance with Section 8.01(g) with respect to the Pledged Collateral and (ii) following the occurrence and continuance of an Event of Termination, exercising all rights of the Pledgor under the Pledgor Purchase and Sale Agreement, including foreclosing on the Pledged Receivables, or taking such other actions as the Administrative Agent may request with the Pledged Collateral or the proceeds thereof, the Pledgor Purchase and Sale Agreement or the Pledgor Purchaser Assignment.

(b)    Existence. The Seller shall keep in full force and effect its existence and rights as a limited liability company under the laws of the State of Delaware and shall obtain and preserve its qualification to do business in each jurisdiction in which such qualification is or shall be necessary to protect the validity and enforceability of this Agreement, the other Transaction Documents, the Sold Assets, and the Seller Collateral.

(c)    Financial Reporting. The Seller will maintain a system of accounting established and administered in accordance with GAAP, and the Seller (or the Servicer on its behalf) shall furnish to the Administrative Agent and each Group Agent:

(i)    Annual Financial Statements of the Seller. Promptly upon completion and in no event later than 90 days after the close of each fiscal year of the Seller (or, if applicable, the date on which the audited financial statements of the Parent are delivered in accordance with Section 8.01(c)(v)), annual unaudited financial statements of the Seller certified by a Financial Officer of the Seller that they fairly present in all material respects, in accordance with GAAP, the financial condition of the Seller as of the date indicated and the results of its operations for the periods indicated.

(ii)    Information Packages. As soon as available and in any event not later than two (2) Business Days prior to each Settlement Date, an Information Package as of the most recently completed Fiscal Month; provided, however, that at any time when an Event of Termination has occurred and is continuing, the Seller shall furnish to the Administrative Agent promptly upon request an interim report with respect to the Pool Receivables containing such information as the Administrative Agent may reasonably request.

(iii)    Other Information. Such other information (including non-financial information) as the Administrative Agent or any Group Agent may from time to time reasonably request.

(iv)    Quarterly Financial Statements of Parent. As soon as available and in no event later than 45 days following the end of each of the first three fiscal quarters in each of Parent’s fiscal years (or, if applicable, the date on which the Parent is required to file its quarterly report on Form 10-Q by the SEC), (i) the unaudited consolidated balance sheet and statements of income of Parent and its consolidated Subsidiaries as at the end of such fiscal quarter and the related unaudited consolidated statements of earnings and cash flows for such fiscal quarter and for the elapsed portion of the fiscal year ended with the last day of such fiscal quarter, in each case setting forth comparative figures for the corresponding fiscal quarter in the prior fiscal year, all of which shall be certified by a Financial Officer of Parent that they fairly present in all material respects, in accordance with GAAP, the financial condition of Parent and its consolidated Subsidiaries as of the dates indicated and the results of their operations for the periods indicated, subject to normal year-end audit adjustments and the absence of footnotes and (ii) management’s discussion and analysis of the important operational and financial developments during such fiscal quarter.

(v)    Annual Financial Statements of Parent. Within 90 days after the close of each of Parent’s fiscal years (or, if applicable, the date on which the Parent is required to file its quarterly report on Form 10-K by the SEC), the consolidated balance sheet of Parent and its consolidated Subsidiaries as at the end of such fiscal year and the related consolidated statements of earnings and cash flows for such fiscal year setting forth comparative figures for the preceding fiscal year, all reported on by independent certified public accountants of recognized national standing (without (x) a “going concern” or like qualification or exception or (y) a qualification as to the scope of the audit) to the effect that such consolidated financial statements present fairly in all material respects, in accordance with GAAP, the financial condition of Parent and its consolidated Subsidiaries as of the dates indicated and the results of their operations for the periods indicated.

(vi)    Unless otherwise set forth herein, any financial information or other material required to be delivered pursuant to this paragraph (c) with respect to the Parent shall be deemed to have been furnished to each of the Administrative Agent and each Group Agent on the earlier of (A) the date that such financial information or other material is posted on the SEC’s website at www.sec.gov and (B) the date on which the Parent posts such financial information or other material on its website on the Internet at www.att.com or at such other website identified by the Seller in a notice to the Administrative Agent and the Purchasers and that is accessible by the Purchasers without charge.

(d)    Notices. The Seller (or the Servicer on its behalf) will notify the Administrative Agent and each Group Agent in writing of any of the following events promptly upon (but in no event later than three (3) Business Days after) a Financial Officer or other officer learning of the occurrence thereof, with such notice describing the same, and if applicable, the steps being taken by the Person(s) affected with respect thereto:

(i)    Notice of Events of Termination or Unmatured Events of Termination. A statement of a Financial Officer of the Seller setting forth details of any Event of Termination or Unmatured Event of Termination that has occurred and is continuing and the action which the Seller proposes to take with respect thereto.

(ii)    Representations and Warranties. The failure of any representation or warranty made or deemed to be made by the Seller or the Pledgor under this Agreement or any other Transaction Document to be true and correct in any material respect when made or deemed made.

(iii)    Litigation. The institution of any litigation, arbitration proceeding or governmental proceeding with respect to the Seller, the Servicer, the Performance Guarantor, the Pledgor, or any Originator, which with respect to any Person other than the Seller, could reasonably be expected to have a Material Adverse Effect.

(iv)    Adverse Claim. (A) Any Person shall obtain an Adverse Claim upon the Sold Assets or Seller Collateral or any portion thereof other than Permitted Liens, (B) any Person other than the Seller, the Servicer, the Pledgor, the Administrative Agent or, with respect to any Excluded Collection Account, the related Excluded Collection Account Owner shall obtain any rights or direct any action with respect to any Collection Account (or related Lock-Box) or

(C) any Obligor shall receive any change in payment instructions with respect to Pool Receivable(s) from a Person other than the Servicer or the Administrative Agent.

(v)    Name Changes. At least thirty (30) days (or such shorter period of time as the Administrative Agent may agree) before any change in either of the Seller’s or the Pledgor’s name, jurisdiction of organization or any other change requiring the amendment of UCC financing statements.

(vi)    Reserved.

(vii)    Termination Event. The occurrence of any of (A) a Purchase and Sale Termination Event under the Purchase and Sale Agreement or (B) prior to the Spin-Off Date, a Pledgor Purchase and Sale Termination Event under the Pledgor Purchase and Sale Agreement.

(viii)    Material Adverse Change. Promptly after the occurrence thereof, notice of any Material Adverse Effect with respect to any Originator, the Pledgor, the Servicer, the Performance Guarantor or the Seller.

(e)    Conduct of Business. The Seller will carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is presently conducted and will do all things necessary to remain duly organized, validly existing and in good standing as a domestic organization in its jurisdiction of organization and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted.

(f)    Compliance with Laws. The Seller will comply with all Applicable Laws to which it may be subject including, without limitation, Anti-Corruption Laws, Sanctions, ERISA and the PATRIOT Act, if the failure to comply could reasonably be expected to have a Material Adverse Effect.

(g)    Furnishing of Information and Inspection of Receivables. The Seller will furnish or cause to be furnished to the Administrative Agent and each Group Agent from time to time such information with respect to the Pool Receivables and the other Sold Assets and the Seller Collateral as the Administrative Agent or any Group Agent may reasonably request. Once a year (or more frequently, which may be as often as the Administrative Agent may determine, while an Event of Termination shall have occurred and be continuing) the Seller will, at the Seller’s expense, during regular business hours with reasonable prior written notice (i) permit the Administrative Agent and each Group Agent or their respective agents or representatives to (A) examine and make copies of and abstracts from all books and records relating to the Pool Receivables or other Sold Assets and the Seller Collateral, (B) visit the offices and properties of the Seller for the purpose of examining such books and records and (C) upon execution of a confidentiality agreement, discuss matters relating to the Pool Receivables, the other Sold Assets, the Seller Collateral, or the Seller’s performance hereunder or under the other Transaction

Documents to which it is a party with any of the designated Financial Officers or independent public accountants of the Seller having knowledge of such matters and (ii) without limiting the provisions of clause (i) above, during regular business hours, at the Seller’s expense, upon prior written notice from the Administrative Agent, permit certified public accountants or other auditors acceptable to the Administrative Agent to conduct a review of its books and records with respect to such Pool Receivables, other Sold Assets, and the Seller Collateral; provided, that the Seller shall be required to reimburse the Administrative Agent for only one (1) such review pursuant to clause (ii) above in any twelve-month period, unless an Event of Termination has occurred and is continuing; provided, notwithstanding the foregoing or any provision of any Transaction Document, none of the Administrative Agent, any Purchaser Party or any beneficiary thereof shall have the right to hold, review, view, audit or otherwise possess (x) any Contract, or (y) any financial reporting or other books or records specifically relating to such Contract and the Receivables generated thereunder, the disclosure of which is precluded by the applicable terms of such Contract; provided, further, however, that during the occurrence and continuance of an Event of Termination, to the extent that the related Obligor has defaulted in the payment of any Receivable, upon the request of the Administrative Agent the Seller shall provide the Administrative Agent with such information reasonably requested with respect to any such Contract (which may be redacted versions of or excerpts of any Contract) to the extent needed for the Administrative Agent to enforce such Contract against the applicable Obligor.

(h)    Payments on Receivables, Collection Accounts. (i) The Seller (or the Servicer on its behalf) will at all times, instruct all Obligors to deliver payments on the Pool Receivables to a Collection Account or a Lock-Box. The Seller (or the Servicer on its behalf) will at all times, ensure that only payments and Collections with respect to Pledged Receivables and the other Pledged Collateral are deposited into the Pledgor Collection Account. The Seller (or the Servicer on its behalf) will, and will cause each Originator and the Pledgor to, at all times, maintain such books and records necessary to identify Collections received from time to time on Pool Receivables and to segregate such Collections from other property of the Servicer, the Pledgor and the Originators. If any payments on the Pool Receivables or other Collections are received by the Seller, the Servicer, the Pledgor, or an Originator, it shall hold such payments in trust for the benefit of the Administrative Agent, the Group Agents and the other Secured Parties and promptly (but in any event within one (1) Business Day after receipt) remit such funds into a Collection Account.

(ii)    The Seller (or the Servicer on its behalf) will cause, and will cause the Pledgor to cause, each Collection Account Bank to comply with the terms of each applicable Account Control Agreement other than with respect to (x) the TD Account unless the TD Account becomes subject to an Account Control Agreement in accordance with Section 9.03, (y) any Excluded Collection Account, and (z) until the date the Pledgor is in compliance with Section 7.14 of the Pledgor Purchaser Assignment, the Pledgor Collection Account. Except with respect to any Excluded Collection Account which shall be subject to Section 8.01(dd) and Section 8.02(j), the Seller shall not permit funds other than

Collections on Pool Receivables and other Sold Assets and Seller Collateral to be deposited into any Collection Account except with respect to any amounts received in respect of Excluded Receivables; provided that in the event the Parent long-term credit rating is downgraded to below BB by S&P or Ba2 by Moody’s, the Seller shall, and shall cause the Pledgor to, use commercially reasonable efforts to cause all such funds not representing Collections on Pool Receivables and other Sold Assets and Seller Collateral to no longer be deposited into any Collection Account promptly upon the request of the Administrative Agent. The Seller (or the Servicer on its behalf) shall, and shall cause the Pledgor to, identify and transfer any funds not representing Collections on Pool Receivables and other Sold Assets and Seller Collateral, deposited into any Collection Account other than an Excluded Collection Account to the appropriate Person entitled to such funds within two (2) Business Days of such deposit. The Seller will not, and will not permit the Servicer, the Pledgor, any Originator or any other Person to commingle Collections or other funds to which the Administrative Agent, any Group Agent or any other Secured Party is entitled, with any other funds except as set forth herein.

(iii)    The Seller shall only add a Collection Account (or a related Lock-Box) or a Collection Account Bank to those listed on Schedule II to this Agreement, if the Administrative Agent has received notice of such addition and an executed and acknowledged copy of an Account Control Agreement (or an amendment thereto) in form and substance acceptable to the Administrative Agent from the applicable Collection Account Bank. The Seller shall, and shall cause the Pledgor to, only terminate a Collection Account Bank or close a Collection Account (or a related Lock-Box) with the prior written consent of the Administrative Agent. The Servicer shall ensure that no disbursements are made from any Collection Account, other than such disbursements that are made at the direction and for the account of the Seller or Pledgor, as applicable, or, with respect to any Excluded Collection Account, the related Excluded Collection Account Owner.

(i)    Sales, Liens, Etc. Except as otherwise provided herein, the Seller will not sell, assign (by operation of law or otherwise) or otherwise dispose of, or create or suffer to exist any Adverse Claim upon (including, without limitation, the filing of any financing statement) or with respect to, any Pool Receivable, Sold Assets, or any Seller Collateral other than Permitted Liens, or assign any right to receive income in respect thereof.

(j)    Extension or Amendment of Pool Receivables. Except as otherwise permitted in Section 9.02, the Seller will not, and will not permit the Servicer or the Pledgor to, alter the delinquency status or adjust the Outstanding Balance or otherwise modify the terms of any Pool Receivable in any material respect, or amend, modify or waive, in any material respect, any term or condition of any related Contract. The Seller shall at its expense, timely and fully perform and comply in all material respects with all provisions, covenants and other promises required to be observed by it under the Contracts related to the Pool Receivables, and timely and fully comply with the Credit and Collection Policy with regard to each Pool Receivable and the related Contract.

(k)    Change in Credit and Collection Policy. The Seller will not (and will not permit the Servicer or the Pledgor to) make any change in the Credit and Collection Policy that could reasonably be expected to materially adversely affect the underwriting standards, the collectability of the Receivables, the credit quality of any Receivable, the enforceability of any related contract or the Seller’s or the Servicer’s ability to perform its obligations under the related contract or the Transaction Documents without the prior written consent of the Administrative Agent (such consent not to be unreasonably withheld, conditioned or delayed).

(l)    Fundamental Changes. The Seller shall not, without the prior written consent of the Administrative Agent and the Majority Group Agents, permit itself (i) to merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to, any Person or (ii) undertake any division of its rights, assets, obligations, or liabilities pursuant to a plan of division or otherwise pursuant to Applicable Law or (iii) to be directly owned by any Person other than an Originator.

(m)    Books and Records. The Seller shall keep and maintain (or cause the Servicer and the Pledgor (solely with respect to the Pledged Receivables) to keep and maintain) all documents, books, records, computer tapes and disks and other information reasonably necessary or advisable for the collection of all Pool Receivables (including records adequate to permit the daily identification of each Pool Receivable and all Collections of and adjustments to each existing Pool Receivable).

(n)    Reserved.

(o)    Reserved.

(p)    Security Interest, Etc. The Seller shall (and shall cause the Servicer or the Pledgor to), at its expense, take all action necessary or reasonably desirable to establish and maintain (i) with respect to the Sold Assets and Seller Collateral, a valid and enforceable ownership or security interest in the Sold Assets and Seller Collateral, and a first priority perfected security interest in the Sold Assets and Seller Collateral and (ii) with respect to the Pledged Receivables and Pledged Collateral, a valid and enforceable security interest in the Pledged Receivables and Pledged Collateral, and a first priority perfected security interest in the Pledged Receivables and Pledged Collateral, in each case free and clear of any Adverse Claim other than Permitted Liens, in favor of the Administrative Agent (on behalf of the Secured Parties), including taking such action to perfect, protect or more fully evidence the security interest of the Administrative Agent (on behalf of the Secured Parties) as the Administrative Agent or any Secured Party may reasonably request. In order to evidence the security interests of the Administrative Agent under this Agreement, the Seller shall, from time to time take such action, or execute and deliver such instruments as may be necessary (including, without limitation, such actions as are reasonably requested by the Administrative Agent) to maintain and perfect, as a first-priority interest, the Administrative Agent’s security interest in the Receivables, Related Security and Collections. The Seller shall, from time to time and within the time limits established by law, prepare and present to the Administrative Agent for the Administrative Agent’s authorization and approval, all financing statements, amendments, continuations or initial financing statements in lieu of a continuation statement, or other filings necessary to continue, maintain and perfect the Administrative Agent’s security interest as a first-priority interest. The Administrative Agent’s approval of such filings shall authorize the Seller to file such financing statements under the UCC without the signature of the Seller, the Pledgor, any Originator or the Administrative Agent where allowed by Applicable Law. Notwithstanding anything else in the Transaction Documents to the contrary, the Seller shall not have any authority to file a termination, partial termination, release, partial release, or any amendment that deletes the name of a debtor or excludes any Sold Assets or Seller Collateral, of any such financing statements filed in connection with the Transaction Documents, without the prior written consent of the Administrative Agent.

(q)    Certain Agreements. Without the prior written consent of the Administrative Agent and the Majority Group Agents, the Seller will not (and will not permit any Originator, the Pledgor, or the Servicer to) amend, modify, waive, revoke or terminate any Transaction Document to which it is a party (which, for clarification, shall not include the addition or removal of an Originator without the consent of the Administrative Agent or any Group Agent to the extent not required pursuant to the terms of the Purchase and Sale Agreement) or any provision of the Seller’s organizational documents which requires the consent of the “Independent Director” (as such term is used in the Seller’s Certificate of Formation and Limited Liability Company Agreement).

(r)    Restricted Payments. (i) Except pursuant to clause (ii) below, the Seller will not: (A) purchase or redeem any of its membership interests, (B) declare or pay any dividend or set aside any funds for any such purpose, (C) prepay, purchase or redeem any Debt, (D) lend or advance any funds or (E) repay any loans or advances to, for or from any of its Affiliates (the amounts described in clauses (A) through (E) being referred to as “Restricted Payments”).

(ii)    Subject to the limitations set forth in clause (iii) below, the Seller may make Restricted Payments so long both immediately before and immediately after giving effect thereto, the Seller’s Net Worth is not less than the Required Capital Amount.

(iii)    The Seller may make Restricted Payments only out of (A) the funds, if any, it receives pursuant to Section 4.01 of this Agreement or (B) funds held in the Pledged Deposit Account and the Pledged Investment Account; provided that the Seller shall not pay, make or declare any Restricted Payment (including any dividend) if, after giving effect thereto, any Event of Termination or Unmatured Event of Termination shall have occurred and be continuing.

(s)    Other Business. The Seller will not: (i) engage in any business other than the transactions contemplated by the Transaction Documents, (ii) create, incur or permit to exist any Debt of any kind (or cause or permit to be issued for its account any letters of credit or bankers’ acceptances) other than pursuant to this Agreement or the Subordinated Notes or (iii) form any Subsidiary or make any investments in any other Person; provided, however, that the Seller shall be permitted to incur minimal obligations to the extent necessary for the day-to-day operations of the Seller.

(t)    Use of Collections Available to the Seller. The Seller shall apply the Collections available to the Seller to make payments in the following order of priority: (i) the payment of its obligations under this Agreement and each of the other Transaction Documents (other than the Subordinated Notes) and (ii) other legal and valid purposes.

(u)    Further Assurances; Change in Name or Jurisdiction of Origination, Etc. (i) The Seller hereby authorizes and hereby agrees from time to time, at its own expense, promptly to execute (if necessary) and deliver all further instruments and documents, and to take all further actions, that may be necessary or desirable, or that the Administrative Agent may reasonably request, to perfect, protect or more fully evidence the security interest granted pursuant to this Agreement or any other Transaction Document, or to enable the Administrative Agent (on behalf of the Secured Parties) to exercise and enforce the Secured Parties’ rights and remedies under this Agreement and the other Transaction Document. Without limiting the foregoing, the Seller hereby authorizes, and will, upon the request of the Administrative Agent, at the Seller’s own expense, execute (if necessary) and file such financing statements or continuation statements, or amendments thereto, and such other instruments and documents, that may be necessary or desirable, or that the Administrative Agent may reasonably request, to perfect, protect or evidence any of the foregoing.

(ii)    The Seller authorizes the Administrative Agent to file financing statements, continuation statements and amendments thereto and assignments thereof, relating to the Receivables, the Related Security, the related Contracts, Collections with respect thereto and the other Sold Assets and Seller Collateral without the signature of the Seller. A photocopy or other reproduction of this Agreement shall be sufficient as a financing statement where permitted by law.

(iii)    The Seller shall at all times be organized under the laws of the State of Delaware and shall not take any action to change its jurisdiction of organization.

(iv)    The Seller shall not make any change in the Seller’s name, organization type, jurisdiction of formation or location or make any other change requiring an amendment of any UCC financing statements unless (x) the Seller shall have provided at least thirty (30) days (or such shorter period of time as the Administrative Agent may agree) prior written notice to the Administrative Agent and the Majority Group Agents, (y) the Seller, at its own expense, shall have taken all action necessary or appropriate to perfect or maintain the perfection of the security interest under this Agreement (including, without limitation, the filing of all financing statements and the taking of such other action as the Administrative Agent may request in connection with such change or relocation) and (z) if requested by the Administrative Agent, the Seller shall cause to be delivered to the Administrative Agent, an opinion, in form and substance satisfactory to the Administrative Agent as to such UCC perfection and priority matters as the Administrative Agent may request at such time.

(v)    Sanctions and Anti-Corruption. The Seller will not request any Investment, and Seller shall not directly or to its knowledge indirectly use the proceeds of any Investment, in each case (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, or (ii) to fund any activities or business of or with any Person, or in any country or territory that, at the time of such funding is, or whose government is, the subject of Sanctions or in any manner that would result in the violation of any Sanctions applicable to Seller or, to the knowledge of such Seller, any other party hereto.

(w)    Reserved.

(x)    Seller’s Net Worth. The Seller shall not permit the Seller’s Net Worth to be less than the Required Capital Amount.

(y)    Taxes. The Seller will (i) timely file all U.S. federal and other material tax returns (federal, state and local) required to be filed by it and (ii) pay, or cause to be paid, before the same shall become delinquent, all taxes, assessments and other governmental charges, if any, other than taxes, assessments and other governmental charges being contested in good faith by appropriate proceedings and as to which adequate reserves have been provided in accordance with GAAP, unless and until any Lien resulting therefrom attaches to its property and becomes enforceable against its other creditors, except in each case to the extent that such failure to file or pay could not reasonably be expected to have a Material Adverse Effect.

(z)    Seller’s Tax Status. The Seller shall not be characterized as an association (or publicly traded partnership) taxable as a corporation or as a taxable mortgage pool, for U.S. federal income tax purposes. The Seller shall not become subject to U.S. federal net income tax and its distributions or allocations of income are not subject to U.S. federal withholding tax under Section 1445 or 1446 of the Code. The Seller shall not become subject to any material Tax in any jurisdiction outside the United States.

(aa)    Minimum Funding Threshold. The Seller shall maintain Aggregate Capital equal to or greater than an amount that is equal to the lesser of (a) sixty-six and sixty-seven hundredths percent (66.67%) of the Facility Limit at such time and (b) the Capital Coverage Amount at such time.

(bb)    Liquidity Coverage Ratio. The Seller shall not issue any LCR Security.

(cc)    Beneficial Ownership Regulation. Promptly following any change that would result in a change to the status as an excluded “Legal Entity Customer” under (and as defined in) the Beneficial Ownership Regulation, the Seller shall execute and deliver to the Administrative Agent and each Group Agent a Certificate of Beneficial Ownership complying with the Beneficial Ownership Regulation, in form and substance reasonably acceptable to the Administrative Agent.

(dd)    Excluded Collection Accounts. The Seller or the Servicer on its behalf shall cause (i) the related Excluded Collection Account Owner to cause or, (ii) solely with respect to Collections on Pledged Receivables and Pledged Collateral, shall cause the Pledgor to cause the related Excluded Collection Account Owner to cause, all Collections on Pool Receivables and other Sold Assets and Seller Collateral deposited into any Excluded Collection Account to be deposited into a Collection Account maintained in the name of the Seller and subject to an Account Control Agreement or, solely with respect to Collections on Pledged Receivables and Pledged Collateral, into the Pledgor Collection Account, by no later than (A) so long as neither (x) an Event of Termination has occurred and is continuing and (y) the Parent credit rating for long-term, unsecured and unsubordinated indebtedness or deposit obligations is not below BBB- by S&P or Baa3 by Moody’s, each Monthly Settlement Date; (B) at any time that the Parent credit rating for long-term, unsecured and unsubordinated indebtedness or deposit obligations is downgraded to below BBB- by S&P or Baa3 by Moody’s but prior to the occurrence and continuance of an Event of Termination, five (5) Business Days after receipt thereof; or (C) following the occurrence and continuance of an Event of Termination, one (1) Business Day after receipt thereof. The Seller shall not and shall cause the related Excluded Collection Account Owner not to permit any other Person to have any Adverse Claim, obtain any rights or direct any action with respect to any Excluded Collection Account.

Section 8.02.    Covenants of the Servicer. At all times from the Closing Date until the Final Payout Date:

(a)    Existence. The Servicer shall keep in full force and effect its existence and rights as a corporation or other entity. The Servicer shall obtain and preserve its qualification to do business in each jurisdiction in which the conduct of its business or the servicing of the Pool Receivables as required by this Agreement requires such qualification, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(b)    Financial Reporting. The Servicer will maintain a system of accounting established and administered in accordance with GAAP, and the Servicer, on behalf of the Seller, shall furnish to the Administrative Agent and each Group Agent:

(i)    Compliance Certificates. (a) A compliance certificate promptly upon completion of the annual report of the Parent and in no event later than 90 days after the close of the Parent’s fiscal year, in form and substance substantially similar to Exhibit H signed by a Financial Officer of the Servicer stating that no Event of Termination or Unmatured Event of Termination has occurred and is continuing, or if any Event of Termination or Unmatured Event of Termination has occurred and is continuing, stating the nature and status thereof and (b) within 45 days after the close of each fiscal quarter of the Parent, a compliance certificate in form and substance substantially similar to Exhibit H signed by a Financial Officer of the Parent stating that no Event of Termination or Unmatured Event of Termination has occurred and is continuing, or if any Event of Termination or Unmatured Event of Termination has occurred and is continuing, stating the nature and status thereof.

(ii)    Information Packages. As soon as available and in any event not later than two (2) Business Days prior to each Settlement Date, an Information Package as of the most recently completed Fiscal Month; provided, however, that at any time when an Event of Termination has occurred and is continuing, the Servicer shall furnish to the Administrative Agent promptly upon request an interim report with respect to the Pool Receivables containing such information as the Administrative Agent may reasonably request.

(iii)    Other Information. Such other information (including non-financial information) as the Administrative Agent or any Group Agent may from time to time reasonably request.

(b)    Notices. The Servicer, on behalf of the Seller, will notify the Administrative Agent and each Group Agent in writing of any of the following events promptly upon (but in no event later than three (3) Business Days after) a Financial Officer or other officer learning of the occurrence thereof, with such notice describing the same, and if applicable, the steps being taken by the Person(s) affected with respect thereto:

(i)    Notice of Events of Termination or Unmatured Events of Termination. A statement of a Financial Officer of the Seller setting forth details of any Event of Termination or Unmatured Event of Termination that has occurred and is continuing and the action which the Seller proposes to take with respect thereto.

(ii)    Representations and Warranties. The failure of any representation or warranty made or deemed to be made by the Seller, the Pledgor, or the Servicer under this Agreement or any other Transaction Document to be true and correct in any material respect when made or deemed made.

(iii)    Litigation. The institution of any litigation, arbitration proceeding or governmental proceeding with respect to the Seller, the Servicer, the Performance Guarantor, the Pledgor, or any Originator, which with respect to any Person other than the Seller, could reasonably be expected to have a Material Adverse Effect.

(iv)    Adverse Claim. (A) Any Person shall obtain an Adverse Claim upon the Sold Assets or the Seller Collateral or any portion thereof other than Permitted Liens, (B) any Person other than the Seller, the Servicer, the Pledgor, the Administrative Agent or, with respect to any Excluded Collection Account, the related Excluded Collection Account Owner shall obtain any rights or direct any action with respect to any Collection Account (or related Lock-Box) or (C) any Obligor shall receive any change in payment instructions with respect to Pool Receivable(s) from a Person other than the Servicer or the Administrative Agent.

(v)    Name Changes. (A) At least thirty (30) days (or such shorter period of time as the Administrative Agent may agree) before any change in the Seller’s name, jurisdiction of organization or any other change requiring the amendment of UCC financing statements and (B) not later than thirty (30) days following the effectiveness of any change in the Pledgor’s or any Originator’s name, jurisdiction of organization or any other change requiring the amendment of UCC financing statements.

(vi)    Reserved.

(vii)    Termination Event. The occurrence of any of (A) a Purchase and Sale Termination Event under the Purchase and Sale Agreement or (B) prior to the Spin-Off Date, a Pledgor Purchase and Sale Termination Event under the Pledgor Purchase and Sale Agreement.

(viii)    Material Adverse Change. Promptly after the occurrence thereof, notice of any Material Adverse Effect with respect to any Originator, the Pledgor, the Servicer, the Performance Guarantor or the Seller.

(c)    Conduct of Business. The Servicer will carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is presently conducted, and will do all things necessary to remain duly organized, validly existing and in good standing as a domestic corporation in its jurisdiction of organization and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted if the failure to have such authority could reasonably be expected to have a Material Adverse Effect.

(d)    Compliance with Laws. The Servicer shall maintain in effect all qualifications required under Applicable Law in order to service each Pool Receivable and the related Contract, if any, in accordance with this Agreement except where the failure to do so would not have a Material Adverse Effect and will comply in all material respects with all other requirements of Applicable Law in connection with servicing each Pool Receivable and the related Contract.

(e)    Furnishing of Information and Inspection of Receivables. The Servicer will furnish or cause to be furnished to the Administrative Agent and each Group Agent from time to time such information with respect to the Pool Receivables and the other Sold Assets and the Seller Collateral as the Administrative Agent or any Group Agent may reasonably request. Once a year (or more frequently, which may be as often as the Administrative Agent may determine, while an Event of Termination shall have occurred and be continuing), the Servicer will, at the Servicer’s expense, during regular business hours with reasonable prior written notice, (i) permit the Administrative Agent and each Group Agent or their respective agents or representatives to (A) examine and make copies of and abstracts from all books and records relating to the Pool Receivables or the other Sold Assets and the Seller Collateral, (B) visit the offices and properties of the Servicer for the purpose of examining such books and records and (C) upon execution of a confidentiality agreement, discuss matters relating to the Pool Receivables, the other Sold Assets, the Seller Collateral, or the Servicer’s performance hereunder or under the other Transaction Documents to which it is a party with any of the designated Financial Officers or independent public accountants of the Servicer (provided that representatives of the Servicer are present during such discussions) having knowledge of such matters and (ii) without limiting the provisions of clause (i) above, during regular business hours, at the Servicer’s expense, upon prior written notice from the Administrative Agent, permit certified public accountants or other auditors acceptable to the Administrative Agent to conduct a review of its books and records with respect to the Pool Receivables, the other Sold Assets, and the Seller Collateral; provided, that the Servicer shall be required to reimburse the Administrative Agent for only one (1) such review pursuant to clause (ii) above in any twelve-month period unless an Event of Termination has occurred and is continuing; provided, notwithstanding the foregoing or any provision of any Transaction Document, none of the Administrative Agent, any Purchaser Party or any beneficiary thereof shall have the right to hold, review, view, audit or otherwise possess (x) any Contract, or (y) any financial reporting or other books or records specifically relating to such Contract and the Receivables generated thereunder, the disclosure of which is precluded by the applicable terms of such Contract; provided, further, however, that during the occurrence and continuance of an Event of Termination, to the extent that the related Obligor has defaulted in the payment of any Receivable, upon the request of the Administrative Agent, the Servicer shall provide the Administrative Agent with such information reasonably requested with respect to any such Contract (which may be redacted versions of or excerpts of any Contract) to the extent needed for the Administrative Agent to enforce such Contract against the applicable Obligor.

(f)    Payments on Receivables, Collection Accounts. (i) The Servicer will at all times, instruct all Obligors to deliver payments on the Pool Receivables to a Collection Account or a Lock-Box. The Servicer will at all times ensure that only payments and Collections with respect to Pledged Receivables and the other Pledged Collateral are deposited into the Pledgor Collection Account. The Servicer will, and will cause each Originator and the Pledgor to, at all times, maintain such books and records necessary to identify Collections received from time to time on Pool Receivables and to segregate such Collections from other property of the Servicer, the Pledgor, and the Originators. If any payments on the Pool Receivables or other Collections are received by the Seller, the Servicer, the Pledgor, or an Originator, it shall hold such payments in trust for the benefit of the Administrative Agent, the Group Agents and the other Secured Parties and promptly (but in any event within one (1) Business Day after receipt) remit such funds into a Collection Account.

(ii)    Except with respect to any Excluded Collection Account which shall be subject to Section 8.01(dd) and Section 8.02(j), the Servicer shall not permit funds other than Collections on Pool Receivables and other Sold Assets and Seller Collateral to be deposited into any Collection Account except with respect to any amounts received in respect of Excluded Receivables; provided that in the event the Parent long-term credit rating is downgraded to below BB by S&P or Ba2 by Moody’s, the Servicer shall use commercially reasonable efforts to cause all such funds not representing Collections on Pool Receivables and other Sold Assets and Seller Collateral to no longer be deposited into any Collection Account promptly upon the request of the Administrative Agent. The Servicer shall identify and transfer any funds not representing Collections on Pool Receivables and other Sold Assets and Seller Collateral deposited into any Collection Account other than an Excluded Collection Account to the appropriate Person entitled to such funds within two (2) Business Days of such deposit. The Servicer will not, and will not permit the Seller, the Pledgor, any Originator or any other Person to commingle Collections or other funds to which the Administrative Agent, any Group Agent or any other Secured Party is entitled, with any other funds except as set forth herein.

(iii)    The Servicer shall only add a Collection Account (or a related Lock-Box) or a Collection Account Bank to those listed on Schedule II to this Agreement, if the Administrative Agent has received notice of such addition and an executed and acknowledged copy of an Account Control Agreement (or an amendment thereto) in form and substance acceptable to the Administrative Agent from the applicable Collection Account Bank. The Servicer shall only terminate a Collection Account Bank or close a Collection Account (or a related Lock-Box) with the prior written consent of the Administrative Agent. The Servicer shall ensure that no disbursements are made from any Collection Account, other than such disbursements that are made at the direction and for the account of the Seller or, with respect to any Excluded Collection Account, the related Excluded Collection Account Owner.

(g)    Extension or Amendment of Pool Receivables. Except as otherwise permitted in Section 9.02, the Servicer will not, and will not permit the Pledgor to, alter the delinquency status or adjust the Outstanding Balance or otherwise modify the terms of any Pool Receivable in any material respect, or amend, modify or waive, in any material respect, any term or condition of any related Contract. The Servicer shall at its expense, timely and fully perform and comply in all material respects with all provisions, covenants and other promises required to be observed by it under the Contracts related to the Pool Receivables, and timely and fully comply with the Credit and Collection Policy with regard to each Pool Receivable and the related Contract.

(h)    Change in Credit and Collection Policy. The Servicer will not ,and will not permit the Pledgor to, make any change in the Credit and Collection Policy that could reasonably be expected to materially adversely affect the underwriting standards, the collectability of the Receivables, the credit quality of any Receivable, the enforceability of any related contract or the Seller’s or the Servicer’s ability to perform its obligations under the related contract or the Transaction Documents without the prior written consent of the Administrative Agent (such consent not to be unreasonably withheld, conditioned or delayed).

(i)    Records. The Servicer will, and with respect to the Pledged Receivables will cause the Pledgor to, maintain and implement administrative and operating procedures (including an ability to recreate records evidencing Pool Receivables and related Contracts in the event of the destruction of the originals thereof), and keep and maintain all documents, books, records, computer tapes and disks and other information reasonably necessary or advisable for the collection of all Pool Receivables (including records adequate to permit the daily identification of each Pool Receivable and all Collections of and adjustments to each existing Pool Receivable).

(j)    Excluded Collection Accounts. The Servicer shall cause and shall cause (i) the related Excluded Collection Account Owner to cause or, (ii) solely with respect to Collections on Pledged Receivables and Pledged Collateral, shall cause the Pledgor to cause the related Excluded Collection Account Owner to cause, all Collections on Pool Receivables and other Sold Assets and Seller Collateral deposited into any Excluded Collection Account to be deposited into a Collection Account maintained in the name of the Seller and subject to an Account Control Agreement or, solely with respect to Collections on Pledged Receivables and Pledged Collateral, into the Pledgor Collection Account, by no later than (i) so long as neither (x) an Event of Termination has occurred and is continuing and (y) the Parent credit rating for long-term, unsecured and unsubordinated indebtedness or deposit obligations is not below BBB- by S&P or Baa3 by Moody’s, each Monthly Settlement Date; (ii) at any time that the Parent credit rating for long-term, unsecured and unsubordinated indebtedness or deposit obligations is downgraded to below BBB- by S&P or Baa3 by Moody’s but prior to the occurrence and continuance of an Event of Termination, five (5) Business Days after receipt thereof; or (iii) following the occurrence and continuance of an Event of Termination, one (1) Business Day after receipt thereof. The Servicer shall not and shall cause the related Excluded Collection Account Owner not to permit any other Person to have any Adverse Claim, obtain any rights or direct any action with respect to any Excluded Collection Account.

(k)    Reserved.

(l)    Security Interest, Etc. The Servicer shall, at its expense, take all action necessary or reasonably desirable to establish and maintain (i) with respect to the Sold Assets and Seller Collateral, valid and enforceable ownership or security interest in the Sold Assets and Seller Collateral, and first priority perfected security interest in the Sold Assets and Seller Collateral and (ii) with respect to the Pledged Receivables and Pledged

Collateral, valid and enforceable security interest in the Pledged Receivables and Pledged Collateral, and first priority perfected security interest in the Pledged Receivables and Pledged Collateral, in each case free and clear of any Adverse Claim other than Permitted Liens, in favor of the Administrative Agent (on behalf of the Secured Parties), including taking such action to perfect, protect or more fully evidence the security interest of the Administrative Agent (on behalf of the Secured Parties) as the Administrative Agent or any Secured Party may reasonably request. In order to evidence the security interests of the Administrative Agent under this Agreement, the Servicer shall, from time to time take such action, or execute and deliver such instruments as may be necessary (including, without limitation, such actions as are reasonably requested by the Administrative Agent) to maintain and perfect, as a first-priority interest, the Administrative Agent’s security interest in the Receivables, Related Security and Collections. The Servicer shall, from time to time and within the time limits established by law, prepare and present to the Administrative Agent for the Administrative Agent’s authorization and approval, all financing statements, amendments, continuations or initial financing statements in lieu of a continuation statement, or other filings necessary to continue, maintain and perfect the Administrative Agent’s security interest as a first-priority interest. The Administrative Agent’s approval of such filings shall authorize the Servicer to file such financing statements under the UCC without the signature of the Seller, the Pledgor, any Originator or the Administrative Agent where allowed by Applicable Law. Notwithstanding anything else in the Transaction Documents to the contrary, the Servicer shall not have any authority to file a termination, partial termination, release, partial release, or any amendment that deletes the name of a debtor or excludes collateral of any such financing statements filed in connection with the Transaction Documents, without the prior written consent of the Administrative Agent.

(m)    Reserved.

(n)    Reserved.

(o)    Reserved.

(p)    Taxes. The Servicer will (i) timely file all U.S. federal and other material tax returns (federal, state and local) required to be filed by it and (ii) pay, or cause to be paid, before the same shall become delinquent, all taxes, assessments and other governmental charges, if any, other than taxes, assessments and other governmental charges being contested in good faith by appropriate proceedings and as to which adequate reserves have been provided in accordance with GAAP unless and until any Lien resulting therefrom attaches to its property and becomes enforceable against its other creditors, except in each case to the extent that such failure to file or pay could not reasonably be expected to have a Material Adverse Effect.

(q)    Seller’s Tax Status. The Servicer shall not take or cause any action to be taken that could result in the Seller (i) becoming characterized as an association (or publicly traded partnership) taxable as a corporation or as a taxable mortgage pool, for U.S. federal income tax purposes or (ii) becoming subject to U.S. federal net income tax and its distributions or allocations of income becoming subject to U.S. federal withholding tax under Section 1445 or 1446 of the Code.

Section 8.03.    Separate Existence of the Seller. Each of the Seller and the Servicer hereby acknowledges that the Secured Parties, the Group Agents and the Administrative Agent are entering into the transactions contemplated by this Agreement and the other Transaction Documents in reliance upon the Seller’s identity as a legal entity separate from any Originator, the Pledgor, the Servicer, the Performance Guarantor and their Affiliates. Therefore, each of the Seller and Servicer shall take all steps specifically required by this Agreement or reasonably required by the Administrative Agent or any Group Agent to continue the Seller’s identity as a separate legal entity and to make it apparent to third Persons that the Seller is an entity with assets and liabilities distinct from those of the Performance Guarantor, the Originators, the Pledgor, the Servicer and any other Person, and is not a division of the Performance Guarantor, the Originators, the Pledgor, the Servicer, its Affiliates or any other Person. Without limiting the generality of the foregoing and in addition to and consistent with the other covenants set forth herein, each of the Seller and the Servicer shall take such actions as shall be required in order that:

(a)    Special Purpose Entity. The Seller will be a special purpose company whose primary activities are restricted in its Limited Liability Company Agreement to: (i) purchasing or otherwise acquiring from the Originators, owning, holding, collecting, granting security interests or selling interests in the Sold Assets and Seller Collateral (other than the Pledged Collateral), (ii) acquiring from the Pledgor a security interest in the Pledged Collateral and owning, holding, collecting or granting security interests in the Pledged Collateral, (iii) entering into agreements for the selling, servicing and financing of the Receivables Pool (including the Transaction Documents) and (iv) conducting such other activities as it deems necessary or appropriate to carry out its primary activities.

(b)    No Other Business or Debt. The Seller shall not engage in any business or activity except as set forth in this Agreement nor, incur any indebtedness or liability other than as expressly permitted by the Transaction Documents.

(c)    Independent Director. Not fewer than one member of the Seller’s board of directors (the “Independent Director”) shall be a natural person who (i) has never been, and shall at no time be, an equityholder, director, officer, manager, member, partner, officer, employee or associate, or any relative of the foregoing, of any member of the Parent Group (as hereinafter defined) (other than his or her service as an Independent Director of the Seller or an independent director of any other bankruptcy-remote special purpose entity formed for the sole purpose of securitizing, or facilitating the securitization of, financial assets of any member or members of the Parent Group), (ii) is not a customer or supplier of any member of the Parent Group (other than his or her service as an Independent Director of the Seller or an independent director of any other bankruptcy-remote special purpose entity formed for the sole purpose of securitizing, or facilitating the securitization of, financial assets of any member or members of the Parent Group), (iii) is not any member of the immediate family of a person described in (i) or (ii) above, and (iv) has (x) prior experience as an independent director for a corporation or limited liability company whose organizational or charter documents required the unanimous consent of all independent directors thereof before such corporation or limited liability company could consent to the institution of bankruptcy or insolvency proceedings against it or could file a petition seeking relief under any applicable federal or state law relating to bankruptcy and (y) at least three years of employment experience with one or more entities that provide, in the ordinary course of their respective businesses, advisory, management or placement services to issuers of securitization or structured finance instruments, agreements or securities. For purposes of this clause (c), “Parent Group” shall mean (i) the Parent, the Servicer, the Performance Guarantor, the Pledgor, and each Originator, (ii) each person that directly or indirectly, owns or controls, whether beneficially, or as a trustee, guardian or other fiduciary, five percent (5%) or more of the membership interests in the Parent, (iii) each person that controls, is controlled by or is under common control with the Parent and (iv) each of such person’s officers, directors, managers, joint venturers and partners. For the purposes of this definition, “control” of a person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person or entity, whether through the ownership of voting securities, by contract or otherwise. A person shall be deemed to be an “associate” of (A) a corporation or organization of which such person is an officer, director, partner or manager or is, directly or indirectly, the beneficial owner of ten percent (10%) or more of any class of equity securities, (B) any trust or other estate in which such person serves as trustee or in a similar capacity and (C) any relative or spouse of a person described in clause (A) or (B) of this sentence, or any relative of such spouse.

The Seller shall (A) give written notice to the Administrative Agent of the election or appointment, or proposed election or appointment, of a new Independent Director of the Seller, which notice shall be given not later than ten (10) Business Days prior to the date such appointment or election would be effective (except when such election or appointment is necessary to fill a vacancy caused by the death, disability, or incapacity of the existing Independent Director, or the failure of such Independent Director to satisfy the criteria for an Independent Director set forth in this clause (c), in which case the Seller shall provide written notice of such election or appointment within one (1) Business Day) and (B) with any such written notice, certify to the Administrative Agent that the Independent Director satisfies the criteria for an Independent Director set forth in this clause (c).

The Seller’s Limited Liability Company Agreement shall provide that: (A) the Seller’s board of directors shall not approve, or take any other action to cause the filing of, a voluntary bankruptcy petition with respect to the Seller unless the Independent Director shall approve the taking of such action in writing before the taking of such action and (B) such provision and each other provision requiring an Independent Director cannot be amended without the prior written consent of the Independent Director.

The Independent Director shall not at any time serve as a trustee in bankruptcy for the Seller, the Parent, the Performance Guarantor, the Pledgor, any Originator, the Servicer or any of their respective Affiliates.

(d)    Organizational Documents. The Seller shall maintain its organizational documents in conformity with this Agreement, such that it does not amend, restate, supplement or otherwise modify its ability to comply with the terms and provisions of any of the Transaction Documents, including, without limitation, Section 8.01(p).

(e)    Conduct of Business. The Seller shall conduct its affairs strictly in accordance with its organizational documents and observe all necessary, appropriate and customary company formalities, including, but not limited to, holding all regular and special members’ and board of directors’ meetings appropriate to authorize all company action, keeping separate and accurate minutes of its meetings, passing all resolutions or consents necessary to authorize actions taken or to be taken, and maintaining accurate and separate books, records and accounts, including, but not limited to, payroll and intercompany transaction accounts.

(f)    Compensation. Any employee, consultant or agent of the Seller will be compensated from the Seller’s funds for services provided to the Seller, and to the extent that Seller shares the same officers or other employees as the Servicer (or any other Affiliate thereof), the salaries and expenses relating to providing benefits to such officers and other employees shall be fairly allocated among such entities, and each such entity shall bear its fair share of the salary and benefit costs associated with such common officers and employees. The Seller will not engage any agents other than its attorneys, auditors and other professionals, and a servicer and any other agent contemplated by the Transaction Documents for the Receivables Pool, which servicer will be fully compensated for its services by payment of the Servicing Fee.

(g)    Servicing and Costs. The Seller will contract with the Servicer to perform for the Seller all operations required on a daily basis to service the Receivables Pool. The Seller will not incur any indirect or overhead expenses for items shared with the Servicer (or any other Affiliate thereof) that are not reflected in the Servicing Fee. To the extent, if any, that the Seller (or any Affiliate thereof) shares items of expenses not reflected in the Servicing Fee, such as legal, auditing and other professional services, such expenses will be allocated to the extent practical on the basis of actual use or the value of services rendered, and otherwise on a basis reasonably related to the actual use or the value of services rendered.

(h)    Operating Expenses. The Seller’s operating expenses will not be paid by the Servicer, the Parent, the Performance Guarantor, the Pledgor, any Originator or any Affiliate thereof.

(i)    Stationary. The Seller will have its own separate stationary.

(j)    Books and Records. The Seller’s books and records will be maintained separately from those of the Servicer, the Parent, the Performance Guarantor, the Pledgor, the Originators and any of their Affiliates and in a manner such that it will not be difficult or costly to segregate, ascertain or otherwise identify the assets and liabilities of the Seller.

(k)    Disclosure of Transactions. All financial statements of the Servicer, the Parent, the Performance Guarantor, the Pledgor, the Originators or any Affiliate thereof that are consolidated to include the Seller will disclose that (i) the Seller’s sole business consists of (A) the purchase or acceptance through capital contributions of the Receivables and Related Rights from the applicable Originators and the subsequent retransfer of or granting of a security interest in such Receivables and Related Rights to the Administrative Agent pursuant to this Agreement, and (B) the acceptance through pledge of the Pledged Receivables and Related Rights from the Pledgor and the subsequent granting of a security interest in such Pledge Receivables and Related Rights to the Administrative Agent pursuant to this Agreement, (ii) the Seller is a separate legal entity with its own separate creditors who will be entitled, upon its liquidation, to be satisfied out of the Seller’s assets prior to any assets or value in the Seller becoming available to the Seller’s equity holders and (iii) the assets of the Seller are not available to pay creditors of the Servicer, the Parent, the Performance Guarantor, the Pledgor, the Originators or any Affiliate thereof.

(l)    Segregation of Assets. The Seller’s assets will be maintained in a manner that facilitates their identification and segregation from those of the Servicer, the Parent, the Performance Guarantor, the Pledgor, the Originators or any Affiliates thereof.

(m)    Corporate Formalities. The Seller will strictly observe limited liability company formalities in its dealings with the Servicer, the Parent, the Performance Guarantor, the Pledgor, the Originators or any Affiliates thereof, and funds or other assets of the Seller will not be commingled with those of the Servicer, the Parent, the Performance Guarantor, the Pledgor, the Originators or any Affiliates thereof except as permitted by this Agreement. The Seller shall not maintain joint bank accounts or other depository accounts to which the Servicer, the Parent, the Performance Guarantor, the Pledgor, the Originators or any Affiliate thereof (other than the Servicer solely in its capacity as such) has independent access. The Seller is not named, and has not entered into any agreement to be named, directly or indirectly, as a direct or contingent beneficiary or loss payee on any insurance policy with respect to any loss relating to the property of the Servicer, the Parent, the Performance Guarantor, the Pledgor, the Originators or any Subsidiaries or other Affiliates thereof. The Seller will pay to the appropriate Affiliate the marginal increase or, in the absence of such increase, the market amount of its portion of the premium payable with respect to any insurance policy that covers the Seller and such Affiliate.

(n)    Arm’s-Length Relationships. The Seller will maintain arm’s-length relationships with the Servicer, the Parent, the Performance Guarantor, the Pledgor, the Originators and any Affiliates thereof. Any Person that renders or otherwise furnishes services to the Seller will be compensated by the Seller at market rates for such services it renders or otherwise furnishes to the Seller. Neither the Seller on the one hand, nor the Servicer, the Parent, the Performance Guarantor, the Pledgor, any Originator or any Affiliate thereof, on the other hand, will be or will hold itself out to be responsible for the debts of the other or the decisions or actions respecting the daily business and affairs of the other. The Seller, the Servicer, the Parent, the Performance Guarantor, the Pledgor,

the Originators and their respective Affiliates will immediately correct any known misrepresentation with respect to the foregoing, and they will not operate or purport to operate as an integrated single economic unit with respect to each other or in their dealing with any other entity.

(o)    Allocation of Overhead. To the extent that Seller, on the one hand, and the Servicer, the Parent, the Performance Guarantor, the Pledgor, any Originator or any Affiliate thereof, on the other hand, have offices in the same location, there shall be a fair and appropriate allocation of overhead costs between them, and the Seller shall bear its fair share of such expenses, which may be paid through the Servicing Fee or otherwise.

Section 8.04.    Post-Closing Covenant. Within 2 Business Days after the Restatement Effective Date, the Seller shall deliver or cause the delivery of, the following documents: (i) favorable written opinions of Debevoise & Plimpton LLP, as to certain corporate and enforceability matters relating to Discovery, Inc. and the Performance Guaranty, which shall be in form and substance satisfactory to the Administrative Agent; (ii) favorable written opinions of The Delaware Counsel Group LLC, as special Delaware counsel, as to certain corporate matters relating to Discovery, Inc. and the Performance Guaranty, which shall be in form and substance satisfactory to the Administrative Agent; and (iii) an officer’s certificate of an authorized officer of Discovery, Inc., certifying as to its (a) organizational documents, (b) authorizing resolutions, (c) good standing, and (d) incumbency.

ARTICLE IX

ADMINISTRATION AND COLLECTION OF RECEIVABLES

Section 9.01.    Appointment of the Servicer. (a) The servicing, administering and collection of the Pool Receivables shall be conducted by the Person so designated from time to time as the Servicer in accordance with this Section 9.01. Until the Administrative Agent gives notice to Turner (in accordance with this Section 9.01) of the designation of a new Servicer, Turner is hereby designated as, and hereby agrees to perform the duties and obligations of, the Servicer pursuant to the terms hereof. Upon the occurrence of an Event of Termination, the Administrative Agent may (with the consent of the Majority Group Agents) and shall (at the direction of the Majority Group Agents), designate as Servicer the Parent or an Affiliate thereof to succeed Turner or any successor Servicer, on the condition in each case that the Parent or such Affiliate shall agree to perform the duties and obligations of the Servicer pursuant to the terms hereof.

(b)    Upon the designation of a successor Servicer as set forth in clause (a) above, Turner agrees that it will terminate its activities as Servicer hereunder in a manner that the Administrative Agent reasonably determines will facilitate the transition of the performance of such activities to the new Servicer, and Turner shall cooperate with and assist such new Servicer.    Such cooperation shall include access to and transfer of records related to Pool Receivables and use by the new Servicer of all licenses (or the obtaining of new licenses), hardware or software necessary or reasonably desirable to collect the Pool Receivables and the Related Security.

(c)    Turner acknowledges that, in making its decision to execute and deliver this Agreement, the Administrative Agent and each member in each Group have relied on Turner’s agreement to act as Servicer hereunder. Accordingly, Turner agrees that it will not voluntarily resign as Servicer without the prior written consent of the Administrative Agent and the Majority Group Agents.

(d)    The Servicer may, and hereby does, delegate its duties and obligations hereunder to each Originator as subservicer with respect to the Receivables generated by such Originator or, solely with respect to a GDS Receivable, to GDS, and may further delegate its duties and obligations hereunder to any other subservicer (each a “Sub-Servicer”); provided, that, in each such delegation: (i) the Servicer shall remain liable for the performance of the duties and obligations so delegated, (ii) the Seller, the Administrative Agent, each Purchaser and each Group Agent shall have the right to look solely to the Servicer for performance, and (iii) if such Sub-Servicer is not an Affiliate of the Parent, (A) the Administrative Agent and the Majority Group Agents shall have consented in writing in advance to such delegation and (B) such Sub-Servicer shall agree in writing to perform the delegated duties and obligations of the Servicer pursuant to the terms hereof.

Section 9.02.    Duties of the Servicer. (a) The Servicer shall take or cause to be taken all such action as may be necessary or reasonably advisable to service, administer and collect each Pool Receivable from time to time, all in accordance with this Agreement and all Applicable Laws, with reasonable care and diligence, and in accordance with the Credit and Collection Policy and consistent with the past practices of the Originators. The Servicer shall set aside, for the accounts of each Group, the amount of Collections to which each such Group is entitled in accordance with Article IV hereof. The Servicer may, in accordance with the Credit and Collection Policy and consistent with past practices of the Originators, take such action, including modifications, waivers or restructurings of Pool Receivables and related Contracts, as the Servicer may reasonably determine to be appropriate to maximize Collections thereof or reflect adjustments expressly permitted under the Credit and Collection Policy or as expressly required under Applicable Laws or the applicable Contract; provided, that for purposes of this Agreement: (i) such action shall not, and shall not be deemed to, change the number of days such Pool Receivable has remained unpaid from the date of the original due date related to such Pool Receivable, (ii) such action shall not alter the status of such Pool Receivable as a delinquent Receivable or limit the rights of any Secured Party under this Agreement or any other Transaction Document and (iii) if an Event of Termination has occurred and is continuing and neither the Parent nor an Affiliate thereof is the Servicer at such time, the Servicer may take such action only upon the prior written consent of the Administrative Agent. The Seller shall deliver to the Servicer and the Servicer shall hold for the benefit of the Administrative Agent (individually and for the benefit of each Group), in accordance with their respective interests, all records and documents (including computer tapes or disks) with respect to each Pool Receivable. Notwithstanding anything to the contrary contained herein, if an Event of Termination has occurred and is continuing, the Administrative Agent may direct the Servicer to commence or settle any legal action to enforce collection of any Pool Receivable that is a defaulted Receivable or to foreclose upon or repossess any Related Security with respect to any such defaulted Receivable.

(b)    The Servicer’s obligations hereunder shall terminate on the Final Payout Date. Promptly following the Final Payout Date, the Servicer shall deliver to the Seller all books, records and related materials that the Seller previously provided to the Servicer, or that have been obtained by the Servicer, in connection with this Agreement.

Section 9.03.    Collection Account Arrangements. The Seller shall have, or shall cause the Pledgor to have, entered into Account Control Agreements with all of the applicable Collection Account Banks and delivered executed counterparts of each to the Administrative Agent except with respect to (i) each Excluded Collection Account, (ii) until the Pledgor is in compliance with Section 7.14 of the Pledgor Purchaser Assignment, the Pledgor Collection Account, and (iii) the TD Account; provided that in the event the Parent long-term credit rating is downgraded to below BB by S&P or Ba2 by Moody’s, the Seller shall enter into an Account Control Agreement with respect to the TD Account within 30 days of the request of the Administrative Agent (or such greater amount of time agreed to by the Seller and the Administrative Agent). Upon the occurrence and during the continuance of an Event of Termination, the Administrative Agent may (with the consent of the Majority Group Agents) and shall (upon the direction of the Majority Group Agents) at any time thereafter give notice to each Collection Account Bank that the Administrative Agent is exercising its rights under the Account Control Agreements to do any or all of the following: (a) to have the exclusive ownership and control of the Collection Accounts transferred to the Administrative Agent (for the benefit of the Secured Parties) and to exercise exclusive dominion and control over the funds deposited therein (for the benefit of the Secured Parties), (b) to have the proceeds that are sent to the respective Collection Accounts redirected pursuant to the Administrative Agent’s instructions rather than deposited in the applicable Collection Account and (c) to take any or all other actions permitted under the applicable Account Control Agreement. The Seller hereby agrees that if the Administrative Agent at any time takes any action set forth in the preceding sentence, the Administrative Agent shall have exclusive control (for the benefit of the Secured Parties) of the proceeds (including Collections) of all Pool Receivables and the Seller hereby further agrees to take any other action that the Administrative Agent may reasonably request to transfer such control. Any proceeds of Pool Receivables received by the Seller or the Servicer thereafter shall be sent immediately to, or as otherwise instructed by, the Administrative Agent.

Section 9.04.    Enforcement Rights. (a) At any time following the occurrence and during the continuation of an Event of Termination:

(i)    the Administrative Agent may instruct the Seller or the Servicer to give notice of the Secured Parties’ interest in Pool Receivables to each Obligor or, with respect to the Pledged Receivables, to the Pledgor and each related Obligor, which notice shall direct that payments be made directly to the Administrative Agent or its designee (on behalf of the Secured Parties), and the Seller or the Servicer, as the case may be, shall give such notice at the expense of the Seller or the Servicer, as the case may be; provided, that the Administrative Agent or such designee shall, as promptly as practicable, return to the Seller all amounts that it receives from such Obligors to the extent such amounts do not constitute Collections; provided, further, that if the Seller or the Servicer, as the case may be, fails to so notify each Obligor and the Pledgor (if applicable) within two (2) Business Days following instruction by the Administrative Agent, the Administrative

Agent (at the Seller’s or the Servicer’s, as the case may be, expense) may so notify the Obligors and the Pledgor, if applicable; provided, that the Administrative Agent or such designee shall, as promptly as practicable, return to the Seller all amounts that it receives from such Obligors to the extent such amounts do not constitute Collections.

(ii)    the Administrative Agent may request the Servicer to, and upon such request the Servicer shall: (A) assemble all of the records necessary or desirable to collect the Pool Receivables and the Related Security, and transfer or license to a successor Servicer the use of all software necessary or desirable to collect the Pool Receivables and the Related Security, and make the same available to the Administrative Agent or its designee (for the benefit of the Secured Parties) at a place selected by the Administrative Agent; provided, notwithstanding the foregoing or any provision of any Transaction Document, none of the Administrative Agent, any Purchaser Party or any beneficiary thereof shall have the right to hold, review, view, audit or otherwise possess (x) any Contract; or (y) any financial reporting or other books or records specifically relating to such Contract and the Receivables generated thereunder, the disclosure of which is precluded by the applicable terms of such Contract, provided, further, however, that during the occurrence and continuance of an Event of Termination, to the extent that the related Obligor has defaulted in the payment of any Receivable, upon the request of the Administrative Agent the Seller shall provide the Administrative Agent with such information reasonably requested with respect to any such Contract (which may be redacted versions of or excerpts of any Contract) to the extent needed for the Administrative Agent to enforce such Contract against the applicable Obligor; and (B) segregate all cash, checks and other instruments received by it from time to time constituting Collections in a manner reasonably acceptable to the Administrative Agent and, promptly upon receipt, remit all such cash, checks and instruments, duly endorsed or with duly executed instruments of transfer, to the Administrative Agent or its designee;

(iii)    the Administrative Agent may notify the Collection Account Banks that the Seller, the Pledgor, and the Servicer will no longer have any access to the Collection Accounts;

(iv)    the Administrative Agent may (or, at the direction of the Majority Group Agents shall) replace the Person then acting as Servicer; and

(v)    the Administrative Agent may collect any amounts due from (A) an Originator under the Purchase and Sale Agreement or prior to the Spin-Off Date, the Pledgor Purchase and Sale Agreement, as applicable, (B) prior to the Spin-Off Date, the Pledgor under the Pledgor Purchaser Assignment, or (C) the Performance Guarantor under the Performance Guaranty.

For the avoidance of doubt, the foregoing rights and remedies of the Administrative Agent upon an Event of Termination are in addition to and not exclusive of the rights and remedies contained herein and under the other Transaction Documents.

(b)    The Seller hereby authorizes the Administrative Agent (on behalf of the Secured Parties), and irrevocably appoints the Administrative Agent as its attorney-in-fact with full power of substitution and with full authority in the place and stead of the Seller, which appointment is coupled with an interest, to take any and all steps in the name of the Seller and on behalf of the Seller necessary or desirable, in the reasonable determination of the Administrative Agent, after the occurrence and during the continuation of an Event of Termination, to collect any and all amounts or portions thereof due under any and all Sold Assets and Seller Collateral, including endorsing the name of the Seller on checks and other instruments representing Collections and enforcing such Sold Assets and Seller Collateral. Notwithstanding anything to the contrary contained in this subsection, none of the powers conferred upon such attorney-in-fact pursuant to the preceding sentence shall subject such attorney-in-fact to any liability if any action taken by it shall prove to be inadequate or invalid, nor shall they confer any obligations upon such attorney-in-fact in any manner whatsoever.

(c)    The Servicer hereby authorizes the Administrative Agent (on behalf of the Secured Parties), and irrevocably appoints the Administrative Agent as its attorney-in-fact with full power of substitution and with full authority in the place and stead of the Servicer, which appointment is coupled with an interest, to take any and all steps in the name of the Servicer and on behalf of the Servicer necessary or desirable, in the reasonable determination of the Administrative Agent, after the occurrence and during the continuation of an Event of Termination, to collect any and all amounts or portions thereof due under any and all Sold Assets and Seller Collateral, including endorsing the name of the Servicer on checks and other instruments representing Collections and enforcing such Sold Assets and Seller Collateral. Notwithstanding anything to the contrary contained in this subsection, none of the powers conferred upon such attorney-in-fact pursuant to the preceding sentence shall subject such attorney-in-fact to any liability if any action taken by it shall prove to be inadequate or invalid, nor shall they confer any obligations upon such attorney-in-fact in any manner whatsoever.

Section 9.05.    Responsibilities of the Seller. (a) Anything herein to the contrary notwithstanding, the Seller shall: (i) perform all of its obligations, if any, under the Contracts related to the Pool Receivables to the same extent as if interests in such Pool Receivables had not been transferred hereunder, and the exercise by the Administrative Agent, or any other Purchaser Party of their respective rights hereunder shall not relieve the Seller from such obligations and (ii) pay when due any material taxes, including any material sales taxes payable in connection with the Pool Receivables and their creation and satisfaction. None of the Purchaser Parties shall have any obligation or liability with respect to any Sold Assets or Seller Collateral, nor shall any of them be obligated to perform any of the obligations of the Seller, the Servicer, the Pledgor, or any Originator thereunder.

(b)    Turner hereby irrevocably agrees that if at any time it shall cease to be the Servicer hereunder, it shall act (if the then-current Servicer so requests) as the data-processing agent of the Servicer and, in such capacity, Turner shall conduct the data-processing functions of the administration of the Receivables and the Collections thereon in substantially the same way that Turner conducted such data-processing functions while it acted as the Servicer. In connection with any such processing functions, the Seller shall pay to Turner its reasonable out-of-pocket costs and expenses from the Seller’s own funds (subject to the priority of payments set forth in Section 4.01).

Section 9.06.    Servicing Fee. (a) Subject to clause (b) below, the Seller shall pay the Servicer a fee (the “Servicing Fee”) equal to 1.00% per annum (the “Servicing Fee Rate”) of the daily average aggregate Outstanding Balance of the Pool Receivables. Accrued Servicing Fees shall be payable from Collections to the extent of available funds in accordance with Section 4.01.

(b)    If the Servicer is neither the Parent nor an Affiliate thereof, the Servicing Fee shall be the greater of: (i) the amount calculated pursuant to clause (a) above and (ii) an alternative amount specified by the successor Servicer not to exceed 110% of the aggregate reasonable costs and expenses incurred by such successor Servicer in connection with the performance of its obligations as Servicer hereunder.

ARTICLE X

EVENTS OF TERMINATION

Section 10.01.    Events of Termination. If any of the following events (each an “Event of Termination”) shall occur:

(a)    (i) the Seller, the Pledgor, any Originator, the Performance Guarantor or the Servicer shall fail to perform or observe any term, covenant or agreement under this Agreement or any other Transaction Document (other than any such failure which would constitute an Event of Termination under clause (ii) or (iii) of this paragraph (a)), and such failure, solely to the extent capable of cure, shall continue for thirty (30) days after the earlier of (x) written notice to the Seller, the Pledgor, any Originator, the Performance Guarantor, or the Servicer by the Administrative Agent or any Purchaser, and (y) actual knowledge of the Seller, the Pledgor, any Originator, the Performance Guarantor, or the Servicer, (ii) the Seller, the Pledgor, any Originator, the Performance Guarantor or the Servicer shall fail to make when due any payment or deposit to be made by it under this Agreement or any other Transaction Document and such failure shall continue unremedied for three (3) Business Days or (iii) Turner shall resign as Servicer, and if the Parent or an Affiliate thereof has not been appointed as Servicer hereunder, no successor Servicer reasonably satisfactory to the Administrative Agent shall have been appointed;

(b)    any written representation or warranty made or deemed made by the Seller, the Pledgor, any Originator, the Performance Guarantor or the Servicer (or any of their respective officers) under or in connection with this Agreement or any other Transaction Document or any information or report delivered by the Seller, the Pledgor, any Originator, the Performance Guarantor or the Servicer pursuant to this Agreement or any other Transaction Document, shall prove to have been incorrect or untrue in any material respect when made or deemed made or delivered, provided, however, any breach of any representation or warranty set forth in Section 7.01(m), 7.01(u), 7.02(i) or 7.02(l) shall not constitute an Event of Termination if a Deemed Collection payment is timely and fully made in connection therewith in accordance with Section 4.01(d);

(c)    the Seller or the Servicer shall fail to deliver an Information Package pursuant to this Agreement, and such failure shall remain unremedied for three (3) Business Days after written notice of such failure has been given to the Seller or the Servicer;

(d)    this Agreement or any security interest granted pursuant to this Agreement or any other Transaction Document shall for any reason cease to create, or for any reason cease to be, a valid and enforceable first priority perfected security interest in favor of the Administrative Agent with respect to the Pool Receivables or any of the other Sold Assets or Seller Collateral, free and clear of any Adverse Claim other than Permitted Liens;

(e)    the Seller, the Pledgor, any Originator, the Performance Guarantor or the Servicer shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any Insolvency Proceeding shall be instituted by or against the Seller, the Pledgor, any Originator, the Performance Guarantor or the Servicer and, in the case of any such proceeding instituted against such Person (but not instituted by such Person), either such proceeding shall remain undismissed or unstayed for a period of sixty (60) consecutive days, or any of the actions sought in such proceeding (including the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or the Seller, the Pledgor, any Originator, the Performance Guarantor or the Servicer shall take any corporate or organizational action to authorize any of the actions set forth above in this paragraph;

(f)    (i) the average for three consecutive Fiscal Months of:

(A) the Default Ratio shall exceed (1) prior to the Spin-Off Date, 4.0%, and (2) on and after the Spin-Off Date, 7.5%,

(B) the Delinquency Ratio shall exceed (1) prior to the Spin-Off Date, 11.5%, and (2) on and after the Spin-Off Date, 12.0%, or

(C) the Dilution Ratio shall exceed (1) prior to the Spin-Off Date, 6.5%, and (2) on and after the Spin-Off Date, 7.5%, or

(ii) the Days’ Sales Outstanding shall exceed (A) prior to the Spin-Off Date, 60 days, and (B) on and after the Spin-Off Date, 85 days;

(g)    a Change in Control shall occur;

(h)    a Capital Coverage Deficit shall occur, and shall not have been cured within three (3) Business Days;

(i)    (i) the Seller or the Pledgor shall fail to pay any principal of or premium or interest on any Debt when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement, mortgage, indenture or instrument relating to such Debt (whether or not such failure shall have been waived under the related agreement); (ii) any Originator, the Performance Guarantor or the Servicer, or any of their respective Subsidiaries, individually or in the aggregate, shall fail to pay any principal of or premium or interest on any of its Debt under the Parent Senior Credit Agreement (whether or not funded) or any other Debt that is outstanding in a principal amount of at least $1,000,000,000 in the aggregate when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement, mortgage, indenture or instrument relating to such Debt (whether or not such failure shall have been waived under the related agreement); (iii) any other event shall occur or condition shall exist under any agreement, mortgage, indenture or instrument relating to any such Debt (as referred to in clause (i) or (ii) of this paragraph and shall continue after the applicable grace period (not to exceed 30 days), if any, specified in such agreement, mortgage, indenture or instrument (whether or not such failure shall have been waived under the related agreement), if the effect of such event or condition is to give the applicable debtholders the right (whether acted upon or not) to accelerate the maturity of such Debt (as referred to in clause (i) or (ii) of this paragraph) or to terminate the commitment of any lender thereunder, or (iv) any such Debt (as referred to in clause (i) or (ii) of this paragraph) shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), redeemed, purchased or defeased, or an offer to repay, redeem, purchase or defease such Debt shall be required to be made or the commitment of any lender thereunder terminated, in each case before the stated maturity thereof;

(j)    the Performance Guarantor shall fail to perform any of its material obligations under the Performance Guaranty;

(k)    (i) the Seller shall fail (x) at any time (other than for ten (10) Business Days following notice of the death or resignation of any Independent Director) to have an Independent Director who satisfies each requirement and qualification specified in Section 8.03(c) of this Agreement for Independent Directors, on the Seller’s board of directors or (y) to timely notify the Administrative Agent of any replacement or appointment of any director that is to serve as an Independent Director on the Seller’s board of directors as required pursuant to Section 8.03(c) of this Agreement or (ii) the Pledgor shall fail (x) at any time (other than for ten (10) Business Days following notice of the death or resignation of any Independent Director) to have an Independent Director who satisfies each requirement and qualification specified in Section 5.1(c) of the Pledgor Purchaser Assignment, which shall be substantially similar to Section 8.03(c) of this Agreement for Independent Directors, on the Pledgor’s board of directors or (y) to timely notify the Seller and the Administrative Agent of any replacement or appointment of any director that is to serve as an Independent Director on the Pledgor’s board of directors as required pursuant to Section 5.1(c) of the Pledgor Purchaser Assignment, which shall be substantially similar to Section 8.03(c) of this Agreement;

(l)    there shall have occurred any event which materially adversely impairs, in the reasonable discretion of Administrative Agent, the collectability of the Pool Receivables generally or any material portion thereof and such event or events either individually or in the aggregate would reasonably be expected to result in a Material Adverse Effect;

(m)    either (i) the Internal Revenue Service shall file notice of a lien pursuant to Section 6323 of the Code with regard to any assets of the Seller, the Pledgor, any Originator or the Parent or (ii) the PBGC shall, or shall indicate its intention to, file notice of a lien pursuant to Section 4068 of ERISA with regard to any of the assets of the Seller, the Pledgor, the Servicer, any Originator or the Parent with respect to liabilities in the aggregate in excess of $400,000,000;

(n)    the Parent or any ERISA Affiliate shall fail to satisfy minimum funding requirements under Section 412 of the Internal Revenue Code or Section 302 of ERISA to any Plan, or apply for a waiver of such requirements, and such failure could reasonably be expected to subject the Parent or any of its Subsidiaries to any liabilities in the aggregate in excess of $1,000,000,000;

(o)    prior to the Spin-Off Date, a Pledgor Purchase and Sale Termination Event shall occur under the Pledgor Purchase and Sale Agreement;

(p)    a Purchase and Sale Termination Event shall occur under the Purchase and Sale Agreement;

(q)    (i) the Seller shall (x) be required to register as an “investment company” within the meaning of the Investment Company Act or (y) the transactions contemplated by this Agreement and the Transaction Documents result in the Administrative Agent or any Purchaser having an “ownership interest” (as defined in §             .10(d)(6) of the Volcker Rule) in the Seller or (ii) the Pledgor shall (x) be required to register as an “investment company” within the meaning of the Investment Company Act or (y) the transactions contemplated by the Pledgor Purchaser Assignment, this Agreement and the Transaction Documents result in the Seller, the Administrative Agent or any Purchaser having an “ownership interest” (as defined in §             .10(d)(6) of the Volcker Rule) in the Pledgor;

(r)    any material provision of this Agreement or any other Transaction Document shall cease to be in full force and effect or any of the Seller, the Pledgor, any Originator, the Performance Guarantor or the Servicer (or any of their respective Affiliates) shall so state in writing; or

(s)    one or more judgments or decrees shall be entered against the Seller, the Pledgor, any Originator, the Performance Guarantor or the Servicer, or any Affiliate of any of the foregoing involving in the aggregate a liability (not paid or to the extent not covered by a reputable and solvent insurance company) and such judgments and decrees either shall be final and non-appealable or shall not be vacated, discharged or stayed or bonded pending appeal for any period of 30 consecutive days, and the aggregate amount of all such judgments equals or exceeds $250,000,000 (or solely with respect to the Seller or the Pledgor, $15,775);

then, and in any such event, unless such event has been waived in accordance with this Agreement, the Administrative Agent may (or, at the direction of the Majority Group Agents shall) by notice to the Seller (w) foreclose on the Pledged Collateral or direct the Seller to foreclose on the Pledged Collateral, (x) declare the Termination Date to have occurred (in which case the Termination Date shall be deemed to have occurred), (y) declare the Seller Obligation Final Due Date to have occurred (in which case the Seller Obligation Final Due Date shall be deemed to have occurred) and (z) declare the Aggregate Capital and all other Seller Obligations to be immediately due and payable (in which case the Aggregate Capital and all other Seller Obligations shall be immediately due and payable); provided that, automatically upon the occurrence of any event (without any requirement for the giving of notice) described in subsection (e) of this Section 10.01 with respect to the Seller, the Termination Date shall occur and the Aggregate Capital and all other Seller Obligations shall be immediately due and payable. Upon any such declaration or designation or upon such automatic termination, the Administrative Agent and the other Secured Parties shall have, in addition to the rights and remedies which they may have under this Agreement and the other Transaction Documents, all other rights and remedies provided after default under the UCC and under other Applicable Law, which rights and remedies shall be cumulative. Any proceeds from liquidation of the Sold Assets and Seller Collateral shall be applied in the order of priority set forth in Section 4.01.

ARTICLE XI

THE ADMINISTRATIVE AGENT

Section 11.01.    Authorization and Action. Each Purchaser Party hereby appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent by the terms hereof, together with such powers as are reasonably incidental thereto. The Administrative Agent shall not have any duties other than those expressly set forth in the Transaction Documents, and no implied obligations or liabilities shall be read into any Transaction Document, or otherwise exist, against the Administrative Agent. The Administrative Agent does not assume, nor shall it be deemed to have assumed, any obligation to, or relationship of trust or agency with, the Seller or any Affiliate thereof or any Purchaser Party except for any obligations expressly set forth herein. Notwithstanding any provision of this Agreement or any other Transaction Document, in no event shall the Administrative Agent ever be required to take any action which exposes the Administrative Agent to personal liability or which is contrary to any provision of any Transaction Document or Applicable Law.

Section 11.02.    Administrative Agent’s Reliance, Etc. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them as Administrative Agent under or in connection with this Agreement (including, without limitation, the Administrative Agent’s servicing, administering or collecting Pool Receivables in the event it replaces the Servicer in such capacity pursuant to Section 9.01), in the absence of its or their own gross negligence or willful misconduct. Without limiting the generality of the foregoing, the Administrative Agent: (a) may consult with legal counsel (including counsel for any Purchaser Party or the Servicer), independent certified public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (b) makes no warranty or representation to any Purchaser Party (whether written or oral) and shall not be responsible to any Purchaser Party for any statements, warranties or representations (whether written or oral) made by any other party in or in connection with this Agreement; (c) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement on the part of any Purchaser Party or to inspect the property (including the books and records) of any Purchaser Party; (d) shall not be responsible to any Purchaser Party for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto; and (e) shall be entitled to rely, and shall be fully protected in so relying, upon any notice (including notice by telephone), consent, certificate or other instrument or writing (which may be by facsimile) believed by it to be genuine and signed or sent by the proper party or parties.

Section 11.03.    Administrative Agent and Affiliates. With respect to any Investment or interests therein owned by any Purchaser Party that is also the Administrative Agent, such Purchaser Party shall have the same rights and powers under this Agreement as any other Purchaser Party and may exercise the same as though it were not the Administrative Agent. The Administrative Agent and any of its Affiliates may generally engage in any kind of business with the Seller or any Affiliate thereof and any Person who may do business with or own securities of the Seller or any Affiliate thereof, all as if the Administrative Agent were not the Administrative Agent hereunder and without any duty to account therefor to any other Secured Party.

Section 11.04.    Indemnification of Administrative Agent. Each Committed Purchaser agrees to indemnify the Administrative Agent (to the extent not reimbursed by the Seller or any Affiliate thereof), ratably according to the respective Percentage of such Committed Purchaser, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Administrative Agent in any way relating to or arising out of this Agreement or any other Transaction Document or any action taken or omitted by the Administrative Agent under this Agreement or any other Transaction Document; provided that no Committed Purchaser shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s gross negligence or willful misconduct.

Section 11.05.    Delegation of Duties. The Administrative Agent may execute any of its duties through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

Section 11.06.    Action or Inaction by Administrative Agent. The Administrative Agent shall in all cases be fully justified in failing or refusing to take action under any Transaction Document unless it shall first receive such advice or concurrence of the Group Agents or the Majority Group Agents, as the case may be, and assurance of its indemnification by the Committed Purchasers, as it deems appropriate. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Transaction Document in accordance with a request or at the direction of the Group Agents or the Majority Group Agents, as the case may be, and such request or direction and any action taken or failure to act pursuant thereto shall be binding upon all Purchaser Parties. The Purchaser Parties and the Administrative Agent agree that unless any action to be taken by the Administrative Agent under a Transaction Document (i) specifically requires the advice or concurrence of all Group Agents or (ii) may be taken by the Administrative Agent alone or without any advice or concurrence of any Group Agent, then the Administrative Agent may take action based upon the advice or concurrence of the Majority Group Agents.

Section 11.07.    Notice of Events of Termination; Action by Administrative Agent. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Unmatured Event of Termination or Event of Termination unless the Administrative Agent has received notice from any Purchaser Party or the Seller stating that an Unmatured Event of Termination or Event of Termination has occurred hereunder and describing such Unmatured Event of Termination or Event of Termination. If the Administrative Agent receives such a notice, it shall promptly give notice thereof to each Group Agent, whereupon each Group Agent shall promptly give notice thereof to its respective Conduit Purchaser(s) and Related Committed Purchaser(s). The Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, concerning an Unmatured Event of Termination or Event of Termination or any other matter hereunder as the Administrative Agent deems advisable and in the best interests of the Secured Parties.

Section 11.08.    Non-Reliance on Administrative Agent and Other Parties. Each Purchaser Party expressly acknowledges that neither the Administrative Agent nor any of its directors, officers, agents or employees has made any representations or warranties to it and that no act by the Administrative Agent hereafter taken, including any review of the affairs of the Seller or any Affiliate thereof, shall be deemed to constitute any representation or warranty by the Administrative Agent. Each Purchaser Party represents and warrants to the Administrative Agent that, independently and without reliance upon the Administrative Agent or any other Purchaser Party and based on such documents and information as it has deemed appropriate, it has made and will continue to make its own appraisal of and investigation into the business, operations, property, prospects, financial and other conditions and creditworthiness of the Seller, the Pledgor, each Originator, the Performance Guarantor or the Servicer and the Pool Receivables and its own decision to enter into this Agreement and to take, or omit, action under any Transaction Document. Except for items expressly required to be delivered under any Transaction Document by the Administrative Agent to any Purchaser Party, the Administrative Agent shall not have any duty or responsibility to provide any Purchaser Party with any information concerning the Seller, the Pledgor, any Originator, the Performance Guarantor or the Servicer that comes into the possession of the Administrative Agent or any of its directors, officers, agents, employees, attorneys-in-fact or Affiliates.

Section 11.09.    Successor Administrative Agent. (a) The Administrative Agent may, upon at least thirty (30) days’ notice to the Seller, the Servicer and each Group Agent, resign as Administrative Agent. Except as provided below, such resignation shall not become effective until a successor Administrative Agent is appointed by the Majority Group Agents as a successor Administrative Agent and has accepted such appointment. If no successor Administrative Agent shall have been so appointed by the Majority Group Agents, within thirty (30) days after the departing Administrative Agent’s giving of notice of resignation, the departing Administrative Agent may, on behalf of the Secured Parties, appoint a successor Administrative Agent as successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Majority Group Agents within sixty (60) days after the departing Administrative Agent’s giving of notice of resignation, the departing Administrative Agent may, on behalf of the Secured Parties, petition a court of competent jurisdiction to appoint a successor Administrative Agent.

(b)    Upon such acceptance of its appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall succeed to and become vested with all the rights and duties of the resigning Administrative Agent, and the resigning Administrative Agent shall be discharged from its duties and obligations under the Transaction Documents. After any resigning Administrative Agent’s resignation hereunder, the provisions of this Article XI and Article XIII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent.

Section 11.10.    Structuring Agent. Each of the parties hereto hereby acknowledges and agrees that the Structuring Agent shall not have any right, power, obligation, liability, responsibility or duty under this Agreement, other than the Structuring Agent’s right to receive fees pursuant to Section 2.03. Each Purchaser Party acknowledges that it has not relied, and will not rely, on the Structuring Agent in deciding to enter into this Agreement and to take, or omit to take, any action under any Transaction Document.

Section 11.11.    Erroneous Payments. (a) Each Purchaser hereby agrees that (i) if the Administrative Agent notifies such Purchaser that the Administrative Agent has determined in its sole discretion (whether or not after receipt of any Erroneous Payment Notice) that any funds received by such Purchaser from the Administrative Agent or any of its Affiliates were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Purchaser (whether or not known to such Purchaser) (any such funds, whether received as a payment, prepayment or repayment of Capital, Yield, Fees or otherwise, individually and collectively, an “Erroneous Payment”) and demands the return of such Erroneous Payment (or a portion thereof), such Purchaser shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Purchaser to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect, and (ii) such Purchaser shall not assert any right or claim to the Erroneous Payment, and hereby waives any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payments received, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine. A notice of the Administrative Agent to any Purchaser under this Section 11.11(a) shall be conclusive, absent manifest error.

(b)    Without limiting the immediately preceding Section 11.11(a), each Purchaser hereby further agrees that if it receives an Erroneous Payment from the Administrative Agent (or any of its Affiliates) (i) that is in an amount different than (other than a de minimis difference), or on a different date from, that specified in a notice of payment sent by the Administrative Agent (or any of its Affiliates) with respect to such Erroneous Payment (an “Erroneous Payment Notice”), or (ii) that was not preceded or accompanied by an Erroneous Payment Notice, it shall be on notice that, in each such case, an error has been made with respect to such Erroneous Payment. Each Purchaser further agrees that, in each such case, or if it otherwise becomes aware an Erroneous Payment (or portion thereof) may have been sent in error, such Purchaser shall promptly notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in no event later than one (1) Business Day thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) that was received by such Purchaser to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.

(c)    Each Purchaser hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Purchaser under any Transaction Document, or otherwise payable or distributable by the Administrative Agent to such Purchaser from any source, against any amount due to the Administrative Agent under the immediately preceding clause (b) or under the indemnification provisions of this Agreement.

(d)    The parties hereto hereby agree that (i) in the event an Erroneous Payment (or portion thereof) is not recovered from any Purchaser that has received such Erroneous Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights of such Purchaser with respect to such amount and (ii) an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Seller Obligations to the extent the amount of such Erroneous Payment is in excess of funds received by the Administrative Agent from the Seller or any of its Affiliates for the purpose of satisfying Seller Obligations.

(e)    Each party’s obligations, agreements and waivers under this Section 11.11 shall survive the resignation or replacement of the Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Purchaser, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Seller Obligations (or any portion thereof) under any Transaction Document.

ARTICLE XII

THE GROUP AGENTS

Section 12.01.    Authorization and Action. Each Purchaser Party that belongs to a Group hereby appoints and authorizes the Group Agent for such Group to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to such Group Agent by the terms hereof, together with such powers as are reasonably incidental thereto. No Group Agent shall have any duties other than those expressly set forth in the Transaction Documents, and no implied obligations or liabilities shall be read into any Transaction Document, or otherwise exist, against any Group Agent. No Group Agent assumes, nor shall it be deemed to have assumed, any obligation to, or relationship of trust or agency with the Seller or any Affiliate thereof, any Purchaser except for any obligations expressly set forth herein. Notwithstanding any provision of this Agreement or any other Transaction Document, in no event shall any Group Agent ever be required to take any action which exposes such Group Agent to personal liability or which is contrary to any provision of any Transaction Document or Applicable Law.

Section 12.02.    Group Agent’s Reliance, Etc. No Group Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them as a Group Agent under or in connection with this Agreement or any other Transaction Documents in the absence of its or their own gross negligence or willful misconduct. Without limiting the generality of the foregoing, a Group Agent: (a) may consult with legal counsel (including counsel for the Administrative Agent, the Seller or the Servicer), independent certified public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (b) makes no warranty or representation to any Purchaser Party (whether written or oral) and shall not be responsible to any Purchaser Party for any statements, warranties or representations (whether written or oral) made by any other party in or in connection with this Agreement or any other Transaction Document; (c) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or any other Transaction Document on the part of the Seller or any Affiliate thereof or any other Person or to inspect the property (including the books and records) of the Seller or any Affiliate thereof; (d) shall not be responsible to any Purchaser Party for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any other Transaction Documents or any other instrument or document furnished pursuant hereto; and (e) shall be entitled to rely, and shall be fully protected in so relying, upon any notice (including notice by telephone), consent, certificate or other instrument or writing (which may be by facsimile) believed by it to be genuine and signed or sent by the proper party or parties.

Section 12.03.    Group Agent and Affiliates. With respect to any Investment or interests therein owned by any Purchaser Party that is also a Group Agent, such Purchaser Party shall have the same rights and powers under this Agreement as any other Purchaser and may exercise the same as though it were not a Group Agent. A Group Agent and any of its Affiliates may generally engage in any kind of business with the Seller or any Affiliate thereof and any Person who may do business with or own securities of the Seller or any Affiliate thereof or any of their respective Affiliates, all as if such Group Agent were not a Group Agent hereunder and without any duty to account therefor to any other Secured Party.

Section 12.04.    Indemnification of Group Agents. Each Committed Purchaser in any Group agrees to indemnify the Group Agent for such Group (to the extent not reimbursed by the Seller or any Affiliate thereof), ratably according to the proportion of the Percentage of such Committed Purchaser to the aggregate Percentages of all Committed Purchasers in such Group, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against such Group Agent in any way relating to or arising out of this Agreement or any other Transaction Document or any action taken or omitted by such Group Agent under this Agreement or any other Transaction Document; provided that no Committed Purchaser shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Group Agent’s gross negligence or willful misconduct.

Section 12.05.    Delegation of Duties. Each Group Agent may execute any of its duties through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. No Group Agent shall be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

Section 12.06.    Notice of Events of Termination. No Group Agent shall be deemed to have knowledge or notice of the occurrence of any Unmatured Event of Termination or Event of Termination unless such Group Agent has received notice from the Administrative Agent, any other Group Agent, any other Purchaser Party, the Servicer or the Seller stating that an Unmatured Event of Termination or Event of Termination has occurred hereunder and describing such Unmatured Event of Termination or Event of Termination. If a Group Agent receives such a notice, it shall promptly give notice thereof to the Purchaser Parties in its Group and to the Administrative Agent (but only if such notice received by such Group Agent was not sent by the Administrative Agent). A Group Agent may take such action concerning an Unmatured Event of Termination or Event of Termination as may be directed by Committed Purchasers in its Group representing a majority of the Commitments in such Group (subject to the other provisions of this Article XII), but until such Group Agent receives such directions, such Group Agent may (but shall not be obligated to) take such action, or refrain from taking such action, as such Group Agent deems advisable and in the best interests of the Conduit Purchasers and Committed Purchasers in its Group.

Section 12.07.    Non-Reliance on Group Agent and Other Parties. Each Purchaser Party expressly acknowledges that neither the Group Agent for its Group nor any of such Group Agent’s directors, officers, agents or employees has made any representations or warranties to it and that no act by such Group Agent hereafter taken, including any review of the affairs of the Seller or any Affiliate thereof, shall be deemed to constitute any representation or warranty by such Group Agent. Each Purchaser Party represents and warrants to the Group Agent for its Group that, independently and without reliance upon such Group Agent, any other Group Agent, the Administrative Agent or any other Purchaser Party and based on such documents and information as it has deemed appropriate, it has made and will continue to make its own appraisal of and investigation into the business, operations, property, prospects, financial and other conditions and creditworthiness of the Seller or any Affiliate thereof and the Receivables and its own decision to enter into this Agreement and to take, or omit, action under any Transaction Document. Except for items expressly required to be delivered under any Transaction Document by a Group Agent to any Purchaser Party in its Group, no Group Agent shall have any duty or responsibility to provide any Purchaser Party in its Group with any information concerning the Seller or any Affiliate thereof that comes into the possession of such Group Agent or any of its directors, officers, agents, employees, attorneys-in-fact or Affiliates.

Section 12.08.    Successor Group Agent. Any Group Agent may, upon at least thirty (30) days’ notice to the Administrative Agent, the Seller, the Servicer and the Purchaser Parties in its Group, resign as Group Agent for its Group. Such resignation shall not become effective until a successor Group Agent is appointed by the Purchaser(s) in such Group. Upon such acceptance of its appointment as Group Agent for such Group hereunder by a successor Group Agent, such successor Group Agent shall succeed to and become vested with all the rights and duties of the resigning Group Agent, and the resigning Group Agent shall be discharged from its duties and obligations under the Transaction Documents. After any resigning Group Agent’s resignation hereunder, the provisions of this Article XII and Article XIII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was a Group Agent.

Section 12.09.    Reliance on Group Agent. Unless otherwise advised in writing by a Group Agent or by any Purchaser Party in such Group Agent’s Group, each party to this Agreement may assume that (i) such Group Agent is acting for the benefit and on behalf of each of the Purchaser Parties in its Group, as well as for the benefit of each assignee or other transferee from any such Person and (ii) each action taken by such Group Agent has been duly authorized and approved by all necessary action on the part of the Purchaser Parties in its Group.

ARTICLE XIII

INDEMNIFICATION

Section 13.01.    Indemnities by the Seller. (a) Without limiting any other rights that the Administrative Agent, the Purchaser Parties, the Affected Persons and their respective assigns, officers, directors, agents and employees (each, a “Seller Indemnified Party”) may have hereunder or under Applicable Law, the Seller hereby agrees to indemnify each Seller Indemnified Party from and against any and all claims, losses and liabilities (including reasonable Attorney Costs) (all of the foregoing being collectively referred to as “Seller Indemnified Amounts”) arising out of or resulting from this Agreement or any other Transaction Document or the use of proceeds of the Investments or the security interest in respect of any Pool Receivable or any other Sold Assets or Seller Collateral; excluding, however, (a) Seller Indemnified Amounts to the extent a court of competent jurisdiction holds that such Seller Indemnified Amounts resulted from the bad faith, gross negligence or willful misconduct by the Seller Indemnified Party seeking indemnification, (b) Taxes (other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim), (c) Seller Indemnified Amounts to the extent the same includes losses in respect of Pool Receivables that are uncollectible solely on account of the insolvency, bankruptcy, lack of creditworthiness or other financial inability to pay of the related Obligor and (d) such Seller Indemnified Amounts result from a legal action in which the Servicer, the Seller or any of their Affiliates is the plaintiff and any Seller Indemnified Party is the defendant, unless such Seller Indemnified Party prevails in such legal action. Without limiting or being limited by the foregoing, the Seller shall pay on demand (it being understood that if any portion of such payment obligation is made from Collections, such payment will be made at the time and in the order of priority set forth in Section 4.01), to each Seller Indemnified Party any and all amounts necessary to indemnify such Seller Indemnified Party from and against any and all Seller Indemnified Amounts relating to or resulting from any of the following (but excluding Seller Indemnified Amounts and Taxes described in clauses (a) through (d) above):

(i)    any Pool Receivable which the Seller or the Servicer includes as an Eligible Receivable as part of the Net Receivables Pool Balance but which is not an Eligible Receivable at such time;

(ii)    any representation, warranty or statement made or deemed made by the Seller (or any of its respective officers) under or in connection with this Agreement, any of the other Transaction Documents, any Information Package or any other information or report delivered by or on behalf of the Seller pursuant hereto which shall have been untrue or incorrect in any material respect when made or deemed made;

(iii)    the failure by the Seller to materially comply with any Applicable Law with respect to any Pool Receivable or the related Contract; or the failure of any Pool Receivable or the related Contract to conform to any such Applicable Law;

(iv)    the failure to vest in the Administrative Agent a first priority perfected ownership or security interest in all or any portion of the Sold Assets or Seller Collateral, in each case free and clear of any Adverse Claim (other than to the extent resulting from the affirmative action of the Administrative Agent) other than Permitted Liens;

(v)    the failure to have filed, or any delay in filing, financing statements, financing statement amendments, continuation statements or other similar instruments or documents under the UCC of any applicable jurisdiction or other Applicable Laws with respect to any Pool Receivable, any other Sold Assets or any Seller Collateral, whether at the time of any Investment or at any subsequent time;

(vi)    any dispute, claim or defense (other than discharge in bankruptcy) of an Obligor to the payment of any Pool Receivable (including, without limitation, a defense based on such Pool Receivable or the related Contract not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), or any other claim resulting from or relating to collection activities with respect to such Pool Receivable;

(vii)    any failure of the Seller to perform any of its duties or obligations in accordance with the provisions hereof and of each other Transaction Document related to Pool Receivables or to timely and fully comply with the Credit and Collection Policy in regard to each Pool Receivable;

(viii)    the commingling of Collections of Pool Receivables at any time with other funds;

(ix)    any investigation, litigation or proceeding (actual or threatened) related to this Agreement or any other Transaction Document or the use of proceeds of any Investments or in respect of any Pool Receivable, any other Sold Assets or any Seller Collateral or any related Contract;

(x)    any failure of the Seller to comply with its covenants, obligations and agreements contained in this Agreement or any other Transaction Document;

(xi)    any setoff with respect to any Pool Receivable;

(xii)    any claim brought by any Person other than a Seller Indemnified Party arising from any activity by the Seller or any Affiliate of the Seller in servicing, administering or collecting any Pool Receivable;

(xiii)    the failure by the Seller to pay when due any material taxes, including, without limitation, material sales, excise or personal property taxes;

(xv)    any failure of a Collection Account Bank to comply with the terms of the applicable Account Control Agreement, the termination by a Collection Account Bank of any Account Control Agreement or any amounts (including in respect of any indemnity) payable by the Administrative Agent to a Collection Account Bank under any Account Control Agreement;

(xvi)    any claim resulting from the sale of goods or the rendering of services related to such Pool Receivable or the furnishing or failure to furnish any such goods or services or other similar claim or defense not arising from the financial inability of any Obligor to pay undisputed indebtedness;

(xvii)    any action taken by the Administrative Agent as attorney-in-fact for the Seller, the Pledgor, any Originator or the Servicer pursuant to this Agreement or any other Transaction Document using the same degree of skill and attention that the Administrative Agent exercises when acting for its own account;

(xviii)    the failure or delay to provide any Obligor with an invoice or other evidence of indebtedness;

(xix)    the use of proceeds of any Investment; or

(xx)    any reduction in Capital as a result of the distribution of Collections if all or a portion of such distributions shall thereafter be rescinded or otherwise must be returned for any reason.

(b)    [Reserved].

(c)    If for any reason the foregoing indemnification is unavailable to any Seller Indemnified Party or insufficient to hold it harmless, then the Seller shall contribute to such Seller Indemnified Party the amount paid or payable by such Seller Indemnified Party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative economic interests of the Seller and its Affiliates on the one hand and such Seller Indemnified Party on the other hand in the matters contemplated by this Agreement as well as the relative fault of the Seller and its Affiliates and such Seller Indemnified Party with respect to such loss, claim, damage or liability and any other relevant equitable considerations. The reimbursement, indemnity and contribution obligations of the Seller under this Section shall be in addition to any liability which the Seller may otherwise have, shall extend upon the same terms and conditions to each Seller Indemnified Party, and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Seller and the Seller Indemnified Parties.

(d)    Any indemnification or contribution under this Section shall survive the termination of this Agreement.

Section 13.02.    Indemnification by the Servicer. (a) The Servicer hereby agrees to indemnify and hold harmless the Seller, the Administrative Agent, the Purchaser Parties, the Affected Persons and their respective assigns, officers, directors, agents and employees (each, a “Servicer Indemnified Party”), from and against any loss, liability, expense, damage or injury suffered or sustained, including any judgment, award, settlement, reasonable Attorney Costs and other costs or expenses incurred in connection with the defense of any actual or threatened action, proceeding or claim (all of the foregoing being collectively referred to as, “Servicer Indemnified Amounts”), arising out of:

(i)    any Pool Receivable which the Servicer includes as an Eligible Receivable as part of the Net Receivables Pool Balance but which is not an Eligible Receivable at such time;

(ii)    any representation, warranty or statement made or deemed made by the Servicer (or any of its respective officers) under or in connection with this Agreement, any of the other Transaction Documents, any Information Package or any other information or report delivered by or on behalf of the Servicer pursuant hereto which shall have been untrue or incorrect in any material respect when made or deemed made;

(iii)    the failure by the Servicer to materially comply with any Applicable Law with respect to any Pool Receivable or the related Contract; or the failure of any Pool Receivable or the related Contract to conform to any such Applicable Law;

(iv)    the commingling of Collections of Pool Receivables at any time with other funds;

(v)    the failure or delay to provide any Obligor with an invoice or other evidence of indebtedness; or

(vi)    any failure of the Servicer to comply with its covenants, obligations and agreements contained in this Agreement or any other Transaction Document;

excluding Servicer Indemnified Amounts (i) to the extent a court of competent jurisdiction holds that such Servicer Indemnified Amounts resulted from the bad faith, gross negligence or willful misconduct by the Servicer Indemnified Party seeking indemnification, (ii) Taxes (other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim), (iii) Servicer Indemnified Amounts to the extent the same includes losses in respect of Pool Receivables that are uncollectible solely on account of the insolvency, bankruptcy, lack of creditworthiness or other financial inability to pay of the related Obligor and (iv) such Servicer Indemnified Amounts result from a legal action in which the Servicer, the Seller or any of their Affiliates is the plaintiff and any Servicer Indemnified Party is the defendant, unless such Servicer Indemnified Party prevails in such legal action.

(b)    If for any reason the foregoing indemnification is unavailable to any Servicer Indemnified Party or insufficient to hold it harmless, then the Servicer shall contribute to the amount paid or payable by such Servicer Indemnified Party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative economic interests of the Servicer and its Affiliates on the one hand and such Servicer Indemnified Party on the other hand in the matters contemplated by this Agreement as well as the relative fault of the Servicer and its Affiliates and such Servicer Indemnified Party with respect to such loss, claim, damage or liability and any other relevant equitable considerations. The reimbursement, indemnity and contribution obligations of the Servicer under this Section shall be in addition to any liability which the Servicer may otherwise have, shall extend upon the same terms and conditions to Servicer Indemnified Party, and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Servicer and the Servicer Indemnified Parties.

(c)    Any indemnification or contribution under this Section shall survive the termination of this Agreement.

ARTICLE XIV

MISCELLANEOUS

Section 14.01.    Amendments, Etc. (a) No failure on the part of any Purchaser Party to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. No amendment or waiver of any provision of this Agreement or consent to any departure by any of the Seller or any Affiliate thereof shall be effective unless in a writing signed by the Administrative Agent and the Majority Group Agents (and, in the case of any amendment, also signed by the Seller), and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that (A) no amendment, waiver or consent shall, unless in writing and signed by the Servicer, affect the rights or duties of the Servicer under this Agreement; (B) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent and each Group Agent:

(i)    change (directly or indirectly) the definitions of, Capital Coverage Deficit, Eligible Receivable, Facility Limit, Seller Obligation Final Due Date or Net Receivables Pool Balance contained in this Agreement, or change the calculation of the Capital Coverage Amount;

(ii)    reduce the amount of Capital or Yield that is payable hereunder or delay any scheduled date for payment thereof;

(iii)    change any Event of Termination;

(iv)    release all or a material portion of the Sold Assets or Seller Collateral from the Administrative Agent’s security interest created hereunder; provided that, for the avoidance of doubt, the release of any Sold Assets or Seller Collateral in accordance with the terms of the Purchase and Sale Agreement or this Agreement without the consent of the Group Agents or the Administrative Agent shall not be deemed to be a release of a material portion of Sold Assets or Seller Collateral;

(v)    release the Performance Guarantor from any of its obligations under the Performance Guaranty or terminate the Performance Guaranty;

(vi)    change any of the provisions of this Section 14.01 or the definition of “Majority Group Agents”; or

(vii)    change the order of priority in which Collections are applied pursuant to Section 4.01.

Notwithstanding the foregoing, (A) no amendment, waiver or consent shall increase any Committed Purchaser’s Commitment hereunder without the consent of such Committed Purchaser, (B) no amendment, waiver or consent shall reduce any Fees payable by the Seller to any member of any Group or delay the dates on which any such Fees are payable, in either case, without the consent of the Group Agent for such Group and (C) no consent with respect to any amendment, waiver or other modification of this Agreement or any other Transaction Document shall be required of any Defaulting Purchaser, except that (x) the Commitment of any Defaulting Purchaser may not be increased or extended without the consent of such Defaulting Purchaser and (y) any amendment, waiver or other modification referred to in clauses (i) through (vii) above that by its terms affects any Defaulting Purchaser disproportionately adversely relative to other affected Purchasers shall require the consent of such Defaulting Purchaser.

Section 14.02.    Notices, Etc. All notices and other communications hereunder shall, unless otherwise stated herein, be in writing (which shall include email and facsimile communication) and emailed, faxed or delivered, to each party hereto, at its address set forth under its name on Schedule III hereto or at such other address as shall be designated by such party in a written notice to the other parties hereto. Notices and communications by facsimile shall be effective when sent (and shall be followed by hard copy sent by regular mail), and notices and communications sent by other means shall be effective when received; provided that any notice or communication sent after the recipient’s normal business hours will be effective upon the opening of the recipient’s next Business Day.

Section 14.03.    Assignability; Addition of Purchasers.

(a)    Assignment by Conduit Purchasers. This Agreement and the rights of each Conduit Purchaser hereunder (including its right to receive payments of Capital and Yield) shall be assignable by such Conduit Purchaser and its successors and permitted assigns (i) to any Program Support Provider of such Conduit Purchaser or any other Conduit Purchaser within such Conduit Purchaser’s Group without prior notice to or consent from the Seller or any other party, or any other condition or restriction of any kind, (ii) to any other Purchaser with prior notice to the Seller but without consent from the Seller or (iii) with the prior written consent of the Seller (such consent not to be unreasonably withheld, conditioned or delayed; provided, however, that such consent shall not be required if an Event of Termination or Unmatured Event of Termination has occurred and is continuing), to any other Eligible Assignee. Each assignor of Capital (or any portion thereof) or any interest therein may, in connection with the assignment or participation, disclose to the assignee or Participant any information relating to the Seller and its Affiliates, including the Receivables, furnished to such assignor by or on behalf of the Seller and its Affiliates or by the Administrative Agent; provided that, prior to any such disclosure, the assignee or Participant agrees to preserve the confidentiality of any confidential information relating to the Seller and its Affiliates received by it from any of the foregoing entities in a manner consistent with Section 14.06(b).

(b)    Assignment by Committed Purchasers. Each Committed Purchaser may assign to any Eligible Assignee or to any other Committed Purchaser all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment and any Capital or interests therein owned by it); provided, however that

(i)    except for an assignment by a Committed Purchaser to either an Affiliate of such Committed Purchaser or any other Committed Purchaser, each such assignment shall require the prior written consent of the Seller (such consent not to be unreasonably withheld, conditioned or delayed; provided, however, that such consent shall not be required if an Event of Termination or an Unmatured Event of Termination has occurred and is continuing);

(ii)    each such assignment shall be of a constant, and not a varying, percentage of all rights and obligations under this Agreement;

(iii)    the amount being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance Agreement with respect to such assignment) shall in no event be less than the lesser of (x) $5,000,000 and (y) all of the assigning Committed Purchaser’s Commitment; and

(iv)    the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment and Acceptance Agreement.

Upon such execution, delivery, acceptance and recording from and after the effective date specified in such Assignment and Acceptance Agreement, (x) the assignee thereunder shall be a party to this Agreement, and to the extent that rights and obligations under this Agreement have been assigned to it pursuant to such Assignment and Acceptance Agreement, have the rights and obligations of a Committed Purchaser hereunder and (y) the assigning Committed Purchaser shall, to the extent that rights and obligations have been assigned by it pursuant to such Assignment and Acceptance Agreement, relinquish such rights and be released from such obligations under this Agreement (and, in the case of an Assignment and Acceptance Agreement covering all or the remaining portion of an assigning Committed Purchaser’s rights and obligations under this Agreement, such Committed Purchaser shall cease to be a party hereto).

(c)    Register. The Administrative Agent shall, acting solely for this purpose as an agent of the Seller, maintain at its address referred to on Schedule III of this Agreement (or such other address of the Administrative Agent notified by the Administrative Agent to the other parties hereto) a copy of each Assignment and Acceptance Agreement delivered to and accepted by it and a register for the recordation of the names and addresses of the Committed Purchasers and the Conduit Purchasers, the Commitment of each Committed Purchaser and the aggregate outstanding Capital (and stated Yield) of each Conduit Purchaser and Committed Purchaser from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Seller, the Servicer, the Administrative Agent, the Group Agents, and the other Purchaser Parties may treat each Person whose name is recorded in the Register as a Committed Purchaser or Conduit Purchaser, as the case may be, under this Agreement for all purposes of this Agreement. The Register shall be available for inspection by the Seller, the Servicer, any Group Agent, any Conduit Purchaser or any Committed Purchaser at any reasonable time and from time to time upon reasonable prior notice.

(d)    Procedure. Upon its receipt of an Assignment and Acceptance Agreement executed and delivered by an assigning Committed Purchaser and an Eligible Assignee or assignee Committed Purchaser, the Administrative Agent shall, if such Assignment and Acceptance Agreement has been duly completed, (i) accept such Assignment and Acceptance Agreement, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Seller and the Servicer.

(e)    Participations. Each Committed Purchaser may sell participations to one or more Eligible Assignees (each, a “Participant”) in or to all or a portion of its rights and/or obligations under this Agreement (including, without limitation, all or a portion of its Commitment and its Capital and Yield thereon); provided, however, that

(i)    such Committed Purchaser’s obligations under this Agreement (including, without limitation, its Commitment to the Seller hereunder) shall remain unchanged, and

(ii)    such Committed Purchaser shall remain solely responsible to the other parties to this Agreement for the performance of such obligations.

The Administrative Agent, the Group Agents, the Conduit Purchasers, the other Committed Purchasers, the Seller and the Servicer shall have the right to continue to deal solely and directly with such Committed Purchaser in connection with such Committed Purchaser’s rights and obligations under this Agreement. The Seller agrees that each Participant shall be entitled to the benefits of Sections 5.01 and 5.03 (subject to the requirements and limitations therein, including the requirements under Section 5.03(f) (it being understood that the documentation required under Section 5.03(f) shall be delivered to the participating Purchaser)) to the same extent as if it were a Purchaser and had acquired its interest by assignment pursuant to clause (b) of this Section; provided that such Participant shall not be entitled to receive any greater payment under Section 5.01 or 5.03, with respect to any participation, than its participating Purchaser would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation.

(f)    Participant Register. Each Committed Purchaser that sells a participation shall, acting solely for this purpose as an agent of the Seller, maintain a register on which it enters the name and address of each Participant and the Capital (and stated Yield) participated to each Participant, together with each Participant’s interest in the other obligations under this Agreement (the “Participant Register”); provided that no Committed Purchaser shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Capital, Yield or its other obligations under any this Agreement) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Capital, Yield or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Committed Purchaser shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(g)    Assignments by Agents. This Agreement and the rights and obligations of the Administrative Agent and each Group Agent herein shall be assignable by the Administrative Agent or such Group Agent, as the case may be, and its successors and assigns; provided that in the case of an assignment to a Person that is not an Affiliate of the Administrative Agent or such Group Agent, so long as no Event of Termination or Unmatured Event of Termination has occurred and is continuing, such assignment shall require the Seller’s consent (not to be unreasonably withheld, conditioned or delayed).

(h)    Assignments by the Seller or the Servicer. Neither the Seller nor, except as provided in Section 9.01, the Servicer may assign any of its respective rights or obligations hereunder or any interest herein without the prior written consent of the Administrative Agent and each Group Agent (such consent to be provided or withheld in the sole discretion of such Person).

(i)    Addition of Purchasers or Groups. The Seller may, with written notice to the Administrative Agent and each Group Agent, add additional Persons as Purchasers (by creating a new Group) or cause an existing Purchaser to increase its Commitment; provided, however, that the Commitment of any existing Purchaser may only be increased with the prior written consent of such Purchaser. Each new Purchaser (or Group) shall become a party hereto, by executing and delivering to the Administrative Agent and the Seller, an assumption agreement (each, an “Assumption Agreement”) in the form of Exhibit D hereto (which Assumption Agreement shall, in the case of any new Purchaser, be executed by each Person in such new Purchaser’s Group).

(j)    Pledge to a Federal Reserve Bank. Notwithstanding anything to the contrary set forth herein, (i) any Purchaser, Program Support Provider or any of their respective Affiliates may at any time pledge or grant a security interest in all or any portion of its interest in, to and under this Agreement (including, without limitation, rights to payment of Capital and Yield) and any other Transaction Document to secure its obligations to a Federal Reserve Bank or The Bank of Canada, without notice to or the consent of the Seller, the Servicer, any Affiliate thereof or any Purchaser Party; provided, however, that that no such pledge shall relieve such assignor of its obligations under this Agreement.

(k)    Pledge to a Security Trustee. Notwithstanding anything to the contrary set forth herein, any Conduit Purchaser may at any time pledge or grant a security interest in all or any portion of its interest in, to and under this Agreement (including, without limitation, rights to payment of Capital and Yield) and any other Transaction Document to a collateral trustee (or Person acting in a similar capacity) as collateral security in connection with such Conduit Purchaser’s asset-backed commercial paper note program, without notice to or the consent of the Seller, the Servicer, any Affiliate thereof or any Purchaser Party; provided, however, that that no such pledge shall relieve such assignor of its obligations under this Agreement.

(l)    Notwithstanding anything to the contrary herein, no sale, pledge, assignment or other transfer contemplated in this Section 14.03 may be made by any Purchaser to any entity that is a variable interest entity as defined in FASB Accounting Standards Codification Topic 810 unless (i) such entity’s source of funding for its Investments hereunder does not and will not be repayable or redeemable solely from 90% or more of such entity’s interest in the Pool Receivables and (ii) such entity’s s outstanding Capital does not and will not exceed 50% of the fair value of such entity’s total assets.

Section 14.04.    Costs and Expenses. In addition to the rights of indemnification granted under Section 13.01 hereof, the Seller agrees to pay on demand all reasonable and documented out-of-pocket costs and expenses in connection with the preparation, negotiation, execution, delivery and administration of this Agreement and the other Transaction Documents (together with all amendments, restatements, supplements, consents and waivers, if any, from time to time hereto and thereto), including, without limitation, (i) the reasonable Attorney Costs for the Administrative Agent and the other Purchaser Parties and any of their respective Affiliates with respect thereto and with respect to advising the Administrative Agent and the other Purchaser

Parties and their respective Affiliates as to their rights and remedies under this Agreement and the other Transaction Documents (in each case, limited to a single counsel for all Purchaser Parties and their respective Affiliates) and (ii) subject to Section 8.01(g), reasonable and documented accountants’, auditors’ and consultants’ fees and expenses for the Administrative Agent and the other Purchaser Parties and any of their respective Affiliates (in each case, limited to a single accountant, auditor or consultant for all Purchaser Parties and their respective Affiliates) incurred in connection with the administration and maintenance of this Agreement or advising the Administrative Agent or any other Purchaser Party as to their rights and remedies under this Agreement or as to any actual or reasonably claimed breach of this Agreement or any other Transaction Document. In addition, the Seller agrees to pay on demand all reasonable and documented out-of-pocket costs and expenses (including reasonable Attorney Costs (in each case, limited to a single counsel for all Purchaser Parties and their respective Affiliates)), of the Administrative Agent and the other Purchaser Parties and their respective Affiliates, incurred in connection with the enforcement of any of their respective rights or remedies under the provisions of this Agreement and the other Transaction Documents.

Section 14.05.    No Proceedings; Limitation on Payments. (a) Each of the Seller, the Administrative Agent, the Servicer, each Group Agent, each Purchaser and each assignee of Capital or any Yield thereof or of any other Seller Obligations agrees that it will not institute against, or join any other Person in instituting against, any Conduit Purchaser any Insolvency Proceeding so long as any Notes or other senior indebtedness issued by such Conduit Purchaser shall be outstanding or there shall not have elapsed one year plus one day since the last day on which any such Notes or other senior indebtedness shall have been outstanding.

(b)    Each of the Servicer, each Group Agent, each Purchaser and each assignee of Capital or any Yield thereof or of any other Seller Obligations, hereby covenants and agrees that it will not institute against, or join any other Person in instituting against, the Seller or the Pledgor any Insolvency Proceeding until one year and one day after the Final Payout Date; provided, that the Administrative Agent may take any such action in its sole discretion following the occurrence of an Event of Termination. Notwithstanding the foregoing and without limiting any of the rights of the Administrative Agent and the Purchasers set forth in Article X (including, without limitation, the rights of foreclosure and liquidation of the Sold Assets and Seller Collateral and all proceeds thereof, the right to declare the Termination Date and the right to declare the Seller Obligation Final Due Date to have occurred), if any amounts due on the Seller Obligation Final Due Date or on the date on which the Administrative Agent declares the Aggregate Capital and all other Seller Obligations to be immediately due and payable pursuant to Section 10.01 cannot be fully satisfied from funds from the Sold Assets and Seller Collateral, such deficiency shall not constitute a claim (as defined in Section 101 of the Bankruptcy Code) against the Seller.

(c)    Notwithstanding any provisions contained in this Agreement to the contrary, a Conduit Purchaser shall not, and shall be under no obligation to, pay any amount, if any, payable by it pursuant to this Agreement or any other Transaction Document unless (i) such Conduit Purchaser has received funds which may be used to make such payment and which funds are not required to repay such Conduit Purchaser’s Notes when due and (ii) after giving effect to such payment, either (x) such Conduit Purchaser could issue Notes to refinance all of its outstanding

Notes (assuming such outstanding Notes matured at such time) in accordance with the program documents governing such Conduit Purchaser’s securitization program or (y) all of such Conduit Purchaser’s Notes are paid in full. Any amount which any Conduit Purchaser does not pay pursuant to the operation of the preceding sentence shall not constitute a claim (as defined in Section 101 of the Bankruptcy Code) against or company obligation of such Conduit Purchaser for any such insufficiency unless and until such Conduit Purchaser satisfies the provisions of clauses (i) and (ii) above. The provisions of this Section 14.05 shall survive any termination of this Agreement.

Section 14.06.    Confidentiality. (a) Each of the Seller and the Servicer, severally and with respect to itself only, covenants and agrees to hold in confidence, and not disclose to any Person, the terms of this Agreement or the Fee Letter (including any fees payable in connection with this Agreement, the Fee Letter or any other Transaction Document or the identity of the Administrative Agent or any other Purchaser Party), except as the Administrative Agent and each Group Agent may have consented to in writing prior to any proposed disclosure; provided, however, that it may disclose such information (i) to its Advisors and Representatives, (ii) to the extent such information has become available to the public other than as a result of a disclosure by or through the Seller, the Servicer or their Advisors and Representatives or (iii) to the extent it should be (A) required by Applicable Law, or in connection with any legal or regulatory proceeding or (B) requested by any Governmental Authority to disclose such information; provided, that, in the case of clause (iii) above, the Seller and the Servicer will use reasonable efforts to maintain confidentiality and will (unless otherwise prohibited by Applicable Law) notify the Administrative Agent and the affected Purchaser Party of making any such disclosure as promptly as reasonably practicable thereafter; provided, further, the Parent or any of its Affiliates may file copies of the Transaction Documents with the SEC to the extent that such Person is required by Applicable Law to do so. Each of the Seller and the Servicer agrees to be responsible for any breach of this Section by its Representatives and Advisors and agrees that its Representatives and Advisors will be advised by it of the confidential nature of such information and shall agree to comply with this Section. Notwithstanding the foregoing, it is expressly agreed that each of the Seller, the Servicer and their respective Affiliates may publish a press release or otherwise publicly announce the existence and principal amount of the Commitments under this Agreement and the transactions contemplated hereby; provided that the Administrative Agent shall be provided a reasonable opportunity to review such press release or other public announcement prior to its release and provide comment thereon; and provided, further, that no such press release shall name or otherwise identify the Administrative Agent, any other Purchaser Party or any of their respective Affiliates without such Person’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

(b)    Each of the Administrative Agent and each other Purchaser Party, severally and with respect to itself only, agrees to hold in confidence, and not disclose to any Person, any confidential and proprietary information concerning the Seller, the Servicer and their respective Affiliates and their businesses or the terms of this Agreement (including any fees payable in connection with this Agreement or the other Transaction Documents), except as the Seller or the Servicer may have consented to in writing prior to any proposed disclosure; provided, however, that it may disclose such information (i) to its Advisors and Representatives and to any related Program Support Provider, (ii) to its assignees and Participants and potential assignees and

Participants and their respective counsel if they agree in writing to hold it confidential, (iii) to the extent such information has become available to the public other than as a result of a disclosure by or through it or its Representatives or Advisors or any related Program Support Provider, (iv) to any nationally recognized statistical rating organization in connection with obtaining or maintaining the rating of any Conduit Purchaser’s Notes or as contemplated by 17 CFR 240.17g-5(a)(3), (v) at the request of a bank examiner or other regulatory authority or in connection with an examination of any of the Administrative Agent, any Group Agent or any Purchaser or their respective Affiliates or Program Support Providers or (vi) to the extent it should be (A) required by Applicable Law, or in connection with any legal or regulatory proceeding or (B) requested by any Governmental Authority to disclose such information; provided, that, in the case of clauses (v) and (vi) above, the Administrative Agent, each Group Agent and each Purchaser will use reasonable efforts to maintain confidentiality and will (unless otherwise prohibited by Applicable Law) notify the Seller and the Servicer of its making any such disclosure as promptly as reasonably practicable thereafter. Each of the Administrative Agent, each Group Agent and each Purchaser, severally and with respect to itself only, agrees to be responsible for any breach of this Section by its Representatives, Advisors and Program Support Providers and agrees that its Representatives, Advisors and Program Support Providers will be advised by it of the confidential nature of such information and shall agree to comply with this Section.

(c)    As used in this Section, (i) “Advisors” means, with respect to any Person, such Person’s accountants, attorneys and other confidential advisors and (ii) “Representatives” means, with respect to any Person, such Person’s Affiliates, Subsidiaries, directors, managers, officers, employees, members, investors, financing sources, insurers, professional advisors, representatives and agents; provided that such Persons shall not be deemed to Representatives of a Person unless (and solely to the extent that) confidential information is furnished to such Person.

(d)    Notwithstanding the foregoing, to the extent not inconsistent with applicable securities laws, each party hereto (and each of its employees, representatives or other agents) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure (as defined in Section 1.6011-4 of the Treasury Regulations) of the transactions contemplated by the Transaction Documents and all materials of any kind (including opinions or other tax analyses) that are provided to such Person relating to such tax treatment and tax structure.

Section 14.07.    GOVERNING LAW. THIS AGREEMENT, INCLUDING THE RIGHTS AND DUTIES OF THE PARTIES HERETO, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK, BUT WITHOUT REGARD TO ANY OTHER CONFLICTS OF LAW PROVISIONS THEREOF, EXCEPT TO THE EXTENT THAT THE PERFECTION, THE EFFECT OF PERFECTION OR PRIORITY OF THE INTERESTS OF ADMINISTRATIVE AGENT OR ANY PURCHASER IN THE SOLD ASSETS OR SELLER COLLATERAL IS GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF NEW YORK).

Section 14.08.    Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement. Delivery of an executed counterpart hereof by facsimile or other electronic means shall be equally effective as delivery of an originally executed counterpart.

Section 14.09.    Integration; Binding Effect; Survival of Termination. This Agreement and the other Transaction Documents contain the final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof superseding all prior oral or written understandings. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement shall create and constitute the continuing obligations of the parties hereto in accordance with its terms and shall remain in full force and effect until the Final Payout Date; provided, however, that the provisions of Sections 3.08, 3.09, 3.10, 5.01, 5.02, 5.03, 11.04, 11.06, 12.04, 13.01, 13.02, 14.04, 14.05, 14.06, 14.09, 14.11 and 14.13 shall survive any termination of this Agreement.

Section 14.10.    CONSENT TO JURISDICTION. (a) EACH PARTY HERETO HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY NEW YORK STATE OR FEDERAL COURT SITTING IN NEW YORK CITY, NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT, AND EACH PARTY HERETO HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED, IN EACH CASE, IN SUCH NEW YORK STATE COURT OR, TO THE EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT. NOTHING IN THIS SECTION 14.10 SHALL AFFECT THE RIGHT OF THE ADMINISTRATIVE AGENT OR ANY OTHER PURCHASER PARTY TO BRING ANY ACTION OR PROCEEDING AGAINST THE SELLER OR THE SERVICER OR ANY OF THEIR RESPECTIVE PROPERTY IN THE COURTS OF OTHER JURISDICTIONS. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING. THE PARTIES HERETO AGREE THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

(b)    EACH PARTY HERETO CONSENTS TO THE SERVICE OF ANY AND ALL PROCESS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES OF SUCH PROCESS TO IT AT ITS ADDRESS SPECIFIED IN SECTION 14.02. NOTHING IN THIS SECTION 14.10 SHALL AFFECT THE RIGHT OF THE ADMINISTRATIVE AGENT OR ANY OTHER PURCHASER PARTY TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

Section 14.11.    WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT.

Section 14.12.    Ratable Payments. If any Purchaser Party, whether by setoff or otherwise, has payment made to it with respect to any Seller Obligations in a greater proportion than that received by any other Purchaser Party entitled to receive a ratable share of such Seller Obligations, such Purchaser Party agrees, promptly upon demand, to purchase for cash without recourse or warranty a portion of such Seller Obligations held by the other Purchaser Parties so that after such purchase each Purchaser Party will hold its ratable proportion of such Seller Obligations; provided that if all or any portion of such excess amount is thereafter recovered from such Purchaser Party, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

Section 14.13.    Limitation of Liability. (a) No claim may be made by the Seller or any Affiliate thereof or any other Person against any Purchaser Party or their respective Affiliates, members, directors, officers, employees, incorporators, attorneys or agents for any special, indirect, consequential or punitive damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement or any other Transaction Document, or any act, omission or event occurring in connection herewith or therewith; and each of the Seller and the Servicer hereby waives, releases, and agrees not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor. None of the Purchaser Parties and their respective Affiliates shall have any liability to the Seller or any Affiliate thereof or any other Person asserting claims on behalf of or in right of the Seller or any Affiliate thereof in connection with or as a result of this Agreement or any other Transaction Document or the transactions contemplated hereby or thereby, except to the extent that any losses, claims, damages, liabilities or expenses incurred by the Seller or any Affiliate thereof result from the breach of contract, gross negligence or willful misconduct of such Purchaser Party in performing its duties and obligations hereunder and under the other Transaction Documents to which it is a party.

(b)    The obligations of the Administrative Agent and each of the other Purchaser Parties under this Agreement and each of the Transaction Documents are solely the corporate obligations of such Person. No recourse shall be had for any obligation or claim arising out of or based upon this Agreement or any other Transaction Document against any member, director, officer, employee or incorporator of any such Person.

Section 14.14.    Intent of the Parties. The Seller has structured this Agreement with the intention that the obligations of the Seller hereunder (including the obligation to return Capital to the Purchasers and make payments of Yield thereon) will be treated under United States federal, and applicable state, local and foreign tax law as debt (the “Intended Tax Treatment”). The Seller, the Servicer, the Administrative Agent and the other Purchaser Parties agree to file no tax return, or take any action, inconsistent with the Intended Tax Treatment unless required by law. Each assignee and each Participant acquiring an interest in an Investment, by its acceptance of such assignment or participation, agrees to comply with the immediately preceding sentence.

Section 14.15.    USA Patriot Act. Each of the Administrative Agent and each of the other Purchaser Parties hereby notifies the Seller and the Servicer that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the

“PATRIOT Act”), the Administrative Agent and the other Purchaser Parties may be required to obtain, verify and record information that identifies the Seller, the Pledgor, the Originators, the Servicer and the Performance Guarantor, which information includes the name, address, tax identification number and other information regarding the Seller, the Pledgor, the Originators, the Servicer and the Performance Guarantor that will allow the Administrative Agent and the other Purchaser Parties to identify the Seller, the Pledgor, the Originators, the Servicer and the Performance Guarantor in accordance with the PATRIOT Act. This notice is given in accordance with the requirements of the PATRIOT Act. Each of the Seller and the Servicer agrees to promptly provide the Administrative Agent and each of the other Purchaser Parties, from time to time, with all documentation and other information required by bank regulatory authorities under “know your customer” and anti-money laundering rules and regulations, including, without limitation, the PATRIOT Act.

Section 14.16.    Reserved.

Section 14.17.    Severability. Any provisions of this Agreement which are prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 14.18.    Mutual Negotiations. This Agreement and the other Transaction Documents are the product of mutual negotiations by the parties thereto and their counsel, and no party shall be deemed the draftsperson of this Agreement or any other Transaction Document or any provision hereof or thereof or to have provided the same. Accordingly, in the event of any inconsistency or ambiguity of any provision of this Agreement or any other Transaction Document, such inconsistency or ambiguity shall not be interpreted against any party because of such party’s involvement in the drafting thereof.

Section 14.19.    Captions and Cross References. The various captions (including the table of contents) in this Agreement are provided solely for convenience of reference and shall not affect the meaning or interpretation of any provision of this Agreement. Unless otherwise indicated, references in this Agreement to any Section, Schedule or Exhibit are to such Section Schedule or Exhibit to this Agreement, as the case may be, and references in any Section, subsection, or clause to any subsection, clause or subclause are to such subsection, clause or subclause of such Section, subsection or clause.

Section 14.20.    Purchaser Representation. Each Purchaser hereby represents, warrants and agrees that either (A) such Purchaser is not a variable interest entity as defined in FASB Accounting Standards Codification Topic 810 or (B) (i) such Purchaser’s source of funding for its Investments hereunder does not and will not be repayable or redeemable solely from 90% or more of such Purchaser’s interest in the Receivables and (ii) such Purchaser’s outstanding Capital does not and will not exceed 50% of the fair value of such Purchaser’s total assets. Each Pool Purchaser shall promptly notify the Seller and the Servicer if it becomes aware that any of the statements in the foregoing sentence are not correct.

Section 14.21.    Amendment and Restatement. This Agreement shall become effective on the Restatement Effective Date and shall supersede all provisions of the Existing Receivables Purchase Agreement as of such date and the Existing Receivables Purchase Agreement shall thereafter be of no further force and effect, except to evidence (i) the incurrence by each of the Seller and the Servicer of the obligations under the Existing Receivables Purchase Agreement (whether or not such obligations are contingent as of the Restatement Effective Date), (ii) the representations and warranties made by each of the Seller and the Servicer prior to the Restatement Effective Date and (iii) any action or omission performed or required to be performed pursuant to such Existing Receivables Purchase Agreement prior to the Restatement Effective Date. From and after the Restatement Effective Date all references made to the Existing Receivables Purchase Agreement in any Transaction Document or in any other instrument or document shall, without further action, be deemed to refer to this Agreement. This Agreement amends and restates the Existing Receivables Purchase Agreement and is not intended to be or operate as a novation or an accord and satisfaction of the Existing Receivables Purchase Agreement or the obligations and liabilities of Seller evidenced or provided for thereunder. Without limiting the generality of the foregoing, the Seller agrees that notwithstanding the execution and delivery of this Agreement, the security interest, lien, collateral security or supporting obligations previously granted to the Administrative Agent in its individual capacity pursuant to the Transaction Documents shall be and remain in full force and effect and that any rights and remedies of the Administrative Agent in its individual capacity thereunder and obligations of the Seller thereunder shall be and remain in full force and effect, shall not be affected, impaired or discharged thereby and shall secure all of Seller’s Guaranteed Obligations and liabilities to Administrative Agent and the Purchasers under the Existing Receivables Purchase Agreement as amended and restated hereby. Without limiting the foregoing, the parties to this Agreement hereby acknowledge and agree that the “Receivables Purchase Agreement” referred to in the Transaction Documents shall from and after the date hereof be deemed references to this Agreement.

On the Restatement Effective Date, all outstanding Capital of the Purchaser under the Existing Receivables Purchase Agreement (collectively, the “Outstanding Capital”) shall be deemed automatically and immediately converted into outstanding Capital of the Purchaser in the Sold Receivables set forth on the Initial Schedule of Sold Receivables accruing Yield based on Daily Simple SOFR plus the applicable SOFR Adjustment (collectively, the “Converted Investments”), and, for the avoidance of doubt, all Yield and Fees (each as defined in and calculated in accordance with the Existing Receivables Purchase Agreement), accrued and unpaid under the Existing Receivables Purchase Agreement as of the Restatement Effective Date, and Breakage Fees (as defined in and calculated in accordance with the Existing Receivables Purchase Agreement), if any, with respect to the conversion of the Outstanding Capital into the Converted Investments, shall be due and payable on the first Settlement Date that occurs after the Restatement Effective Date in accordance with the terms and priorities for payment set forth in Section 4.01 (with such Yield, Fees and Breakage Fees accorded the same priorities for payment as Yield, Fees and Breakage Fees under this Agreement).

Section 14.22.    Effect of Spin-Off Date. Upon the occurrence of the Spin-Off Date: (i) the Secured Parties shall have automatically released their lien and security interest in the Pledged Collateral without further action being necessary on the part of the Administrative Agent or any other Secured Party, (ii) the Pledgor Purchase and Sale Agreement and the Pledgor Purchaser Assignment shall automatically terminate without further action or consent being necessary on the part of the Servicer, the Mobility Originator, the Pledgor, the Seller, the Administrative Agent or any other Secured Party, and (iii) all references herein and in any other Transaction Document to Mobility Originator, Mobility Receivables, Pledged Collateral, Pledged Receivables, the Pledgor, Pledgor Collection Accounts, Pledgor Purchase and Sale Agreement, Pledgor Purchase and Sale Termination Event, and Pledgor Purchase Assignment, and any representation, covenant or other provision solely to the extent incorporating or referencing such terms (in each case other than this Section 14.22) shall automatically cease to be of any further force and effect. For the avoidance of doubt, notwithstanding anything to the contrary herein or in any other Transaction Document, upon the occurrence of the Spin-Off Date, the Mobility Receivables and “Related Rights” (as defined in Section 1.1 of the Pledgor Purchase and Sale Agreement), Collections thereon and other proceeds thereof shall no longer be available to be used to cover shortfalls in Collections on Sold Receivables and Unsold Receivables in the event that Collections on Sold Receivables and Unsold Receivables available to the Seller are insufficient to make the distributions required under Section 4.01. Upon the Spin-Off Date, the Amended and Restated Performance Guaranty, dated as of March 27, 2020, by AT&T in favor of the Administrative Agent for the benefit of the Secured Parties shall terminate and the Administrative Agent shall release AT&T from any of its obligations thereunder from and after the Spin Off Date, provided, however, that the foregoing release shall not relieve AT&T for any obligations that it may have incurred prior to the Spin Off Date. Upon the Spin-Off Date, the Administrative Agent and the other secured parties shall execute and deliver or otherwise authorize such documents, instruments and other items reasonably requested by the Servicer to effectuate the releases and other agreements set forth in the preceding sentence. Notwithstanding the foregoing, if the Spin-Off Date has not occurred by 5:00 EST on April 24, 2022 this Section 14.22 shall be of no further force and effect.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

AT&T RECEIVABLES FUNDING II, LLC

By:	/s/ Charles A. Mostella
Name: Charles A. Mostella
Title: Vice President & Assistant Treasurer

TURNER BROADCASTING SYSTEM, INC., as the Servicer

By:	/s/ Charles A. Mostella
Name: Charles A. Mostella
Title: Vice President & Assistant Treasurer

Second Amended and Restated Receivables Purchase Agreement

Acknowledged and agreed as of the day and year first above written solely for the purposes set forth in Section 14.22(ii):

AT&T RECEIVABLES FUNDING III, LLC

By:	/s/ Andrew B. Keiser
Name: Andrew B. Keiser
Title: Chief Financial Officer and Treasurer

NEW CINGULAR WIRELESS PCS, LLC D/B/A
AT&T MOBILITY, AS SERVICER

By: AT&T MOBILITY CORPORATION, ITS MANAGER

By:	/s/ Andrew B. Keiser
Name: Andrew B. Keiser
Title: Treasurer

Second Amended and Restated Receivables Purchase Agreement

PNC BANK, NATIONAL ASSOCIATION, as Administrative Agent

By:	/s/ Imad Naja
Name: Imad Naja
Title: Senior Vice President

PNC BANK, NATIONAL ASSOCIATION, as Group Agent for the PNC Group

By:	/s/ Imad Naja
Name: Imad Naja
Title: Senior Vice President

PNC BANK, NATIONAL ASSOCIATION, as a Committed Purchaser

By:	/s/ Imad Naja
Name: Imad Naja
Title: Senior Vice President

PNC CAPITAL MARKETS LLC, as Structuring Agent and as Sustainability Agent

By:	/s/ Imad Naja
Name: Imad Naja
Title: Managing Director

Second Amended and Restated Receivables Purchase Agreement

EXHIBIT A

FORM OF INVESTMENT REQUEST

[Letterhead of Seller]

[Date]

[Administrative Agent]

[Group Agents]

Re:                             Investment Request

Ladies and Gentlemen:

Reference is hereby made to that certain Second Amended and Restated Receivables Purchase Agreement, dated as of April 7, 2022, among AT&T Receivables Funding II, LLC (the “Seller”), Turner Broadcasting System, Inc., as Servicer (the “Servicer”), the Purchasers party thereto, the Group Agents party thereto, PNC Bank, National Association, as Administrative Agent (in such capacity, the “Administrative Agent”), and PNC Capital Markets LLC, as Structuring Agent and as Sustainability Agent (as amended, supplemented or otherwise modified from time to time, the “Agreement”). Capitalized terms used in this Investment Request and not otherwise defined herein shall have the meanings assigned thereto in the Agreement.

This letter constitutes an Investment Request pursuant to Section 2.02(a) of the Agreement. The Seller hereby request an Investment of Capital in the aggregate amount of [$                ] to be made on [            , 202    ] (of which $[        ] of Capital will be funded by the PNC Group and $[        ] of Capital will be funded by the [        ] Group. Such Capital should be deposited to [Account number], at [Name, Address and ABA Number of Bank]. After giving effect to such Investment, the Aggregate Capital will be [$                ].

The Seller hereby represents and warrants as of the date hereof, and after giving effect to such Investment, as follows:

(i)    the representations and warranties of the Seller and the Servicer contained in Sections 7.01 and 7.02 of the Agreement are true and correct in all material respects on and as of the date of such Investment as though made on and as of such date unless such representations and warranties by their terms refer to an earlier date, in which case they shall be true and correct in all material respects on and as of such earlier date;

(ii)    no Event of Termination or Unmatured Event of Termination has occurred and is continuing, and no Event of Termination or Unmatured Event of Termination would result from such Investment;

EXHIBIT A

(iii)    no Capital Coverage Deficit exists or would exist after giving effect to such Investment;

(iv)    the Aggregate Capital will be equal to or greater than an amount that is equal to the lesser of (a) sixty-six and sixty-seven hundredths percent (66.67%) of the Facility Limit at such time and (b) the Capital Coverage Amount at such time;

(v)    the Termination Date has not occurred;

(vi)    the Sold Receivables are identified on the Schedule of Sold Receivables attached hereto; and

(vii)    the Pledged Receivables are identified on the Schedule of Pledged Receivables attached hereto.

A-2

IN WITNESS WHEREOF, the undersigned has executed this letter by its duly authorized officer as of the date first above written.

Very truly yours,

AT&T RECEIVABLES FUNDING II, LLC

By:
Name:
Title:

A-3

EXHIBIT B

FORM OF REDUCTION NOTICE

[LETTERHEAD OF SELLER]

[Date]

[Administrative Agent]

[Group Agents]

Re:                                 Reduction Notice

Ladies and Gentlemen:

Reference is hereby made to that certain Second Amended and Restated Receivables Purchase Agreement, dated as of April 7, 2022, among AT&T Receivables Funding II, LLC, as seller (the “Seller”), Turner Broadcasting System, Inc., as Servicer (the “Servicer”), the Purchasers party thereto, PNC Bank, National Association, as Administrative Agent (in such capacity, the “Administrative Agent”), and PNC Capital Markets LLC, as Structuring Agent and as Sustainability Agent (as amended, supplemented or otherwise modified from time to time, the “Agreement”). Capitalized terms used in this Reduction Notice and not otherwise defined herein shall have the meanings assigned thereto in the Agreement.

This letter constitutes a Reduction Notice pursuant to Section 2.02(d) of the Agreement. The Seller hereby notifies the Administrative Agent and the Purchasers that it shall reduce the outstanding Capital of the Purchasers [in the [                    ] Group] in the amount of [$                ] to be made on [            , 20    ]. After giving effect to such reduction, the [outstanding Capital of the Purchasers in the [                    ] Group will be [$                ]] and the Aggregate Capital will be [$                ].

The Seller hereby represents and warrants as of the date hereof, and after giving effect to such reduction, as follows:

(i)    the representations and warranties of the Seller and the Servicer contained in Sections 7.01 and 7.02 of the Agreement are true and correct in all material respects on and as of the date of such reduction as though made on and as of such date unless such representations and warranties by their terms refer to an earlier date, in which case they shall be true and correct in all material respects on and as of such earlier date;

(ii)    no Event of Termination or Unmatured Event of Termination has occurred and is continuing, and no Event of Termination or Unmatured Event of Termination would result from such reduction;

EXHIBIT B

(iii)    no Capital Coverage Deficit exists or would exist after giving effect to such reduction; and

(iv)    the Termination Date has not occurred.

B-2

IN WITNESS WHEREOF, the undersigned has executed this letter by its duly authorized officer as of the date first above written.

Very truly yours,

AT&T RECEIVABLES FUNDING II, LLC

By:
Name:
Title:

B-3

EXHIBIT C

[FORM OF ASSIGNMENT AND ACCEPTANCE AGREEMENT]

Dated as of                         , 20

Section 1.

Commitment assigned:	$	[ ]
Assignor’s remaining Commitment:	$	[ ]
Capital allocable to Commitment assigned:	$	[ ]
Assignor’s remaining Capital:	$	[ ]
Yield (if any) allocable to Capital assigned:	$	[ ]
Yield (if any) allocable to Assignor’s remaining Capital:	$	[ ]

Section 2.

Effective Date of this Assignment and Acceptance Agreement: [                    ]

Upon execution and delivery of this Assignment and Acceptance Agreement by the assignee and the assignor and the satisfaction of the other conditions to assignment specified in Section 14.03(b) of the Agreement (as defined below), from and after the effective date specified above, the assignee shall become a party to, and, to the extent of the rights and obligations thereunder being assigned to it pursuant to this Assignment and Acceptance Agreement, shall have the rights and obligations of a Committed Purchaser under that certain Second Amended and Restated Receivables Purchase Agreement, dated as of April 7, 2022, among AT&T Receivables Funding II, LLC, as Seller, Turner Broadcasting System, Inc., as Servicer, the Purchasers party thereto, the Group Agents party thereto, PNC Bank, National Association, as Administrative Agent, and PNC Capital Markets LLC, as Structuring Agent and as Sustainability Agent (as amended, supplemented or otherwise modified from time to time, the “Agreement”).

[Signature Pages Follow]

EXHIBIT C

ASSIGNOR:	[ ]

By:
Name:
Title

ASSIGNEE:	[ ]

By:
Name:
Title

[Address]

Accepted as of date first above

written:

PNC BANK, NATIONAL ASSOCIATION,

as Administrative Agent

By:
Name:
Title:

AT&T RECEIVABLES FUNDING II, LLC, as Seller

By:
Name:
Title:

C-2

EXHIBIT D

[FORM OF ASSUMPTION AGREEMENT]

THIS ASSUMPTION AGREEMENT (this “Agreement”), dated as of [                     ,             ], is among AT&T Receivables Funding II, LLC (the “Seller”), [                ], as conduit purchaser (the “[            ] Conduit Purchaser”), [                ], as the Related Committed Purchaser (the “[                ] Committed Purchaser” and together with the Conduit Purchaser, the “[            ] Purchasers”), and [                    ], as group agent for the [            ] Purchasers (the “[                ] Group Agent” and together with the [            ] Purchasers, the “[                ] Group”).

BACKGROUND

The Seller and various others are parties to a certain Second Amended and Restated Receivables Purchase Agreement, dated as of April 7, 2022 (as amended through the date hereof and as the same may be amended, amended and restated, supplemented or otherwise modified from time to time, the “Receivables Purchase Agreement”). Capitalized terms used and not otherwise defined herein have the respective meaning assigned to such terms in the Receivables Purchase Agreement.

NOW, THEREFORE, the parties hereto hereby agree as follows:

Section 1. This letter constitutes an Assumption Agreement pursuant to Section 14.03(i) of the Receivables Purchase Agreement. The Seller desires [the [            ] Purchasers] [the [                ] Committed Purchaser] to [become a Group] [increase its existing Commitment] under the Receivables Purchase Agreement, and upon the terms and subject to the conditions set forth in the Receivables Purchase Agreement, the [[                    ] Purchasers] [[                    ] Committed Purchaser] agree[s] to [become Purchasers within a Group thereunder] [increase its Commitment to the amount set forth as its “Commitment” under the signature of such [                ] Committed Purchaser hereto].

The Seller hereby represents and warrants to the [                    ] Purchasers and the [                ] Group Agent as of the date hereof, as follows:

(i)    the representations and warranties of the Seller contained in Section 7.01 of the Receivables Purchase Agreement are true and correct on and as of such date as though made on and as of such date;

(ii)    no Event of Termination or Unmatured Event of Termination has occurred and is continuing, or would result from the assumption contemplated hereby; and

(iii)    the Termination Date shall not have occurred.

Section 2. Upon execution and delivery of this Agreement by the Seller and each member of the [                ] Group, satisfaction of the other conditions with respect to the addition

EXHIBIT D

of a Group specified in Section 14.03(i) of the Receivables Purchase Agreement (including the written consent of the Administrative Agent and the Majority Group Agents) and receipt by the Administrative Agent of counterparts of this Agreement (whether by facsimile or otherwise) executed by each of the parties hereto, [the [            ] Purchasers shall become a party to, and have the rights and obligations of Purchasers under, the Receivables Purchase Agreement and the “Commitment” with respect to the Committed Purchasers in such Group as shall be as set forth under the signature of each such Committed Purchaser hereto] [the [            ] Committed Purchaser shall increase its Commitment to the amount set forth as the “Commitment” under the signature of the [            ] Committed Purchaser hereto].

Section 3. Each party hereto hereby covenants and agrees that it will not institute against, or join any other Person in instituting against, any Conduit Purchaser, any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding, or other proceeding under any federal or state bankruptcy or similar law, for one year and one day after the latest maturing commercial paper notes or other senior indebtedness issued by such Conduit Purchaser is paid in full. The covenant contained in this paragraph shall survive any termination of the Receivables Purchase Agreement.

Section 4. THIS AGREEMENT, INCLUDING THE RIGHTS AND DUTIES OF THE PARTIES HERETO, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK, BUT WITHOUT REGARD TO ANY OTHER CONFLICTS OF LAW PROVISIONS THEREOF). This Agreement may not be amended or supplemented except pursuant to a writing signed be each of the parties hereto and may not be waived except pursuant to a writing signed by the party to be charged. This Agreement may be executed in counterparts, and by the different parties on different counterparts, each of which shall constitute an original, but all together shall constitute one and the same agreement.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement by their duly authorized officers as of the date first above written.

[ ], as a Conduit Purchaser

By:
Name Printed:
Title:
[Address]

[ ], as a Committed Purchaser

By:
Name Printed:
Title:
[Address]
[Commitment]

[ ], as Group Agent for [ ]

By:
Name Printed:
Title:
[Address]

AT&T RECEIVABLES FUNDING II, LLC

as Seller

By:
Name Printed:
Title:

EXHIBIT E

[RESERVED]

EXHIBIT E

EXHIBIT F

[RESERVED]

EXHIBIT F

EXHIBIT G

FORM OF INFORMATION PACKAGE

(Attached)

EXHIBIT G

EXHIBIT H

FORM OF COMPLIANCE CERTIFICATE

To: PNC Bank, National Association, as Administrative Agent

This Compliance Certificate is furnished pursuant to that certain Second Amended and Restated Receivables Purchase Agreement, dated as of April 7, 2022, among AT&T Receivables Funding II, LLC (the “Seller”), Turner Broadcasting System, Inc., as Servicer (the “Servicer”), the Purchasers party thereto, the Group Agents party thereto, PNC Bank, National Association, as Administrative Agent (in such capacity, the “Administrative Agent”), and PNC Capital Markets LLC, as Structuring Agent and as Sustainability Agent (as amended, supplemented or otherwise modified from time to time, the “Agreement”). Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to them in the Agreement.

THE UNDERSIGNED HEREBY CERTIFIES THAT:

1.    I am the duly elected                             of the Servicer.

2.    I have reviewed the terms of the Agreement and each of the other Transaction Documents and I have made, or have caused to be made under my supervision, a detailed review of the transactions and condition of the Seller during the accounting period covered by the attached financial statements.

3.    The examinations described in paragraph 2 above did not disclose, and I have no knowledge of, the existence of any condition or event which constitutes an Event of Termination or an Unmatured Event of Termination, as each such term is defined under the Agreement, during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate[, except as set forth in paragraph 5 below].

4.    Schedule I attached hereto sets forth financial statements of the Parent and its Subsidiaries for the period referenced on such Schedule I.

[5.    Described below are the exceptions, if any, to paragraph 3 above by listing, in detail, the nature of the condition or event, the period during which it has existed and the action which Seller has taken, is taking, or proposes to take with respect to each such condition or event:]

EXHIBIT H

The foregoing certifications are made and delivered this              day of                     , 20        .

TURNER BROADCASTING SYSTEM, INC.

By:
Name:
Title:

H-2

SCHEDULE I TO COMPLIANCE CERTIFICATE

A.    Schedule of Compliance as of                                     , 20         with Section 8.02(b)(i) of the Agreement. Unless otherwise defined herein, the terms used in this Compliance Certificate have the meanings ascribed thereto in the Agreement.

This schedule relates to the month ended:                                .

B.    The following financial statements of the Parent and its Subsidiaries for the period ending on                         , 20        , are attached hereto:

H-3

EXHIBIT I

RESERVED

EXHIBIT I

EXHIBIT I-2

RESTATEMENT EFFECTIVE DATE

CLOSING MEMORANDUM

(Attached)

EXHIBIT I-2

EXHIBIT J

RESERVED

EXHIBIT J

EXHIBIT K

DEFINED TERMS (PRIOR TO SPIN-OFF)

“Account Control Agreement” means each agreement, in form and substance satisfactory to the Administrative Agent, among the Seller or, with respect to the Pledgor Collection Account, the Pledgor, the Servicer (if applicable), the applicable Originator (if applicable), the Administrative Agent and a Collection Account Bank, governing the terms of the related Collection Accounts, that (i) provides the Administrative Agent with control within the meaning of the UCC over the deposit accounts subject to such agreement and (ii) by its terms, may not be terminated or canceled by the related Collection Account Bank without the written consent of the Administrative Agent or upon no less than sixty (60) days prior written notice to the Administrative Agent or such lesser amount of time agreed to by the Administrative Agent and the applicable Collection Account Bank.

“Adjusted Receivables Pool Balance” means, at any time of determination: (a) the aggregate Outstanding Balance of all Pool Receivables as of such date, minus (b) the Excess Concentration determined in accordance with clause (g) of the definition thereof as of such date, minus (c) the Excess Concentration determined in accordance with clause (h) of the definition thereof as of such date, minus (d) without duplication, the aggregate Outstanding Balance of all Pool Receivables as to which any payment, or part thereof, remains unpaid for one (1) day or more from the original due date for such payment or 31 days or more after the original invoice date for such payment.

“Administrative Agent” means PNC, in its capacity as contractual representative for the Purchaser Parties, and any successor thereto in such capacity appointed pursuant to Article XI or Section 14.03(g).

“Adverse Claim” means any ownership interest or claim, mortgage, deed of trust, pledge, lien, security interest, hypothecation, charge or other encumbrance or security arrangement of any nature whatsoever, whether voluntarily or involuntarily given, including, but not limited to, any conditional sale or title retention arrangement, and any assignment, deposit arrangement or lease intended as, or having the effect of, security and any filed financing statement or other notice of any of the foregoing (whether or not a lien or other encumbrance is created or exists at the time of the filing); it being understood that any of the foregoing in favor of, or assigned to, the Administrative Agent (for the benefit of the Secured Parties) shall not constitute an Adverse Claim.

“Advisors” has the meaning set forth in Section 14.06(c).

“Affected Person” means each Purchaser Party, each Program Support Provider, each Liquidity Agent and each of their respective Affiliates.

“Affiliate” means, as to any Person: (a) any other Person that, directly or indirectly, is in control of, is controlled by or is under common control with such Person or (b) who is a director or officer: (i) of such Person or (ii) of any Person described in clause (a), except that, in the case of each Conduit Purchaser, Affiliate shall mean the holder(s) of its Capital Stock. For purposes of this definition, control of a Person shall mean the power, direct or indirect: (x) to vote 25% or more of the securities having ordinary voting power for the election of directors or managers of such Person or (y) to direct or cause the direction of the management and policies of such Person, in either case whether by ownership of securities, contract, proxy or otherwise.

“Aggregate Capital” means, at any time of determination, the aggregate outstanding Capital of all Purchasers at such time.

“Aggregate Yield” means, at any time of determination, the aggregate accrued and unpaid Yield on the aggregate outstanding Capital of all Purchasers at such time.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Anti-Corruption Laws” means any laws, rules, and regulations of any jurisdiction applicable to the Seller, the Pledgor, the Servicer, each Originator, the Parent and each of Parent’s Subsidiaries from time to time concerning or relating to money laundering, bribery or corruption.

“Applicable Law” means, with respect to any Person, (x) all provisions of law, statute, treaty, constitution, ordinance, rule, regulation, ordinance, requirement, restriction, permit, executive order, certificate, decision, directive or order of any Governmental Authority applicable to such Person or any of its property and (y) all judgments, injunctions, orders, writs, decrees and awards of all courts and arbitrators in proceedings or actions in which such Person is a party or by which any of its property is bound. For the avoidance of doubt, FATCA shall constitute an “Applicable Law” for all purposes of this Agreement.

“Assignment and Acceptance Agreement” means an assignment and acceptance agreement entered into by a Committed Purchaser, an Eligible Assignee, such Committed Purchaser’s Group Agent and the Administrative Agent, and, if required, the Seller, pursuant to which such Eligible Assignee may become a party to this Agreement, in substantially the form of Exhibit C hereto.

“Assumption Agreement” has the meaning set forth in Section 14.03(i).

“AT&T” means AT&T Inc., a Delaware corporation.

“Attorney Costs” means and includes all fees, costs, expenses and disbursements of any law firm or other external counsel and all disbursements of internal counsel.

“AUD” means the lawful money of the Commonwealth of Australia.

“Bank Rate” for any Portion of Capital funded by any Purchaser on any day, means an interest rate per annum equal to (a) the applicable SOFR Rate plus the applicable SOFR Adjustment with respect to such Purchaser for such Yield Period (or portion thereof) (provided that for such purpose, if such SOFR Rate is being determined by reference to Daily Simple SOFR for such Purchaser, the SOFR Rate for such day shall be Daily Simple SOFR in effect on such day); or (b) if the Base Rate is applicable to such Purchaser pursuant to Section 5.04, the Base Rate for such Purchaser on such day.

“Bankruptcy Code” means the United States Bankruptcy Reform Act of 1978 (11 U.S.C. § 101, et seq.), as amended from time to time.

“Base Rate” means, for any day and any Purchaser, a fluctuating interest rate per annum as shall be in effect from time to time, which rate shall be at all times equal to the greater of:

(a)    the rate of interest in effect for such day as publicly announced from time to time by the Administrative Agent or its Affiliate as its “reference rate” or “prime rate”, as applicable (such “reference rate” or “prime rate” is set by the Administrative Agent or its Affiliate based upon various factors, including such Person’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above or below such announced rate, and is not necessarily the lowest rate charged to any customer); and

(b)    0.50% per annum above the latest Federal Funds Rate in effect on such day;

provided, however, if the Base Rate as determined above would be less than zero, then such rate shall be deemed to be zero.

“Beneficial Owner” means, for the Seller, each of the following: (a) each individual, if any, who, directly or indirectly, owns 25% or more of the Seller’s Capital Stock; and (b ) a single individual with significant responsibility to control, manage or direct the Seller.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Breakage Fee” means (i) for any Yield Period for which Yield is computed by reference to Daily Simple SOFR or the Term SOFR Rate and a reduction of Capital is made for any reason on any day other than the last day of the related Yield Period (or Tranche Period, if applicable) or (ii) to the extent that the Seller shall for any reason, fail to accept any Investment on the date specified by the Seller in connection with any request for funding pursuant to Article II of this Agreement, the amount, if any, by which (A) the additional Yield (calculated without taking into account any Breakage Fee or any shortened duration of such Yield Period (or Tranche Period, if applicable) pursuant to the definition thereof) which would have accrued during such Yield Period (or Tranche Period, if applicable) on the reductions of Capital relating to such Yield Period (or Tranche Period, if applicable) had such reductions not been made (or, in the case of clause (ii) above, on the amounts so failed to be accepted in connection with any such request for funding by the Seller), exceeds (B) the income, if any, received by the applicable

Purchaser from the investment of the proceeds of such reductions of Capital (or such amounts failed to be accepted by the Seller). A certificate as to the amount of any Breakage Fee (including the computation of such amount) shall be submitted by the affected Purchaser (or the Administrative Agent on its behalf) to the Seller and shall be conclusive and binding for all purposes, absent manifest error.

“Business Day” means any day (other than a Saturday or Sunday) on which banks are not authorized or required to close in Dallas, Texas, Atlanta, Georgia, Pittsburgh, Pennsylvania, or New York City, New York provided that, when used in connection with an amount that accrues Yield at a rate based on SOFR or any direct or indirect calculation or determination of SOFR, the term “Business Day” means any such day that is also a U.S. Government Securities Business Day.

“CAD” means the lawful money of Canada.

“Capital” means, with respect to any Purchaser, the aggregate amounts paid to, or on behalf of, the Seller in connection with all Investments made by such Purchaser pursuant to Article II as reduced from time to time by Collections distributed and applied on account of reducing, returning or repaying such Capital pursuant to Section 2.02(d) or 4.01; provided, that if such Capital shall have been reduced by any distribution and thereafter all or a portion of such distribution is rescinded or must otherwise be returned for any reason, such Capital shall be increased by the amount of such rescinded or returned distribution as though it had not been made.

“Capital Coverage Amount” means, at any time of determination, the lesser of (i) the Facility Limit at such time and (ii) the amount equal to (a) the Net Receivables Pool Balance at such time, minus (b) the Total Reserves at such time, plus (c) the sum of (x) the principal amount of Permitted Investments on deposit in the Pledged Investment Account and (y) amounts on deposit in the Pledged Deposit Account.

“Capital Coverage Deficit” means, at any time of determination, the amount, if any, by which (a) the Aggregate Capital at such time, exceeds (b) the Capital Coverage Amount at such time.

“Capital Stock” means, with respect to any Person, any and all common shares, preferred shares, interests, participations, rights in or other equivalents (however designated) of such Person’s capital stock, partnership interests, limited liability company interests, membership interests or other equivalent interests and any rights (other than debt securities convertible into or exchangeable for capital stock), warrants or options exchangeable for or convertible into such capital stock or other equity interests.

“Certificate of Beneficial Ownership” means, for the Seller, a certificate in form and substance acceptable to the Administrative Agent (as amended or modified by the Administrative Agent from time to time in its sole discretion), certifying, among other things, the Beneficial Owner of the Seller.

“Change in Control” means the occurrence of any of the following:

(a)     Performance Guarantor ceases to own, directly or indirectly, 100% of the issued and outstanding Capital Stock and all other equity interests of the Seller free and clear of all Adverse Claims;

(b)    Performance Guarantor ceases to own, directly or indirectly, 100% of the issued and outstanding Capital Stock, membership interests or other equity interests of any Originator free and clear of all Adverse Claims;

(c)    prior to the Spin-Off Date, Parent ceases to own, directly or indirectly, 100% of the issued and outstanding Capital Stock and all other equity interests of the Pledgor free and clear of all Adverse Claims;

(d)    any Subordinated Note shall at any time cease to be owned by an Originator, free and clear of all Adverse Claims; or

(e)    with respect to Performance Guarantor:

(i)    any Person or two or more Persons acting in concert shall have acquired beneficial ownership (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of Voting Stock of the Performance Guarantor (or other securities convertible into such Voting Stock) representing more than 50% of the combined voting power of all Voting Stock of the Performance Guarantor; or

(ii)    during any period of 24 consecutive months, individuals who at the beginning of such 24-month period were directors of the Performance Guarantor shall cease for any reason (other than due to retirement, death or disability) to constitute a majority of the board of directors of the Performance Guarantor (except to the extent that such individuals were replaced by individuals (x) elected by 66-2/3% of the members of the board of directors of the Performance Guarantor or (y) nominated for election by a majority of the members of board of directors of the Performance Guarantor and thereafter elected as directors by the shareholders of the Performance Guarantor.

“Change in Law” means the occurrence, after the Restatement Effective Date, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Closing Date” means March 27, 2019.

“Code” means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time.

“Collection Account” means each “deposit account” within the meaning of the applicable UCC listed on Schedule II to this Agreement (as such schedule may be modified from time to time in connection with the closing or opening of any Collection Account in accordance with the terms hereof) and maintained at a bank or other financial institution acting as a Collection Account Bank for the purpose of receiving Collections and subject to an Account Control Agreement except with respect to (i) the TD Account (unless the TD Account becomes subject to an Account Control Agreement in accordance with Section 9.03), (ii) any Excluded Collection Account, and (iii) until the date that the Pledgor is in compliance with Section 7.14 of the Pledgor Purchaser Assignment, the Pledgor Collection Account.

“Collection Account Bank” means any of the banks or other financial institutions holding one or more Collection Accounts.

“Collections” means, with respect to any Pool Receivable: (a) all funds that are received by any Originator, the Seller, the Pledgor, the Servicer or any other Person on their behalf in payment of any amounts owed in respect of such Pool Receivable (including purchase price, service charges, finance charges, interest, fees and all other charges), or applied to amounts owed in respect of such Pool Receivable (including insurance payments, proceeds of drawings under supporting letters of credit and net proceeds of the sale or other disposition of repossessed goods or other collateral or property of the related Obligor or any other Person directly or indirectly liable for the payment of such Pool Receivable and available to be applied thereon), (b) all Deemed Collections, (c) all proceeds of all Related Security with respect to such Pool Receivable and (d) all other proceeds of such Pool Receivable.

“Commitment” means, with respect to any Committed Purchaser (including a Related Committed Purchaser), the maximum aggregate amount of Capital which such Person is obligated to pay hereunder on account of all Investments, on a combined basis, as set forth on Schedule I or in the Assumption Agreement or other agreement pursuant to which it became a Purchaser, as such amount may be modified in connection with any subsequent assignment pursuant to Section 14.03 or in connection with a reduction in the Facility Limit pursuant to Section 2.02(e) or an increase in the Facility Limit pursuant to Section 2.02(g). If the context so requires, “Commitment” also refers to a Committed Purchaser’s obligation to fund Investments hereunder in accordance with this Agreement.

“Committed Purchasers” means PNC and each other Person that is or becomes a party to this Agreement in the capacity of a “Committed Purchaser”.

“Concentration Percentage” means, (a) except as provided in clause (b) below, (i) for any Group A Obligor, 20.0%, (ii) for any Group B Obligor, 15.0%, (iii) for any Group C Obligor, 10.0%, and (iv) for any Group D Obligor, 3.0% and (b) for each of the Obligors listed in the chart on Schedule VI hereto or which the Administrative Agent, with the approval of the Seller and the consent, or at the direction, of the Majority Group Agents from time to time designates in writing to the Seller and the Servicer as a Special Obligor (each, a “Special Obligor”), the percentage specified in the chart on Schedule VI for such Special Obligor (the applicable “Special Concentration Limit”); provided, however, that the Administrative Agent may, in its sole discretion, or will, (x) at the direction of the Majority Group Agents upon not less than thirty (30) days’ prior written notice to the Seller or (y) at any time that the Performance Guarantor credit rating for long-term, unsecured and unsubordinated indebtedness or deposit obligations is below BB by S&P or Ba2 by Moody’s, cancel or reduce the Special Concentration Limit with respect to any or all Special Obligors, and in the case of a cancellation, the Concentration Percentage for such Special Obligor(s) shall be determined pursuant to clause (a) above. In the event that any other Obligor is or becomes an Affiliate of a Special Obligor, the Special Concentration Limit shall apply to both such Obligor and such Special Obligor and shall be calculated as if such Obligor and such Special Obligor were a single Obligor.

“Concentration Reserve Percentage” means, at any time of determination, the largest of: (a) the sum of the five (5) largest Obligor Percentages of the Group D Obligors, (b) the sum of the three (3) largest Obligor Percentages of the Group C Obligors, (c) the sum of the two (2) largest Obligor Percentage of the Group B Obligors and (d) the largest Obligor Percentage of the Group A Obligors.

“Conduit Purchaser” means each commercial paper conduit that is or becomes a party to this Agreement in the capacity of a “Conduit Purchaser”.

“Conforming Changes” means, with respect to the Term SOFR Rate, Daily Simple SOFR or any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “Tranche Period,” the definition of “Yield Period,” timing and frequency of determining rates and making payments of Yield, timing of Investment Requests or return, prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent reasonably decides (in consultation with the Seller) may be appropriate to reflect the adoption and implementation of the Term SOFR Rate, Daily Simple SOFR or such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent reasonably decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent reasonably determines that no market practice for the administration of the Term SOFR Rate, Daily Simple SOFR or the Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides (in consultation with the Seller) is reasonably necessary in connection with the administration of this Agreement and the other Transaction Documents).

“Contract” means, with respect to any Receivable, any and all contracts, instruments, agreements, leases, invoices, notes, insertions or other writings pursuant to which such Receivable arises or that evidence such Receivable or under which an Obligor becomes or is obligated to make payment in respect of such Receivable, provided, notwithstanding the foregoing or any provision of any Transaction Document, none of the Administrative Agent, any Purchaser Party or any beneficiary thereof shall have the right to hold, review, view, audit or otherwise possess (x) any Contract; or (y) any financial reporting or other books or records specifically relating to such Contract and the Receivables generated thereunder, the disclosure of which is precluded by the applicable terms of such Contract, provided, further, however, that during the occurrence and continuance of an Event of Termination, to the extent that the related Obligor has defaulted in the payment of any Receivable, upon the request of the Administrative Agent the Seller shall provide (or cause the Pledgor to provide) the Administrative Agent with such information reasonably requested with respect to any such Contract (which may be redacted versions of or excerpts of any Contract) to the extent needed for the Administrative Agent to enforce such Contract against the applicable Obligor.

“Credit and Collection Policy” means, as the context may require, those receivables credit and collection policies and practices of (a) the Originators (other than the Mobility Originator) in effect on the Restatement Effective Date or (b) the Mobility Originator in effect on March 27, 2020, in each case, as modified in compliance with this Agreement.

“Daily Simple SOFR” means, for any day (a “SOFR Rate Day”), the interest rate per annum equal to SOFR for the day (the “SOFR Determination Date”) that is 2 Business Days prior to (i) such SOFR Rate Day if such SOFR Rate Day is a Business Day or (ii) the Business Day immediately preceding such SOFR Rate Day if such SOFR Rate Day is not a Business Day. If Daily Simple SOFR as determined above would be less than the SOFR Floor, then Daily Simple SOFR shall be deemed to be the SOFR Floor. If SOFR for any SOFR Determination Date has not been published or replaced with a Benchmark Replacement by 5:00 p.m. (New York City time) on the second Business Day immediately following such SOFR Determination Date, then SOFR for such SOFR Determination Date will be SOFR for the first Business Day preceding such SOFR Determination Date for which SOFR was published in accordance with the definition of “SOFR”; provided that SOFR determined pursuant to this sentence shall be used for purposes of calculating Daily Simple SOFR for no more than 3 consecutive SOFR Rate Days. If and when Daily Simple SOFR as determined above changes, any applicable rate of interest based on Daily Simple SOFR will change automatically without notice to the Seller, effective on the date of any such change.

“Days’ Sales Outstanding” means, for any Fiscal Month, an amount computed as of the last day of such Fiscal Month equal to: (a) the average of the Outstanding Balance of all Pool Receivables (other than Unbilled Receivables) as of the last day of each of the three (3) most recent Fiscal Months ended on the last day of such Fiscal Month, divided by (b) an amount equal to (i) the aggregate initial Outstanding Balance of all Pool Receivables (other than Unbilled Receivables) generated by the Originators during the three (3) most recent Fiscal Months ended on the last day of such Fiscal Month, divided by (ii) 90.

“Debt” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments and (c) all guarantees by such Person of Debt of others.

“Deemed Collections” has the meaning set forth in Section 4.01(d).

“Default Ratio” means the ratio (expressed as a percentage and rounded to the nearest 1/100 of 1%, with 5/1000th of 1% rounded upward) computed as of the last day of each Fiscal Month by dividing: (a) the aggregate Outstanding Balance of all Pool Receivables (other than Unbilled Receivables) that became Defaulted Receivables during such Fiscal Month, by (b) the aggregate initial Outstanding Balance of all Pool Receivables (other than Unbilled Receivables) generated by all Originators during the month that is five (5) Fiscal Months before such Fiscal Month (or such lesser amount of Fiscal Months as may be approved in writing by the Seller and the Administrative Agent with respect to all Pool Receivables generated by any specific Originator subject to the parenthetical appearing in clause (a) of the defined term “Defaulted Receivable”).

“Defaulted Receivable” means, without duplication, a Receivable:

(a)    as to which any payment, or part thereof, remains unpaid for (i) if such Receivable is not a Mobility Receivable, 121 days or more from the original due date for such payment or 151 days or more after the original invoice date for such payment (or such lesser amount of days as may be approved in writing by the Seller and the Administrative Agent (with notice of such approval delivered to the Group Agents) with respect to any Receivables originated by any specific Originator) or (ii) if such Receivable is a Mobility Receivable, 91 days or more from the original due date for such payment;

(b)    as to which an Insolvency Proceeding shall have occurred with respect to the Obligor thereof or any other Person obligated thereon or owning any Related Security with respect thereto; or

(c)    that has been written off in the applicable Originator’s, the Pledgor’s, or the Seller’s books as uncollectible consistent with the Credit and Collection Policy;

provided, however, that in each case above such amount shall be calculated without giving effect to any netting of credits that have not been matched to a particular Receivable for the purposes of aged trial balance reporting.

“Defaulting Purchaser” means any Committed Purchaser that (a) has failed, within two (2) Business Days of the date required to be funded or paid, to (i) fund any portion of its Investments (or the Capital thereof) or (ii) pay over to any Purchaser Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Committed Purchaser notifies the Administrative Agent in writing that such failure is the result of such Committed Purchaser’s good faith determination that a condition precedent to funding

(specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Seller or any Purchaser Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Committed Purchaser’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding an Investment under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three (3) Business Days after request by a Purchaser Party, acting in good faith, to provide a certification in writing from an authorized officer of such Committed Purchaser that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Investments under this Agreement, provided that such Committed Purchaser shall cease to be a Defaulting Purchaser pursuant to this clause (c) upon such Purchaser Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has become the subject of an Insolvency Proceeding.

“Delinquency Ratio” means the ratio (expressed as a percentage and rounded to the nearest 1/100 of 1%, with 5/1000th of 1% rounded upward) computed as of the last day of each Fiscal Month by dividing: (a) the aggregate Outstanding Balance of all Pool Receivables that were Delinquent Receivables on such day by (b) the aggregate Outstanding Balance of all Pool Receivables on such day.

“Delinquent Receivable” means a Receivable as to which any payment, or part thereof, remains unpaid for either (x) if such Receivable is not a Mobility Receivable, 121 days or more from the original due date for such payment or 151 days or more after the original invoice date for such payment or (y) if such Receivable is a Mobility Receivable, 61 days or more from the original due date for such payment.

“Dilution Horizon Ratio” means, for any Fiscal Month, the ratio (expressed as a percentage and rounded to the nearest 1/100th of 1%, with 5/1000th of 1% rounded upward) computed as of the last day of such Fiscal Month by dividing: (a) the aggregate initial Outstanding Balance of all Pool Receivables (other than Unbilled Receivables) generated by the Originators during the 1.5 most recent consecutive Fiscal Months, by (b) the aggregate Outstanding Balance of all Pool Receivables as of the last day of such Fiscal Month. Within thirty (30) days of the completion and the receipt by the Administrative Agent of the results of any annual audit or field exam of the Receivables and the servicing and origination practices of the Servicer and the Originators, the numerator of the Dilution Horizon Ratio may be adjusted by the Administrative Agent upon not less than five (5) Business Days’ notice to the Seller to reflect such number of Fiscal Months as the Administrative Agent reasonably believes best reflects the business practices of the Servicer and the Originators and the actual amount of dilution and Deemed Collections that occur with respect to Pool Receivables based on the weighted average dilution lag calculation completed as part of such audit or field exam.

“Dilution Ratio” means, for any Fiscal Month, the ratio (expressed as a percentage and rounded to the nearest 1/100th of 1%, with 5/1000th of 1% rounded upward), computed as of the last day of each Fiscal Month by dividing: (a) the excess of (x) the aggregate amount of Deemed Collections during such Fiscal Month over (y) the Mobility Subject Dilution Deduction, by (b)

the aggregate initial Outstanding Balance of all Pool Receivables (other than Unbilled Receivables) generated by the Originators during the Fiscal Month that is one (1) month prior to such Fiscal Month.

“Dilution Reserve Percentage” means, at any time of determination, the product (expressed as a percentage and rounded to the nearest 1/100th of 1%, with 5/1000th of 1% rounded upward) of (a) the sum of (i) the product of (A) the Stress Factor multiplied by (B) the average of the Dilution Ratios for the twelve (12) most recent Fiscal Months plus (ii) the Dilution Volatility Component, multiplied by (b) the Dilution Horizon Ratio.

“Dilution Volatility Component” means, for any Fiscal Month, the product (expressed as a percentage) and rounded to the nearest 1/100th of 1%, with 5/1000th of 1% rounded upward) of:

(a)    the positive difference, if any, between: (i) the highest Dilution Ratio during the twelve (12) most recent consecutive Fiscal Months and (ii) the arithmetic average of the Dilution Ratios for such twelve (12) consecutive Fiscal Months; multiplied by

(b)    the quotient of (i) the highest Dilution Ratio during the twelve (12) most recent consecutive Fiscal Months divided by (ii) the arithmetic average of the Dilution Ratios for such twelve (12) consecutive Fiscal Months.

“Dollar Equivalent” means, on any date on which a determination thereof is to be made, with respect to (a) any amount denominated in Dollars, such amount and (b) any amount denominated in a Foreign Currency, the Dollar equivalent of such amount of such Foreign Currency determined by referenced to the Spot Rate determined as of such determination date.

“Dollars” and “$” each mean the lawful currency of the United States of America.

“Eligible Assignee” means (i) any Committed Purchaser or any of its Affiliates, (ii) any Person managed by a Committed Purchaser or any of its Affiliates and (iii) any other financial or other institution.

“Eligible Foreign Currency” means AUD, CAD, EUR, GBP, NZD and SEK.

“Eligible Foreign Currency VaR Percentage” means 6.0%, or such other percentage designated by all Group Agents from time to time upon ten (10) Business Days’ notice.

“Eligible Foreign Obligor” means an Obligor that is organized in or that has a head office (domicile), registered office, and chief executive office located in a country that is not the United States or a country or territory that is, or whose government is, the subject of any Sanctions.

“Eligible Receivable” means, at any time of determination, a Receivable:

(a)    the Obligor of which is: (i) (A) if such Receivable is not a Mobility Receivable, either a U.S. Obligor or an Eligible Foreign Obligor or (B) if such Receivable is a Mobility Receivable, a U.S. Obligor; (ii) not the target or subject of any Sanctions; (iii) not a consolidated Affiliate of the Seller, the Pledgor, the Servicer, the Parent or any Originator; (iv) if such Receivable is not a Mobility Receivable, not a natural person; and (v) not the Obligor with respect to which more than 50% of the aggregate Outstanding Balance of all of such Obligor’s Pool Receivables consist of Defaulted Receivables or Delinquent Receivables;

(b)    that is neither a Defaulted Receivable (other than with respect to clause (a) of such definition) nor a Delinquent Receivable;

(c)    that is denominated and payable only in Dollars or an Eligible Foreign Currency and the Obligor with respect to which has been instructed to remit Collections in respect thereof directly to a Lock-Box or Collection Account in the United States of America or Canada;

(d)    that does not have a due date which is more than either (i) if such Receivable is not a Mobility Receivable, 125 days after the original invoice date of such Receivable or (ii) if such Receivable is a Mobility Receivable, 30 days after the original invoice date of such Receivable;

(e)    that (i) arises under a Contract for the sale or licensing of goods or services entered into on an arm’s length basis in the ordinary course of the applicable Originator’s business and (ii) does not constitute a loan or other similar financial accommodation being provided by the applicable Originator;

(f)    that arises under a duly authorized Contract that (i) is in full force and effect, and (ii) is a legal, valid and binding obligation of the related Obligor, enforceable against such Obligor in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

(g)    (i) if such Receivable is not a Mobility Receivable, that has been transferred by an Originator to the Seller pursuant to the Purchase and Sale Agreement with respect to which transfer all conditions precedent under the Purchase and Sale Agreement have been met or explicitly waived in writing by the Administrative Agent or (ii) if such Receivable is a Mobility Receivable, that (A) has been transferred by the Mobility Originator to the Pledgor pursuant to the Pledgor Purchase and Sale Agreement with respect to which transfer all conditions precedent under the Pledgor Purchase and Sale Agreement have been met or explicitly waived in writing by the Administrative Agent and (ii) that has been pledged to the Seller by the Pledgor pursuant to the Pledgor Purchaser Assignment with respect to which pledge all conditions precedent under the Pledgor Purchaser Assignment have been met or explicitly waived in writing by the Administrative Agent;

(h)    that, together with the Contract related thereto, conforms in all material respects with all Applicable Laws (including any applicable laws relating to usury, truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy);

(i)    with respect to which all consents, licenses, approvals or authorizations of, or registrations or declarations with or notices to, any Governmental Authority or other Person required to be obtained, effected or given by an Originator in connection with the creation of such Receivable, the execution, delivery and performance by such Originator of the related Contract or the assignment thereof under the Purchase and Sale Agreement or Pledgor Purchase and Sale Agreement, as applicable, have been duly obtained, effected or given and are in full force and effect and, if such Receivable is a Mobility Receivable, with respect to which all consents, licenses, approvals or authorizations of, or registrations or declarations with or notices to, any Governmental Authority or other Person required to be obtained, effected or given by the Pledgor in connection with the execution, delivery and performance by the Pledgor of the related Contract or the assignment thereof under the Pledgor Purchaser Assignment have been duly obtained, effected or given and are in full force and effect;

(j)    that is not subject to any existing dispute, litigation, right of rescission, set-off, counterclaim, any other defense against the applicable Originator (or any assignee of such Originator) or the Pledgor (or any assignee of the Pledgor), as applicable, or Adverse Claim other than Permitted Liens, and the Obligor of which holds no right as against the applicable Originator or the Pledgor, as applicable, to cause such Originator or the Pledgor, as applicable, to repurchase the goods or merchandise, the sale of which shall have given rise to such Receivable, it being understood that a Receivable shall not be ineligible under this clause (j) solely because the related Contract contains a contractual right of set-off of the Obligor;

(k)    that satisfies all applicable requirements of the Credit and Collection Policy;

(l)    that, together with the Contract related thereto, has not been modified, waived or restructured since its creation, except as permitted pursuant to Section 9.02 of this Agreement;

(m)    (i) if such Receivable is not a Mobility Receivable, in which the Seller owns good and marketable title, free and clear of any Adverse Claims other than Permitted Liens, and that is freely assignable (including without any consent of the related Obligor or any Governmental Authority), and the payments thereon are free and clear of any, or increased to account for any applicable, withholding Taxes; or (ii) if such Receivable is a Mobility Receivable, the Seller has a valid and enforceable first priority perfected security interest therein and in the Related Security (other than each Excluded

Collection Account) and Collections with respect thereto, free and clear of any Adverse Claims other than Permitted Liens, and that is freely assignable (including without any consent of the related Obligor or any Governmental Authority);

(n)    for which the Administrative Agent (on behalf of the Secured Parties) shall have a valid and enforceable first priority perfected ownership or security interest therein and in the Related Security (other than with respect to the TD Account (unless the TD Account becomes subject to an Account Control Agreement in accordance with Section 9.03), each Excluded Collection Account and, until the Pledgor is in compliance with Section 7.14 of the Pledgor Purchaser Assignment, the Pledgor Collection Account) and Collections with respect thereto, in each case free and clear of any Adverse Claim other than Permitted Liens;

(o)    that (x) constitutes an “account” or “general intangible” (as defined in the UCC), (y) is not evidenced by instruments or chattel paper and (z) does not constitute, or arise from the sale of, as-extracted collateral (as defined in the UCC);

(p)    with respect to which there are no unapplied payments that have been excluded from the Seller’s or the Pledgor’s accounts receivable aging reports but that remains unapplied as of the end of the month in which such payments were received;

(q)    for which none of any Originator, the Seller, the Pledgor, the Parent, the Performance Guarantor or the Servicer has established any offset or netting arrangements with the related Obligor in connection with the ordinary course of payment of such Receivable, it being understood that a Receivable shall not be ineligible under this clause (q) solely because the related Contract contains a contractual right of set-off of the Obligor;

(r)    that represents amounts earned and payable by the Obligor that are not subject to the performance of additional services by the Originator thereof, the Pledgor (if applicable) or by the Seller and such Receivable shall have been billed or invoiced and the related goods or merchandise shall have been shipped and/or services performed, other than, in the case of an Eligible Unbilled Receivable, the billing or invoicing of such Receivable; provided, that if such Receivable is subject to the performance of additional services, only the portion of such Receivable attributable to such additional services shall be ineligible; provided, further that any Receivable that (i) arises under a Contract for the licensing of goods or services or (ii) is a Mobility Receivable shall not be subject to this clause (r);

(s)    which (i) does not arise from a sale of accounts made as part of a sale of a business or constitute an assignment for the purpose of collection only, (ii) is not a transfer of a single account made in whole or partial satisfaction of a preexisting indebtedness or an assignment of a right to payment under a contract to an assignee that is also obligated to perform under the contract and (iii) is not a transfer of an interest in or an assignment of a claim under a policy of insurance;

(t)    which does not relate to the sale of any consigned goods or finished goods which have incorporated any consigned goods into such finished goods;

(u)    for which the related Originator has recognized the related revenue on its financial books and records in accordance with GAAP;

(v)    for which neither the related Originator, the Pledgor (if applicable), nor any Affiliate thereof is holding any deposits, retainers or other advance payments received by or on behalf of the related Obligor; provided that only the portion of such Pool Receivable in an amount equal to such deposits shall be ineligible;

(w)    that, if such Receivable is an Unbilled Receivable, is an Eligible Unbilled Receivable;

(x)    is not an Excluded Receivable;

(y)    that is not subject to any future withholding tax to a U.S. person; provided that to the extent such Pool Receivable is subject to any future withholding tax to a U.S. person, only a portion of such Pool Receivable that is an amount equal to such future withholding tax shall be ineligible; and

(z)    if such Receivable is a Mobility Receivable, the Obligor of which is a low or medium credit risk per the Credit and Collection Policy.

“Eligible Unbilled Receivable” means, at any time, any Unbilled Receivable if the related Originator has recognized the related revenue on its financial books and records under GAAP.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated, and rulings issued thereunder.

“ERISA Affiliate” means any Person that for purposes of Title IV of ERISA is a member of the Parent’s controlled group, or under common control with the Parent, within the meaning of Section 414 of the Code.

“Erroneous Payment” has the meaning assigned to it in Section 11.11(a).

“Erroneous Payment Notice” has the meaning assigned to it in Section 11.11(a).

“Euro-Rate Reserve Percentage” means, the maximum effective percentage in effect on such day as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the reserve requirements (including without limitation, supplemental, marginal, and emergency reserve requirements) with respect to eurocurrency funding (currently referred to as “Eurocurrency Liabilities”).

“Euro” means the unit of single currency of the Participating Member States.

“Event of Termination” has the meaning specified in Section 10.01. For the avoidance of doubt, any Event of Termination that occurs shall be deemed to be continuing at all times thereafter unless and until waived in accordance with Section 14.01.

“Excess Concentration” means, as of any date of determination, the sum of the following amounts, without duplication:

(a)    the sum of the amounts calculated for each of the Obligors equal to the excess (if any) of (i) the aggregate Outstanding Balance of the Eligible Receivables of such Obligor, over (ii) the product of (x) such Obligor’s applicable Concentration Percentage, multiplied by (y) the aggregate Outstanding Balance of all Eligible Receivables then in the Receivables Pool; plus

(b)    the excess (if any) of (i) the aggregate Outstanding Balance of all Eligible Receivables, the Obligor of which is an Eligible Foreign Obligors that is a resident of a country that maintains a sovereign debt rating of greater than (A) “BB+” by S&P and (B) “Ba1” by Moody’s, over (ii) the product of (x) 20.0%, multiplied by (y) the aggregate Outstanding Balance of all Eligible Receivables then in the Receivables Pool; plus

(c)    the excess (if any) of (i) the aggregate Outstanding Balance of all Eligible Receivables, the Obligor of which is an Eligible Foreign Obligors that is a resident of a country that maintains a sovereign debt rating less than or equal to (A) “BB+” by S&P or (B) “Ba1” by Moody’s, over (ii) the product of (x) 5.0%, multiplied by (y) the aggregate Outstanding Balance of all Eligible Receivables then in the Receivables Pool; plus

(d)    the excess (if any) of (i) the aggregate Outstanding Balance of all Eligible Receivables that are denominated in an Eligible Foreign Currency, over (ii) the product of (x) 7.5%, multiplied by (y) the aggregate Outstanding Balance of all Eligible Receivables then in the Receivables Pool; plus

(e)    the excess (if any) of (i) the aggregate Outstanding Balance of all Eligible Receivables, the Obligors of which are Governmental Authorities, over (ii) the product of (x) 2.0%, multiplied by (y) the aggregate Outstanding Balance of all Eligible Receivables then in the Receivables Pool; plus

(f)    the excess (if any) of (i) the aggregate Outstanding Balance of all Eligible Receivables that are Eligible Unbilled Receivables which have an expected billing date of 365 days or less, over (ii) the product of (x) 35.0%, multiplied by (y) the aggregate Outstanding Balance of all Eligible Receivables then in the Receivables Pool; plus

(g)    the excess (if any) of (i) the aggregate Outstanding Balance of all Eligible Receivables that are Eligible Unbilled Receivables which have an expected billing date of greater than 365 days but less than or equal to 730 days, over (ii) the product of (x) 15.0%, multiplied by (y) the aggregate Outstanding Balance of all Eligible Receivables then in the Receivables Pool; plus

(h)    the excess (if any) of (i) the aggregate Outstanding Balance of all Eligible Receivables that are Eligible Unbilled Receivables which have an expected billing date of greater than 730 days, over (ii) the product of (x) 0.0%, multiplied by (y) the aggregate Outstanding Balance of all Eligible Receivables then in the Receivables Pool; plus

(i)    the excess (if any) of (i) the aggregate Outstanding Balance of all Pool Receivables as to which any payment, or part thereof, remains unpaid for either (A) one day or more but less than 31 days past the original due date for such payment or (B) more than 30 days but less than 61 days after the original invoice date for such payment, over (ii) the product of (x) 60.0%, multiplied by (y) aggregate initial Outstanding Balance of all Pool Receivables (other than Unbilled Receivables) generated by the Originators during the Fiscal Month that is one (1) Fiscal Month before the then-current Fiscal Month as of such date of determination; plus

(j)    the excess (if any) of (i) the aggregate Outstanding Balance of all Pool Receivables as to which any payment, or part thereof, remains unpaid for either (A) more than 30 days but less than 61 days past the original due date for such payment or (B) more than 60 days but less than 91 days after the original invoice date for such payment, over (ii) the product of (x) 30.0%, multiplied by (y) the aggregate initial Outstanding Balance of all Pool Receivables (other than Unbilled Receivables) generated by the Originators during the Fiscal Month that is two (2) Fiscal Months before the then-current Fiscal Month as of such date of determination; plus

(k)    the excess (if any) of (i) the aggregate Outstanding Balance of all Pool Receivables as to which any payment, or part thereof, remains unpaid for either (A) more than 60 days but less than 91 days past the original due date for such payment or (B) more than 90 days but less than 121 days after the original invoice date for such payment, over (ii) the product of (x) 15.0%, multiplied by (y) the aggregate initial Outstanding Balance of all Pool Receivables (other than Unbilled Receivables) generated by the Originators during the Fiscal Month that is three (3) Fiscal Months before the then-current Fiscal Month as of such date of determination; plus

(l)    the excess (if any) of (i) the aggregate Outstanding Balance of all Pool Receivables as to which any payment, or part thereof, remains unpaid for either (A) more than 90 days but less than 121 days past the original due date for such payment or (B) more than 120 days but less than 151 days after the original invoice date for such payment, over (ii) the product of (x) 7.5%, multiplied by (y) the aggregate initial Outstanding Balance of all Pool Receivables (other than Unbilled Receivables) generated by the Originators during the Fiscal Month that is four (4) Fiscal Months before the then-current Fiscal Month as of such date of determination; plus

(m)    the excess (if any) of (i) the aggregate Outstanding Balance of all Eligible Receivables as to which the due date thereof is more than 90 days after the original invoice date of such Eligible Receivable over (ii) the product of (x) 5.0%, multiplied by (y) the aggregate Outstanding Balance of all Eligible Receivables then in the Receivables Pool plus

(n)    the excess (if any) of (i) the aggregate Outstanding Balance of all Eligible Receivables as to which the Obligors of such Eligible Receivables are instructed to remit Collections related thereto into an Excluded Collection Account during the most recently ended Fiscal Month over (ii) the product of (x) 37.5%, multiplied by (y) the aggregate Outstanding Balance of all Eligible Receivables then in the Receivables Pool; provided that the percentage set forth in the foregoing clause (x) shall be reduced to (A) 10.0% (1) at any time that the Parent credit rating for long-term, unsecured and unsubordinated indebtedness or deposit obligations is below BBB- by S&P or Baa3 by Moody’s or (2) at the request of the Majority Group Agents upon 30 days’ notice to the Seller or (B) 0.0% at any time that the Parent credit rating for long-term, unsecured and unsubordinated indebtedness or deposit obligations is below BB by S&P or Ba2 by Moody’s.

“Exchange Act” means the Securities Exchange Act of 1934, as amended or otherwise modified from time to time.

“Excluded Cingular Wireless Receivables” means each receivable generated by New Cingular Wireless PCS, LLC (a) that was not originated by the Telegence biller of New Cingular Wireless PCS, LLC arising in connection with the sale of wireless services rendered or to be rendered, (b) that arises under a retail installment contract, credit sale contract, retail installment obligation, retail installment sale agreement or any other agreement pursuant to or under which an Obligor shall be obligated to pay for a wireless communication device or approved accessory purchase, (c) that was originated by a partnership or joint venture that is partially owned or controlled by New Cingular Wireless PCS, LLC, (d) the Obligor of which has a billing address in the U.S. Virgin Islands or Puerto Rico, or (e) solely to the extent the Obligor of which is a Governmental Authority, that arises under a Contract that contains an absolute prohibition on assignment.

“Excluded Collection Account” means each “deposit account” within the meaning of the applicable UCC that (i) receives Collections on Pool Receivables only if (A) such Pool Receivable is a Mobility Receivable, or (B) such Pool Receivable is a GDS Receivable, and (ii) is listed on Schedule II to this Agreement (as such schedule may be modified from time to time in connection with the closing or opening of any Collection Account in accordance with the terms hereof) and identified as an Excluded Collection Account.

“Excluded Collection Account Owner” means each of AT&T Mobility II LLC and GDS.

“Excluded GDS Receivable” means each receivable generated by GDS related to the distribution of HBOMax outside the United States and its territories and possessions.

“Excluded HBO Receivable” means each receivable generated by an HBO Originator under a Contract related to (1) historic pay-per-view sports events; (2) retail and/or merchandise licensing transactions; or (3) rental or other use of Home Box Office, Inc.’s studio facilities.

“Excluded Receivable” means each receivable (a) the Obligor of which is AT&T, any of its Affiliates or any joint venture that is partially owned or controlled by AT&T or any of its consolidated Affiliates; provided, for the purposes of this clause (a), “control” of a joint venture means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such joint venture, whether through the ownership of voting securities, by contract or otherwise; (b) that is an Excluded HBO Receivable; (c) that is an Excluded Turner Receivable; (d) that is an Excluded Cingular Wireless Receivable; or (e) that is an Excluded GDS Receivable.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to an Affected Person or required to be withheld or deducted from a payment to an Affected Person: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes and branch profits Taxes, in each case, (i) imposed as a result of such Affected Person being organized under the laws of, or having its principal office or, in the case of any Purchaser, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Purchaser, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Purchaser with respect to an applicable interest in its Capital or Commitment pursuant to a law in effect on the date on which (i) such Purchaser funds an Investment or its Commitment or (ii) such Purchaser changes its lending office, except in each case to the extent that amounts with respect to such Taxes were payable either to such Purchaser’s assignor immediately before such Purchaser became a party hereto or to such Purchaser immediately before it changed its lending office, (c) any withholding Taxes imposed pursuant to FATCA and (d) Taxes attributable to such Affected Person’s failure to comply with Section 5.03(f), (g) or (i).

“Excluded Turner Receivable” means each receivable generated by a Turner Originator under a Contract related to (1) owned programming television syndication; (2) the license of such Turner Originator’s owned programming brands and characters (or brands/businesses such Turner Originator manages for other companies) for consumer products and other business ventures; (3) subscription video on demand; (4) home video, DVD, and electronic sell-through; (5) festival tickets; or (6) streaming.

“Existing Receivables Purchase Agreement” has the meaning set forth in the preliminary statements to this Agreement.

“Facility Limit” means $6,000,000,000 as reduced from time to time pursuant to Section 2.02(e) or increased from time to time pursuant to Section 2.02(g). References to the unused portion of the Facility Limit shall mean, at any time of determination, an amount equal to (x) the Facility Limit at such time, minus (y) the Aggregate Capital at such time.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code, any applicable intergovernmental agreement entered into between the United States and any other Governmental Authority in connection with the implementation of the foregoing and any fiscal or regulatory legislation, rules or official practices adopted pursuant to any such intergovernmental agreement.

“Federal Funds Rate” means, for any day, the per annum rate set forth in the weekly statistical release designated as H.15(519), or any successor publication, published by the Federal Reserve Board (including any such successor, “H.15(519)”) for such day opposite the caption “Federal Funds (Effective).” If on any relevant day such rate is not yet published in H. 15(519), the rate for such day will be the rate set forth in the daily statistical release designated as the Composite 3:30 p.m. Quotations for U.S. Government Securities, or any successor publication, published by the Federal Reserve Bank of New York (including any such successor, the “Composite 3:30 p.m. Quotations”) for such day under the caption “Federal Funds Effective Rate.” If on any relevant day the appropriate rate is not yet published in either H.15(519) or the Composite 3:30 p.m. Quotations, the rate for such day will be the arithmetic mean as determined by the Administrative Agent of the rates for the last transaction in overnight Federal funds arranged before 9:00 a.m. (New York City time) on that day by each of three leading brokers of Federal funds transactions in New York City selected by the Administrative Agent.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System, or any entity succeeding to any of its principal functions.

“Fee Letter” has the meaning set forth in Section 2.03(a).

“Fees” has the meaning specified in Section 2.03(a).

“Final Payout Date” means the date on or after the Termination Date when (i) the Aggregate Capital has been reduced to zero and the Aggregate Yield has been paid in full, (ii) all other Seller Obligations have been paid in full (other than unasserted or contingent indemnification claims), (iii) all other amounts owing to the Purchaser Parties and any other Seller Indemnified Party or Affected Person hereunder and under the other Transaction Documents have been paid in full other than unasserted or contingent indemnification claims) and (iv) all accrued Servicing Fees have been paid in full.

“Financial Officer” of any Person means, the chief executive officer, the chief financial officer, the chief accounting officer, the principal accounting officer, the controller, the treasurer or the assistant treasurer of such Person.

“Fiscal Month” means each calendar month.

“Fitch” means Fitch, Inc. and any successor thereto that is a nationally recognized statistical rating organization.

“Foreign Currency” means the lawful currency of any other country or territory other than the United States.

“FX Reserve” means, as of any date of determination, an amount equal to (i) the product of (a) the Dollar Equivalent of the aggregate outstanding balance of all Eligible Receivables denominated in an Eligible Foreign Currency at such time, times (b) the Eligible Foreign Currency VaR Percentage at such time divided by (ii) the Net Receivables Pool Balance at such time.

“GAAP” means generally accepted accounting principles in the United States of America, consistently applied.

“GBP” means the lawful money of the United Kingdom.

“GDS” means WarnerMedia Global Digital Services, LLC, a Delaware limited liability company.

“GDS Assignment Agreement” means that certain Receivables Assignment Agreement dated as of March 15, 2021, between GDS and WarnerMedia Direct, LLC, a Delaware limited liability company.

“GDS Receivable” means a Receivable originated by GDS that has been assigned to WarnerMedia Direct, LLC, a Delaware limited liability company, pursuant to the GDS Assignment Agreement.

“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state, provincial, territorial or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Group” means, (i) for any Conduit Purchaser, such Conduit Purchaser, together with such Conduit Purchaser’s Related Committed Purchasers and related Group Agent, (ii) for PNC, PNC as a Committed Purchaser and as a Group Agent, (iii) for any other Purchaser that does not have a related Conduit Purchaser, such Purchaser, together with such Purchaser’s related Group Agent and each other Purchaser for which such Group Agent acts as a Group Agent hereunder.

“Group A Obligor” means any Obligor (or its parent or majority owner, as applicable, if such Obligor is not rated) with a short-term rating of at least: (a) “A-1” by S&P, or if such Obligor does not have a short-term rating from S&P, a rating of “A+” or better by S&P on such Obligor’s, its parent’s, or its majority owner’s (as applicable) long-term senior unsecured and uncredit-enhanced debt securities, and (b) “P-1” by Moody’s, or if such Obligor does not have a short-term rating from Moody’s, “Al” or better by Moody’s on such Obligor’s, its parent’s or its majority owner’s (as applicable) long-term senior unsecured and uncredit-enhanced debt securities; provided, however, if such Obligor (or its parent or majority owner, as applicable, if such Obligor is not rated) is rated by only one of such rating agencies, then such Obligor will be a “Group A Obligor” if it satisfies either clause (a) or clause (b) above; provided, further, that if such Obligor (or its parent or majority owner, as applicable, if such Obligor is not rated) receives a split rating from S&P and Moody’s and satisfies only one of clause (a) or clause (b) above, then such Obligor shall be deemed to have satisfied each of clause (a) or clause (b) above. Notwithstanding the foregoing, (i) any Obligor that is a Subsidiary of an Obligor that satisfies the definition of “Group A Obligor” shall be deemed to be a Group A Obligor and shall be aggregated with the Obligor that satisfies such definition for the purposes of determining the “Concentration Reserve Percentage”, the “Concentration Reserve” and clause (i) of the definition of “Excess Concentration” for such Obligors, unless such deemed Obligor separately satisfies the definition of “Group A Obligor”, “Group B Obligor”, or “Group C Obligor”, in which case such Obligor shall be separately treated as a Group A Obligor, a Group B Obligor or a Group C Obligor, as the case may be, and shall be aggregated and combined for such purposes with any of its Subsidiaries that are Obligors and (ii) any Obligor that is a Special Obligor that satisfies the definition of “Group A Obligor” shall be deemed to be a Group A Obligor solely for the purposes of determining the “Concentration Reserve Percentage”.

“Group Agent” means each Person acting as agent on behalf of a Group and designated as the Group Agent for such Group on the signature pages to this Agreement or any other Person who becomes a party to this Agreement as a Group Agent for any Group pursuant to an Assumption Agreement, an Assignment and Acceptance Agreement or otherwise in accordance with this Agreement.

“Group Agent’s Account” means, with respect to any Group, the account(s) from time to time designated in writing by the applicable Group Agent to the Seller and the Servicer for purposes of receiving payments to or for the account of the members of such Group hereunder.

“Group B Obligor” means an Obligor (or its parent or majority owner, as applicable, if such Obligor is not rated) that is not a Group A Obligor, with a short-term rating of at least: (a) “A-2” by S&P, or if such Obligor does not have a short-term rating from S&P, a rating of “BBB+” to “A” by S&P on such Obligor’s, its parent’s or its majority owner’s (as applicable) long-term senior unsecured and uncredit-enhanced debt securities, and (b) “P-2” by Moody’s, or if such Obligor does not have a short-term rating from Moody’s, “Baal” to “A2” by Moody’s on such Obligor’s, its parent’s or its majority owner’s (as applicable) long-term senior unsecured and uncredit-enhanced debt securities; provided, however, if such Obligor (or its parent or majority owner, as applicable, if such Obligor is not rated) is rated by only one of such rating agencies, then such Obligor will be a “Group B Obligor” if it satisfies either clause (a) or clause (b) above; provided, further, that if such Obligor (or its parent or majority owner, as applicable, if such Obligor is not rated) receives a split rating from S&P and Moody’s and satisfies only one of clause (a) or clause (b) above, then such Obligor shall be deemed to have satisfied each of clause (a) or clause (b) above. Notwithstanding the foregoing, (i) any Obligor that is a Subsidiary of an Obligor that satisfies the definition of “Group B Obligor” shall be deemed to be a Group B Obligor and shall be aggregated with the Obligor that satisfies such definition for the purposes of determining the “Concentration Reserve Percentage”, the “Concentration Reserve” and clause (i) of the definition of “Excess Concentration” for such Obligors, unless such deemed Obligor separately satisfies the definition of “Group A Obligor”, “Group B Obligor”, or “Group C Obligor”, in which case such Obligor shall be separately treated as a Group A Obligor, a Group B Obligor or a Group C Obligor, as the case may be, and shall be aggregated and combined for such purposes with any of its Subsidiaries that are Obligors and (ii) any Obligor that is a Special Obligor that satisfies the definition of “Group B Obligor” shall be deemed to be a Group B Obligor solely for the purposes of determining the “Concentration Reserve Percentage”.

“Group C Obligor” means an Obligor (or its parent or majority owner, as applicable, if such Obligor is not rated) that is not a Group A Obligor or a Group B Obligor, with a short-term rating of at least: (a) “A-3” by S&P, or if such Obligor does not have a short-term rating from S&P, a rating of “BBB-” to “BBB” by S&P on such Obligor’s, its parent’s or its majority owner’s (as applicable) long-term senior unsecured and uncredit-enhanced debt securities, and (b) “P-3” by Moody’s, or if such Obligor does not have a short-term rating from Moody’s, “Baa3” to “Baa2” by Moody’s on such Obligor’s, its parent’s or its majority owner’s (as applicable) long-term senior unsecured and uncredit-enhanced debt securities; provided, however, if such Obligor (or its parent or majority owner, as applicable, if such Obligor is not rated) is rated by only one of such rating agencies, then such Obligor will be a “Group C Obligor” if it satisfies either clause (a) or clause (b) above; provided, further, that if such Obligor (or its parent or majority owner, as applicable, if such Obligor is not rated) receives a split rating from S&P and Moody’s and satisfies only one of clause (a) or clause (b) above, then such Obligor shall be deemed to have satisfied each of clause (a) or clause (b) above. Notwithstanding the foregoing, (i) any Obligor that is a Subsidiary of an Obligor that satisfies the definition of “Group C Obligor” shall be deemed to be a Group C Obligor and shall be aggregated with the Obligor that satisfies such definition for the purposes of determining the “Concentration Reserve Percentage”, the “Concentration Reserve” and clause (i) of the definition of “Excess Concentration” for such Obligors, unless such deemed Obligor separately satisfies the definition of “Group A Obligor”, “Group B Obligor”, or “Group C Obligor”, in which case such Obligor shall be separately treated as a Group A Obligor, a Group B Obligor or a Group C Obligor, as the case may be, and shall be aggregated and combined for such purposes with any of its Subsidiaries that are Obligors and (ii) any Obligor that is a Special Obligor that satisfies the definition of “Group C Obligor” shall be deemed to be a Group C Obligor solely for the purposes of determining the “Concentration Reserve Percentage”.

“Group Commitment” means, with respect to any Group, at any time of determination, the aggregate Commitments of all Committed Purchasers within such Group.

“Group D Obligor” means any Obligor that is not a Group A Obligor, Group B Obligor or Group C Obligor; provided, that (i) any Obligor (or its parent or majority owner, as applicable, if such Obligor is unrated) that is not rated by both Moody’s and S&P shall be a Group D Obligor and (ii) any Obligor that is a Special Obligor that satisfies the definition of “Group D Obligor” shall be deemed to be a Group D Obligor solely for the purposes of determining the “Concentration Reserve Percentage”.

“Guaranteed Obligations” has the meaning set forth in Section 3.01.

“HBO Originator” means each of Home Box Office, Inc., HBO Digital Services, Inc. and HBO Home Entertainment, Inc.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Seller or any of its Affiliates under any Transaction Document and (b) to the extent not otherwise described in clause (a) above, Other Taxes.

“Independent Director” has the meaning set forth in Section 8.03(c).

“Information Package” means a report, in substantially the form of Exhibit G.

“Initial Investment Date” means March 27, 2019.

“Initial Schedule of Sold Receivables” means the list identifying all Sold Receivables as of the Initial Investment Date, which list is attached as Schedule IV hereto.

“Insolvency Proceeding” means (a) any case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors or (b) any general assignment for the benefit of creditors of a Person, composition, marshaling of assets for creditors of a Person, or other, similar arrangement in respect of its creditors generally or any substantial portion of its creditors, in each of clauses (a) and (b) undertaken under U.S. Federal, state or foreign law, including the Bankruptcy Code.

“Intended Tax Treatment” has the meaning set forth in Section 14.14.

“Investment” means any payment of Capital to the Seller by a Purchaser pursuant to Sections 2.01(a) or 2.02.

“Investment Company Act” means the Investment Company Act of 1940, as amended or otherwise modified from time to time.

“Investment Request” means a letter in substantially the form of Exhibit A hereto executed and delivered by the Seller to the Administrative Agent and the Group Agents pursuant to Section 2.02(a).

“LCR Security” means any commercial paper or security (other than equity securities issued to Parent or any Originator that is a consolidated subsidiary of Parent, under GAAP) within the meaning of Paragraph __.32(e)(viii) of the final rules titled Liquidity Coverage Ratio; Liquidity Risk Measurement Standards, 79 Fed. Reg. 197, 61440 et seq. (October 10, 2014).

“Liquidity Agent” means any bank or other financial institution acting as agent for the various Liquidity Providers under each Liquidity Agreement.

“Liquidity Agreement” means any agreement entered into in connection with this Agreement pursuant to which a Liquidity Provider agrees to make purchases or advances to, or purchase assets from, any Conduit Purchaser in order to provide liquidity for such Conduit Purchaser’s Capital and Notes.

“Liquidity Provider” means each bank or other financial institution that provides liquidity support to any Conduit Purchaser pursuant to the terms of a Liquidity Agreement.

“Lock-Box” means each locked postal box with respect to which a Collection Account Bank has executed an Account Control Agreement pursuant to which it has been granted exclusive access for the purpose of retrieving and processing payments made on the Receivables and which is listed on Schedule II (as such schedule may be modified from time to time in connection with the addition or removal of any Lock-Box in accordance with the terms hereof).

“Loss Horizon Ratio” means, as of the last day of any Fiscal Month, the ratio (expressed as a percentage and rounded to the nearest 1/100 of 1%, with 5/1000th of 1% rounded upward) computed by dividing:

(a)    the aggregate initial Outstanding Balance of all Pool Receivables (other than Unbilled Receivables) generated by the Originators during the number of most recently ended Fiscal Months equal to the sum of (i) the Unbilled and Payment Terms Component as of such day plus (ii) 2.125; provided that with respect to any fraction of a Fiscal Month, the aggregate initial Outstanding Balance of all Pool Receivables (other than Unbilled Receivables) generated by the Originators during such fraction of a Fiscal Month shall be calculated as a percentage of the aggregate initial Outstanding Balance of all Pool Receivables (other than Unbilled Receivables) generated by the Originators during the applicable Fiscal Month; by

(b)    the aggregate Outstanding Balance of all Pool Receivables as of such day.

“Loss Reserve Percentage” means, at any time of determination, the product (expressed as a percentage and rounded to the nearest 1/100th of 1%, with 5/1000th of 1% rounded upward) of (a) the Stress Factor multiplied by (b) the highest average of the Default Ratios for any three (3) consecutive Fiscal Months during the twelve (12) most recent Fiscal Months, multiplied by (c) the Loss Horizon Ratio.

“Majority Group Agents” means at least two Group Agents which in their combined Groups have Committed Purchasers representing more than 50% of the aggregate Commitments of all Committed Purchasers in all Groups (or, if the Commitments have been terminated, have Purchasers representing more than 50% of the aggregate outstanding Capital held by all the Purchasers in all Groups).

“Material Adverse Effect” means relative to any Person (provided that if no particular Person is specified, “Material Adverse Effect” shall be deemed to be relative to the Seller, the Pledgor, the Servicer, the Performance Guarantor and the Originators, taken as a whole), a material adverse effect on (a) the financial condition, properties, assets, liabilities, business or results of operations of such Person and its Subsidiaries, taken as a whole, (b) the material rights and remedies of the Administrative Agent or any Purchaser under this Agreement or any other Transaction Document, (c) the ability of the such Person to perform its obligations under this Agreement or any other Transaction Document to which it is a party, (d) the validity or enforceability of this Agreement or any other Transaction Document, or the validity, enforceability, value or collectability of any material portion of the Pool Receivables, or (e) the status, perfection, enforceability or priority of the Administrative Agent’s ownership or security interest in the Sold Assets, Seller Collateral, or Pledged Collateral.

“Minimum Dilution Reserve Percentage” means, at any time of determination, the product (expressed as a percentage and rounded to the nearest 1/100th of 1%, with 5/1000th of 1% rounded upward) of (a) the average of the Dilution Ratios for the twelve (12) most recent Fiscal Months, multiplied by (b) the Dilution Horizon Ratio.

“Mobility Originator” means New Cingular Wireless PCS, LLC, a Delaware limited liability company.

“Mobility Receivable” means a Receivable originated by the Telegence biller of the Mobility Originator arising in connection with the sale of wireless services rendered or to be rendered.

“Mobility Subject Dilution Deduction” means (i) prior to the Spin-Off Date, eighty-six percent (86.00%) of the aggregate amount of dilution, Deemed Collections or other similar adjustments arising out of promotional and courtesy credits (such as volume rebates, terms discounts, indirect rebates, direct rebates (net of any direct rebate recovery) and key promotional programs which are customary for the Mobility Originator and specified in the related Contract or applicable marketing program) related to the applicable Receivable and Obligor thereof that are expected by the Servicer to be made or otherwise incurred with respect to the then outstanding Pool Receivables; provided that such percentage may be adjusted by the Administrative Agent at the direction of the Majority Purchaser Agents upon not less than five (5) Business Days’ notice to the Seller to reflect such lower percentage as the Administrative Agent reasonably believes best reflects the business practices of the Mobility Originator in connection with any testing or calculation, including any completed as part of any audit or field exam, and (ii) on and after the Spin-Off Date, zero.

“Modified Days’ Sales Outstanding” means, for any Fiscal Month, an amount computed as of the last day of such Fiscal Month equal to: (a) the average of the Adjusted Receivables Pool Balance as of the last day of each of the three (3) most recent Fiscal Months ended on the last day of such Fiscal Month, divided by (b) an amount equal to (i) the aggregate initial Outstanding Balance of all Pool Receivables (other than Unbilled Receivables) generated by the Originators during the three (3) most recent Fiscal Months ended on the last day of such Fiscal Month, divided by (ii) 90.

“Monthly Settlement Date” means the 25th day of each calendar month (or if such day is not a Business Day, the next occurring Business Day).

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto that is a nationally recognized statistical rating organization.

“Multiple Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of the Parent or any ERISA Affiliate and at least one Person other than the Parent and the ERISA Affiliates or (b) was so maintained and in respect of which the Parent or any ERISA Affiliate could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.

“Net Receivables Pool Balance” means, at any time of determination: (a) the aggregate Outstanding Balance of all Eligible Receivables then in the Receivables Pool, minus (b) the Excess Concentration.

“Notes” means short-term promissory notes issued, or to be issued, by any Conduit Purchaser to fund its investments in accounts receivable or other financial assets.

“NZD” means the lawful money of New Zealand.

“Obligor” means, with respect to any Receivable, the Person obligated to make payments pursuant to the Contract relating to such Receivable.

“Obligor Percentage” means, at any time of determination, for each Obligor, a fraction, expressed as a percentage, (a) the numerator of which is the aggregate Outstanding Balance of the Eligible Receivables of such Obligor and its Affiliates less the amount (if any) then included in the calculation of Excess Concentration with respect to such Obligor and its Affiliates and (b) the denominator of which is the aggregate Outstanding Balance of all Eligible Receivables at such time.

“OFAC” means the U.S. Department of Treasury’s Office of Foreign Assets Control.

“Originator” and “Originators” means (a) prior to the Spin-Off Date, the Mobility Originator and (b) the “Originators” as set forth in the Purchase and Sale Agreement, as the same may be modified from time to time by adding new Originators or removing Originators, in each case pursuant to the terms of the Purchase and Sale Agreement.

“Other Connection Taxes” means, with respect to any Affected Person, Taxes imposed as a result of a present or former connection between such Affected Person and the jurisdiction imposing such Tax (other than connections arising from such Affected Person having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Transaction Document, or sold or assigned an interest in any Capital or Transaction Document).

“Other Seller” has the meaning set forth in Section 5.01(f).

“Other Taxes” means any and all present or future stamp or documentary Taxes or any other excise or property Taxes, charges or similar levies or fees arising from any payment made hereunder or from the execution, delivery, filing, recording or enforcement of, or otherwise in respect of, this Agreement, the other Transaction Documents and the other documents or agreements to be delivered hereunder or thereunder.

“Outstanding Balance” means, at any time of determination, with respect to any Receivable, the Dollar Equivalent of the then outstanding principal balance thereof.

“Parent” means AT&T.

“Parent Group” has the meaning set forth in Section 8.03(c).

“Parent Senior Credit Agreement” means that certain Five Year Credit Agreement dated as of December 11, 2018, by and among the Parent, as borrower, the lenders party thereto, the other parties thereto, and Citibank, N.A., as administrative agent.

“Participant” has the meaning set forth in Section 14.03(e).

“Participant Register” has the meaning set forth in Section 14.03(f).

“Participating Member State” means any member state of the European Community that adopts or has adopted the Euro as its lawful currency in accordance with the legislation of the European Union relating to the European Monetary Union.

“PATRIOT Act” has the meaning set forth in Section 14.15.

“PBGC” means the Pension Benefit Guaranty Corporation, or any successor thereto.

“Percentage” means, at any time of determination, with respect to any Committed Purchaser, a fraction (expressed as a percentage), (a) the numerator of which is (i) prior to the termination of all Commitments hereunder, its Commitment at such time or (ii) if all Commitments hereunder have been terminated, the aggregate outstanding Capital of all Purchasers in such Committed Purchaser’s Group at such time and (b) the denominator of which is (i) prior to the termination of all Commitments hereunder, the aggregate Commitments of all Committed Purchasers at such time or (ii) if all Commitments hereunder have been terminated, the Aggregate Capital at such time.

“Performance Guarantor” means (i) prior to the Spin-Off Date, AT&T, and (ii) thereafter, Discovery, Inc., a Delaware corporation.

“Performance Guaranty” means (i) prior to the Spin-Off Date, the Amended and Restated Performance Guaranty, dated as of March 27, 2020, by AT&T in favor of the Administrative Agent for the benefit of the Secured Parties, and (ii) thereafter, the Performance Guaranty, dated as of April 7, 2022, by Discovery, Inc. in favor of the Administrative Agent for the benefit of the Secured Parties.

“Permitted Investments” means

(a)    direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the U.S. (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the U.S.), in each case maturing within one year from the date of acquisition thereof;

(b)    investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s;

(c)    investments in certificates of deposit, bankers’ acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the U.S. or any state thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;

(d)    fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above; and

(e)    money market funds that (i) comply with the criteria set forth in Securities and Exchange Commission Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000.

“Permitted Liens” means all liens attaching to specific motion pictures or television programming, created solely for the purpose of securing obligations to producers, distributors, exhibitors or other participants of such programming, in each case, incurred in the ordinary course of business in connection with the production, acquisition, distribution, or exhibition of such programming.

“Person” means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, limited liability company or other entity, or any Governmental Authority.

“Plan” means a Single Employer Plan or a Multiple Employer Plan.

“Pledged Collateral” means a first priority perfected security interest in all Pledged Receivables, all Related Rights with respect to such Pledged Receivables, all Collections with respect to such Pledged Receivables, all rights (but none of the obligations) of the Pledgor under the Pledgor Purchase and Sale Agreement, the Pledgor Collection Account, and all proceeds of any of the foregoing, in each case that has been pledged by the Pledgor to the Seller pursuant to the Pledgor Purchaser Assignment and assigned and pledged by the Seller to the Administrative Agent hereunder.

“Pledged Deposit Account” means that certain deposit account number 3009097279 maintained with PNC Bank, National Association in the name of the Seller which shall at all times be subject to the control of and a first priority perfected security interest in favor of the Administrative Agent.

“Pledged Investment Account” means that certain securities account number 1107001054 maintained with PNC Capital Markets LLC in the name of the Seller which shall at all times be subject to the control of and a first priority perfected security interest in favor of the Administrative Agent.

“Pledged Receivables” means all of the then outstanding Receivables owned by the Pledgor that are pledged by the Pledgor to the Seller pursuant to the Pledgor Purchaser Assignment and with respect to which the Administrative Agent has a first priority perfected security interest.

“Pledgor” means AT&T Receivables Funding III, LLC, a Delaware limited liability company.

“Pledgor Collection Account” means a Collection Account that (i) is in the name of the Pledgor, (ii) following the date that the Pledgor is in compliance with Section 7.14 of the Pledgor Purchaser Assignment, is subject to an Account Control Agreement, and (iii) is listed on Schedule II to this Agreement (as such schedule may be modified from time to time in connection with the closing or opening of any Collection Account in accordance with the terms hereof) and identified as a Pledgor Collection Account.

“Pledgor Purchase and Sale Agreement” means the Purchase and Sale Agreement, dated as of March 27, 2020, among the Servicer, the Mobility Originator, and the Pledgor.

“Pledgor Purchase and Sale Termination Event” means a “Purchase and Sale Termination Event” as defined in the Pledgor Purchase and Sale Agreement.

“Pledgor Purchaser Assignment” means the Purchaser Assignment, among the Servicer, the Pledgor, and the Seller.

“PNC” has the meaning set forth in the preamble to this Agreement.

“Pool Receivable” means a Receivable in the Receivables Pool. For the avoidance of doubt, the Pool Receivables shall include Sold Receivables, Unsold Receivables, and Pledged Receivables.

“Portion of Capital” means, with respect to any Purchaser and its related Capital, the portion of such Capital being funded or maintained by such Purchaser by reference to a particular interest rate basis.

“Program Support Agreement” means and includes any Liquidity Agreement and any other agreement entered into by any Program Support Provider providing for: (a) the issuance of one or more letters of credit for the account of any Conduit Purchaser, (b) the issuance of one or more surety bonds for which any Conduit Purchaser is obligated to reimburse the applicable Program Support Provider for any drawings thereunder, (c) the sale by any Conduit Purchaser to any Program Support Provider of any Capital (or portions thereof or participation interest therein) maintained by such Conduit Purchaser and/or (d) the making of loans and/or other extensions of credit to any Conduit Purchaser in connection with such Conduit Purchaser’s receivables-securitization program contemplated in this Agreement, together with any letter of credit, surety bond or other instrument issued thereunder.

“Program Support Provider” means and includes, with respect to any Conduit Purchaser, any Liquidity Provider and any other Person (other than any customer of such Conduit Purchaser) now or hereafter extending credit or having a commitment to extend credit to or for the account of, or to make purchases from, such Conduit Purchaser pursuant to any Program Support Agreement.

“Purchase and Sale Agreement” means the Purchase and Sale Agreement, dated as of the Closing Date, among the Servicer, the Originators other than the Mobility Originator, and the Seller.

“Purchase and Sale Termination Event” has the meaning set forth in the Purchase and Sale Agreement.

“Purchaser Party” means each Purchaser, the Administrative Agent and each Group Agent.

“Purchasers” means the Conduit Purchasers and the Committed Purchasers.

“Rating Agency” mean each of S&P, Fitch and Moody’s (and/or each other rating agency then rating the Notes of any Conduit Purchaser).

“Receivable” means any right to payment of a monetary obligation, whether or not earned by performance, owed to any Originator, the Seller (as assignee of an Originator), or Pledgor (as assignee of an Originator), whether constituting an account, chattel paper, payment intangible, instrument or general intangible, in each instance arising in connection with the sale of goods that have been or are to be sold, the licensing of property that has been or will be licensed, or for services rendered or to be rendered, in each case, by an Originator to an Obligor, and includes, without limitation, the obligation to pay any service charges, finance charges, interest, fees and other charges with respect thereto; provided, however, no Excluded Receivable shall constitute a Receivable. Any such right to payment arising from any one transaction, including, without limitation, any such right to payment represented by an individual invoice or agreement, shall constitute a Receivable separate from a Receivable consisting of any such right to payment arising from any other transaction.

“Receivables Pool” means, at any time of determination, (i) all of the then outstanding Receivables (including both Sold Receivables and Unsold Receivables) transferred (or purported to be transferred) to the Seller pursuant to the Purchase and Sale Agreement and (ii) all of the then outstanding Pledged Receivables, in each case prior to the Termination Date.

“Register” has the meaning set forth in Section 14.03(c).

“Related Committed Purchaser” means with respect to any Conduit Purchaser, each Committed Purchaser listed as such for each Conduit Purchaser as set forth on the signature pages of this Agreement or in any Assumption Agreement.

“Related Conduit Purchaser” means, with respect to any Committed Purchaser, each Conduit Purchaser which is, or pursuant to any Assignment and Acceptance Agreement or Assumption Agreement or otherwise pursuant to this Agreement becomes, included as a Conduit Purchaser in such Committed Purchaser’s Group, as designated on its signature page hereto or in such Assignment and Acceptance Agreement, Assumption Agreement or other agreement executed by such Committed Purchaser, as the case may be.

“Related Rights” means (i) with respect to any Receivable other than a Mobility Receivable, the “Related Rights” as defined in Section 1.1 of the Purchase and Sale Agreement and (ii) with respect to any Mobility Receivable, the “Related Rights” as defined in Section 1.1 of the Pledgor Purchase and Sale Agreement.

“Related Security” means, with respect to any Receivable:

(a)    all of the Seller’s, the Pledgor’s and each Originator’s interest in any goods (including Returned Goods), and documentation of title evidencing the shipment or storage of any goods (including Returned Goods), the sale of which gave rise to such Receivable;

(b)    all instruments and chattel paper that may evidence such Receivable;

(c)    all other security interests or liens and property subject thereto from time to time purporting to secure payment of such Receivable, whether pursuant to the Contract related to such Receivable or otherwise, together with all UCC financing statements or similar filings relating thereto;

(d)    solely to the extent applicable necessary to irrevocably collect and enjoy the benefits of such Receivable, all of the Seller’s, the Pledgor’s and each Originator’s rights, interests and claims under the related Contracts and all supporting obligations, guaranties, indemnities, letters of credit (including any letter-of-credit rights), insurance and other agreements (including the related Contract) or arrangements of whatever character from time to time supporting or securing payment of such Receivable or otherwise relating to such Receivable, whether pursuant to the Contract related to such Receivable or otherwise, subject, in each case, to any applicable terms of such Contract that may adversely impact the sale or assignment of such Contract (as opposed to the sale of the assignment of the Receivables or other proceeds arising thereunder);

(e)    all rights, remedies, powers, privileges, title and interest (but not obligations) in and to each Lock-Box and all Collection Accounts, into which any Collections or other proceeds with respect to such Receivables may be deposited, and any related investment property acquired with any such Collections or other proceeds (as such term is defined in the applicable UCC);

(f)    all of the Seller’s rights, interests and claims under the Purchase and Sale Agreement, the Pledgor Purchaser Assignment, and the other Transaction Documents to the extent applicable;

(g)     all of the Pledgor’s rights, interests and claims under the Pledgor Purchase and Sale Agreement and the other Transaction Documents to the extent applicable; and

(h)    all Collections and other proceeds (as defined in the UCC) of any of the foregoing;

provided, notwithstanding the foregoing or any provision of any Transaction Document, none of the Administrative Agent, any Purchaser Party or any beneficiary thereof shall have the right to hold, review, view, audit or otherwise possess (x) any Contract; or (y) any financial reporting or other books or records specifically relating to such Contract and the Receivables generated thereunder, the disclosure of which is precluded by the applicable terms of such Contract, provided, further, however, that during the occurrence and continuance of an Event of Termination, to the extent that the related Obligor has defaulted in the payment of any Receivable, upon the request of the Administrative Agent the Seller shall provide the Administrative Agent with such information reasonably requested with respect to any such Contract (which may be redacted versions of or excerpts of any Contract) to the extent needed for the Administrative Agent to enforce such Contract against the applicable Obligor.

“Release” has the meaning set forth in Section 4.01(a).

“Replacement Person” has the meaning set forth in Section 5.01(g).

“Representatives” has the meaning set forth in Section 14.06(c).

“Required Capital Amount” means $240,000,000.

“Restatement Effective Date” means April 7, 2022.

“Restricted Payments” has the meaning set forth in Section 8.01(r).

“Returned Goods” means all right, title and interest in and to returned, repossessed or foreclosed goods and/or merchandise the sale of which gave rise to a Receivable; provided that such goods shall no longer constitute Returned Goods after a Deemed Collection has been deposited in a Collection Account with respect to the full Outstanding Balance of the related Receivables.

“S&P” means Standard & Poor’s Rating Services, a Standard & Poor’s Financial Services LLC business, and any successor thereto that is a nationally recognized statistical rating organization.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.

“Scheduled Termination Date” means (i) initially, June 9, 2022, and (ii) upon the payment of the extension fee pursuant to Section 2.01(f), the Scheduled Termination Date shall be extended to December 9, 2022.

“SEC” means the U.S. Securities and Exchange Commission or any governmental agencies substituted therefor.

“Secured Parties” means each Purchaser Party, each Seller Indemnified Party and each Affected Person.

“Securities Act” means the Securities Act of 1933, as amended or otherwise modified from time to time.

“SEK” means the lawful money of Sweden.

“Seller” has the meaning specified in the preamble to this Agreement.

“Seller Collateral” has the meaning set forth in Section 3.09.

“Seller Guaranty” has the meaning set forth in Section 3.01.

“Seller Indemnified Amounts” has the meaning set forth in Section 13.01(a).

“Seller Indemnified Party” has the meaning set forth in Section 13.01(a).

“Seller Obligation Final Due Date” means (i) the date that is one hundred eighty (180) days following the occurrence of the Scheduled Termination Date or (ii) such earlier date on which the Aggregate Capital becomes due and payable pursuant to Section 10.01.

“Seller Obligations” means all present and future indebtedness, reimbursement obligations, and other liabilities and obligations (howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, or due or to become due) of the Seller to any Purchaser Party, Seller Indemnified Party and/or any Affected Person, arising under or in connection with this Agreement or any other Transaction Document or the transactions contemplated hereby or thereby, and shall include, without limitation, all obligations of the Seller in respect of the Seller Guaranty and the payment of all Capital, Yield, Fees and other amounts due or to become due under the Transaction Documents (whether in respect of fees, costs, expenses, indemnifications or otherwise), including, without limitation, interest, fees and other obligations that accrue after the commencement of any Insolvency Proceeding with respect to the Seller (in each case whether or not allowed as a claim in such proceeding).

“Seller’s Net Worth” means, at any time of determination, an amount equal to (i) the sum of (A) the Outstanding Balance of all Pool Receivables at such time, plus (B) all cash then held in the Collection Accounts maintained in the name of the Seller other than any Excluded Collection Account, minus (ii) the sum of (A) the Aggregate Capital at such time, plus (B) the Aggregate Yield at such time, plus (C) the aggregate accrued and unpaid Fees at such time, plus

(D) the aggregate outstanding principal balance of all Subordinated Notes at such time, plus (E) the aggregate accrued and unpaid interest on all Subordinated Notes at such time, plus (F) without duplication, the aggregate accrued and unpaid other Seller Obligations at such time.

“Separation Agreement” means the Separation and Distribution Agreement, dated May 17, 2021, by and among AT&T Inc., Magallanes, Inc. and Discovery, Inc.

“Servicer” has the meaning set forth in the preamble to this Agreement.

“Servicer Indemnified Amounts” has the meaning set forth in Section 13.02(a).

“Servicer Indemnified Party” has the meaning set forth in Section 13.02(a).

“Servicing Fee” means the fee referred to in Section 9.06(a) of this Agreement.

“Servicing Fee Rate” means the rate referred to in Section 9.06(a) of this Agreement.

“Settlement Date” means with respect to any Portion of Capital for any Yield Period or any Yield or Fees, (i) so long as no Event of Termination has occurred and is continuing and the Termination Date has not occurred, the Monthly Settlement Date and (ii) on and after the Termination Date or if an Event of Termination has occurred and is continuing, each day selected from time to time by the Administrative Agent (with the consent or at the direction of the Majority Group Agents) (it being understood that the Administrative Agent (with the consent or at the direction of the Majority Group Agents) may select such Settlement Date to occur as frequently as daily), or, in the absence of such selection, the Monthly Settlement Date.

“Single Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of the Parent or any ERISA Affiliate and no Person other than the Parent and the ERISA Affiliates or (b) was so maintained and in respect of which the Parent or any ERISA Affiliate could have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.

“SOFR” shall mean, for any day, a rate equal to the secured overnight financing rate as administered by the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Adjustment” shall mean an interest rate per annum equal to (a) with respect to Daily Simple SOFR or the Term SOFR Rate for a 1-month Tranche Period, ten basis points (0.10%) and (b) with respect to the Term SOFR Rate for a 3-month Tranche Period, fifteen basis points (0.15%).

“SOFR Floor” means a rate of interest per annum equal to 0 basis points (0.00%).

“SOFR Rate” means, at any time of determination, with respect to any Purchaser, Daily Simple SOFR or the Term SOFR Rate, as determined pursuant to Section 2.05, provided, however, that the SOFR Rate applicable to any Term SOFR Tranche funded pursuant to an

Investment that occurs other than on a Monthly Settlement Date shall be Daily Simple SOFR for each day during the initial Yield Period applicable to such Term SOFR Tranche from the date such Investment is made pursuant to Section 2.01 until the next occurring Monthly Settlement Date.

“Sold Assets” has the meaning set forth in Section 2.01(b).

“Sold Receivables” means, collectively, (i) the Pool Receivables specified as “Sold Receivables” on the Initial Schedule of Sold Receivables and (ii) all additional Pool Receivables specified as “Sold Receivables” on the Investment Requests delivered with respect to all subsequent Investments made hereunder. For the avoidance of doubt, no Pledged Receivable shall constitute a Sold Receivable.

“Solvent” means, with respect to any Person and as of any particular date, (i) the present fair market value (or present fair saleable value) of the assets of such Person is not less than the total amount required to pay the probable liabilities of such Person on its total existing debts and liabilities (including contingent liabilities) as they become absolute and matured, (ii) such Person is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and commitments as they mature and become due in the normal course of business, (iii) such Person is not incurring debts or liabilities beyond its ability to pay such debts and liabilities as they mature and (iv) such Person is not engaged in any business or transaction, and is not about to engage in any business or transaction, for which its property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged.

“Special Obligor” has the meaning set forth in the definition of Concentration Percentage.

“Spin-Off Date” means the Closing Date (as defined in the Separation Agreement).

“Spot Rate” means, on any day, with respect to the determination of the Dollar Equivalent of any amount denominated in Foreign Currency, the exchange rate at which such Foreign Currency may be exchanged into Dollars as set forth at approximately 11:00 a.m. New York City time, on such day as published on the Bloomberg Key Cross-Currency Rates Page for such Foreign Currency; provided that in the event that such rate does not appear on any Bloomberg Key Cross Currency Rates Page, the Spot Rate shall be determined by reference to such other publicly available service for displaying exchange rates as may be selected by the Administrative Agent and is reasonably satisfactory to the Seller, or, in the absence of such an agreement, such Spot Rate shall instead be the arithmetic average of the spot rates of exchange of the Administrative Agent in the market where its foreign currency exchange operations in respect of such currency are then being conducted, at or about 11:00 a.m. New York time, on such date for the purchase of Dollars with the applicable Foreign Currency for delivery two (2) Business Days later; provided, that if at the time of any such determination, for any reason, no such spot rate is being quoted, the Administrative Agent may use any reasonable method it deems appropriate to determine such rate, and such determination shall be conclusive absent manifest error.

“Stress Factor” means 2.5.

“Structuring Agent” means PNC Capital Markets LLC, a Pennsylvania limited liability company.

“Sub-Servicer” has the meaning set forth in Section 9.01(d).

“Subject Originator” means, at any time of determination, any Subsidiary (organized under the laws of the United States or any state thereof) of Parent for which the aggregate Outstanding Balance of all Receivables of such Subsidiary of Parent does not exceed 3.0% of the aggregate Outstanding Balance of all Receivables in the Receivables Pool at such time.

“Subordinated Note” has the meaning set forth in the Purchase and Sale Agreement.

“Subsidiary” means, as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock of each class or other interests having ordinary voting power (other than stock or other interests having such power only by reason of the happening of a contingency) to elect a majority of the Board of Directors or other managers of such entity are at the time owned, or management of which is otherwise controlled: (a) by such Person, (b) by one or more Subsidiaries of such Person or (c) by such Person and one or more Subsidiaries of such Person.

“Sustainability Agent” means PNC Capital Markets LLC, a Pennsylvania limited liability company.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority and all interest, penalties, additions to tax and any similar liabilities with respect thereto.

“TD Account” means account #11040302499 maintained in the name of Seller at The Toronto-Dominion Bank.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).

“Term SOFR Rate” means with respect to any Tranche Period, the interest rate per annum equal to the Term SOFR Reference Rate for a tenor comparable to such Tranche Period, as such rate is published by the Term SOFR Administrator on the day (the “Term SOFR Determination Date”) that is two (2) Business Days prior to the first day of such Tranche Period; provided, however, that with respect to the initial Tranche Period for the Capital of an Investment made on a date that is not a Monthly Settlement Date, the Term SOFR Rate shall be the interest rate per annum equal to Daily Simple SOFR for each day during such initial Tranche Period from the date that such Investment is made pursuant to Section 2.01 until the next occurring Monthly Settlement Date. If the Term SOFR Reference Rate for the applicable tenor has not been published or replaced with a Benchmark Replacement by 5:00 p.m. (New York City time) on the Term SOFR Determination Date, then the Term SOFR Reference Rate, for purposes of clause (A) in the preceding sentence, shall be the Term SOFR Reference Rate for such tenor on the first Business Day preceding such Term SOFR Determination Date for which such Term SOFR Reference Rate for such tenor was published in accordance herewith, so long as such first preceding Business Day is not more than three (3) Business Days prior to such Term SOFR Determination Date. If the Term SOFR Rate, determined as provided above, would be less than the SOFR Floor, then the Term SOFR Rate shall be deemed to be the SOFR Floor. The Term SOFR Rate shall be adjusted automatically without notice to the Seller on and as of the first day of each Tranche Period.

“Term SOFR Reference Rate” shall mean the forward-looking term rate based on SOFR.

“Term SOFR Tranche” means any Capital (or portion thereof) accruing Yield at the Term SOFR Rate.

“Termination Date” means the earliest to occur of (a) the Scheduled Termination Date, (b) the date on which the “Termination Date” is declared or deemed to have occurred under Section 10.01 and (c) the date selected by the Seller on which all Commitments have been reduced to zero pursuant to Section 2.02(e).

“Total Reserves” means, at any time of determination, an amount equal to the greater of (i) the product of (A) the Net Receivables Pool Balance at such time times (B) the sum of: (x) the Yield Reserve Percentage, plus (y) the greater of (I) the sum of the Concentration Reserve Percentage plus the Minimum Dilution Reserve Percentage and (II) the sum of the Loss Reserve Percentage plus the Dilution Reserve Percentage plus (z) the FX Reserve and (ii) the Net Receivables Pool Balance at such time times 21.0%; provided, however that the Administrative Agent may, in its sole discretion, reduce the percentage set forth in clause (ii) by the amount that the Special Concentration Limit is reduced or canceled in accordance with the proviso set forth in the definition of “Concentration Percentage”.

“Tranche Period” means, with respect to any Term SOFR Tranche, a period of one or three months selected by the Seller pursuant to Section 2.05. Each Tranche Period shall commence on a Monthly Settlement Date and end on (but not including) the Monthly Settlement Date occurring one, two or three calendar months thereafter, as selected by the Seller pursuant to Section 2.05; provided, however, that if the date any Capital (or portion thereof) is funded pursuant to an Investment made on a date that is not a Monthly Settlement Date pursuant to Section 2.01, the initial Tranche Period for such Capital (or such portion thereof) shall commence on the date such Investment is made pursuant to Section 2.01 and end on the next Monthly Settlement Date occurring after the day in the applicable succeeding calendar month which corresponds numerically to the beginning day of such initial Tranche Period; provided, further, that if any Tranche Period would end after the Termination Date, such Tranche Period (including a period of one day) shall end on the Termination Date.

“Transaction Documents” means this Agreement, the Purchase and Sale Agreement, the Pledgor Purchase and Sale Agreement, the Pledgor Purchaser Assignment, the GDS Assignment

Agreement, the Account Control Agreements, the Fee Letter, each Subordinated Note, the Performance Guaranty and all other certificates, instruments, UCC financing statements, reports, notices, agreements and documents executed or delivered under or in connection with this Agreement. For the avoidance of doubt, upon the occurrence of the Spin-Off Date, the Pledgor Purchase and Sale Agreement and the Pledgor Purchaser Assignment shall no longer be Transaction Documents hereunder.

“Turner” has the meaning specified in the preamble to this Agreement.

“Turner Originator” means each of Turner Broadcasting System, Inc., AC Holdings, Inc., Bleacher Report, Inc., Cable News Network, Inc., Cartoon Interactive Group, Inc., CNN Interactive Group, Inc., Courtroom Television Network, LLC, Great Big Story, LLC, TBS Interactive Group, Inc., The Cartoon Network, Inc., TNT Interactive Group, Inc., Turner Classic Movies, Inc., Turner Network, Television, Inc., Turner Sports, Inc. and Turner Sports Interactive, Inc.

“UCC” means the Uniform Commercial Code as from time to time in effect in the applicable jurisdiction.

“Unbilled and Payment Terms Component” means, for any Fiscal Month, an amount computed as of the last day of such Fiscal Month equal to the ratio of (a) the Modified Days Sales Outstanding as of such date divided by (b) 30.

“Unbilled Receivable” means, at any time, any Receivable as to which the invoice or bill with respect thereto has not yet been sent to the Obligor thereof.

“Unmatured Event of Termination” means an event that but for notice or lapse of time or both would constitute an Event of Termination.

“Unsold Receivables” means, at any time, all Pool Receivables that are not then Sold Receivables.

“U.S. Obligor” means an Obligor that is a corporation or other business organization and is organized under the laws of the United States of America (or of a United States of America territory, district, state, commonwealth, or possession, including, without limitation, Puerto Rico and the U.S. Virgin Islands) or any political subdivision thereof.

“U.S. Tax Compliance Certificate” has the meaning set forth in Section 5.03(f)(ii)(B)(3).

“Volcker Rule” means Section 13 of the U.S. Bank Holding Company Act of 1956, as amended, and the applicable rules and regulations thereunder.

“Voting Stock” means Capital Stock issued by a corporation, or equivalent interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right to so vote has been suspended by the happening of such a contingency.

“Yield” means an amount payable to each Purchaser in respect of its Capital accruing on each day when such Purchaser has Capital outstanding, which amount for any Purchaser’s Capital (or portion thereof) for any day during any Yield Period (or portion thereof) is the amount accrued on such Capital (or portion thereof) during such Yield Period (or portion thereof) in accordance with Section 2.03(b).

“Yield Period” means, with respect to any Purchaser’s Capital (or any portion thereof), (a) before the Termination Date: (i) initially, the period commencing on the date of the Investment pursuant to which such Capital (or portion thereof) is funded by a Purchaser to the Seller pursuant to Section 2.01 and ending on (but not including) the next Monthly Settlement Date and (ii) thereafter, each period commencing on such Monthly Settlement Date and ending on (but not including) the next Monthly Settlement Date and (b) on and after the Termination Date, such period (including a period of one day) as shall be selected from time to time by the Administrative Agent (with the consent or at the direction of the Majority Group Agents) or, in the absence of any such selection, each period of 30 days from the last day of the preceding Yield Period.

“Yield Rate” means, for any day in any Yield Period for any Purchaser’s Capital (or any portion thereof) the applicable Bank Rate;

provided, however, that the “Yield Rate” for any Purchaser’s Capital (or any portion thereof) on any day while an Unmatured Event of Termination or Event of Termination has occurred and is continuing shall be an interest rate per annum equal to the sum of 2.0% per annum plus the greater of (i) the Base Rate in effect on such day, and (ii) the Term SOFR Rate for a Tranche Period of one month plus the applicable SOFR Adjustment with respect to such Purchaser for such Yield Period; provided, further, that no provision of this Agreement shall require the payment or permit the collection of Yield in excess of the maximum permitted by Applicable Law; and provided, further, that Yield for any Capital shall not be considered paid by any distribution to the extent that at any time all or a portion of such distribution is rescinded or must otherwise be returned for any reason.

“Yield Reserve Percentage” means at any time of determination, the result (expressed as a percentage and rounded to the nearest 1/100th of 1%, with 5/1000th of 1% rounded upward) of the following:

1.50 x DSO x (BR + the Servicing Fee Rate)

360

where:

BR        =        the Base Rate at such time; and

DSO     =        the Days’ Sales Outstanding for the most recently ended Fiscal Month.

EXHIBIT L

DEFINED TERMS (AFTER SPIN-OFF)

“Account Control Agreement” means each agreement, in form and substance satisfactory to the Administrative Agent, among the Seller, the Servicer (if applicable), the applicable Originator (if applicable), the Administrative Agent and a Collection Account Bank, governing the terms of the related Collection Accounts, that (i) provides the Administrative Agent with control within the meaning of the UCC over the deposit accounts subject to such agreement and (ii) by its terms, may not be terminated or canceled by the related Collection Account Bank without the written consent of the Administrative Agent or upon no less than sixty (60) days prior written notice to the Administrative Agent or such lesser amount of time agreed to by the Administrative Agent and the applicable Collection Account Bank.

“Adjusted Receivables Pool Balance” means, at any time of determination: (a) the aggregate Outstanding Balance of all Pool Receivables as of such date, minus (b) the Excess Concentration determined in accordance with clause (g) of the definition thereof as of such date, minus (c) the Excess Concentration determined in accordance with clause (h) of the definition thereof as of such date, minus (d) without duplication, the aggregate Outstanding Balance of all Pool Receivables as to which any payment, or part thereof, remains unpaid for one (1) day or more from the original due date for such payment or 31 days or more after the original invoice date for such payment.

“Administrative Agent” means PNC, in its capacity as contractual representative for the Purchaser Parties, and any successor thereto in such capacity appointed pursuant to Article XI or Section 14.03(g).

“Adverse Claim” means any ownership interest or claim, mortgage, deed of trust, pledge, lien, security interest, hypothecation, charge or other encumbrance or security arrangement of any nature whatsoever, whether voluntarily or involuntarily given, including, but not limited to, any conditional sale or title retention arrangement, and any assignment, deposit arrangement or lease intended as, or having the effect of, security and any filed financing statement or other notice of any of the foregoing (whether or not a lien or other encumbrance is created or exists at the time of the filing); it being understood that any of the foregoing in favor of, or assigned to, the Administrative Agent (for the benefit of the Secured Parties) shall not constitute an Adverse Claim.

“Advisors” has the meaning set forth in Section 14.06(c).

“Affected Person” means each Purchaser Party, each Program Support Provider, each Liquidity Agent and each of their respective Affiliates.

“Affiliate” means, as to any Person: (a) any other Person that, directly or indirectly, is in control of, is controlled by or is under common control with such Person or (b) who is a director or officer: (i) of such Person or (ii) of any Person described in clause (a), except that, in the case of each Conduit Purchaser, Affiliate shall mean the holder(s) of its Capital Stock. For purposes of this definition, control of a Person shall mean the power, direct or indirect: (x) to vote 25% or more of the securities having ordinary voting power for the election of directors or managers of such Person or (y) to direct or cause the direction of the management and policies of such Person, in either case whether by ownership of securities, contract, proxy or otherwise.

“Aggregate Capital” means, at any time of determination, the aggregate outstanding Capital of all Purchasers at such time.

“Aggregate Yield” means, at any time of determination, the aggregate accrued and unpaid Yield on the aggregate outstanding Capital of all Purchasers at such time.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Anti-Corruption Laws” means any laws, rules, and regulations of any jurisdiction applicable to the Seller, the Servicer, each Originator, the Parent and each of Parent’s Subsidiaries from time to time concerning or relating to money laundering, bribery or corruption.

“Applicable Law” means, with respect to any Person, (x) all provisions of law, statute, treaty, constitution, ordinance, rule, regulation, ordinance, requirement, restriction, permit, executive order, certificate, decision, directive or order of any Governmental Authority applicable to such Person or any of its property and (y) all judgments, injunctions, orders, writs, decrees and awards of all courts and arbitrators in proceedings or actions in which such Person is a party or by which any of its property is bound. For the avoidance of doubt, FATCA shall constitute an “Applicable Law” for all purposes of this Agreement.

“Assignment and Acceptance Agreement” means an assignment and acceptance agreement entered into by a Committed Purchaser, an Eligible Assignee, such Committed Purchaser’s Group Agent and the Administrative Agent, and, if required, the Seller, pursuant to which such Eligible Assignee may become a party to this Agreement, in substantially the form of Exhibit C hereto.

“Assumption Agreement” has the meaning set forth in Section 14.03(i).

“AT&T” means AT&T Inc., a Delaware corporation.

“Attorney Costs” means and includes all fees, costs, expenses and disbursements of any law firm or other external counsel and all disbursements of internal counsel.

“AUD” means the lawful money of the Commonwealth of Australia.

“Bank Rate” for any Portion of Capital funded by any Purchaser on any day, means an interest rate per annum equal to (a) the applicable SOFR Rate plus the applicable SOFR Adjustment with respect to such Purchaser for such Yield Period (or portion thereof) (provided that for such purpose, if such SOFR Rate is being determined by reference to Daily Simple SOFR for such Purchaser, the SOFR Rate for such day shall be Daily Simple SOFR in effect on such day); or (b) if the Base Rate is applicable to such Purchaser pursuant to Section 5.04, the Base Rate for such Purchaser on such day.

“Bankruptcy Code” means the United States Bankruptcy Reform Act of 1978 (11 U.S.C. § 101, et seq.), as amended from time to time.

“Base Rate” means, for any day and any Purchaser, a fluctuating interest rate per annum as shall be in effect from time to time, which rate shall be at all times equal to the greater of:

(a)    the rate of interest in effect for such day as publicly announced from time to time by the Administrative Agent or its Affiliate as its “reference rate” or “prime rate”, as applicable (such “reference rate” or “prime rate” is set by the Administrative Agent or its Affiliate based upon various factors, including such Person’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above or below such announced rate, and is not necessarily the lowest rate charged to any customer); and

(b)    0.50% per annum above the latest Federal Funds Rate in effect on such day;

provided, however, if the Base Rate as determined above would be less than zero, then such rate shall be deemed to be zero.

“Beneficial Owner” means, for the Seller, each of the following: (a) each individual, if any, who, directly or indirectly, owns 25% or more of the Seller’s Capital Stock; and (b ) a single individual with significant responsibility to control, manage or direct the Seller.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Breakage Fee” means (i) for any Yield Period for which Yield is computed by reference to Daily Simple SOFR or the Term SOFR Rate and a reduction of Capital is made for any reason on any day other than the last day of the related Yield Period (or Tranche Period, if applicable) or (ii) to the extent that the Seller shall for any reason, fail to accept any Investment on the date specified by the Seller in connection with any request for funding pursuant to Article II of this Agreement, the amount, if any, by which (A) the additional Yield (calculated without taking into account any Breakage Fee or any shortened duration of such Yield Period (or Tranche Period, if applicable) pursuant to the definition thereof) which would have accrued during such Yield Period (or Tranche Period, if applicable) on the reductions of Capital relating to such Yield Period (or Tranche Period, if applicable) had such reductions not been made (or, in the case of clause (ii) above, on the amounts so failed to be accepted in connection with any such request for funding by the Seller), exceeds (B) the income, if any, received by the applicable Purchaser from the investment of the proceeds of such reductions of Capital (or such amounts failed to be accepted by the Seller). A certificate as to the amount of any Breakage Fee (including the computation of such amount) shall be submitted by the affected Purchaser (or the Administrative Agent on its behalf) to the Seller and shall be conclusive and binding for all purposes, absent manifest error.

“Business Day” means any day (other than a Saturday or Sunday) on which banks are not authorized or required to close in Dallas, Texas, Atlanta, Georgia, Pittsburgh, Pennsylvania, or New York City, New York provided that, when used in connection with an amount that accrues Yield at a rate based on SOFR or any direct or indirect calculation or determination of SOFR, the term “Business Day” means any such day that is also a U.S. Government Securities Business Day.

“CAD” means the lawful money of Canada.

“Capital” means, with respect to any Purchaser, the aggregate amounts paid to, or on behalf of, the Seller in connection with all Investments made by such Purchaser pursuant to Article II as reduced from time to time by Collections distributed and applied on account of reducing, returning or repaying such Capital pursuant to Section 2.02(d) or 4.01; provided, that if such Capital shall have been reduced by any distribution and thereafter all or a portion of such distribution is rescinded or must otherwise be returned for any reason, such Capital shall be increased by the amount of such rescinded or returned distribution as though it had not been made.

“Capital Coverage Amount” means, at any time of determination, the lesser of (i) the Facility Limit at such time and (ii) the amount equal to (a) the Net Receivables Pool Balance at such time, minus (b) the Total Reserves at such time, plus (c) the sum of (x) the principal amount of Permitted Investments on deposit in the Pledged Investment Account and (y) amounts on deposit in the Pledged Deposit Account.

“Capital Coverage Deficit” means, at any time of determination, the amount, if any, by which (a) the Aggregate Capital at such time, exceeds (b) the Capital Coverage Amount at such time.

“Capital Stock” means, with respect to any Person, any and all common shares, preferred shares, interests, participations, rights in or other equivalents (however designated) of such Person’s capital stock, partnership interests, limited liability company interests, membership interests or other equivalent interests and any rights (other than debt securities convertible into or exchangeable for capital stock), warrants or options exchangeable for or convertible into such capital stock or other equity interests.

“Certificate of Beneficial Ownership” means, for the Seller, a certificate in form and substance acceptable to the Administrative Agent (as amended or modified by the Administrative Agent from time to time in its sole discretion), certifying, among other things, the Beneficial Owner of the Seller.

“Change in Control” means the occurrence of any of the following:

(a)     Performance Guarantor ceases to own, directly or indirectly, 100% of the issued and outstanding Capital Stock and all other equity interests of the Seller free and clear of all Adverse Claims;

(b)    Performance Guarantor ceases to own, directly or indirectly, 100% of the issued and outstanding Capital Stock, membership interests or other equity interests of any Originator free and clear of all Adverse Claims;

(c)    [reserved]

(d)    any Subordinated Note shall at any time cease to be owned by an Originator, free and clear of all Adverse Claims; or

(e)    with respect to Performance Guarantor, any Person or two or more Persons acting in concert shall have acquired beneficial ownership (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of Voting Stock of the Performance Guarantor (or other securities convertible into such Voting Stock) representing more than 50% of the combined voting power of all Voting Stock of the Performance Guarantor.

“Change in Law” means the occurrence, after the Restatement Effective Date, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Closing Date” means March 27, 2019.

“Code” means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time.

“Collection Account” means each “deposit account” within the meaning of the applicable UCC listed on Schedule II to this Agreement (as such schedule may be modified from time to time in connection with the closing or opening of any Collection Account in accordance with the terms hereof) and maintained at a bank or other financial institution acting as a Collection Account Bank for the purpose of receiving Collections and subject to an Account Control Agreement except with respect to (i) the TD Account (unless the TD Account becomes subject to an Account Control Agreement in accordance with Section 9.03) and (ii) any Excluded Collection Account.

“Collection Account Bank” means any of the banks or other financial institutions holding one or more Collection Accounts.

“Collections” means, with respect to any Pool Receivable: (a) all funds that are received by any Originator, the Seller, the Servicer or any other Person on their behalf in payment of any amounts owed in respect of such Pool Receivable (including purchase price, service charges, finance charges, interest, fees and all other charges), or applied to amounts owed in respect of such Pool Receivable (including insurance payments, proceeds of drawings under supporting letters of credit and net proceeds of the sale or other disposition of repossessed goods or other collateral or property of the related Obligor or any other Person directly or indirectly liable for the payment of such Pool Receivable and available to be applied thereon), (b) all Deemed Collections, (c) all proceeds of all Related Security with respect to such Pool Receivable and (d) all other proceeds of such Pool Receivable.

“Commitment” means, with respect to any Committed Purchaser (including a Related Committed Purchaser), the maximum aggregate amount of Capital which such Person is obligated to pay hereunder on account of all Investments, on a combined basis, as set forth on Schedule I or in the Assumption Agreement or other agreement pursuant to which it became a Purchaser, as such amount may be modified in connection with any subsequent assignment pursuant to Section 14.03 or in connection with a reduction in the Facility Limit pursuant to Section 2.02(e) or an increase in the Facility Limit pursuant to Section 2.02(g). If the context so requires, “Commitment” also refers to a Committed Purchaser’s obligation to fund Investments hereunder in accordance with this Agreement.

“Committed Purchasers” means PNC and each other Person that is or becomes a party to this Agreement in the capacity of a “Committed Purchaser”.

“Concentration Percentage” means, (a) except as provided in clause (b) below, (i) for any Group A Obligor, 20.0%, (ii) for any Group B Obligor, 15.0%, (iii) for any Group C Obligor, 10.0%, and (iv) for any Group D Obligor, 3.0% and (b) for each of the Obligors listed in the chart on Schedule VI hereto or which the Administrative Agent, with the approval of the Seller and the consent, or at the direction, of the Majority Group Agents from time to time designates in writing to the Seller and the Servicer as a Special Obligor (each, a “Special Obligor”), the percentage specified in the chart on Schedule VI for such Special Obligor (the applicable “Special Concentration Limit”); provided, however, that the Administrative Agent may, in its sole discretion, or will, (x) at the direction of the Majority Group Agents upon not less than thirty (30) days’ prior written notice to the Seller or (y) at any time that the Performance Guarantor credit rating for long-term, unsecured and unsubordinated indebtedness or deposit obligations is below BB by S&P or Ba2 by Moody’s, cancel or reduce the Special Concentration Limit with respect to any or all Special Obligors, and in the case of a cancellation, the Concentration Percentage for such Special Obligor(s) shall be determined pursuant to clause (a) above. In the event that any other Obligor is or becomes an Affiliate of a Special Obligor, the Special Concentration Limit shall apply to both such Obligor and such Special Obligor and shall be calculated as if such Obligor and such Special Obligor were a single Obligor.

“Concentration Reserve Percentage” means, at any time of determination, the largest of: (a) the sum of the five (5) largest Obligor Percentages of the Group D Obligors, (b) the sum of the three (3) largest Obligor Percentages of the Group C Obligors, (c) the sum of the two (2) largest Obligor Percentage of the Group B Obligors and (d) the largest Obligor Percentage of the Group A Obligors.

“Conduit Purchaser” means each commercial paper conduit that is or becomes a party to this Agreement in the capacity of a “Conduit Purchaser”.

“Conforming Changes” means, with respect to the Term SOFR Rate, Daily Simple SOFR or any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “Tranche Period,” the definition of “Yield Period,” timing and frequency of determining rates and making payments of Yield, timing of Investment Requests or return, prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent reasonably decides (in consultation with the Seller) may be appropriate to reflect the adoption and implementation of the Term SOFR Rate, Daily Simple SOFR or such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent reasonably decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent reasonably determines that no market practice for the administration of the Term SOFR Rate, Daily Simple SOFR or the Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides (in consultation with the Seller) is reasonably necessary in connection with the administration of this Agreement and the other Transaction Documents).

“Contract” means, with respect to any Receivable, any and all contracts, instruments, agreements, leases, invoices, notes, insertions or other writings pursuant to which such Receivable arises or that evidence such Receivable or under which an Obligor becomes or is obligated to make payment in respect of such Receivable, provided, notwithstanding the foregoing or any provision of any Transaction Document, none of the Administrative Agent, any Purchaser Party or any beneficiary thereof shall have the right to hold, review, view, audit or otherwise possess (x) any Contract; or (y) any financial reporting or other books or records specifically relating to such Contract and the Receivables generated thereunder, the disclosure of which is precluded by the applicable terms of such Contract, provided, further, however, that during the occurrence and continuance of an Event of Termination, to the extent that the related Obligor has defaulted in the payment of any Receivable, upon the request of the Administrative Agent the Seller shall provide the Administrative Agent with such information reasonably requested with respect to any such Contract (which may be redacted versions of or excerpts of any Contract) to the extent needed for the Administrative Agent to enforce such Contract against the applicable Obligor.

“Credit and Collection Policy” means, as the context may require, those receivables credit and collection policies and practices of the Originators in effect on the Restatement Effective Date.

“Daily Simple SOFR” means, for any day (a “SOFR Rate Day”), the interest rate per annum equal to SOFR for the day (the “SOFR Determination Date”) that is 2 Business Days prior to (i) such SOFR Rate Day if such SOFR Rate Day is a Business Day or (ii) the Business Day immediately preceding such SOFR Rate Day if such SOFR Rate Day is not a Business Day. If Daily Simple SOFR as determined above would be less than the SOFR Floor, then Daily Simple SOFR shall be deemed to be the SOFR Floor. If SOFR for any SOFR Determination Date has not been published or replaced with a Benchmark Replacement by 5:00 p.m. (New York City time) on the second Business Day immediately following such SOFR Determination Date, then SOFR for such SOFR Determination Date will be SOFR for the first Business Day preceding such SOFR Determination Date for which SOFR was published in accordance with the definition of “SOFR”; provided that SOFR determined pursuant to this sentence shall be used for purposes of calculating Daily Simple SOFR for no more than 3 consecutive SOFR Rate Days. If and when Daily Simple SOFR as determined above changes, any applicable rate of interest based on Daily Simple SOFR will change automatically without notice to the Seller, effective on the date of any such change.

“Days’ Sales Outstanding” means, for any Fiscal Month, an amount computed as of the last day of such Fiscal Month equal to: (a) the average of the Outstanding Balance of all Pool Receivables (other than Unbilled Receivables) as of the last day of each of the three (3) most recent Fiscal Months ended on the last day of such Fiscal Month, divided by (b) an amount equal to (i) the aggregate initial Outstanding Balance of all Pool Receivables (other than Unbilled Receivables) generated by the Originators during the three (3) most recent Fiscal Months ended on the last day of such Fiscal Month, divided by (ii) 90.

“Debt” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments and (c) all guarantees by such Person of Debt of others.

“Deemed Collections” has the meaning set forth in Section 4.01(d).

“Default Ratio” means the ratio (expressed as a percentage and rounded to the nearest 1/100 of 1%, with 5/1000th of 1% rounded upward) computed as of the last day of each Fiscal Month by dividing: (a) the aggregate Outstanding Balance of all Pool Receivables (other than Unbilled Receivables) that became Defaulted Receivables during such Fiscal Month, by (b) the aggregate initial Outstanding Balance of all Pool Receivables (other than Unbilled Receivables) generated by all Originators during the month that is five (5) Fiscal Months before such Fiscal Month (or such lesser amount of Fiscal Months as may be approved in writing by the Seller and the Administrative Agent with respect to all Pool Receivables generated by any specific Originator subject to the parenthetical appearing in clause (a) of the defined term “Defaulted Receivable”).

“Defaulted Receivable” means, without duplication, a Receivable:

(a)    as to which any payment, or part thereof, remains unpaid for 121 days or more from the original due date for such payment or 151 days or more after the original invoice date for such payment (or such lesser amount of days as may be approved in writing by the Seller and the Administrative Agent (with notice of such approval delivered to the Group Agents) with respect to any Receivables originated by any specific Originator);

(b)    as to which an Insolvency Proceeding shall have occurred with respect to the Obligor thereof or any other Person obligated thereon or owning any Related Security with respect thereto; or

(c)    that has been written off in the applicable Originator’s or the Seller’s books as uncollectible consistent with the Credit and Collection Policy;

provided, however, that in each case above such amount shall be calculated without giving effect to any netting of credits that have not been matched to a particular Receivable for the purposes of aged trial balance reporting.

“Defaulting Purchaser” means any Committed Purchaser that (a) has failed, within two (2) Business Days of the date required to be funded or paid, to (i) fund any portion of its Investments (or the Capital thereof) or (ii) pay over to any Purchaser Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Committed Purchaser notifies the Administrative Agent in writing that such failure is the result of such Committed Purchaser’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Seller or any Purchaser Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Committed Purchaser’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding an Investment under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three (3) Business Days after request by a Purchaser Party, acting in good faith, to provide a certification in writing from an authorized officer of such Committed Purchaser that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Investments under this Agreement, provided that such Committed Purchaser shall cease to be a Defaulting Purchaser pursuant to this clause (c) upon such Purchaser Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has become the subject of an Insolvency Proceeding.

“Delinquency Ratio” means the ratio (expressed as a percentage and rounded to the nearest 1/100 of 1%, with 5/1000th of 1% rounded upward) computed as of the last day of each Fiscal Month by dividing: (a) the aggregate Outstanding Balance of all Pool Receivables that were Delinquent Receivables on such day by (b) the aggregate Outstanding Balance of all Pool Receivables on such day.

“Delinquent Receivable” means a Receivable as to which any payment, or part thereof, remains unpaid for 121 days or more from the original due date for such payment or 151 days or more after the original invoice date for such payment.

“Dilution Horizon Ratio” means, for any Fiscal Month, the ratio (expressed as a percentage and rounded to the nearest 1/100th of 1%, with 5/1000th of 1% rounded upward) computed as of the last day of such Fiscal Month by dividing: (a) the aggregate initial Outstanding Balance of all Pool Receivables (other than Unbilled Receivables) generated by the Originators during the 1.5 most recent consecutive Fiscal Months, by (b) the aggregate Outstanding Balance of all Pool Receivables as of the last day of such Fiscal Month. Within thirty (30) days of the completion and the receipt by the Administrative Agent of the results of any annual audit or field exam of the Receivables and the servicing and origination practices of the Servicer and the Originators, the numerator of the Dilution Horizon Ratio may be adjusted by the Administrative Agent upon not less than five (5) Business Days’ notice to the Seller to reflect such number of Fiscal Months as the Administrative Agent reasonably believes best reflects the business practices of the Servicer and the Originators and the actual amount of dilution and Deemed Collections that occur with respect to Pool Receivables based on the weighted average dilution lag calculation completed as part of such audit or field exam.

“Dilution Ratio” means, for any Fiscal Month, the ratio (expressed as a percentage and rounded to the nearest 1/100th of 1%, with 5/1000th of 1% rounded upward), computed as of the last day of each Fiscal Month by dividing: (a) the aggregate amount of Deemed Collections during such Fiscal Month, by (b) the aggregate initial Outstanding Balance of all Pool Receivables (other than Unbilled Receivables) generated by the Originators during the Fiscal Month that is one (1) month prior to such Fiscal Month.

“Dilution Reserve Percentage” means, at any time of determination, the product (expressed as a percentage and rounded to the nearest 1/100th of 1%, with 5/1000th of 1% rounded upward) of (a) the sum of (i) the product of (A) the Stress Factor multiplied by (B) the average of the Dilution Ratios for the twelve (12) most recent Fiscal Months plus (ii) the Dilution Volatility Component, multiplied by (b) the Dilution Horizon Ratio.

“Dilution Volatility Component” means, for any Fiscal Month, the product (expressed as a percentage) and rounded to the nearest 1/100th of 1%, with 5/1000th of 1% rounded upward) of:

(a)    the positive difference, if any, between: (i) the highest Dilution Ratio during the twelve (12) most recent consecutive Fiscal Months and (ii) the arithmetic average of the Dilution Ratios for such twelve (12) consecutive Fiscal Months; multiplied by

(b)    the quotient of (i) the highest Dilution Ratio during the twelve (12) most recent consecutive Fiscal Months divided by (ii) the arithmetic average of the Dilution Ratios for such twelve (12) consecutive Fiscal Months.

“Dollar Equivalent” means, on any date on which a determination thereof is to be made, with respect to (a) any amount denominated in Dollars, such amount and (b) any amount denominated in a Foreign Currency, the Dollar equivalent of such amount of such Foreign Currency determined by referenced to the Spot Rate determined as of such determination date.

“Dollars” and “$” each mean the lawful currency of the United States of America.

“Eligible Assignee” means (i) any Committed Purchaser or any of its Affiliates, (ii) any Person managed by a Committed Purchaser or any of its Affiliates and (iii) any other financial or other institution.

“Eligible Foreign Currency” means AUD, CAD, EUR, GBP, NZD and SEK.

“Eligible Foreign Currency VaR Percentage” means 6.0%, or such other percentage designated by all Group Agents from time to time upon ten (10) Business Days’ notice.

“Eligible Foreign Obligor” means an Obligor that is organized in or that has a head office (domicile), registered office, and chief executive office located in a country that is not the United States or a country or territory that is, or whose government is, the subject of any Sanctions.

“Eligible Receivable” means, at any time of determination, a Receivable:

(a)    the Obligor of which is: (i) either a U.S. Obligor or an Eligible Foreign Obligor; (ii) not the target or subject of any Sanctions; (iii) not a consolidated Affiliate of the Seller, the Servicer, the Parent or any Originator; (iv) not a natural person; and (v) not the Obligor with respect to which more than 50% of the aggregate Outstanding Balance of all of such Obligor’s Pool Receivables consist of Defaulted Receivables or Delinquent Receivables;

(b)    that is neither a Defaulted Receivable (other than with respect to clause (a) of such definition) nor a Delinquent Receivable;

(c)    that is denominated and payable only in Dollars or an Eligible Foreign Currency and the Obligor with respect to which has been instructed to remit Collections in respect thereof directly to a Lock-Box or Collection Account in the United States of America or Canada;

(d)    that does not have a due date which is more than either 125 days after the original invoice date of such Receivable;

(e)    that (i) arises under a Contract for the sale or licensing of goods or services entered into on an arm’s length basis in the ordinary course of the applicable Originator’s business and (ii) does not constitute a loan or other similar financial accommodation being provided by the applicable Originator;

(f)    that arises under a duly authorized Contract that (i) is in full force and effect, and (ii) is a legal, valid and binding obligation of the related Obligor, enforceable against such Obligor in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

(g)    that has been transferred by an Originator to the Seller pursuant to the Purchase and Sale Agreement with respect to which transfer all conditions precedent under the Purchase and Sale Agreement have been met or explicitly waived in writing by the Administrative Agent;

(h)    that, together with the Contract related thereto, conforms in all material respects with all Applicable Laws (including any applicable laws relating to usury, truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy);

(i)    with respect to which all consents, licenses, approvals or authorizations of, or registrations or declarations with or notices to, any Governmental Authority or other Person required to be obtained, effected or given by an Originator in connection with the creation of such Receivable, the execution, delivery and performance by such Originator of the related Contract or the assignment thereof under the Purchase and Sale Agreement have been duly obtained, effected or given and are in full force and effect;

(j)    that is not subject to any existing dispute, litigation, right of rescission, set-off, counterclaim, any other defense against the applicable Originator (or any assignee of such Originator), or Adverse Claim other than Permitted Liens, and the Obligor of which holds no right as against the applicable Originator to cause such Originator to repurchase the goods or merchandise, the sale of which shall have given rise to such Receivable, it being understood that a Receivable shall not be ineligible under this clause (j) solely because the related Contract contains a contractual right of set-off of the Obligor;

(k)    that satisfies all applicable requirements of the Credit and Collection Policy;

(l)    that, together with the Contract related thereto, has not been modified, waived or restructured since its creation, except as permitted pursuant to Section 9.02 of this Agreement;

(m)    in which the Seller owns good and marketable title, free and clear of any Adverse Claims other than Permitted Liens, and that is freely assignable (including without any consent of the related Obligor or any Governmental Authority), and the payments thereon are free and clear of any, or increased to account for any applicable, withholding Taxes;

(n)    for which the Administrative Agent (on behalf of the Secured Parties) shall have a valid and enforceable first priority perfected ownership or security interest therein and in the Related Security (other than with respect to the TD Account (unless the TD Account becomes subject to an Account Control Agreement in accordance with Section 9.03), each Excluded Collection Account) and Collections with respect thereto, in each case free and clear of any Adverse Claim other than Permitted Liens;

(o)    that (x) constitutes an “account” or “general intangible” (as defined in the UCC), (y) is not evidenced by instruments or chattel paper and (z) does not constitute, or arise from the sale of, as-extracted collateral (as defined in the UCC);

(p)    with respect to which there are no unapplied payments that have been excluded from the Seller’s accounts receivable aging reports but that remains unapplied as of the end of the month in which such payments were received;

(q)    for which none of any Originator, the Seller, the Parent, the Performance Guarantor or the Servicer has established any offset or netting arrangements with the related Obligor in connection with the ordinary course of payment of such Receivable, it being understood that a Receivable shall not be ineligible under this clause (q) solely because the related Contract contains a contractual right of set-off of the Obligor;

(r)    that represents amounts earned and payable by the Obligor that are not subject to the performance of additional services by the Originator thereof or by the Seller and such Receivable shall have been billed or invoiced and the related goods or merchandise shall have been shipped and/or services performed, other than, in the case of an Eligible Unbilled Receivable, the billing or invoicing of such Receivable; provided, that if such Receivable is subject to the performance of additional services, only the portion of such Receivable attributable to such additional services shall be ineligible; provided, further that any Receivable that arises under a Contract for the licensing of goods or services;

(s)    which (i) does not arise from a sale of accounts made as part of a sale of a business or constitute an assignment for the purpose of collection only, (ii) is not a transfer of a single account made in whole or partial satisfaction of a preexisting indebtedness or an assignment of a right to payment under a contract to an assignee that is also obligated to perform under the contract and (iii) is not a transfer of an interest in or an assignment of a claim under a policy of insurance;

(t)    which does not relate to the sale of any consigned goods or finished goods which have incorporated any consigned goods into such finished goods;

(u)    for which the related Originator has recognized the related revenue on its financial books and records in accordance with GAAP;

(v)    for which neither the related Originator, nor any Affiliate thereof is holding any deposits, retainers or other advance payments received by or on behalf of the related Obligor; provided that only the portion of such Pool Receivable in an amount equal to such deposits shall be ineligible;

(w)    that, if such Receivable is an Unbilled Receivable, is an Eligible Unbilled Receivable;

(x)    is not an Excluded Receivable; and

(y)    that is not subject to any future withholding tax to a U.S. person; provided that to the extent such Pool Receivable is subject to any future withholding tax to a U.S. person, only a portion of such Pool Receivable that is an amount equal to such future withholding tax shall be ineligible.

“Eligible Unbilled Receivable” means, at any time, any Unbilled Receivable if the related Originator has recognized the related revenue on its financial books and records under GAAP.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated, and rulings issued thereunder.

“ERISA Affiliate” means any Person that for purposes of Title IV of ERISA is a member of the Parent’s controlled group, or under common control with the Parent, within the meaning of Section 414 of the Code.

“Erroneous Payment” has the meaning assigned to it in Section 11.11(a).

“Erroneous Payment Notice” has the meaning assigned to it in Section 11.11(a).

“Euro-Rate Reserve Percentage” means, the maximum effective percentage in effect on such day as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the reserve requirements (including without limitation, supplemental, marginal, and emergency reserve requirements) with respect to eurocurrency funding (currently referred to as “Eurocurrency Liabilities”).

“Euro” means the unit of single currency of the Participating Member States.

“Event of Termination” has the meaning specified in Section 10.01. For the avoidance of doubt, any Event of Termination that occurs shall be deemed to be continuing at all times thereafter unless and until waived in accordance with Section 14.01.

“Excess Concentration” means, as of any date of determination, the sum of the following amounts, without duplication:

(a)    the sum of the amounts calculated for each of the Obligors equal to the excess (if any) of (i) the aggregate Outstanding Balance of the Eligible Receivables of such Obligor, over (ii) the product of (x) such Obligor’s applicable Concentration Percentage, multiplied by (y) the aggregate Outstanding Balance of all Eligible Receivables then in the Receivables Pool; plus

(b)    the excess (if any) of (i) the aggregate Outstanding Balance of all Eligible Receivables, the Obligor of which is an Eligible Foreign Obligors that is a resident of a country that maintains a sovereign debt rating of greater than (A) “BB+” by S&P and (B) “Ba1” by Moody’s, over (ii) the product of (x) 20.0%, multiplied by (y) the aggregate Outstanding Balance of all Eligible Receivables then in the Receivables Pool; plus

(c)    the excess (if any) of (i) the aggregate Outstanding Balance of all Eligible Receivables, the Obligor of which is an Eligible Foreign Obligors that is a resident of a country that maintains a sovereign debt rating less than or equal to (A) “BB+” by S&P or (B) “Ba1” by Moody’s, over (ii) the product of (x) 5.0%, multiplied by (y) the aggregate Outstanding Balance of all Eligible Receivables then in the Receivables Pool; plus

(d)    the excess (if any) of (i) the aggregate Outstanding Balance of all Eligible Receivables that are denominated in an Eligible Foreign Currency, over (ii) the product of (x) 10.0%, multiplied by (y) the aggregate Outstanding Balance of all Eligible Receivables then in the Receivables Pool; plus

(e)    the excess (if any) of (i) the aggregate Outstanding Balance of all Eligible Receivables, the Obligors of which are Governmental Authorities, over (ii) the product of (x) 2.0%, multiplied by (y) the aggregate Outstanding Balance of all Eligible Receivables then in the Receivables Pool; plus

(f)    the excess (if any) of (i) the aggregate Outstanding Balance of all Eligible Receivables that are Eligible Unbilled Receivables which have an expected billing date of 365 days or less, over (ii) the product of (x) 35.0%, multiplied by (y) the aggregate Outstanding Balance of all Eligible Receivables then in the Receivables Pool; plus

(g)    the excess (if any) of (i) the aggregate Outstanding Balance of all Eligible Receivables that are Eligible Unbilled Receivables which have an expected billing date of greater than 365 days but less than or equal to 730 days, over (ii) the product of (x) 15.0%, multiplied by (y) the aggregate Outstanding Balance of all Eligible Receivables then in the Receivables Pool; plus

(h)    the excess (if any) of (i) the aggregate Outstanding Balance of all Eligible Receivables that are Eligible Unbilled Receivables which have an expected billing date of greater than 730 days, over (ii) the product of (x) 0.0%, multiplied by (y) the aggregate Outstanding Balance of all Eligible Receivables then in the Receivables Pool; plus

(i)    the excess (if any) of (i) the aggregate Outstanding Balance of all Pool Receivables as to which any payment, or part thereof, remains unpaid for either (A) one day or more but less than 31 days past the original due date for such payment or (B) more than 30 days but less than 61 days after the original invoice date for such payment, over (ii) the product of (x) 60.0%, multiplied by (y) aggregate initial Outstanding Balance of all Pool Receivables (other than Unbilled Receivables) generated by the Originators during the Fiscal Month that is one (1) Fiscal Month before the then-current Fiscal Month as of such date of determination; plus

(j)    the excess (if any) of (i) the aggregate Outstanding Balance of all Pool Receivables as to which any payment, or part thereof, remains unpaid for either (A) more than 30 days but less than 61 days past the original due date for such payment or (B) more than 60 days but less than 91 days after the original invoice date for such payment, over (ii) the product of (x) 30.0%, multiplied by (y) the aggregate initial Outstanding Balance of all Pool Receivables (other than Unbilled Receivables) generated by the Originators during the Fiscal Month that is two (2) Fiscal Months before the then-current Fiscal Month as of such date of determination; plus

(k)    the excess (if any) of (i) the aggregate Outstanding Balance of all Pool Receivables as to which any payment, or part thereof, remains unpaid for either (A) more than 60 days but less than 91 days past the original due date for such payment or (B) more than 90 days but less than 121 days after the original invoice date for such payment, over (ii) the product of (x) 15.0%, multiplied by (y) the aggregate initial Outstanding Balance of all Pool Receivables (other than Unbilled Receivables) generated by the Originators during the Fiscal Month that is three (3) Fiscal Months before the then-current Fiscal Month as of such date of determination; plus

(l)    the excess (if any) of (i) the aggregate Outstanding Balance of all Pool Receivables as to which any payment, or part thereof, remains unpaid for either (A) more than 90 days but less than 121 days past the original due date for such payment or (B) more than 120 days but less than 151 days after the original invoice date for such payment, over (ii) the product of (x) 7.5%, multiplied by (y) the aggregate initial Outstanding Balance of all Pool Receivables (other than Unbilled Receivables) generated by the Originators during the Fiscal Month that is four (4) Fiscal Months before the then-current Fiscal Month as of such date of determination; plus

(m)    the excess (if any) of (i) the aggregate Outstanding Balance of all Eligible Receivables as to which the due date thereof is more than 90 days after the original invoice date of such Eligible Receivable over (ii) the product of (x) 5.0%, multiplied by (y) the aggregate Outstanding Balance of all Eligible Receivables then in the Receivables Pool.

“Exchange Act” means the Securities Exchange Act of 1934, as amended or otherwise modified from time to time.

“Excluded Collection Account” means each “deposit account” within the meaning of the applicable UCC that (i) receives Collections on Pool Receivables only if such Pool Receivable is a GDS Receivable, and (ii) is listed on Schedule II to this Agreement (as such schedule may be modified from time to time in connection with the closing or opening of any Collection Account in accordance with the terms hereof) and identified as an Excluded Collection Account.

“Excluded Collection Account Owner” means GDS.

“Excluded GDS Receivable” means each receivable generated by GDS related to the distribution of HBOMax outside the United States and its territories and possessions.

“Excluded HBO Receivable” means each receivable generated by an HBO Originator under a Contract related to (1) historic pay-per-view sports events; (2) retail and/or merchandise licensing transactions; or (3) rental or other use of Home Box Office, Inc.’s studio facilities.

“Excluded Receivable” means each receivable (a) the Obligor of which is the Parent, any of its Affiliates or any joint venture that is partially owned or controlled by the Parent or any of its consolidated Affiliates; provided, for the purposes of this clause (a), “control” of a joint venture means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such joint venture, whether through the ownership of voting securities, by contract or otherwise; (b) that is an Excluded HBO Receivable; (c) that is an Excluded Turner Receivable; or (d) that is an Excluded GDS Receivable.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to an Affected Person or required to be withheld or deducted from a payment to an Affected Person: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes and branch profits Taxes, in each case, (i) imposed as a result of such Affected Person being organized under the laws of, or having its principal office or, in the case of any Purchaser, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Purchaser, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Purchaser with respect to an applicable interest in its Capital or Commitment pursuant to a law in effect on the date on which (i) such Purchaser funds an Investment or its Commitment or (ii) such Purchaser changes its lending office, except in each case to the extent that amounts with respect to such Taxes were payable either to such Purchaser’s assignor immediately before such Purchaser became a party hereto or to such Purchaser immediately before it changed its lending office, (c) any withholding Taxes imposed pursuant to FATCA and (d) Taxes attributable to such Affected Person’s failure to comply with Section 5.03(f), (g) or (i).

“Excluded Turner Receivable” means each receivable generated by a Turner Originator under a Contract related to (1) owned programming television syndication; (2) the license of such Turner Originator’s owned programming brands and characters (or brands/businesses such Turner Originator manages for other companies) for consumer products and other business ventures; (3) subscription video on demand; (4) home video, DVD, and electronic sell-through; (5) festival tickets; or (6) streaming.

“Existing Receivables Purchase Agreement” has the meaning set forth in the preliminary statements to this Agreement.

“Facility Limit” means $6,000,000,000 as reduced from time to time pursuant to Section 2.02(e) or increased from time to time pursuant to Section 2.02(g). References to the unused portion of the Facility Limit shall mean, at any time of determination, an amount equal to (x) the Facility Limit at such time, minus (y) the Aggregate Capital at such time.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code, any applicable intergovernmental agreement entered into between the United States and any other Governmental Authority in connection with the implementation of the foregoing and any fiscal or regulatory legislation, rules or official practices adopted pursuant to any such intergovernmental agreement.

“Federal Funds Rate” means, for any day, the per annum rate set forth in the weekly statistical release designated as H.15(519), or any successor publication, published by the Federal Reserve Board (including any such successor, “H.15(519)”) for such day opposite the caption “Federal Funds (Effective).” If on any relevant day such rate is not yet published in H. 15(519), the rate for such day will be the rate set forth in the daily statistical release designated as the Composite 3:30 p.m. Quotations for U.S. Government Securities, or any successor publication, published by the Federal Reserve Bank of New York (including any such successor, the “Composite 3:30 p.m. Quotations”) for such day under the caption “Federal Funds Effective Rate.” If on any relevant day the appropriate rate is not yet published in either H.15(519) or the Composite 3:30 p.m. Quotations, the rate for such day will be the arithmetic mean as determined by the Administrative Agent of the rates for the last transaction in overnight Federal funds arranged before 9:00 a.m. (New York City time) on that day by each of three leading brokers of Federal funds transactions in New York City selected by the Administrative Agent.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System, or any entity succeeding to any of its principal functions.

“Fee Letter” has the meaning set forth in Section 2.03(a).

“Fees” has the meaning specified in Section 2.03(a).

“Final Payout Date” means the date on or after the Termination Date when (i) the Aggregate Capital has been reduced to zero and the Aggregate Yield has been paid in full, (ii) all other Seller Obligations have been paid in full (other than unasserted or contingent indemnification claims), (iii) all other amounts owing to the Purchaser Parties and any other Seller Indemnified Party or Affected Person hereunder and under the other Transaction Documents have been paid in full other than unasserted or contingent indemnification claims) and (iv) all accrued Servicing Fees have been paid in full.

“Financial Officer” of any Person means, the chief executive officer, the chief financial officer, the chief accounting officer, the principal accounting officer, the controller, the treasurer or the assistant treasurer of such Person.

“Fiscal Month” means each calendar month.

“Fitch” means Fitch, Inc. and any successor thereto that is a nationally recognized statistical rating organization.

“Foreign Currency” means the lawful currency of any other country or territory other than the United States.

“FX Reserve” means, as of any date of determination, an amount equal to (i) the product of (a) the Dollar Equivalent of the aggregate outstanding balance of all Eligible Receivables denominated in an Eligible Foreign Currency at such time, times (b) the Eligible Foreign Currency VaR Percentage at such time divided by (ii) the Net Receivables Pool Balance at such time.

“GAAP” means generally accepted accounting principles in the United States of America, consistently applied.

“GBP” means the lawful money of the United Kingdom.

“GDS” means WarnerMedia Global Digital Services, LLC, a Delaware limited liability company.

“GDS Assignment Agreement” means that certain Receivables Assignment Agreement dated as of March 15, 2021, between GDS and WarnerMedia Direct, LLC, a Delaware limited liability company.

“GDS Receivable” means a Receivable originated by GDS that has been assigned to WarnerMedia Direct, LLC, a Delaware limited liability company, pursuant to the GDS Assignment Agreement.

“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state, provincial, territorial or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Group” means, (i) for any Conduit Purchaser, such Conduit Purchaser, together with such Conduit Purchaser’s Related Committed Purchasers and related Group Agent, (ii) for PNC, PNC as a Committed Purchaser and as a Group Agent, (iii) for any other Purchaser that does not have a related Conduit Purchaser, such Purchaser, together with such Purchaser’s related Group Agent and each other Purchaser for which such Group Agent acts as a Group Agent hereunder.

“Group A Obligor” means any Obligor (or its parent or majority owner, as applicable, if such Obligor is not rated) with a short-term rating of at least: (a) “A-1” by S&P, or if such Obligor does not have a short-term rating from S&P, a rating of “A+” or better by S&P on such Obligor’s, its parent’s, or its majority owner’s (as applicable) long-term senior unsecured and uncredit-enhanced debt securities, and (b) “P-1” by Moody’s, or if such Obligor does not have a short-term rating from Moody’s, “Al” or better by Moody’s on such Obligor’s, its parent’s or its majority owner’s (as applicable) long-term senior unsecured and uncredit-enhanced debt securities; provided, however, if such Obligor (or its parent or majority owner, as applicable, if such Obligor is not rated) is rated by only one of such rating agencies, then such Obligor will be a “Group A Obligor” if it satisfies either clause (a) or clause (b) above; provided, further, that if such Obligor (or its parent or majority owner, as applicable, if such Obligor is not rated) receives a split rating from S&P and Moody’s and satisfies only one of clause (a) or clause (b) above, then such Obligor shall be deemed to have satisfied each of clause (a) or clause (b) above. Notwithstanding the foregoing, (i) any Obligor that is a Subsidiary of an Obligor that satisfies the definition of “Group A Obligor” shall be deemed to be a Group A Obligor and shall be aggregated with the Obligor that satisfies such definition for the purposes of determining the “Concentration Reserve Percentage”, the “Concentration Reserve” and clause (i) of the definition of “Excess Concentration” for such Obligors, unless such deemed Obligor separately satisfies the definition of “Group A Obligor”, “Group B Obligor”, or “Group C Obligor”, in which case such Obligor shall be separately treated as a Group A Obligor, a Group B Obligor or a Group C Obligor, as the case may be, and shall be aggregated and combined for such purposes with any of its Subsidiaries that are Obligors and (ii) any Obligor that is a Special Obligor that satisfies the definition of “Group A Obligor” shall be deemed to be a Group A Obligor solely for the purposes of determining the “Concentration Reserve Percentage”.

“Group Agent” means each Person acting as agent on behalf of a Group and designated as the Group Agent for such Group on the signature pages to this Agreement or any other Person who becomes a party to this Agreement as a Group Agent for any Group pursuant to an Assumption Agreement, an Assignment and Acceptance Agreement or otherwise in accordance with this Agreement.

“Group Agent’s Account” means, with respect to any Group, the account(s) from time to time designated in writing by the applicable Group Agent to the Seller and the Servicer for purposes of receiving payments to or for the account of the members of such Group hereunder.

“Group B Obligor” means an Obligor (or its parent or majority owner, as applicable, if such Obligor is not rated) that is not a Group A Obligor, with a short-term rating of at least: (a) “A-2” by S&P, or if such Obligor does not have a short-term rating from S&P, a rating of “BBB+” to “A” by S&P on such Obligor’s, its parent’s or its majority owner’s (as applicable) long-term senior unsecured and uncredit-enhanced debt securities, and (b) “P-2” by Moody’s, or if such Obligor does not have a short-term rating from Moody’s, “Baal” to “A2” by Moody’s on such Obligor’s, its parent’s or its majority owner’s (as applicable) long-term senior unsecured and uncredit-enhanced debt securities; provided, however, if such Obligor (or its parent or majority owner, as applicable, if such Obligor is not rated) is rated by only one of such rating agencies, then such Obligor will be a “Group B Obligor” if it satisfies either clause (a) or clause (b) above; provided, further, that if such Obligor (or its parent or majority owner, as applicable, if such Obligor is not rated) receives a split rating from S&P and Moody’s and satisfies only one of clause (a) or clause (b) above, then such Obligor shall be deemed to have satisfied each of clause (a) or clause (b) above. Notwithstanding the foregoing, (i) any Obligor that is a Subsidiary of an Obligor that satisfies the definition of “Group B Obligor” shall be deemed to be a Group B Obligor and shall be aggregated with the Obligor that satisfies such definition for the purposes of determining the “Concentration Reserve Percentage”, the “Concentration Reserve” and clause (i) of the definition of “Excess Concentration” for such Obligors, unless such deemed Obligor separately satisfies the definition of “Group A Obligor”, “Group B Obligor”, or “Group C Obligor”, in which case such Obligor shall be separately treated as a Group A Obligor, a Group B Obligor or a Group C Obligor, as the case may be, and shall be aggregated and combined for such purposes with any of its Subsidiaries that are

Obligors and (ii) any Obligor that is a Special Obligor that satisfies the definition of “Group B Obligor” shall be deemed to be a Group B Obligor solely for the purposes of determining the “Concentration Reserve Percentage”.

“Group C Obligor” means an Obligor (or its parent or majority owner, as applicable, if such Obligor is not rated) that is not a Group A Obligor or a Group B Obligor, with a short-term rating of at least: (a) “A-3” by S&P, or if such Obligor does not have a short-term rating from S&P, a rating of “BBB-” to “BBB” by S&P on such Obligor’s, its parent’s or its majority owner’s (as applicable) long-term senior unsecured and uncredit-enhanced debt securities, and (b) “P-3” by Moody’s, or if such Obligor does not have a short-term rating from Moody’s, “Baa3” to “Baa2” by Moody’s on such Obligor’s, its parent’s or its majority owner’s (as applicable) long-term senior unsecured and uncredit-enhanced debt securities; provided, however, if such Obligor (or its parent or majority owner, as applicable, if such Obligor is not rated) is rated by only one of such rating agencies, then such Obligor will be a “Group C Obligor” if it satisfies either clause (a) or clause (b) above; provided, further, that if such Obligor (or its parent or majority owner, as applicable, if such Obligor is not rated) receives a split rating from S&P and Moody’s and satisfies only one of clause (a) or clause (b) above, then such Obligor shall be deemed to have satisfied each of clause (a) or clause (b) above. Notwithstanding the foregoing, (i) any Obligor that is a Subsidiary of an Obligor that satisfies the definition of “Group C Obligor” shall be deemed to be a Group C Obligor and shall be aggregated with the Obligor that satisfies such definition for the purposes of determining the “Concentration Reserve Percentage”, the “Concentration Reserve” and clause (i) of the definition of “Excess Concentration” for such Obligors, unless such deemed Obligor separately satisfies the definition of “Group A Obligor”, “Group B Obligor”, or “Group C Obligor”, in which case such Obligor shall be separately treated as a Group A Obligor, a Group B Obligor or a Group C Obligor, as the case may be, and shall be aggregated and combined for such purposes with any of its Subsidiaries that are Obligors and (ii) any Obligor that is a Special Obligor that satisfies the definition of “Group C Obligor” shall be deemed to be a Group C Obligor solely for the purposes of determining the “Concentration Reserve Percentage”.

“Group Commitment” means, with respect to any Group, at any time of determination, the aggregate Commitments of all Committed Purchasers within such Group.

“Group D Obligor” means any Obligor that is not a Group A Obligor, Group B Obligor or Group C Obligor; provided, that (i) any Obligor (or its parent or majority owner, as applicable, if such Obligor is unrated) that is not rated by both Moody’s and S&P shall be a Group D Obligor and (ii) any Obligor that is a Special Obligor that satisfies the definition of “Group D Obligor” shall be deemed to be a Group D Obligor solely for the purposes of determining the “Concentration Reserve Percentage”.

“Guaranteed Obligations” has the meaning set forth in Section 3.01.

“HBO Originator” means each of Home Box Office, Inc., HBO Digital Services, Inc. and HBO Home Entertainment, Inc.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Seller or any of its Affiliates under any Transaction Document and (b) to the extent not otherwise described in clause (a) above, Other Taxes.

“Independent Director” has the meaning set forth in Section 8.03(c).

“Information Package” means a report, in substantially the form of Exhibit G.

“Initial Investment Date” means March 27, 2019.

“Initial Schedule of Sold Receivables” means the list identifying all Sold Receivables as of the Initial Investment Date, which list is attached as Schedule IV hereto.

“Insolvency Proceeding” means (a) any case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors or (b) any general assignment for the benefit of creditors of a Person, composition, marshaling of assets for creditors of a Person, or other, similar arrangement in respect of its creditors generally or any substantial portion of its creditors, in each of clauses (a) and (b) undertaken under U.S. Federal, state or foreign law, including the Bankruptcy Code.

“Intended Tax Treatment” has the meaning set forth in Section 14.14.

“Investment” means any payment of Capital to the Seller by a Purchaser pursuant to Sections 2.01(a) or 2.02.

“Investment Company Act” means the Investment Company Act of 1940, as amended or otherwise modified from time to time.

“Investment Request” means a letter in substantially the form of Exhibit A hereto executed and delivered by the Seller to the Administrative Agent and the Group Agents pursuant to Section 2.02(a).

“LCR Security” means any commercial paper or security (other than equity securities issued to Parent or any Originator that is a consolidated subsidiary of Parent, under GAAP) within the meaning of Paragraph         .32(e)(viii) of the final rules titled Liquidity Coverage Ratio; Liquidity Risk Measurement Standards, 79 Fed. Reg. 197, 61440 et seq. (October 10, 2014).

“Liquidity Agent” means any bank or other financial institution acting as agent for the various Liquidity Providers under each Liquidity Agreement.

“Liquidity Agreement” means any agreement entered into in connection with this Agreement pursuant to which a Liquidity Provider agrees to make purchases or advances to, or purchase assets from, any Conduit Purchaser in order to provide liquidity for such Conduit Purchaser’s Capital and Notes.

“Liquidity Provider” means each bank or other financial institution that provides liquidity support to any Conduit Purchaser pursuant to the terms of a Liquidity Agreement.

“Lock-Box” means each locked postal box with respect to which a Collection Account Bank has executed an Account Control Agreement pursuant to which it has been granted exclusive access for the purpose of retrieving and processing payments made on the Receivables and which is listed on Schedule II (as such schedule may be modified from time to time in connection with the addition or removal of any Lock-Box in accordance with the terms hereof).

“Loss Horizon Ratio” means, as of the last day of any Fiscal Month, the ratio (expressed as a percentage and rounded to the nearest 1/100 of 1%, with 5/1000th of 1% rounded upward) computed by dividing:

(a)    the aggregate initial Outstanding Balance of all Pool Receivables (other than Unbilled Receivables) generated by the Originators during the number of most recently ended Fiscal Months equal to the sum of (i) the Unbilled and Payment Terms Component as of such day plus (ii) 2.125; provided that with respect to any fraction of a Fiscal Month, the aggregate initial Outstanding Balance of all Pool Receivables (other than Unbilled Receivables) generated by the Originators during such fraction of a Fiscal Month shall be calculated as a percentage of the aggregate initial Outstanding Balance of all Pool Receivables (other than Unbilled Receivables) generated by the Originators during the applicable Fiscal Month; by

(b)    the aggregate Outstanding Balance of all Pool Receivables as of such day.

“Loss Reserve Percentage” means, at any time of determination, the product (expressed as a percentage and rounded to the nearest 1/100th of 1%, with 5/1000th of 1% rounded upward) of (a) the Stress Factor multiplied by (b) the highest average of the Default Ratios for any three (3) consecutive Fiscal Months during the twelve (12) most recent Fiscal Months, multiplied by (c) the Loss Horizon Ratio.

“Majority Group Agents” means at least two Group Agents which in their combined Groups have Committed Purchasers representing more than 50% of the aggregate Commitments of all Committed Purchasers in all Groups (or, if the Commitments have been terminated, have Purchasers representing more than 50% of the aggregate outstanding Capital held by all the Purchasers in all Groups).

“Material Adverse Effect” means relative to any Person (provided that if no particular Person is specified, “Material Adverse Effect” shall be deemed to be relative to the Seller, the Servicer, the Performance Guarantor and the Originators, taken as a whole), a material adverse effect on (a) the financial condition, properties, assets, liabilities, business or results of operations of such Person and its Subsidiaries, taken as a whole, (b) the material rights and remedies of the Administrative Agent or any Purchaser under this Agreement or any other Transaction Document, (c) the ability of the such Person to perform its obligations under this Agreement or any other Transaction Document to which it is a party, (d) the validity or enforceability of this Agreement or any other Transaction Document, or the validity, enforceability, value or collectability of any material portion of the Pool Receivables, or (e) the status, perfection, enforceability or priority of the Administrative Agent’s ownership or security interest in the Sold Assets or Seller Collateral.

“Minimum Dilution Reserve Percentage” means, at any time of determination, the product (expressed as a percentage and rounded to the nearest 1/100th of 1%, with 5/1000th of 1% rounded upward) of (a) the average of the Dilution Ratios for the twelve (12) most recent Fiscal Months, multiplied by (b) the Dilution Horizon Ratio.

“Modified Days’ Sales Outstanding” means, for any Fiscal Month, an amount computed as of the last day of such Fiscal Month equal to: (a) the average of the Adjusted Receivables Pool Balance as of the last day of each of the three (3) most recent Fiscal Months ended on the last day of such Fiscal Month, divided by (b) an amount equal to (i) the aggregate initial Outstanding Balance of all Pool Receivables (other than Unbilled Receivables) generated by the Originators during the three (3) most recent Fiscal Months ended on the last day of such Fiscal Month, divided by (ii) 90.

“Monthly Settlement Date” means the 25th day of each calendar month (or if such day is not a Business Day, the next occurring Business Day).

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto that is a nationally recognized statistical rating organization.

“Multiple Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of the Parent or any ERISA Affiliate and at least one Person other than the Parent and the ERISA Affiliates or (b) was so maintained and in respect of which the Parent or any ERISA Affiliate could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.

“Net Receivables Pool Balance” means, at any time of determination: (a) the aggregate Outstanding Balance of all Eligible Receivables then in the Receivables Pool, minus (b) the Excess Concentration.

“Notes” means short-term promissory notes issued, or to be issued, by any Conduit Purchaser to fund its investments in accounts receivable or other financial assets.

“NZD” means the lawful money of New Zealand.

“Obligor” means, with respect to any Receivable, the Person obligated to make payments pursuant to the Contract relating to such Receivable.

“Obligor Percentage” means, at any time of determination, for each Obligor, a fraction, expressed as a percentage, (a) the numerator of which is the aggregate Outstanding Balance of the Eligible Receivables of such Obligor and its Affiliates less the amount (if any) then included in the calculation of Excess Concentration with respect to such Obligor and its Affiliates and (b) the denominator of which is the aggregate Outstanding Balance of all Eligible Receivables at such time.

“OFAC” means the U.S. Department of Treasury’s Office of Foreign Assets Control.

“Originator” and “Originators” means the “Originators” as set forth in the Purchase and Sale Agreement, as the same may be modified from time to time by adding new Originators or removing Originators, in each case pursuant to the terms of the Purchase and Sale Agreement.

“Other Connection Taxes” means, with respect to any Affected Person, Taxes imposed as a result of a present or former connection between such Affected Person and the jurisdiction imposing such Tax (other than connections arising from such Affected Person having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Transaction Document, or sold or assigned an interest in any Capital or Transaction Document).

“Other Seller” has the meaning set forth in Section 5.01(f).

“Other Taxes” means any and all present or future stamp or documentary Taxes or any other excise or property Taxes, charges or similar levies or fees arising from any payment made hereunder or from the execution, delivery, filing, recording or enforcement of, or otherwise in respect of, this Agreement, the other Transaction Documents and the other documents or agreements to be delivered hereunder or thereunder.

“Outstanding Balance” means, at any time of determination, with respect to any Receivable, the Dollar Equivalent of the then outstanding principal balance thereof.

“Parent” means the Performance Guarantor.

“Parent Group” has the meaning set forth in Section 8.03(c).

“Parent Senior Credit Agreement” means that certain Credit Agreement, dated as of June 9, 2021 (as amended, supplemented or otherwise modified from time to time), among Discovery Communications, LLC, certain wholly-owned subsidiaries of Discovery Communications, LLC, Discovery, Inc., as Facility Guarantor, Scripps Networks Interactive, Inc., as subsidiary guarantor, the lenders from time to time party thereto and Bank of America, N.A., as administrative agent, swing line lender and L/C issuer.

“Participant” has the meaning set forth in Section 14.03(e).

“Participant Register” has the meaning set forth in Section 14.03(f).

“Participating Member State” means any member state of the European Community that adopts or has adopted the Euro as its lawful currency in accordance with the legislation of the European Union relating to the European Monetary Union.

“PATRIOT Act” has the meaning set forth in Section 14.15.

“PBGC” means the Pension Benefit Guaranty Corporation, or any successor thereto.

“Percentage” means, at any time of determination, with respect to any Committed Purchaser, a fraction (expressed as a percentage), (a) the numerator of which is (i) prior to the termination of all Commitments hereunder, its Commitment at such time or (ii) if all Commitments hereunder have been terminated, the aggregate outstanding Capital of all Purchasers in such Committed Purchaser’s Group at such time and (b) the denominator of which is (i) prior to the termination of all Commitments hereunder, the aggregate Commitments of all Committed Purchasers at such time or (ii) if all Commitments hereunder have been terminated, the Aggregate Capital at such time.

“Performance Guarantor” means (i) prior to the Spin-Off Date, AT&T, and (ii) thereafter, Discovery, Inc., a Delaware corporation.

“Performance Guaranty” means (i) prior to the Spin-Off Date, the Amended and Restated Performance Guaranty, dated as of March 27, 2020, by AT&T in favor of the Administrative Agent for the benefit of the Secured Parties, and (ii) thereafter, the Performance Guaranty, dated as of April 7, 2022, by Discovery, Inc. in favor of the Administrative Agent for the benefit of the Secured Parties.

“Permitted Investments” means

(a)    direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the U.S. (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the U.S.), in each case maturing within one year from the date of acquisition thereof;

(b)    investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s;

(c)    investments in certificates of deposit, bankers’ acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the U.S. or any state thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;

(d)    fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above; and

(e)    money market funds that (i) comply with the criteria set forth in Securities and Exchange Commission Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000.

“Permitted Liens” means all liens attaching to specific motion pictures or television programming, created solely for the purpose of securing obligations to producers, distributors, exhibitors or other participants of such programming, in each case, incurred in the ordinary course of business in connection with the production, acquisition, distribution, or exhibition of such programming.

“Person” means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, limited liability company or other entity, or any Governmental Authority.

“Plan” means a Single Employer Plan or a Multiple Employer Plan.

“Pledged Deposit Account” means that certain deposit account number 3009097279 maintained with PNC Bank, National Association in the name of the Seller which shall at all times be subject to the control of and a first priority perfected security interest in favor of the Administrative Agent.

“Pledged Investment Account” means that certain securities account number 1107001054 maintained with PNC Capital Markets LLC in the name of the Seller which shall at all times be subject to the control of and a first priority perfected security interest in favor of the Administrative Agent.

“PNC” has the meaning set forth in the preamble to this Agreement.

“Pool Receivable” means a Receivable in the Receivables Pool. For the avoidance of doubt, the Pool Receivables shall include Sold Receivables and Unsold Receivables.

“Portion of Capital” means, with respect to any Purchaser and its related Capital, the portion of such Capital being funded or maintained by such Purchaser by reference to a particular interest rate basis.

“Program Support Agreement” means and includes any Liquidity Agreement and any other agreement entered into by any Program Support Provider providing for: (a) the issuance of one or more letters of credit for the account of any Conduit Purchaser, (b) the issuance of one or more surety bonds for which any Conduit Purchaser is obligated to reimburse the applicable Program Support Provider for any drawings thereunder, (c) the sale by any Conduit Purchaser to any Program Support Provider of any Capital (or portions thereof or participation interest therein) maintained by such Conduit Purchaser and/or (d) the making of loans and/or other extensions of credit to any Conduit Purchaser in connection with such Conduit Purchaser’s receivables-securitization program contemplated in this Agreement, together with any letter of credit, surety bond or other instrument issued thereunder.

“Program Support Provider” means and includes, with respect to any Conduit Purchaser, any Liquidity Provider and any other Person (other than any customer of such Conduit Purchaser) now or hereafter extending credit or having a commitment to extend credit to or for the account of, or to make purchases from, such Conduit Purchaser pursuant to any Program Support Agreement.

“Purchase and Sale Agreement” means the Purchase and Sale Agreement, dated as of the Closing Date, among the Servicer, the Originators, and the Seller.

“Purchase and Sale Termination Event” has the meaning set forth in the Purchase and Sale Agreement.

“Purchaser Party” means each Purchaser, the Administrative Agent and each Group Agent.

“Purchasers” means the Conduit Purchasers and the Committed Purchasers.

“Rating Agency” mean each of S&P, Fitch and Moody’s (and/or each other rating agency then rating the Notes of any Conduit Purchaser).

“Receivable” means any right to payment of a monetary obligation, whether or not earned by performance, owed to any Originator or the Seller (as assignee of an Originator), whether constituting an account, chattel paper, payment intangible, instrument or general intangible, in each instance arising in connection with the sale of goods that have been or are to be sold, the licensing of property that has been or will be licensed, or for services rendered or to be rendered, in each case, by an Originator to an Obligor, and includes, without limitation, the obligation to pay any service charges, finance charges, interest, fees and other charges with respect thereto; provided, however, no Excluded Receivable shall constitute a Receivable. Any such right to payment arising from any one transaction, including, without limitation, any such right to payment represented by an individual invoice or agreement, shall constitute a Receivable separate from a Receivable consisting of any such right to payment arising from any other transaction.

“Receivables Pool” means, at any time of determination, all of the then outstanding Receivables (including both Sold Receivables and Unsold Receivables) transferred (or purported to be transferred) to the Seller pursuant to the Purchase and Sale Agreement, in each case prior to the Termination Date.

“Register” has the meaning set forth in Section 14.03(c).

“Related Committed Purchaser” means with respect to any Conduit Purchaser, each Committed Purchaser listed as such for each Conduit Purchaser as set forth on the signature pages of this Agreement or in any Assumption Agreement.

“Related Conduit Purchaser” means, with respect to any Committed Purchaser, each Conduit Purchaser which is, or pursuant to any Assignment and Acceptance Agreement or

Assumption Agreement or otherwise pursuant to this Agreement becomes, included as a Conduit Purchaser in such Committed Purchaser’s Group, as designated on its signature page hereto or in such Assignment and Acceptance Agreement, Assumption Agreement or other agreement executed by such Committed Purchaser, as the case may be.

“Related Rights” means the “Related Rights” as defined in Section 1.1 of the Purchase and Sale Agreement.

“Related Security” means, with respect to any Receivable:

(a)    all of the Seller’s and each Originator’s interest in any goods (including Returned Goods), and documentation of title evidencing the shipment or storage of any goods (including Returned Goods), the sale of which gave rise to such Receivable;

(b)    all instruments and chattel paper that may evidence such Receivable;

(c)    all other security interests or liens and property subject thereto from time to time purporting to secure payment of such Receivable, whether pursuant to the Contract related to such Receivable or otherwise, together with all UCC financing statements or similar filings relating thereto;

(d)    solely to the extent applicable necessary to irrevocably collect and enjoy the benefits of such Receivable, all of the Seller’s and each Originator’s rights, interests and claims under the related Contracts and all supporting obligations, guaranties, indemnities, letters of credit (including any letter-of-credit rights), insurance and other agreements (including the related Contract) or arrangements of whatever character from time to time supporting or securing payment of such Receivable or otherwise relating to such Receivable, whether pursuant to the Contract related to such Receivable or otherwise, subject, in each case, to any applicable terms of such Contract that may adversely impact the sale or assignment of such Contract (as opposed to the sale of the assignment of the Receivables or other proceeds arising thereunder);

(e)    all rights, remedies, powers, privileges, title and interest (but not obligations) in and to each Lock-Box and all Collection Accounts, into which any Collections or other proceeds with respect to such Receivables may be deposited, and any related investment property acquired with any such Collections or other proceeds (as such term is defined in the applicable UCC);

(f)    all of the Seller’s rights, interests and claims under the Purchase and Sale Agreement and the other Transaction Documents to the extent applicable; and

(g)    all Collections and other proceeds (as defined in the UCC) of any of the foregoing;

provided, notwithstanding the foregoing or any provision of any Transaction Document, none of the Administrative Agent, any Purchaser Party or any beneficiary thereof shall have the right to hold, review, view, audit or otherwise possess (x) any Contract; or (y) any financial reporting or other books or records specifically relating to such Contract and the Receivables generated thereunder, the disclosure of which is precluded by the applicable terms of such Contract, provided, further, however, that during the occurrence and continuance of an Event of Termination, to the extent that the related Obligor has defaulted in the payment of any Receivable, upon the request of the Administrative Agent the Seller shall provide the Administrative Agent with such information reasonably requested with respect to any such Contract (which may be redacted versions of or excerpts of any Contract) to the extent needed for the Administrative Agent to enforce such Contract against the applicable Obligor.

“Release” has the meaning set forth in Section 4.01(a).

“Replacement Person” has the meaning set forth in Section 5.01(g).

“Representatives” has the meaning set forth in Section 14.06(c).

“Required Capital Amount” means $240,000,000.

“Restatement Effective Date” means April 7, 2022.

“Restricted Payments” has the meaning set forth in Section 8.01(r).

“Returned Goods” means all right, title and interest in and to returned, repossessed or foreclosed goods and/or merchandise the sale of which gave rise to a Receivable; provided that such goods shall no longer constitute Returned Goods after a Deemed Collection has been deposited in a Collection Account with respect to the full Outstanding Balance of the related Receivables.

“S&P” means Standard & Poor’s Rating Services, a Standard & Poor’s Financial Services LLC business, and any successor thereto that is a nationally recognized statistical rating organization.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.

“Scheduled Termination Date” means (i) initially, June 9, 2022, and (ii) upon the payment of the extension fee pursuant to Section 2.01(f), the Scheduled Termination Date shall be extended to December 9, 2022.

“SEC” means the U.S. Securities and Exchange Commission or any governmental agencies substituted therefor.

“Secured Parties” means each Purchaser Party, each Seller Indemnified Party and each Affected Person.

“Securities Act” means the Securities Act of 1933, as amended or otherwise modified from time to time.

“SEK” means the lawful money of Sweden.

“Seller” has the meaning specified in the preamble to this Agreement.

“Seller Collateral” has the meaning set forth in Section 3.09.

“Seller Guaranty” has the meaning set forth in Section 3.01.

“Seller Indemnified Amounts” has the meaning set forth in Section 13.01(a).

“Seller Indemnified Party” has the meaning set forth in Section 13.01(a).

“Seller Obligation Final Due Date” means (i) the date that is one hundred eighty (180) days following the occurrence of the Scheduled Termination Date or (ii) such earlier date on which the Aggregate Capital becomes due and payable pursuant to Section 10.01.

“Seller Obligations” means all present and future indebtedness, reimbursement obligations, and other liabilities and obligations (howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, or due or to become due) of the Seller to any Purchaser Party, Seller Indemnified Party and/or any Affected Person, arising under or in connection with this Agreement or any other Transaction Document or the transactions contemplated hereby or thereby, and shall include, without limitation, all obligations of the Seller in respect of the Seller Guaranty and the payment of all Capital, Yield, Fees and other amounts due or to become due under the Transaction Documents (whether in respect of fees, costs, expenses, indemnifications or otherwise), including, without limitation, interest, fees and other obligations that accrue after the commencement of any Insolvency Proceeding with respect to the Seller (in each case whether or not allowed as a claim in such proceeding).

“Seller’s Net Worth” means, at any time of determination, an amount equal to (i) the sum of (A) the Outstanding Balance of all Pool Receivables at such time, plus (B) all cash then held in the Collection Accounts maintained in the name of the Seller other than any Excluded Collection Account, minus (ii) the sum of (A) the Aggregate Capital at such time, plus (B) the Aggregate Yield at such time, plus (C) the aggregate accrued and unpaid Fees at such time, plus (D) the aggregate outstanding principal balance of all Subordinated Notes at such time, plus (E) the aggregate accrued and unpaid interest on all Subordinated Notes at such time, plus (F) without duplication, the aggregate accrued and unpaid other Seller Obligations at such time.

“Separation Agreement” means the Separation and Distribution Agreement, dated May 17, 2021, by and among AT&T Inc., Magallanes, Inc. and Discovery, Inc.

“Servicer” has the meaning set forth in the preamble to this Agreement.

“Servicer Indemnified Amounts” has the meaning set forth in Section 13.02(a).

“Servicer Indemnified Party” has the meaning set forth in Section 13.02(a).

“Servicing Fee” means the fee referred to in Section 9.06(a) of this Agreement.

“Servicing Fee Rate” means the rate referred to in Section 9.06(a) of this Agreement.

“Settlement Date” means with respect to any Portion of Capital for any Yield Period or any Yield or Fees, (i) so long as no Event of Termination has occurred and is continuing and the Termination Date has not occurred, the Monthly Settlement Date and (ii) on and after the Termination Date or if an Event of Termination has occurred and is continuing, each day selected from time to time by the Administrative Agent (with the consent or at the direction of the Majority Group Agents) (it being understood that the Administrative Agent (with the consent or at the direction of the Majority Group Agents) may select such Settlement Date to occur as frequently as daily), or, in the absence of such selection, the Monthly Settlement Date.

“Single Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of the Parent or any ERISA Affiliate and no Person other than the Parent and the ERISA Affiliates or (b) was so maintained and in respect of which the Parent or any ERISA Affiliate could have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.

“SOFR” shall mean, for any day, a rate equal to the secured overnight financing rate as administered by the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Adjustment” shall mean an interest rate per annum equal to (a) with respect to Daily Simple SOFR or the Term SOFR Rate for a 1-month Tranche Period, ten basis points (0.10%) and (b) with respect to the Term SOFR Rate for a 3-month Tranche Period, fifteen basis points (0.15%).

“SOFR Floor” means a rate of interest per annum equal to 0 basis points (0.00%).

“SOFR Rate” means, at any time of determination, with respect to any Purchaser, Daily Simple SOFR or the Term SOFR Rate, as determined pursuant to Section 2.05, provided, however, that the SOFR Rate applicable to any Term SOFR Tranche funded pursuant to an Investment that occurs other than on a Monthly Settlement Date shall be Daily Simple SOFR for each day during the initial Yield Period applicable to such Term SOFR Tranche from the date such Investment is made pursuant to Section 2.01 until the next occurring Monthly Settlement Date.

“Sold Assets” has the meaning set forth in Section 2.01(b).

“Sold Receivables” means, collectively, (i) the Pool Receivables specified as “Sold Receivables” on the Initial Schedule of Sold Receivables and (ii) all additional Pool Receivables specified as “Sold Receivables” on the Investment Requests delivered with respect to all subsequent Investments made hereunder.

“Solvent” means, with respect to any Person and as of any particular date, (i) the present fair market value (or present fair saleable value) of the assets of such Person is not less than the total amount required to pay the probable liabilities of such Person on its total existing debts and liabilities (including contingent liabilities) as they become absolute and matured, (ii) such Person is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and commitments as they mature and become due in the normal course of business, (iii) such Person is not incurring debts or liabilities beyond its ability to pay such debts and liabilities as they mature and (iv) such Person is not engaged in any business or transaction, and is not about to engage in any business or transaction, for which its property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged.

“Special Obligor” has the meaning set forth in the definition of Concentration Percentage.

“Spin-Off Date” means the Closing Date (as defined in the Separation Agreement).

“Spot Rate” means, on any day, with respect to the determination of the Dollar Equivalent of any amount denominated in Foreign Currency, the exchange rate at which such Foreign Currency may be exchanged into Dollars as set forth at approximately 11:00 a.m. New York City time, on such day as published on the Bloomberg Key Cross-Currency Rates Page for such Foreign Currency; provided that in the event that such rate does not appear on any Bloomberg Key Cross Currency Rates Page, the Spot Rate shall be determined by reference to such other publicly available service for displaying exchange rates as may be selected by the Administrative Agent and is reasonably satisfactory to the Seller, or, in the absence of such an agreement, such Spot Rate shall instead be the arithmetic average of the spot rates of exchange of the Administrative Agent in the market where its foreign currency exchange operations in respect of such currency are then being conducted, at or about 11:00 a.m. New York time, on such date for the purchase of Dollars with the applicable Foreign Currency for delivery two (2) Business Days later; provided, that if at the time of any such determination, for any reason, no such spot rate is being quoted, the Administrative Agent may use any reasonable method it deems appropriate to determine such rate, and such determination shall be conclusive absent manifest error.

“Stress Factor” means 2.5.

“Structuring Agent” means PNC Capital Markets LLC, a Pennsylvania limited liability company.

“Sub-Servicer” has the meaning set forth in Section 9.01(d).

“Subject Originator” means, at any time of determination, any Subsidiary (organized under the laws of the United States or any state thereof) of Parent for which the aggregate Outstanding Balance of all Receivables of such Subsidiary of Parent does not exceed 3.0% of the aggregate Outstanding Balance of all Receivables in the Receivables Pool at such time.

“Subordinated Note” has the meaning set forth in the Purchase and Sale Agreement.

“Subsidiary” means, as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock of each class or other interests having ordinary voting power (other than stock or other interests having such power only by reason of the happening of a contingency) to elect a majority of the Board of Directors or other managers of such entity are at the time owned, or management of which is otherwise controlled: (a) by such Person, (b) by one or more Subsidiaries of such Person or (c) by such Person and one or more Subsidiaries of such Person.

“Sustainability Agent” means PNC Capital Markets LLC, a Pennsylvania limited liability company.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority and all interest, penalties, additions to tax and any similar liabilities with respect thereto.

“TD Account” means account #11040302499 maintained in the name of Seller at The Toronto-Dominion Bank.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).

“Term SOFR Rate” means with respect to any Tranche Period, the interest rate per annum equal to the Term SOFR Reference Rate for a tenor comparable to such Tranche Period, as such rate is published by the Term SOFR Administrator on the day (the “Term SOFR Determination Date”) that is two (2) Business Days prior to the first day of such Tranche Period; provided, however, that with respect to the initial Tranche Period for the Capital of an Investment made on a date that is not a Monthly Settlement Date, the Term SOFR Rate shall be the interest rate per annum equal to Daily Simple SOFR for each day during such initial Tranche Period from the date that such Investment is made pursuant to Section 2.01 until the next occurring Monthly Settlement Date. If the Term SOFR Reference Rate for the applicable tenor has not been published or replaced with a Benchmark Replacement by 5:00 p.m. (New York City time) on the Term SOFR Determination Date, then the Term SOFR Reference Rate, for purposes of clause (A) in the preceding sentence, shall be the Term SOFR Reference Rate for such tenor on the first Business Day preceding such Term SOFR Determination Date for which such Term SOFR Reference Rate for such tenor was published in accordance herewith, so long as such first preceding Business Day is not more than three (3) Business Days prior to such Term SOFR Determination Date. If the Term SOFR Rate, determined as provided above, would be less than the SOFR Floor, then the Term SOFR Rate shall be deemed to be the SOFR Floor. The Term SOFR Rate shall be adjusted automatically without notice to the Seller on and as of the first day of each Tranche Period

“Term SOFR Reference Rate” shall mean the forward-looking term rate based on SOFR.

“Term SOFR Tranche” means any Capital (or portion thereof) accruing Yield at the Term SOFR Rate.

“Termination Date” means the earliest to occur of (a) the Scheduled Termination Date, (b) the date on which the “Termination Date” is declared or deemed to have occurred under Section 10.01 and (c) the date selected by the Seller on which all Commitments have been reduced to zero pursuant to Section 2.02(e).

“Total Reserves” means, at any time of determination, an amount equal to (A) the Net Receivables Pool Balance at such time times (B) the sum of: (x) the Yield Reserve Percentage, plus (y) the greater of (I) the sum of the Concentration Reserve Percentage plus the Minimum Dilution Reserve Percentage and (II) the sum of the Loss Reserve Percentage plus the Dilution Reserve Percentage plus (z) the FX Reserve.

“Tranche Period” means, with respect to any Term SOFR Tranche, a period of one or three months selected by the Seller pursuant to Section 2.05. Each Tranche Period shall commence on a Monthly Settlement Date and end on (but not including) the Monthly Settlement Date occurring one, two or three calendar months thereafter, as selected by the Seller pursuant to Section 2.05; provided, however, that if the date any Capital (or portion thereof) is funded pursuant to an Investment made on a date that is not a Monthly Settlement Date pursuant to Section 2.01, the initial Tranche Period for such Capital (or such portion thereof) shall commence on the date such Investment is made pursuant to Section 2.01 and end on the next Monthly Settlement Date occurring after the day in the applicable succeeding calendar month which corresponds numerically to the beginning day of such initial Tranche Period; provided, further, that if any Tranche Period would end after the Termination Date, such Tranche Period (including a period of one day) shall end on the Termination Date.

“Transaction Documents” means this Agreement, the Purchase and Sale Agreement, the GDS Assignment Agreement, the Account Control Agreements, the Fee Letter, each Subordinated Note, the Performance Guaranty and all other certificates, instruments, UCC financing statements, reports, notices, agreements and documents executed or delivered under or in connection with this Agreement.

“Turner” has the meaning specified in the preamble to this Agreement.

“Turner Originator” means each of Turner Broadcasting System, Inc., AC Holdings, Inc., Bleacher Report, Inc., Cable News Network, Inc., Cartoon Interactive Group, Inc., CNN Interactive Group, Inc., Courtroom Television Network, LLC, Great Big Story, LLC, TBS Interactive Group, Inc., The Cartoon Network, Inc., TNT Interactive Group, Inc., Turner Classic Movies, Inc., Turner Network, Television, Inc., Turner Sports, Inc. and Turner Sports Interactive, Inc.

“UCC” means the Uniform Commercial Code as from time to time in effect in the applicable jurisdiction.

“Unbilled and Payment Terms Component” means, for any Fiscal Month, an amount computed as of the last day of such Fiscal Month equal to the ratio of (a) the Modified Days Sales Outstanding as of such date divided by (b) 30.

“Unbilled Receivable” means, at any time, any Receivable as to which the invoice or bill with respect thereto has not yet been sent to the Obligor thereof.

“Unmatured Event of Termination” means an event that but for notice or lapse of time or both would constitute an Event of Termination.

“Unsold Receivables” means, at any time, all Pool Receivables that are not then Sold Receivables.

“U.S. Obligor” means an Obligor that is a corporation or other business organization and is organized under the laws of the United States of America (or of a United States of America territory, district, state, commonwealth, or possession, including, without limitation, Puerto Rico and the U.S. Virgin Islands) or any political subdivision thereof.

“U.S. Tax Compliance Certificate” has the meaning set forth in Section 5.03(f)(ii)(B)(3).

“Volcker Rule” means Section 13 of the U.S. Bank Holding Company Act of 1956, as amended, and the applicable rules and regulations thereunder.

“Voting Stock” means Capital Stock issued by a corporation, or equivalent interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right to so vote has been suspended by the happening of such a contingency.

“Yield” means an amount payable to each Purchaser in respect of its Capital accruing on each day when such Purchaser has Capital outstanding, which amount for any Purchaser’s Capital (or portion thereof) for any day during any Yield Period (or portion thereof) is the amount accrued on such Capital (or portion thereof) during such Yield Period (or portion thereof) in accordance with Section 2.03(b).

“Yield Period” means, with respect to any Purchaser’s Capital (or any portion thereof), (a) before the Termination Date: (i) initially, the period commencing on the date of the Investment pursuant to which such Capital (or portion thereof) is funded by a Purchaser to the Seller pursuant to Section 2.01 and ending on (but not including) the next Monthly Settlement Date and (ii) thereafter, each period commencing on such Monthly Settlement Date and ending on (but not including) the next Monthly Settlement Date and (b) on and after the Termination

Date, such period (including a period of one day) as shall be selected from time to time by the Administrative Agent (with the consent or at the direction of the Majority Group Agents) or, in the absence of any such selection, each period of 30 days from the last day of the preceding Yield Period.

“Yield Rate” means, for any day in any Yield Period for any Purchaser’s Capital (or any portion thereof) the applicable Bank Rate;

provided, however, that the “Yield Rate” for any Purchaser’s Capital (or any portion thereof) on any day while an Unmatured Event of Termination or Event of Termination has occurred and is continuing shall be an interest rate per annum equal to the sum of 2.0% per annum plus the greater of (i) the Base Rate in effect on such day, and (ii) the Term SOFR Rate for a Tranche Period of one month plus the applicable SOFR Adjustment with respect to such Purchaser for such Yield Period; provided, further, that no provision of this Agreement shall require the payment or permit the collection of Yield in excess of the maximum permitted by Applicable Law; and provided, further, that Yield for any Capital shall not be considered paid by any distribution to the extent that at any time all or a portion of such distribution is rescinded or must otherwise be returned for any reason.

“Yield Reserve Percentage” means at any time of determination, the result (expressed as a percentage and rounded to the nearest 1/100th of 1%, with 5/1000th of 1% rounded upward) of the following:

1.50 x DSO x (BR + the Servicing Fee Rate)

360

where:

BR        =        the Base Rate at such time; and

DSO     =        the Days’ Sales Outstanding for the most recently ended Fiscal Month.

SCHEDULE I

COMMITMENTS

SCHEDULE I

SCHEDULE II

LOCK-BOXES, COLLECTION ACCOUNTS AND COLLECTION ACCOUNT BANKS

SCHEDULE II

SCHEDULE III

NOTICE ADDRESSES

SCHEDULE III

SCHEDULE IV

INITIAL SCHEDULE OF SOLD RECEIVABLES

SCHEDULE IV

SCHEDULE V

[Reserved]

SCHEDULE V

SCHEDULE VI

SPECIAL OBLIGORS

SCHEDULE VI